As filed with the U.S. Securities and Exchange Commission on February 14, 2024

Registration No. [   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE Securities Act Of 1933

ROTH CH ACQUISITION V CO.

(Exact name of registrant as specified in its charter)

Delaware	6770	86-1229207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

888 San Clemente Drive,
Suite 400

Newport Beach, CA 92660

(949) 720-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon Roth

Chief Financial Officer

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

(949) 720-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.	Ross D. Carmel, Esq.
Alexandria Kane, Esq.	Thiago Spercel, Esq.
345 Park Avenue	Sichenzia Ross Ference Carmel LLP
Loeb & Loeb LLP	1185 Avenue of the Americas, 31st Floor
New York, NY 10154	New York, NY 10036
(212) 407-4000	(212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the BCA described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/prospectus is not complete and may be amended. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2024

PROPOSED MERGER YOUR VOTE IS VERY IMPORTANT

PROXY STATEMENT FOR SPECIAL MEETING OF ROTH CH ACQUISITION V CO.

On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”).

Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger” or the “Business Combination”). Upon the closing of the Business Combination, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.

ROCL will hold a special meeting of stockholders in connection with the proposed Business Combination, which is referred to the “Special Meeting.”

ROCL is a blank check company formed under the laws of the State of Delaware on November 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.

At the Special Meeting, ROCL stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):

Proposal 1. The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ROCL (the “Merger” or the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.

Proposal 2. The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of ROCL (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).

Proposal 3. The Governance Proposal — to consider and vote, on a non-binding advisory basis,on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

Proposal 3A — to change the name of the Combined Company to “New Era Helium Inc.”;

Proposal 3B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares;

Proposal 3C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

Proposal 3D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 4. The Nasdaq Proposal — to consider and vote on a proposal to approve, (i) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Common Stock and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the common stock in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Nasdaq Proposal”).

Proposal 5. The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).

Proposal 6. The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “Management Equity Plan Proposal”).

Proposal 7. The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

The ROCL board of directors unanimously recommends that ROCL stockholders vote “FOR” each of the proposals to be considered at the Special Meeting.

Pursuant to ROCL’s Current Charter (as defined herein), ROCL is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of ROCL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of ROCL’s initial public offering (“ROCL IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $17.16 million on February 9, 2024, the estimated per share redemption price would have been approximately $10.84. ROCL public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or do not vote at all and regardless of whether they are a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 20% or more of the shares of Common Stock included in the ROCL Units sold in ROCL IPO. Holders of ROCL’s outstanding Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination.

Holders of outstanding ROCL Units must separate the underlying Public Shares (as defined herein) and Warrants prior to exercising redemption rights with respect to the Public Shares. The Initial Stockholders (as defined herein) have agreed to waive their redemption rights with respect to any shares of Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Initial Stockholders own an aggregate amount of 67.83% of ROCL’s issued and outstanding shares of Common Stock, including Common Stock underlying Private Units. The Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal and the related transactions.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ROCL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ROCL’S

TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE ROCL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Each stockholder’s vote is very important. Whether or not you plan to participate in the Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the respective special meeting. Voting by proxy will not prevent a stockholder from voting at the Special Meeting if such stockholder subsequently chooses to participate in the meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 34.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [•], 2024, and is first being mailed to stockholders of ROCL on or about [•], 2024.

/s/ Byron Roth
Byron Roth
Co-Chief Executive Officer
Roth CH Acquisition V Co. [•], 2024

Roth CH Acquisition V Co.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

OF ROTH CH ACQUISITION V CO.

To Be Held On [        ], 2024

To the Stockholders of Roth CH Acquisition V Co.

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Roth CH Acquisition V Co., a Delaware corporation (“ROCL,” “Acquiror,” “we,” “our” or “us”), will be held on [     ], 2024, at 10:00 a.m., Eastern time, via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. ROCL recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:

Proposal 1. The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ROCL (the “Merger” or the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.

Proposal 2. The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of ROCL (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).

Proposal 3. The Governance Proposal — to consider and vote, on a non - binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

Proposal 3A — to change the name of the Combined Company to “New Era Helium Inc.”;

Proposal 3B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares;

Proposal 3C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

●	Proposal 3D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 4. The Nasdaq Proposal — to consider and vote on a proposal to approve, (i) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Common Stock and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the common stock in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Nasdaq Proposal”).

Proposal 5. The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).

Proposal 6. The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “Management Equity Plan Proposal”).

Proposal 7. The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Only holders of record of ROCL Common Stock at the close of business on [      ], 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of ROCL stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Pursuant to the ROCL Current Charter, ROCL is providing ROCL public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of ROCL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less franchise and income taxes payable) of the ROCL IPO. For illustrative purposes, based on funds in the Trust Account of approximately $17.16 million on February 9, 2024, the estimated per share redemption price would have been approximately $10.84. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or do not vote at all or are not a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of ROCL Common Stock included in the Units sold in the ROCL IPO. Holders of ROCL’s outstanding Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding ROCL Units must separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the ROCL Public Shares. The Initial Stockholders have agreed to waive their redemption rights with respect to any shares of ROCL Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Initial Stockholders own an aggregate amount of 67.83% of the issued and outstanding shares of ROCL Common Stock. The Initial Stockholders have agreed to vote any shares of ROCL Common Stock owned by them in favor of the Business Combination Proposal and we expect them to vote their shares in favor of all other proposals submitted to stockholders for a vote.

The approval of the ROCL Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Votes “withheld” and broker non-votes will have no effect on the vote for the Directors Election Proposal. If the Business Combination Proposal is not approved, then the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote.

The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are preconditions to the consummation of the Business Combination. ROCL’s Board has already approved the Business Combination.

As of February 9, 2024, there was approximately $17.16 million in the Trust Account. Each redemption of shares of ROCL Common Stock by its public stockholders will decrease the amount in the Trust Account.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

[         ], 2024

By Order of the Board of Directors

Byron Roth

Co-Chief Executive Officer and

Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by ROCL, constitutes a prospectus of ROCL under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of ROCL Common Stock to be issued to NEH’s stockholder sunder the BCA as described herein. This document also constitutes a proxy statement of ROCL under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting.

You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither ROCL nor NEH has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/ prospectus. Do not rely upon any information or representations made outside of this proxy statement/ prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

Information contained in this proxy statement/prospectus regarding ROCL and its business, operations, management and other matters has been provided by ROCL and information contained in this proxy statement/prospectus regarding NEH and its business, operations, management and other matters has been provided by NEH.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this proxy statement/prospectus to “ROCL” refer to Roth CH Acquisition V Co., a Delaware corporation; all references to “Merger Sub” refer to Roth CV Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of ROCL formed for the purpose of effecting the Business Combination as described in this proxy statement/prospectus. All references in this proxy statement/ prospectus to “NEH” refer to New Era Helium Corp., a Nevada corporation. All references in this proxy statement/prospectus to the “Combined Company” refer to ROCL immediately following completion of the Business Combination, pursuant to which NEH will become a wholly-owned subsidiary of ROCL, and the other transactions contemplated by the BCA.

All references in this proxy statement/prospectus to “ROCL Common Stock” refer to the common stock, par value $0.0001 per share, of ROCL, and all references in this proxy statement/prospectus to “NEH Common Stock” refer to the common stock, par value $0.001 per share of NEH. All references in this proxy statement/prospectus to “Combined Company Common Stock” refer to the common stock, par value $0.0001 per share, of the post-Closing Combined Company.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ROCL” refer to Roth CH Acquisition V Co.

In this document:

“Business Combination” means the business combination pursuant to the BCA.

“BCA” means the Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, by and among Acquiror, Merger Sub and NEH.

“Closing” means the closing of the Business Combination. “Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means ROCL after the Business Combination.

“Completion Window” means the period beginning on the closing date of the ROCL IPO and ending on December 4, 2024 (or such later date as is approved by ROCL’s stockholders and set forth in an amendment to the ROCL Current Charter), during which period ROCL may seek to complete an initial business combination pursuant to the terms of the ROCL Current Charter.

“Craig-Hallum” means Craig-Hallum Capital Group LLC, a Delaware limited liability company.

“DGCL” means the Delaware General Corporation Law, as amended.

“Effective Time” means the time at which the merger of the Company and Merger Sub becomes effective.

“Form S-1” refers to the Form S-1 (as amended) (SEC File No. 333-260907) registration statement, initially filed by ROCL with the SEC on November 9, 2021 relating to the ROCL IPO.

“Founder Shares” means the outstanding shares of ROCL Common Stock held by the Sponsor, and ROCL’s directors and affiliates of the ROCL management team since November 5, 2020.

“Initial Stockholders” or “ROCL’s Initial Stockholders”‘ means the holders of the Founder Shares.

“Nasdaq” refers to the The Nasdaq Stock Market, LLC.

“NEH” or the “Company” means, prior to the Business Combination, New Era Helium Corp., a Nevada corporation, and after the Business Combination, a Delaware corporation and a wholly-owned subsidiary of ROCL.

“NEH Board” means the board of directors of NEH.

“Private Placement” refers to the private placements described in ROCL’s Form S-1.

“Private Units” refers to the 461,500 units sold by ROCL at a price of $10.00 per unit, in the Private Placement, each unit consists of one share of common stock and one-half of one redeemable warrant and each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

“Registration Rights Agreement” has the meaning ascribed to such term in the BCA.

“ROCL Board” means the board of directors of ROCL.

“ROCL Current Charter” means ROCL’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on November 5, 2020 and amended on November 12, 2020, November 22, 2021,amended and restated on November 30, 2021, amended on May 17, 2023 and Amended on December 1, 2023.

“Proposals” means the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal.

“Proposed Certificate of Incorporation” means the proposed Second Amended and Restated Certificate of Incorporation of ROCL to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.

“ROCL Public Shares” means ROCL Common Stock underlying the Units sold in the ROCL IPO. “public stockholders” means the holders of the Public Shares.

“Redemption” means the right of the holders of ROCL Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“ROCL” means Roth CH Acquisition V Co, a Delaware corporation

“ROCL Common Stock” or “Common Stock” means the common stock of ROCL, $0.0001 par value per share.

“ROCL IPO” or “IPO” means ROCL’s initial public offering registered on ROCL’s Form S-1.

“ROCL Unit” or “Unit” means a unit consisting of one share of ROCL Common Stock and one-half of one Warrant.

“ROCL Warrant” or “Warrant” means a warrant to purchase one share of ROCL Common Stock at a price of $11.50 per whole share, (subject to adjustment).

“Roth” means Roth Capital Partners, LLC.

“SEC” means the United States Securities and Exchange Commission.

“NEH” or the “Company” means, prior to the Business Combination, New Era Helium Corp., a Nevada corporation, and after the Business Combination, a Delaware corporation and a wholly-owned subsidiary of ROCL.

“Special Meeting” means the special meeting of the stockholders of ROCL, to be held on [], 2024, at 10:00 a.m., Eastern time, via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024].

“Sponsor” means, collectively, CR Financial Holdings, Inc., a California corporation, Roth Capital Partners, LLC, a Delaware limited liability company, CHLM Sponsor-5 LLC, a Delaware limited liability company, Byron Roth, Gordon Roth, Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007, Theodore Roth, John Lipman, Nazan Akdeniz, Louis J. Ellis III, Adam Rothstein, Andrew Costa, Matthew Day, Sam Chawla and Pamela Ellison.

“Transaction Financing Investor” has the meaning ascribed to such term in the BCA.

“Transaction Financing Agreement” has the meaning ascribed to such term in the BCA.

“Transaction Financing” has the meaning ascribed to such term in the BCA.

“Trust Account” means the Trust Account of ROCL, which holds substantially all of the net proceeds from the ROCL IPO and the sale of the Private Units, together with interest earned thereon.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to stockholders of ROCL. We urge all stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:Why am I receiving this proxy statement/prospectus?

ROCL stockholders are being asked to consider and vote upon a proposal to approve and adopt the BCA, among other proposals. ROCL has entered into the BCA and pursuant to the terms set forth in the BCA, subject to the satisfaction or waiver of the conditions to the Closing therein, Merger Sub will merge with and into the Company with the Company surviving and being a wholly-owned subsidiary of ROCL. In addition, this registration statement is registering the aggregate 10,000,000 shares of ROCL Common Stock that may be issued to the equity holders of NEH in connection with the Business Combination, which includes the Earnout Shares.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which ROCL stockholders are being asked to vote.

Proposal 1. The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of ROCL (the “Merger” or the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.

Proposal 2. The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed second amended and restated certificate of incorporation of ROCL (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).

Proposal 3. The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

●	Proposal 3A — to change the name of the Combined Company to “New Era Helium Inc.”;
●	Proposal 3B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares;
●	Proposal 3C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and
●	Proposal 3D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 4. The Nasdaq Proposal — to consider and vote on a proposal to approve, (i) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Common Stock and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the ROCL Common Stock in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Nasdaq Proposal”).

Proposal 5. The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).

Proposal 6. The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex D, in connection with the Business Combination (the “Management Equity Plan Proposal”).

Proposal 7. The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Q:Are the proposals conditioned on one another?

A:

Unless the Business Combination Proposal is approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the stockholders of ROCL at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Election Proposal and the Management Equity Incentive Plan Proposal,. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination during the Completion Window, then ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Q:What will happen in the Business Combination?

A:

At the Closing, pursuant to the terms set forth in the BCA, subject to the satisfaction or waiver of the conditions to the Closing therein, Merger Sub will merge with and into the Company with the Company surviving and being a wholly-owned subsidiary of ROCL.

Q:What is the consideration being paid to the shareholders of NEH?

A:

Subject to the terms of the Business Combination Agreement and customary adjustments set forth therein, the consideration to be delivered to NEH shareholders in connection with the Business Combination will consist of newly issued common stock of the Combined Company.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, among other things, each share of NEH’s common stock issued and outstanding immediately prior to the Effective Time (including shares of NEH’s common stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of NEH’s Preferred Stock described in the Business Combination Agreement will be canceled and converted into the right to receive (x) shares of ROCL Common Stock equal to the Exchange Ratio and (y) the contingent right to receive the Earnout Shares in accordance with the Business Combination Agreement, in each case without interest.

As of February 9, 2024, the trading price of ROCL’s common stock is $10.82.

Q:What equity stake will current stockholders of the Company hold in the Combined Company after the Closing?

A:

It is anticipated that, upon the Closing of the Business Combination, that (a) ROCL’s public stockholders will own approximately 11.6% of the Combined Company, (b) ROCL’s Sponsor, officers, directors and other holders of Founder Shares will own approximately 24.4% of the Combined Company, (c) NEH’s stockholders will own approximately 59.8% of the Combined Company and (d) certain advisors of NEH will own approximately 4.2% of the Combined Company.

The ownership percentages with respect to the Combined Company following the Business Combination do not take into account (i) the redemption of any shares by ROCL’s public stockholders, (ii) Warrants that may remain outstanding following the Business Combination or (iii) the issuance of any shares upon Closing of the Business Combination under the Management Equity Incentive Plan, which is intended to be adopted upon consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Combined Company will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the BCA, including the approval by the stockholders of ROCL of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal,. The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are subject to and conditioned on the approval of the Business Combination Proposal. In addition, prior to the closing of the Merger, the Company shall have raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, which condition can be waived or amended by ROCL. For a summary of all the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — BCA.”

Q:Why is ROCL providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the ROCL Current Charter, ROCL must provide all public stockholders with the opportunity to have their Public Shares redeemed upon the consummation of ROCL’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, ROCL has elected to provide its public stockholders with the opportunity to have their Public Shares redeemed in conjunction with a stockholder vote rather than a tender offer. Accordingly, ROCL is providing its stockholders with the opportunity to vote on the Business Combination and providing its public stockholders the opportunity to redeem their Public Shares in connection with the ROCL Special Meeting and the consummation of the Business Combination.

Q:How many votes do I have at the Special Meeting?

A:ROCL stockholders are entitled to one vote at the Special Meeting for each share of ROCL Common Stock held of record as of [], 2024, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [ ] outstanding shares of ROCL Common Stock.

Q:What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date. Accordingly, a ROCL stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the ROCL Charter Amendment.

The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Votes “withheld” and broker non-votes will have no effect on the vote for the Directors Election Proposal. A ROCL stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting will not be counted towards the number of shares of ROCL Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, and will have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the other Proposals.

If the Business Combination Proposal is not approved, then the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote.

The approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are preconditions to the consummation of the Business Combination.

Q:What constitutes a quorum at the Special Meeting?

A:

Holders of a majority in voting power of ROCL Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the ROCL stockholders representing the majority of the votes present in person by virtual attendance or represented by proxy at the ROCL Special Meeting may adjourn the Special Meeting until a quorum is present. As of the Record Date, [   ] shares of ROCL Common Stock would be required to achieve a quorum.

Q:How will the Initial Stockholders vote?

A:

Pursuant to letter agreements, dated November 30, 2021 (the “Letter Agreements”), entered into by the Initial Stockholders in connection with the ROCL IPO, the Initial Stockholders agreed to vote their respective shares of ROCL Common Stock acquired by them prior to or concurrently with the consummation of the ROCL IPO in favor of the Business Combination Proposal.

As of February 9, 2024, a total of 3,336,500 shares of ROCL Common Stock, including shares underlying Private Units, or approximately 67.83% of the outstanding shares, were subject to the Letter Agreements.

As a result, ROCL would not need any of its Public Shares to be voted in favor of the Business Combination Proposal or any other Proposal to have such proposal approved.

While the Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal, stockholders should consider that the Sponsor and ROCL’s directors and executive officers may have interests that are different from, or in addition to, those of other stockholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. See the immediate following question and answer for additional information on such conflicts.

Q:What interests do ROCL’s current officers and directors and affiliates have in the Business Combination?

A:

The Sponsor, members of the ROCL Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

●	the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock;
●	unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of February 9, 2024, no such reimbursable out-of-pocket expenses have been incurred;
●	with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
●	based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the ROCL IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsors’ ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;
●	the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsors ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;
●	the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $750,000 pursuant to a promissory note dated July 26, 2023 (the “July 2023 Note”). As of February 9, 2024, the principal balance of the July 2023 Note was $650,000;
●	the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of February 9, 2024, the Founder Shares had an aggregate market value of approximately $31.107 million and the Private Units had an aggregate market value of approximately $5.0 million, based on a market price of $10.82 per share of ROCL common stock on February 9, 2024 and a market price of $10.90 per Unit on February 9, 2024, respectively;
●	the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;
●	the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and
●	the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the

Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.

These interests may influence ROCL’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	What interests do NEH’s current officers and directors have in the Business Combination?
A:

It is anticipated that NEH’s current officers and directors will continue as the Combined Company’s officers and directors following the consummation of the Business Combination. Certain of NEH’s officers and directors, namely E. Will Gray II and Joel G. Solis, own significant ownership stakes in NEH and will continue to have ownership stakes in the Combined Company.

Q:	What happens if I sell my shares of ROCL Common Stock before the Special Meeting?
A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of ROCL Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of ROCL Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What happens if I vote against the Business Combination Proposal?
A:

Pursuant to the ROCL Current Charter, if the Business Combination Proposal is not approved and ROCL does not otherwise consummate an alternative business combination during the Completion Window, then ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:	Do I have redemption rights?
A:

Pursuant to the ROCL Current Charter, holders of ROCL Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the ROCL Current Charter. As of February 9, 2024, based on funds in the Trust Account of approximately $17.16 million, this would have amounted to approximately $10.84 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of ROCL Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to ROCL’s transfer agent prior to the ROCL Special Meeting. See the section titled “Special Meeting of ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?
A:

No. You may exercise your redemption rights whether you vote your shares of ROCL Common Stock “FOR” or “AGAINST” the Business Combination Proposal or do not vote at all. As a result, the BCA can be approved by ROCL stockholders who will redeem their shares and no longer remain stockholders, leaving ROCL stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash than anticipated and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?
A:

If you are a holder of ROCL Public Shares and you seek to have your Public Shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time, on [   ], 2024 (at least two business days before the Special Meeting), that ROCL redeem your shares for cash by submitting your request in writing to Continental, at the address listed at the end of this section and (ii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit / Withdrawal at Custodian) System at least two business days before the Special Meeting. Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days before the Special Meeting.

The holders of ROCL Public Shares may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination Proposal, or do not vote at all, and whether or not they are holders of ROCL Common Stock as of the Record Date. Any holder of ROCL Public Shares who holds such shares on or before [], 2024 (two business days before the Special Meeting) will have the right to demand that such holder’s ROCL Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account upon the consummation of the Business Combination. The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable), calculated as of two business days prior to the Closing, divided by the number of ROCL Public Shares then outstanding. See “Special Meeting of the ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of ROCL Common Stock for cash.

Notwithstanding the foregoing, a holder of ROCL Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of ROCL Common Stock included in the Public Units (the “20% threshold”).

Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a holder of the Public Shares or a “group” will not be redeemed for cash unless ROCL otherwise consents to it.

ROCL’s stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and to effect delivery. It is ROCL’s understanding that the ROCL stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, ROCL does not have any control over this process and it may take longer than two weeks. The ROCL stockholders who hold their Public Shares in street name will have to coordinate with their bank, broker or other nominee to have their Public Shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with ROCL’s consent, until the Closing. If you delivered your ROCL Public Shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return your ROCL Public Shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed under the question “— Who can help answer my questions?”

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:

In the event that a U.S. Holder elects to redeem its ROCL Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of ROCL Public Shares under Section

302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the ROCL Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the ROCL Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of Exercising Redemption” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its ROCL Public Shares for cash.

Q:	Is the Business Combination taxable to NEH stockholders?
A:

If the Business Combination qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, NEH stockholders who are U.S. Holders generally will not recognize gain or loss upon the exchange of their NEH shares for shares of the Combined Company. However, a portion of any gain attributable to Earn Out stock will be classified as “imputed interest” and taxable to U.S. Holders as interest income. See the section titled “Material U.S. Federal Income Tax Consequences —Tax Consequences of the Business Combination.” If the Business Combination is not treated as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. NEH stockholder will generally be treated as exchanging its NEH shares in a fully taxable transaction in exchange for shares of the Combined Company.

Because NEH is a United States Real Property Holding Company within the meaning of U.S. tax law, NEH stockholders who are Non-U.S. Holders may be taxable on the exchange and subject to U.S. federal income tax withholding. Whether a Non-U.S. Holder is taxable on the exchange will depend upon the percentage of Combined Company Common Stock owned by the Non-U.S. Holder after the exchange, on whether the Non-U.S. Holder’s gain is related to a trade or business of the non-U.S. Holder in the United States, and in the case of an individual Non-U.S. Holder the number of days that he has spent in the United States during the year in which the exchange occurs. See the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination.”

Q:	If I am a holder of ROCL Warrants, can I exercise redemption rights with respect to my ROCL Warrants?
A:	No. The holders of ROCL Warrants have no redemption rights with respect to the ROCL Warrants.
Q:	If I am a ROCL Unit holder, can I exercise redemption rights with respect to my ROCL Units?
A:	No. Holders of outstanding ROCL Units must separate the underlying ROCL Public Shares and ROCL Warrants prior to exercising redemption rights with respect to the ROCL Public Shares.

If you hold ROCL Units registered in your own name, you must deliver the certificate for such ROCL Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such ROCL Units into ROCL Public Shares and ROCL Warrants. This must be completed far enough in advance to permit the mailing of the ROCL Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the ROCL Public Shares from the ROCL Units. See the question “— How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “— Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your ROCL Units, you must instruct such nominee to separate your ROCL Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of ROCL Units to be split and the nominee holding such ROCL Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of ROCL Public Shares and ROCL Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the ROCL Public Shares from the ROCL Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your ROCL Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have dissenter rights if I object to the proposed Business Combination?
A:	No. There are no dissenter rights available to holders of ROCL Common Stock in connection with the Business.
Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?
A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:
●	ROCL stockholders who properly exercise their redemption rights; certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by ROCL or NEH in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the BCA;
●	unpaid franchise and income taxes of ROCL; and
●	for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.
Q:	What happens if the Business Combination is not consummated?
A:	There are certain circumstances under which the BCA may be terminated.

See the section titled “Proposal 1: The Business Combination Proposal — The BCA” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the BCA or otherwise, ROCL is unable to complete the Business Combination or another initial business combination transaction during the Completion Window, the ROCL Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the ROCL Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (B) the total number of then outstanding ROCL Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the ROCL Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

ROCL expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to ROCL’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

Q:	When is the Business Combination expected to be completed?
A:

The Closing is expected to take place (a) no later than three (3) business days following the satisfaction or waiver of the conditions described below under the section titled “Proposal 1: The Business Combination Proposal —Description of the BCA — Structure of the Business Combination”; or (b) such other date as agreed to by the parties to the BCA in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger may be terminated by either ROCL or NEH if the Closing has not occurred by July 1, 2024.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What do I need to do now?
A:

You are urged to read carefully and consider the information contained in this proxy statement/ prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?
A.	If you are a stockholder of record, you may vote online at a Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in a Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Special Meeting and vote online, if you choose.

To vote online at the Special Meeting, follow the instructions below under “How may I participate in the Special Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, ROCL stockholders should go to [https://www.cstproxy.com/rothchacquisitionv/ 2024] and follow the instructions.

Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [   ], 2024. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the Special Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self- addressed, postage-paid envelope provided.

If you are a beneficial owner and you plan to vote at the Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to virtually attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on [   ], 2024.

You will receive a confirmation of your registration by email after we receive your registration materials.

We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.

Q:	How may I participate in the Special Meeting?

If you are a stockholder of record as of the Record Date for the Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

ROCL stockholders can pre-register to attend the ROCL Special Meeting by going to [https://www.cstproxy.com/rothchacquisitionv/2024], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Special Meeting you will need to re-log into [https://www.cstproxy.com/rothchacquisitionv/2024] using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?
A:

No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.

Broker non-votes will count as a vote “AGAINST” the Charter Amendment Proposal (ROCL Proposal 2). Broker non-votes will have no effect on the other proposals, assuming a quorum is established.

Q:What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, ROCL will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” all of the Proposals. Broker non- votes will not be counted as present for the purposes of establishing a quorum, and will have the effect of a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the remaining proposals, assuming a quorum is established.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:

Signed and dated proxies received by ROCL without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the ROCL stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting, should I return my proxy card instead?
A:

Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	May I change my vote after I have mailed my signed proxy card?
A:

Yes. ROCL stockholders may change their vote by sending a later-dated, signed proxy card to ROCL’s secretary at the address listed below so that it is received by ROCL’s secretary prior to the Special Meeting or attend the Special Meeting in person by virtual attendance and vote. You also may revoke your proxy by sending a notice of revocation to ROCL’s secretary, which must be received by ROCL’s secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?
A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?
A:

ROCL will pay the cost of soliciting proxies for the Special Meeting. ROCL has engaged Advantage Proxy, to assist in the solicitation of proxies for the ROCL Special Meeting. ROCL has agreed to pay Advantage Proxy a fee of $[8,500] plus disbursements. ROCL will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. ROCL will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ROCL Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the ROCL Common Stock and in obtaining voting instructions from those owners. ROCL’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.

They will not be paid any additional amounts for soliciting proxies.

Q:Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card you should contact:

If you have any questions concerning the Special Meeting (including accessing the Special Meeting by virtual means) or need help voting your shares of the ROCL Common Stock please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at [   ]. You may also contact the proxy solicitor at:

Advantage Proxy PO Box 10904 Yakima, WA 98909

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

To obtain timely delivery, stockholders must request the materials no later than five (5) business days prior to the Special Meeting.

You may also obtain additional information about ROCL from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your ROCL Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to ROCL’s transfer agent at least two days prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights?” above. If you have questions regarding the certification of your position or delivery of your stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT

This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations assume: no exercise of redemption rights by the ROCL’s public stockholders.

Parties to the Business Combination

Roth CH Acquisition V Co.

ROCL is a blank check company formed under the laws of the State of Delaware on November 30, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Although our efforts to identify a prospective target business are not limited to a particular geographic region or industry, we have focused on the business services, consumer, healthcare, technology, wellness and sustainability sectors. ROCL currently has until December 4, 2024 to consummate a business combination.

On December 3, 2021, ROCL consummated the IPO of 11,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $115,000,000, which included the full exercise by the underwriters of their over- allotment option in the amount of 1,500,000 units. Simultaneously with the closing of the IPO, ROCL consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to its stockholders, generating gross proceeds of $4,615,000.

After deducting the underwriting discounts, offering expenses, and commissions from the ROCL IPO and the sale of the Placement Units, a total of $116,725,000 was deposited into the Trust Account established for the benefit of ROCL’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. On May 17, 2023, at a special meeting of stockholders, the ROCL stockholders approved a charter amendment, to give ROCL the right to extend the date by which it has to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with that meeting 8,989,488 shares of ROCL Common Stock were tendered for redemption. On December 1, 2023, at a special meeting of stockholders, the ROCL stockholders approved another charter amendment, to give ROCL the right to extend the date by which it has to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 3, 2024. In connection with that meeting 927,715 shares of ROCL Common Stock were tendered for redemption.

As of February 9, 2024, ROCL had cash of $162,000 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of February 9, 2024, there was approximately $17.16 million held in the Trust Account.

In accordance with ROCL’s Current Charter, the amounts held in the Trust Account may only be used by ROCL upon the consummation of a business combination, except that there can be released to ROCL, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and ROCL’s liquidation. ROCL executed the Business BCA on January 3, 2024 and it currently must liquidate unless a business combination is consummated by December 4, 2024.

The ROCL Units, ROCL shares of Common Stock, and ROCL Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ROCLU,” “ROCL,” and “ROCLW,” respectively. The ROCL Units commenced trading on Nasdaq on December 1, 2021, and the ROCL shares of Common Stock and Warrants commenced separate trading from the ROCL Units on January 5, 2022.

ROCL’s principal executive offices are located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and its telephone number is (949) 720-5700.

Merger Sub

Roth CH V Merger Sub Corp. (“Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of ROCL that was formed on July 26, 2023,2023 for the sole purpose of entering into a business combination. Merger Sub’s principal executive offices are located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and its telephone number is (949) 720-5700.

NEH

NEH is a corporation formed in Nevada on February 2, 2023, headquartered in Midland, Texas. NEH is an exploration and production company that sources helium produced in association with natural gas reserves in North America and have approximately 2 billion cubic feet (“BCF”) of gross proved, probable, and possible helium reserves, according to the Appraisal of Certain Oil and Gas Interests Owned and operated by Solis Partners, LLC located in Chaves County, New Mexico, dated as of July 1, 2023, prepared by MKM Engineering, a firm providing consulting services in the oil and gas industry (the “Appraisal Report”).

Presently, NEH operates through two subsidiaries, (i) Solis Partners, LLC, a Texas limited liability company (“Solis Partners”), wholly owned by the company and engaged in helium production with associated natural gas and natural gas liquids, and (ii) NEH Midstream LLC, a Texas limited liability company (“NEH Midstream”) wholly owned by the Company which will own and operate the Pecos Slope Plant (as defined below) and gathering system located in Chaves County, New Mexico and hold the helium offtake and tolling agreements.

On February 6, 2023, the company acquired all of the membership interests of Solis Partners in exchange for the members of Solis Partners acquiring 5,000,000 shares of the company’s common stock, in the aggregate, pursuant to the Reorganization Agreement and Plan of Share Exchange.

The Company’s Strengths

NEH believes its core strengths are its inventory of drilling locations, its commitment to further pioneering responsibly sourced SBheliumTM (helium sourced from responsibly sourced gas), and its experienced management team.

Commitment to sourcing helium

NEH recently began construction of its own processing plant for the Pecos Slope Field, a gas field and gathering system in New Mexico and one of the largest gas fields in the northwestern section of the Permian Basin (such plant, the “Pecos Slope Plant”). This plant is strategically located, as the Pecos Slope Field is a mature field, originally discovered in 1977 by Yates Petroleum Corporation. To date, the Pecos Slope Field has produced 579,312,588 MCF as of October 2023. This plant will be owned and operated by NEH Midstream and is currently being constructed by Arjae Design Solutions LTD based in Misku, Alberta. In July and August 2023, NEH has provided $3.5 million in funding for such construction. The Pecos Slope Plant is expected to commence operations sometime in late Q4 2024, however commencement could be delayed by supply chain or funding issues which are discussed further in the risk factors below. The company believes that the operation of our own plant, as opposed to reliance on a third-party gatherer and processor, will significantly increase production rates of helium and natural gas and lower costs, thereby generating greater revenue. The Pecos Slope Plant is expected to produce approximately 87 thousand standard cubic feet per day (“Mcfd”) of gaseous helium, 15.7 million cubic feet per day (MMcfd) of pipeline spec sales gas, and 1.1 thousand barrels a day (“MBbld”) of NGLs. Additionally, the plant will provide a waste gas stream of approximately 2.7 million cubic feet per day (MMcfd) which will be utilized as fuel gas for compression, thus eliminating the need to flare excess gas and maintain compliance with all new Federal Guidelines as it relates to flaring

The Company has secured two 10-year take-or-pay contracts for its helium that represents $113,000,000 of undiscounted cash flow over the length of the contract. These long-term off take agreements are with a Tier 1 and a Tier 2 international industrial gas company.

Inventory of drilling locations

NEH’s competitors rely on exploration methods, such as seismic, aeromagnetic, or processing existing two-dimensional data in order to locate and produce helium, while NEH maintains a drilling inventory in excess of 760 drilling locations classified as either proved undeveloped, probable, or possible. This means that none of NEH’s existing drilling inventory in excess of 760 wells is more than three spacing patterns away from a known helium producing well, thereby greatly mitigating the potential for dry holes and further loss of capital.

The company operates over 137,000 gross acres in the Permian Basin, more specifically within the Southeast New Mexico portion of the Permian Basin, a prolific reservoir of hydrocarbons. According to the Appraisal Report, the Company has over 2.0 BCF of net proved, probable, and possible helium reserves, of which 0.48 BCF are net proved undeveloped helium reserves, 0.93 BCF are net probable undeveloped reserves, and 0.61 BCF are classified as proved possible reserves. These reserves are strategically located in the Pecos Slope Field, just 20 miles north of Roswell, New Mexico and no more than 550 miles away from six of the seven helium liquefication plants in the United States. The company was able to perform an audit on its existing helium production by testing 315 producing wells to better determine the helium content contained within the natural gas. The gas analysis was performed by Shamrock Gas Analysis, Inc., a 3rd party gas analysis company. The helium concentration ranged from a minimum of 0.003 – maximum of 1.57 Mol%. The mean and median concentration levels across the main pay of the Pecos Slope were 0.5066 Mol% and 0.468 Mol% respectively.

The company has both significant natural gas reserves (529,235 MMcf gross and 291,952 MMcf net) and natural gas liquids (28,514Mbbl gross and 20,508Mbbl net). The three streams of revenues to be produced from the Pecos Slope Plant (natural gas, natural gas liquids, and helium) enables the company to diversify its revenue and to participate in the energy transition space by providing its natural gas as a feedstock for either blue hydrogen, blue ammonia, or net zero power. Existing takeaway capacity for

NEH’s natural gas exists via two interstate pipelines, one located less than one mile from the Pecos Slope Plant Site (Kinder Morgan El Paso Line). NEH’s natural gas liquids will be transported via the Enterprise NGL line that is approximately 14.7 miles from the Pecos Slope Plant.

The helium reserves controlled by the company within the Pecos Slope Field are in mineral leases issued by the State of New Mexico, the U.S. Bureau of Land Management, and private land owners. With respect to mineral rights leases on federal lands, helium by statute, is reserved to the federal government which may enter into agreements with private parties for the recovery and disposal of helium on federal lands. The company is currently in negotiations with the Bureau of Land Management with respect to its rights to extract and sell helium.

NEH’s Management Team

NEH believes it has a highly qualified management team with significant experience in the oil and gas industries.

Joel G. Solis, co-founder and Chairman of the Company, is also a founder of Solis Partners, the primary asset from which we plan to expand our helium footprint. Mr. Solis is also the President and founder of Liberty Pump and Supply, Virtus Oil Tools, and Tall City Well Services, companies which focus on providing a range of oilfield services to leading operators in the Permian Basin.

Our co-founder, Chief Executive Officer, Secretary, and Director, Will Gray, brings with him 20 years of executive experience in the energy sector, including serving as the Executive Vice President of Resaca Exploitation (a Torch portfolio company), Chairman and Chief Executive Officer of Cross Border Resources, Chief Executive Officer of Dala Petroleum, and President of WS Oil and Gas. For nearly 20 years, Mr. Gray has directly operated over 950 wells throughout New Mexico, Texas, and Oklahoma.

Michael J. Rugen is Chief Financial Officer of New Era Helium. Mr. Rugen is a certified public accountant with over 40 years of experience primarily in exploration, production, and oilfield services. From September 2009 through February 2021, Mr. Rugen served as Chief Financial Officer for Tengasco, Inc., an exploration and production company publicly traded on the NYSE American Exchange. In June 2013, Mr. Rugen also was named interim Chief Executive Officer and continued in the role until February 2021. In February 2021, Tengasco merged with Riley Exploration Permian with Mr. Rugen continuing in the role of Chief Financial Officer through August 2021.

Other crucial members of the management team include individuals who have played leading roles as engineers, geologists, and landmen. The company believes its management team members can effectively draw on their respective professional backgrounds to guide the company through remarkable business demands of every stage of the company’s gas exploration, exploitation, and production process.

Business Strategy

NEH’s business model centers on providing helium to various parties in the supply chain, such as Tier 1 and Tier 2 industrial gas companies. To date, it has sold natural gas extracted from its producing reserves to a third-party gatherer and processor. Under current contractual arrangements, the company is not paid for its helium production that is processed and sold by this third party therefore plans to become fully vertically integrated in the future. The company believes vertical integration will allow for greater monetization.

Once construction of the Pecos Slope Plant is completed and the company’s production is being processed through the plant, the company anticipates its helium production with comprise approximately 1.6% of all North American helium production. The company believes it has a reliable source of helium, which will enable it to access the established U.S. supply chain and global helium markets once (the latter once the company produces helium in bulk liquid form). In addition, the Company intends to develop its reserves from drilling and workovers in order to supply the 20 million cubic feet (MMcf) of gas to maximize plant capacity. The company anticipates that expected profitability from operations of the Pecos Slope Plant can subsequently allow it to increase its scale, particularly through future merger and acquisition activities. By aggregating with other companies in the helium production space, the company believes it can further increase production capacity and maximize value for investors.

NEH’s Challenges

Uncontrollable Market Factors

NEH’s financial performance and profitability crucially depend on the global market demand for helium, which has historically been affected by factors beyond our control. Market demand is driven by helium supply. The global helium market has witnessed periods of varying shortage, supply, and equilibrium within the last 16 years, which has been accompanied by price fluctuations. Helium supply has been disrupted by events such as outages at crucial helium storage and pipelines systems, including that of the United States’ Bureau of Land Management’s (“BLM”) Crude Helium Enrichment Unit, or trade embargoes in major world suppliers like Qatar. Supply has also been replenished or stabilized with the discovery of new sources in different parts of the world and normal operations of major world suppliers. Supply has also correspondingly decreased with unexpected delays in the start of prominent gas processing facilities such as those in Amur, Russia.

Particularly since 2022, the global helium market has experienced another wave of shortages termed “Helium Shortage 4.0,” which may continue into 2024. Helium Shortage 4.0 was brought on by multiple events. This included an unexpected explosion at Gazprom’s processing plant at Amur, the recovery of demand following the COVID-19 pandemic, outages at BLM and Exxon, and planned maintenance in Qatar, amongst other contributing factors. Helium Shortage 4.0 has driven up contract prices for helium, which gives us a unique business opportunity in entering the helium market. However, market factors affecting the supply and price of helium, and therefore market conditions, are not within our control. Therefore, the company may face challenges in business operations that are unanticipated and uncontrollable.

Significant Competition

The company competes with various helium and exploration businesses, and this competition has been heightened in recent years with a marked increase in the formation of new startups in this sector. This competition is especially pronounced with these companies’ entry into merger and acquisition arrangements to scale their businesses. The company expects to achieve marked increases in revenue, particularly after the commencement in operations of the Pecos Slope Plant expected in 2024. However, there is no guarantee that the company can maintain a competitive position against other helium market participants.

Uncertainties Associated with Being an Emerging Growth Company

Although the company has identified a strategy to scale its business going forward, it is a recently formed business, having been organized in February of 2023, and much uncertainty remains regarding our future financial performance. Consequently, we will face challenges also experienced by similarly situated emerging growth companies, such as securing funding, establishing a client base, low demand for products, and allocation of limited resources, amongst others.

Market and Competition

The Helium Supply Chain

The helium supply chain is comprised of different players, not all of whom we directly compete with. First are exploration and production companies like us which source helium from natural gas reserves. These companies supply helium-containing natural gas to processors, which extract liquid natural gas (“LNG”). Crude helium is recovered from LNG and is then sold to helium refiners, which purify the helium and generate either gaseous helium or liquify the helium to produce liquid helium (“LHe”) in bulk. Mostly, LHe is produced due to end user requirements and economic reasons, but smaller plants located in North America may also generate gaseous helium and transport it to liquefaction plants to be sold as crude helium or directly into the balloon grade helium market. LHe is sold to helium distributors (multinational industrial gas companies such as Air Products and Chemicals and Linde), which then sell the LHe to smaller, regional or national industrial gas companies, or end users who deploy LHe in various applications. In recent years, there has been an increase in smaller gas companies seeking to purchase helium directly from producers rather than large distributors.

Competition

NEH’s direct competitors are helium exploration and production companies which source helium from natural gas reserves prior to supplying it to refiners, non-refiners, major distributors and smaller gas companies further down the supply chain. Helium exploration and production is a very competitive field. In recent years, an unprecedented number of helium exploration companies have entered the market. However, these companies have not been reported to produce significant amounts of helium.6 The company believes it distinguishes itself amongst competitors with its substantial inventory of proven, provable, and possible drilling locations and associated reserves, as well as a management team that understands the global helium business on a deep level.

Global Helium Market Conditions

The global helium market has witnessed recurring shortages in the last 16 years. Such shortages have driven up the price of helium but have simultaneously increased the value and profitability of the global helium business, expected to reach $18.18 billion by 2025.7 The company believes its unique strengths will allow it to effectively supply helium to various participants in the supply chain and to maintain its competitive position.

The Proposals

Proposal 1: The ROCL Business Combination Proposal

BCA

On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the BCA, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the BCA.

The Merger

Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”). Upon the closing of the Transactions, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Corp.” and is expected to list on The Nasdaq Stock Market.

Consideration

Subject to the terms and conditions set forth in the BCA, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the BCA) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share.

6 Kornbluth Market Report, Summer 2023.

7 Critical Metals Investing News: “A Global Helium Shortage: Why This Investment Opportunity is Heating Up,” August 12, 2021.

The BCA also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:

(i)	500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)	500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

Representations and Warranties

The BCA contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the BCA and their respective business operations and activities, including, with respect to the Company, its mineral properties, leases and contracts. The representations and warranties of the parties do not survive the Closing.

Covenants

The BCA contains customary covenants of the parties thereto, including: (a) conduct of business pending the Merger, (b) preparation and filing of a Form S-4 with respect to the shares of Acquiror’s common stock issuable under the BCA, which Form S-4 will contain a proxy statement for Acquiror’s stockholders, (c) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, and (d) the preparation and delivery of updated audited financial statements for the Company.

The BCA also contains mutual exclusivity provisions prohibiting the parties thereto and their respective representatives and subsidiaries from soliciting initiating, continuing or otherwise encouraging or participating in an Alternative Transaction (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith.

The parties to the BCA agreed to use commercially reasonable efforts to identify additional sources of financing from third party financing sources, on terms mutually agreed upon between Acquiror and the Company.

Conditions to Consummation of the Transactions

Consummation of the transactions contemplated by the BCA is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the BCA; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.

Acquiror has separate conditions to closing, including, among others, that (a) no material adverse effect having occurred with respect to the Company, (b) the Company having raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, and (c) certain indebtedness of the Company having been converted into shares of common stock of the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.

Termination

The BCA may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the BCA; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the BCA; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the BCA; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the BCA such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.

If the BCA is validly terminated, none of the parties will have any liability or any further obligation under the BCA with certain limited exceptions, including liability arising out of willful material breach of the BCA.

Governance

The executive management of the Company is expected to serve as the executive management of Acquiror following Closing. Pursuant to the BCA, for a period of three years following the Closing, Acquiror’s board of directors will consist of five members, with Acquiror’s current board of directors having the right to designate one director.

Employment Agreements

In connection with the BCA, prior to the filing of the definitive Proxy Statement, the Company agreed to amend and restate the employment agreements, or enter into new employment agreements, with certain key employees of the Company, in forms reasonably acceptable to Acquiror, the Company and such key employees and containing market terms for a public company of similar size and industry to the Company.

The foregoing description of the BCA and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the BCA, a copy of which is attached hereto as Annex A. The BCA contains representations, warranties and covenants that the parties to the BCA made to each other as of the date of the BCA or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the BCA. The BCA has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about ROCL, the Company or any other party to the BCA. In particular, the representations, warranties, covenants and agreements contained in the BCA, which were made only for purposes of the BCA and as of specific dates, were solely for the benefit of the parties to the BCA, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the BCA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the BCA. In addition, the representations, warranties, covenants and agreements and other terms of the BCA may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the BCA, which subsequent information may or may not be fully reflected in ROCL’s public disclosures.

Certain Related Agreements

Insider Support Agreement

Contemporaneously with the execution of the BCA, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with the Company and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the BCA and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Company Support Agreement

Contemporaneously with the execution of the BCA, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with the Company and certain shareholders of the Company (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any Company Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the BCA, and (iii) to vote against any Alternative Transaction with respect to the Company or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Registration Rights Agreement

The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Lock-up Agreement

The BCA contemplates that, prior to the Closing, certain shareholders of the Company (“Lock-up Holders”) will enter into lock-up agreements (each, a “Lock-up Agreement”) with the Company and Acquiror. Pursuant to the Lock-up Agreements, the Lock-up Holders will agree, among other things, that for a period of six (6) months following the Closing, not to transfer their shares received as Merger consideration or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock owned by such Lock-up Holders nor make any demand for or exercise any right with respect to the registration of such lock-up securities.

Termination of Business Combination Marketing Agreement

Concurrently with the execution of the BCA, Acquiror and the Company entered into a letter agreement (the “Advisor Agreement”) with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (together the “Advisors”) to terminate that certain Business Combination Marketing Agreement, dated as of November 30, 2021, by and among Acquiror and the Advisors (the “BCMA”).

Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, Acquiror and the Company mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to the Advisors an aggregate of 575,000 shares of Acquiror Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.

The Advisor Agreement will terminate and be of no force or effect if the BCA is terminated in accordance with its terms.

Proposal 2: The Charter Amendment Proposal

In connection with the Business Combination, ROCL stockholders will be asked to consider and vote on a proposal to adopt the Proposed Certificate of Incorporation attached hereto as Annex B. In the judgment of the ROCL Board, the Charter Amendment Proposal is necessary to adequately address the needs of the Combined Company.

A summary of the Proposed Certificate of Incorporation is set forth in the “The Proposed Certificate of Incorporation Proposal” section of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.

Proposal 3: The Governance Proposal

In connection with the Business Combination, ROCL stockholders will be asked to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s Current Charter and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

●	Proposal 3A — to change the name of the Combined Company to “New Era Helium Inc.”;
●	Proposal 3B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares;
●	Proposal 3C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

●	Proposal 3D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 4: The Nasdaq Proposal

ROCL is proposing that its stockholders approve, (i) for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Common Stock and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the ROCL Common Stock in connection with the Transaction Financing upon the consummation of the Business Combination (the “Nasdaq Proposal”). A summary of the Nasdaq Proposal is set forth in the section entitled “The Nasdaq Proposal” of this proxy statement/prospectus.

Proposal 5: The Directors Election Proposal

ROCL is proposing that its stockholders approve the election, effective as of the consummation of the Business Combination, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) to serve on the Combined Company Board of Directors. A summary of the Directors Election Proposal is set forth in the section entitled “The Director Election Proposal” section of this proxy statement/prospectus.

Proposal 6: The Management Equity Incentive Plan Proposal

ROCL is proposing that its stockholders approve and adopt the Management Equity Incentive Plan, which will become effective upon the Closing of the Business Combination and has the following principal features. If the 2024 Plan is adopted by ROCL’s stockholders, the Combined Company will be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to the Combined Company’s success. Pursuant to the 2024 Plan, there will be [1,500,000] shares of Common Stock reserved for future issuance to the Combined Company’s employees, directors and consultants. In addition, the number of shares available under the 2024 Plan will automatically increase on January 1st of each year, for a period of not more than ten years, in an amount equal to 5% of the total number of shares of Common

Stock outstanding on December 31st of the preceding calendar year. The 2024 Plan authorizes the grant to participants of incentive stock options, nonqualified stock options, SARs, restricted stock awards, restricted stock units, performance units and performance shares.

A summary of the Management Equity Incentive Plan is set forth in the “The Management Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Management Equity Incentive Plan is attached hereto as Annex D.

Proposal 7: The Adjournment Proposal

ROCL is proposing that its stockholders approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).

Date, Time and Place of Special Meeting

The Special Meeting will be held on [   ], 2024, at 10:00 a.m., Eastern Time, conducted via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting.

ROCL recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.

Proxy Solicitation

Proxies may be solicited by mail and by telephone, by facsimile, on the Internet or in person. ROCL has engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Stockholders — Revoking Your Proxy.”

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of ROCL stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the ROCL Common Stock outstanding and entitled to vote at the Special Meeting is represented live or by proxy at the Special Meeting.

Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding ROCL Common Stock as of the Record Date. Accordingly, a ROCL stockholder’s failure to vote by proxy or to vote in person by virtual attendance at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the ROCL Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A ROCL stockholder’s failure to vote by proxy or to vote in person by virtual attendance at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal, assuming a quorum is established.

The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the Charter Amendment Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal, the Charter Amendment Proposal, or the ROCL Nasdaq Proposal does not receive the requisite vote for approval, or in the event that the Directors Election Proposal, or the ROCL Management Equity Incentive Plan Proposal does not receive the requisite vote for approval and the applicable condition to closing the Business Combination is not waived, then ROCL will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2024, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.

Appraisal Rights

Appraisal rights are not available to holders of shares of ROCL Common Stock in connection with the proposed Business Combination. Holders of ROCL Warrants also do not have appraisal rights in connection with the proposed Business Combination.

Redemption Rights

Pursuant to ROCL’s Current Charter, holders of ROCL Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (ii) the total number of then-outstanding public shares of Common Stock. As of February 9, 2024, this would have amounted to approximately $10.84 per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)(a) hold ROCL Public Shares, or

(b) hold ROCL Public Shares through ROCL Units and you elect to separate your ROCL Units into the underlying ROCL Public Shares prior to exercising your redemption rights with respect to the ROCL Public Shares; and

(ii)prior to 5:00 p.m., Eastern Time, on [   ], 2024, (a) submit a written request to Continental to redeem your Public Shares for cash and (b) deliver your ROCL Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding ROCL Units must separate the units into its component parts prior to exercising redemption rights with respect to the ROCL Public Shares. If the ROCL Units are registered in a holder’s own name, the holder must deliver the certificate for its ROCL Units to Continental, with written instructions to separate the ROCL Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ROCL Public Shares from the ROCL Units.

If a holder exercises its redemption rights, then such holder will be exchanging its ROCL Public Shares for cash and will not own shares of the Combined Company. Such a holder will be entitled to receive cash for its ROCL Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “Special Meeting of ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Interests of ROCL’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of ROCL’s board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and ROCL’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock;

●	unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of February 9, 2024, no such reimbursable out-of-pocket expenses have been incurred;
●	with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
●	based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;
●	the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;
●	the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $750,000 pursuant to a promissory note dated July 26, 2023 (the “July 2023 Note”). As of February 9, 2024, the principal balance of the July 2023 Note was $650,000;
●	the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of February 9, 2024, the Founder Shares had an aggregate market value of approximately $31.1 million and the Private Units had an aggregate market value of approximately $5.0 million, based on a market price of $10.82 per share of ROCL common stock on February 9, 2024 and a market price of $10.9 per Unit on February 9, 2024, respectfully;
●	the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;
●	the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

●	the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer.”

Emerging Growth Company

ROCL is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

ROCL will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ROCL’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, ROCL is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ROCL will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of shares of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.

Recommendations of the ROCL Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the BCA, the ROCL Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, ROCL and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the ROCL Board reviewed various industry and financial data and the evaluation of materials provided by NEH. The ROCL Board did not obtain a fairness opinion on which to base its assessment. The ROCL Board recommends that ROCL stockholders vote:

●	FOR the Business Combination Proposal (Proposal 1);
●	FOR the Charter Amendment Proposal (Proposal 2);
●	FOR the Governance Proposal (Proposal 3)
●	FOR the Nasdaq Proposal (Proposal 4);
●	FOR the Directors Election Proposal (Proposal 5);
●	FOR the Management Equity Incentive Plan Proposal (Proposal 6) and
●	FOR the Adjournment Proposal (Proposal 7).

Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the special meetings, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 34 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of ROCL and NEH to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of the Combined Company following consummation of the Business Combination.

Risks Related to NEH

We have a short operating history, which makes it difficult to evaluate our business and future prospects.

We cannot assure the completed construction and commencement of operations of the Pecos Slope Plant, and even after such operations, we may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.

Scientific and technological changes may impact the demand for helium.

Global health crises or catastrophes and other unforeseen or unavoidable events or market conditions may dampen demand on helium and negatively impact our financial performance.

Helium is very demand elastic.

Increases in extraction and production costs or disruptions in our natural gas supplies could materially and adversely impact our business.

Our costs of operations may exceed estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.

We have proved, probable and possible reserves and areas that we decide to explore may not yield helium in commercial quantities or quality, or at all.

The Appraisal Report included in this proxy statement/prospectus involves a significant degree of uncertainty and is based on projections that may not prove to be accurate.

We may need to raise capital in addition to capital raised this Offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of the Common Stock, restrict our operations, or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise capital.

Our business may be adversely affected by the departure of members of our management team and key employees.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.

We face uncertainty and costly compliance with government regulations.

If we are restricted or lack of access to waste wells, we may be prevented from operating some or all of our wells, which generate the helium.

If we own, operate, or acquire lands with and releases of materials into the environment, we may be required to remediate such lands, which can be extremely costly.

We will need to obtain permits for construction and operation of the helium plant. The cost, time, and outcome of seeking such permits is uncertain and could result in additional costs, delays and the inability to obtain the authorizations needed for the helium plant.

Risks Related to ROCL and the Business Combination

ROCL stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

The Sponsors have agreed to vote in favor of the Business Combination, regardless of how public stockholders’ vote.

ROCL has not obtained an opinion from an independent investment banking firm or another independent firm.

We may be forced to close the Business Combination even if the ROCL Board determines it is no longer in our stockholders’ best interest.

If the conditions to the BCA are not satisfied or waived, the Business Combination may not occur.

The exercise of discretion by our directors and officers in agreeing to changes in the terms of the BCA may result in a conflict of interest when determining whether such changes or waivers are appropriate and in ROCL’s stockholders’ best interest.

ROCL and NEH will incur significant transaction and transition costs in connection with the Business Combination.

The announcement of the proposed Business Combination could disrupt NEH’s relationships with its customers, business partners and others, as well as its operating results and business generally.

After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges.

There are risks to our public stockholders who are not affiliates of the Sponsors of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Historical financial data for NEH and unaudited pro forma financial may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The ability of ROCL’s stockholders to exercise redemption rights with respect to a large number of common stock may make it more difficult for us to complete the Business Combination as contemplated and could increase the number of shares of the Combined Company common stock issuable in the Business Combination which would increase the dilution to ROCL’s stockholders as a result of the Business Combination.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share.

Claims of creditors in a bankruptcy proceeding may have priority over the claims of our stockholders in the Trust Account and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The price of the Combined Company’s common stock and warrants may be volatile.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.

Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

The Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our ROCL Common Stock after December 31, 2022.

RISK FACTORS

Risks Related to NEH

In this subsection “we,” “us,” “our” or the “Company” refer to NEH. Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our common stock could decline, and you may lose some or all of your original investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, prospects, results of operations, or cash flows. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to Our Business

We have a short operating history, which makes it difficult to evaluate our business and future prospects.

The Company has been in existence only since February of 2023. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

●	market acceptance of our current and future products and services;
●	changing regulatory environments and costs associated with compliance in the helium supply chain;
●	our ability to compete with other companies in the helium industry;
●	our ability to effectively market our products and services and attract new customers;
●	the amount and timing of expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;
●	our ability to control costs, including our expenses;
●	our ability to manage organic growth; and
●	general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.

We cannot assure the completed construction and commencement of operations of the Pecos Slope Plant, and even after such operations, we may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.

To date, we have provided natural gas from our reserves to a third-party processor to produce helium and purified natural gas, which does not currently generate revenue for us under existing contractual arrangements. Construction of the Pecos Slope Plant is currently underway, but there is no guarantee that such construction will be completed or that we can successfully commence operations. Furthermore, we cannot assure that we can achieve expected production rates and cost reductions even after the successful completion and operation of the Pecos Slope Plant. In the future, our capital expenses and operational expenses may increase due to expected increased sales, operational costs, and general and administrative costs and, therefore, our operating losses may continue or even increase after operations of the Pecos Slope Plant. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting agreements with customers are generally incurred up front, while revenue is generally recognized ratably over the term of the relationship. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, you may still lose your entire investment.

Scientific and technological changes may impact the demand for helium.

Science and technology are continuously and rapidly evolving. Helium has broad applications, including in the MRI, semiconductor, welding, aerospace, and fiber optics sectors, amongst others. However, scientific and technological changes may affect end user application of helium and therefore demand. For instance, the MRI field has been the leader in helium usage for a number of years, as helium is used for cooling superconducting magnets in MRI machines. However, the latest generation of MRI magnets has consumed helium at markedly lower levels. The semiconductor industry is also producing a new generation of chips that feature increased amounts of helium in their manufacturing process. We cannot control the pace of scientific and technological developments and subsequently the changes in demand for helium brought about by these developments. Technological advancement may drive down demand for helium amongst end users in certain industries that may not adequately be replaced by demand in other industries. For instance, electronics are expected to replace MRIs as the leader of helium application, but there is no guarantee that the electronics sector’s demand for helium will adequately compensate for the MRI industry’s decline in helium demand. Furthermore, although helium has unique chemical properties that largely make it irreplaceable in many applications, additional substitutes for helium may be discovered, or existing substitutes for helium may become more prominent as scientific research develops. As science and technology continue to evolve, helium demand may drop in certain fields, which may decrease our sales and negatively impact our financial performance.

Global health crises or catastrophes and other unforeseen or unavoidable events or market conditions may dampen demand on helium and negatively impact our financial performance.

Historically, the global helium market has had periods of varying supply and demand brought on by a variety of unanticipated and unpredictable events. For instance, sales and demand for helium dropped critically following the outbreak of the COVID-19 pandemic, when lockdown-driven lost usage occasions, the inability of businesses and end users to purchase helium due to financial hardship, and travel and movement restrictions, amongst others, shifted helium demand and consumption away to more essential goods and services. Similar global health crises may occur in the future which drive down the demand for helium and may negatively affect our financial performance.

Helium demand is also heavily impacted by helium supply. Events such as outages, trade embargoes in major world suppliers, and issues at prominent gas storage and processing facilities, amongst others, have also contributed to helium supply interruptions in the past. The most significant contributing factor of the current wave of worldwide helium shortage, Helium Shortage 4.0, was brought on by an unexpected explosion at Gazpram’s processing facility in Amur, Russia, which postponed what was previously anticipated to be a transition to plentiful helium supply in 2022. Other contributing factors to Helium Shortage 4.0 included unplanned outages at the Bureau of Land Management, the U.S.’s federal storage and pipeline system supplying over 20% of the domestic and 9% of the global demand for helium, and the plant in Skikda, Algeria. While Helium Shortage 4.0 conceivably provides a favorable business opportunity for helium exploration and production companies such as ours to enter the helium supply market, if Helium Shortage 4.0 discontinues earlier than expected, the demand for helium may decrease to levels that adversely impact our financial performance.

We cannot control global events or market factors which affect the demand for and supply of helium, which in turn affect the prices at which we can offer helium and the revenue we generate from helium sales. Therefore, our financial performance may be negatively impacted by events which we may not foresee or adequately prepare for.

Helium is very demand elastic.

Helium is very demand elastic, meaning the quantity of demand for helium is very sensitive to slight changes in price. This elasticity is typical of goods that consumers do not consider essential. Any market condition or factor that causes changes in the price of helium may have a marked impact on the demand for helium and in turn, our ability to sell helium. Therefore, even slight changes in helium prices could adversely impact our financial performance.

Increases in extraction and production costs or disruptions in our natural gas supplies could materially and adversely impact our business.

We may experience increases in extraction and production costs or an interruption in the supply of natural gas from our reserves. Any such an increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results by affecting the volume of helium we provide to our clients and subsequently sales. Various market conditions such as inflationary pressures could increase the costs in extraction and production of helium from our natural gas reserves and could adversely affect our business and operating results. Such price increases will also increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices for our helium supply.

Our costs of operations may exceed estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.

We depend on our employees and operations teams to assist in distributing helium to our clients. We rely on access to a competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Any labor shortage and/or any disruption in our ability to hire workers may negatively impact our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs of production. Furthermore, if our operating costs increased, including due to inflationary pressures, we may be unable to pass those increased costs on to our customers. If we are unable to do so, our gross margin will decline, and our financial results will be negatively impacted.

We have proved, probable and possible reserves and areas that we decide to explore may not yield helium in commercial quantities or quality, or at all.

We have proved, probable and possible reserves of helium. We have identified prospects based on available seismic and geological information that indicates the potential presence of helium. However, the areas we decide to explore may not yield helium in commercial quantities or quality, or at all. Most of our current prospects are in various stages of evaluation that will require substantial additional seismic data reprocessing and interpretation. Even when properly used and interpreted, two-dimensional and three-dimensional seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and helium indicators and do not enable the interpreter to know whether helium are, in fact, present in those structures. We do not know if any of our prospects will contain helium in sufficient quantities or quality to recover exploration costs or to be economically viable. Even if helium is found on our prospects in commercial quantities, construction costs of infrastructure, including pipelines or floating production systems, as applicable, and transportation costs may prevent the prospects from being economically viable.

We may terminate our extraction program for a prospect if data, information, studies and previous reports indicate that the possible development of our prospect is not commercially viable and, therefore, does not merit further investment. If a significant number of our prospects do not prove to be commercially viable, we will be materially adversely affected.

The Appraisal Report included in this proxy statement/prospectus involves a significant degree of uncertainty and is based on projections that may not prove to be accurate.

The Appraisal Report included in this proxy statement/prospectus as Annex E includes projections that are based on assumptions and current expectations relating to future events and financial trends. The reserves were estimated using a combination of the production performance, volumetric and analogy methods, in each case as we considered to be appropriate and necessary. All reserve estimates represent our best judgment and the best judgment of MKM Engineering based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. The process of estimated reserves is complex and requires significant judgment and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting helium and gas prices and costs.

We cannot assure you that the projections in the Appraisal Report will prove to be accurate. These projections were prepared for the narrow purpose of illustrating, under certain limited and simplified assumptions, our resources and costs. In addition, because of the subjective judgments and inherent uncertainties of projections and because the projections are based on a number of assumptions that are subject to significant uncertainties and contingencies beyond our control, there can be no assurance that the projections or conclusions derived therefrom will be realized. Actual resources, costs, cash flow, profit margin and risk exposure of our exploration and production business may be significantly less favorable than those projected in the prospective and contingent resources reports. An inherent risk of prospective resources estimates is that an exploration site may not be considered economically viable. The possibility of not finding reserves is an intrinsic risk of our business. Downward revisions in our contingent and prospective resources estimates could lead to lower levels of expected production in the future, which could have a material adverse effect on us. Accordingly, you may lose some or all of your investment, particularly to the extent that these projections or conclusions are not ultimately realized.

We may need to raise capital after the Business Combination, which may not be available on favorable terms, if at all, and which may cause dilution to holders of Combined Company Common Stock, restrict our operations, or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise capital.

If we need to raise additional capital in the future for any reason, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings may result in additional dilution to holders of the common stock. For instance, debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. Additionally, if we enter into secured debt arrangements, we could be required to dispose of material assets or operations to meet our debt service and other obligations, which could negatively impact the business or cause the business to be discontinued. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment. We may also be unable to continue operating as a going concern if we fail to raise necessary capital.

We have a material weakness in our internal control over financial reporting, which, if left unremedied, could materially and adversely affect the market price of the Combined Company Common Stock.

As of the date of this prospectus, we have not maintained effective controls over the control environment, including our internal control over financial reporting. Because we are a small company with few employees in our finance department, we lacked the ability to have adequate segregation of duties in the financial statement preparation process. Further, our Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level controls have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness. If we are unable to remediate this material weakness as a newly public company, our financial reporting may not be reliable and the market price of the Combined Company Common Stock may be adversely affected.

Our performance may be negatively impacted by general and regional economic volatility or an economic downturn.

An overall decline in economic activity could adversely impact our business and financial results. For instance, the economic disruption caused by the COVID-19 pandemic significantly reduced the global demand for helium. Economic uncertainty may reduce end user spending on products which incorporate helium, and therefore reduce the demand for the helium we source and produce. Inadequate demand for our helium will result in decreased revenue and worsen our financial performance.

Our business may be adversely affected by the departure of members of our management team and key employees.

Our success depends, in large part, on the continued contributions of Will Gray, our Chief Executive Officer and Chairman. Although we have an employment agreement in place for such executive, we cannot assure you that each will remain with us for a specified period. Although we have additional personnel that contribute to our business, the loss of either of these executives could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. Furthermore, the Company does not have key person life insurance policies on such individuals, and must bear sole financial risk of the departure of such management team members.

If we are unable to attract, train and retain qualified personnel, especially our management and sales personnel, we may not be able to effectively execute our business strategy.

Our future success depends on our ability to attract, retain and motivate qualified personnel, including our management, sales and marketing, operational, finance and administration personnel. We do not know whether we will be able to hire sufficient workers for these positions to meet our production goals or, if hired, retain all of these personnel as we continue to pursue our business strategy. Furthermore, we do not have key person life insurance policies on such individuals. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

We may implement new lines of business or further diversify our revenue sources within existing lines of business, but we cannot assure that such diversification efforts will be successful.

As an early-stage company, we may implement new lines of business at any time. Aside from helium production, we currently plan on diversifying our resources through trading MPCs and pursuing energy transition opportunities. However, we cannot assure that such plans for diversification will ever materialize. Additionally, there are risks and uncertainties associated with implementing new lines of businesses to diversify our revenue sources. We may invest significant time and resources in our attempts to implement new lines of business or further diversify revenue sources, which may never generate returns or generate sufficient returns to yield a profit. As a result, our business, financial condition or results of operations may be adversely affected by such unsuccessful efforts.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we continue to develop our business. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

We operate within a highly competitive industry, and cannot guarantee that we can or will maintain a robust financial position, relative to our competitors, in order to become profitable.

The helium exploration and production industry is highly competitive. We face competition with respect to the helium we source and produce, and will face competition with respect to participants who enter the same market in the future. Recent years have witnessed an unprecedented number of startup companies entering this market, and there is a trend in these companies engaging in mergers and acquisitions to scale their business. We intend to participate in mergers and acquisitions activities after we develop a sufficient financial foundation, but there is no guarantee that we may be able to successfully enter into acquisition arrangements or successfully scale our business. A number of our competitors also have greater financial resources than we do. These third parties compete with us in recruiting and retaining qualified personnel and securing clientele for their helium and gas. We cannot assure that we can successfully maintain a competitive position against these third parties, and if so, our financial performance will be negatively impacted.

Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.

We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational, and financial infrastructure. If we fail to manage this growth, our brand and operating results could be negatively impacted. Improvements to the Company’s operational, financial, and management, as well as its reporting systems and procedures, will have to be implemented to manage such growth. However, these improvements may require significant capital expenditures and management resources, and we cannot ensure that monetary and human resources expended to manage growth will yield financial returns. Furthermore, if such improvements are not implemented successfully, our ability to manage potential growth could be impaired and additional expenditures may have to be made to address such impairments. Investors should consider the possibility of the Company’s rapid growth as well as the adverse impact that may result of such growth is not managed successfully.

Risks Related to Regulatory Compliance

We face uncertainty and costly compliance with government regulations.

United States rules and regulations affecting the oil and gas industry and helium producing, transportation, and processing is under constant review for amendment or expansion. Such rules include environmental, health and safety laws such as the Clean Air Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Clean Water Act, the Pipeline and Hazardous Materials Safety Administration rules, the Emergency Planning and Community Right-to-Know Act, the Occupational Health and Safety Act, and the National Environmental Policy Act, amongst others (and their state counterparts). In addition, numerous departments, governmental entities, and agencies (federal, state, local, and tribunal) are authorized by statue to issue, and have issued, rules and regulations applicable to our industry. Such rules and regulations, among other things, require permits and may prevent certain activities or increase fees related to our industry. Compliance with applicable laws and any state or local statute is critical. Although we believe that we will be in compliance with applicable statutes, there can be no assurance that, should the relevant regulatory authorities amend their guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of our products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated. Additionally, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or diversion of resources from our revenue-generating activities, resulting in decreased profitability. Our failure to comply with these current and new regulations could lead to the imposition of significant penalties or claims, limit the production or marketing of any non-compliant products or advertising and could negatively impact our financial performance.

We operate on federal and state lands, which have additional rules and regulations related to our business, which may adversely affect our operations.

The operation of our wells on federal and state lands are subject to additional regulations under the Bureau of Land Management and New Mexico State Land office. Although we are currently operating these leases on these lands and expect to be able to continue such production, additional delays, costs, and restrictions may be added to these leases. Currently, eighteen of our New Mexico State Land leases we are operating are being transferred in our name, which we understand this is near completion. We have had issues related to maintenance of roads and meter calibrations on our federal properties. In addition, the Bureau requires bonds for rights-of-way, which could be of large amounts. There have been a number of executive and temporary orders and policy changes recently that address broad ranging issues on governmental lands including climate change, oil and gas activities, infrastructure requirements, and environmental justice initiatives. Many of these are in various stages of rulemaking process and may have the ability to add costs or limit or curtail our oil and gas (including helium) production on these properties.

Helium produced from wells leased on federal lands is owned by the federal government. Federal laws and guidance provide a process for negotiating a “Contract for Extraction and Sale of Federal Helium.” The federal government is in the process of revising the guidance. We cannot predict the form the new guidance will take. Although we expect a successful negotiation of a contract, we cannot guarantee it in the face of the coming new guidance, which has not yet been issued.

New regulations regarding greenhouse and other gases have increased in recent years, which may adversely affect the business.

Local, state, federal and international regulatory bodies have been increasingly focused on greenhouse gas (GHG) emissions and climate change in recent years. Over the past two years we have seen the Inflation Reduction Act of 2022, which imposes emission charges for certain oil and gas facilities that exceed certain emissions; U.S. Environmental Protection Agency rules relating to GHGs and volatile organic compounds from covered sources and new proposals issued on August 1, 2023; and New Mexico’s recent ozone precursor rules that nearly eliminate any natural gas flaring and cover methane. In December 2023, the U.S. Environmental Protection Agency issued its final rules for reducing emissions of methane and other harmful air pollution from oil and natural gas operations. The rule sets rigorous standards including in relation to eliminating routine flaring of natural from new oil wells and provides for stronger oversight by the agency. Increased regulation on these matters is expected. The United Nations Framework Convention on

Climate Change will be meeting again in the fourth quarter of this year. New Mexico issued an executive order based on prior Convention agreements and others may be issued. We believe that we will be able to comply with the rules currently known and passed, there can be no assurance, however, that should the relevant regulatory authorities amend their guidelines or impose more stringent interpretations of the current laws or regulations, that we would be able to comply with these requirements. We are unable to predict the nature of such future laws, regulations, interpretations, or applications, nor can we predict what affect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.

If we are restricted or lack of access to waste wells, we may be prevented from operating some or all of our wells, which generate the helium.

Our business is subject to many rules and regulations regarding the storage, handling, and disposal of waste and the remediation of environmental pollution. These laws, and their implementing rules, require minimization of pollution, monitoring, reporting, recordkeeping requirements, and other operational constraints. New Mexico has been particularly active in the regulation of produced water. Over the past two years, New Mexico has issued new regulations regarding permit conditions, oversight, and enforcement related to injection wells used for disposal of produced water. New Mexico also has a produced water research consortium looking at issues related to this area. In addition, new potential rules are expected in New Mexico on reuse and recycling and a website has been set up to monitor activity with regards to this. Seismic activity induced by injection wells also are limiting the amount of material that can be disposed of in the well or limiting the ability to obtain new wells. New Mexico placed stricter rules on injection wells after seismic activity in New Mexico. Currently, our liquid wastewater from our oil and gas wells is disposed of in an injection well on a site that we once operated. We have the contractual right to continue the use of that disposal well for two years. It is possible that rules, regulation, or enforcement could impact the use of that well and the ability to find other disposal well options. The inability to dispose of our produced wastewater at the existing site or at other sites in the future could limit or curtail our ability to operate our oil and gas wells, which produce the helium for our new helium facility.

If we own, operate, or acquire lands with and releases of materials into the environment, we may be required to remediate such lands, which can be extremely costly.

We will be operating properties, such as oil and gas wells, compression units, and pipelines, that have the potential to release regulated materials into the environment. New Mexico passed rules clarifying the prohibitions on releases and remediation in 2021. Although we are not aware of any remediation for which we may be responsible at this time and we implement spill prevention plans, it is possible with future operation or with the acquisition of new lands, compressors, wells, and pipelines may have had releases subject to such requirements and subject to costly remediation. Regulations also require the pugging and abandonment of wells, removal of production facilities, and other restorative actions by current former operators, including corporate successors of former operations. We are actively involved in plugging a few of our wells. The cost of future abandonment and plugging will depend on well activity and authorizations and cannot be predicted at this time.

If our operations affect waters of the United States or endangered species, additional permits or authorizations may be needed, which could delay, hinder, or prevent new activities.

We currently do not expect to operate in areas impacting waters of the United States (WOTUS), which would increase regulation, reporting, and potential need for permits from the U.S. Army Corps of Engineers. The definition of WOTUS has been in flux since the definition was vacated by the federal district court in 2021. In 2023, the Supreme Court ruled on this issue. In response, the Environmental Protection Agency amended its definition to comport with the ruling. It is using the new definition in some states (New Mexico is included) and using the old definition in others. We currently believe that this new rule will not impact our operations, but the acquisition of new properties could be impacted, and it also is not yet known how this rule will be used in practice because it is so new.

The U.S. Fish & Wildlife Service has rescinded, revised, or reinstated a number of wildlife-related regulations that relate to protection of endangered species and their habitats. This past year, regulations were proposed that make it harder to removed species, increase protection for threatened species, and remove the use of economic assessments when determining whether to list a species. We currently do not expect these rules will have an effect on our operations, but we cannot predict the impact on our operations in the future (such as areas and land that we subsequent acquire) or the addition of species and what impact potential changes in these rules will have on our operations. Potential impacts could be costly, delay, and prevent some operations.

We will need to obtain permits for construction and operation of the helium plant. The cost, time, and outcome of seeking such permits is uncertain and could result in additional costs, delays and the inability to obtain the authorizations needed for the helium plant.

We will need to obtain permits and authorizations for the new helium facility, including air permits, a stormwater construction permit, registration and compliance with expected hazardous waste generation, and others as discussed in prior sections and others. Although we believe we will be able to secure and be in compliance with the necessary authorizations and will implement an environmental compliance system to track these issues, we cannot guarantee the time, anticipated cost, or outcome of these requirements. If a required permit is not obtained, the facility will not be able to operate.

Risks Related to ROCL and the Business Combination

Unless the context otherwise requires, all references in this subsection to (i) “we,” “us,” or “ROCL” refer to ROCL prior to the consummation of the Business Combination, (ii) “Combined Company” is to ROCL and its subsidiaries after consummation of the Business Combination, and (iii) “NEH” is to NEH prior to the consummation of the Business Combination.

ROCL stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the shares to the NEH shareholders, current ROCL stockholders’ percentage ownership will be diluted. All expected members of the Combined Company’s board of directors after the completion of the Business Combination, except for one director, will be directors nominated by NEH.

The percentage of the Combined Company’s common stock that will be owned by current ROCL stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current ROCL stockholders under different redemption levels, based on the number of issued and outstanding shares of ROCL common stock and NEH capital stock on February 9, 2024, and based on the merger consideration, current ROCL stockholders (including the Sponsors and directors and executive of ROCL), as a group, will own (1) if there are no further redemptions of Public Shares, 24.4% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis) or (2) if there is the maximum level of redemption of the Public Shares, approximately 26.2% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis). Because of this, current ROCL stockholders, as a group, will have less influence on the board of directors, management and policies of the Combined Company than they now have on the board of directors, management and policies of ROCL.

The Sponsors have agreed to vote in favor of the Business Combination, regardless of how ROCL public stockholders’ vote.

The Sponsors have agreed to, among other things, vote any shares of ROCL common stock owned by them in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsors own, in the aggregate, approximately 67.83% of the issued and outstanding shares of ROCL common stock. Accordingly, we would not need any of our Public Shares to be voted in favor of any of the Business Combination or other ROCL Proposals to have such proposal approved and it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if ROCL’s Sponsors and our directors had agreed to vote their common stock in accordance with the majority of the votes cast by our public stockholders, as is the case with some blank check companies seeking approval of a business combination.

Since the holders of Founder Shares, including our officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public stockholders, a conflict of interest may have existed in determining whether the Business Combination with NEH is appropriate as our initial business combination. Such interests include that such holders may lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of the ROCL Board in favor of approval of the Business Combination and the proposals to be considered at the ROCL Special Meeting, you should keep in mind that the Sponsors, which include ROCL’s officers and directors, have interests in the Business Combination that are different from, or in addition to (which may conflict with), those of ROCL stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

●	the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock;
●	unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of February 9, 2024, no such reimbursable out-of-pocket expenses have been incurred; with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
●	based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;
●	the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;
●	the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $750,000 pursuant to a promissory note dated July 26, 2023 (the “July 2023 Note”). As of February 9, 2024, the principal balance of the July 2023 Note was $650,000;
●	the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of February 9, 2024, the Founder Shares had an aggregate market value of approximately $31.1 million and the Private Units had an aggregate market value of approximately $5.0 million, based on a market price of $10.82 per share of ROCL common stock on February 9, 2024 and a market price of $10.9 per Unit on February 9, 2024, respectively;
●	the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;
●	the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and
●	the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.

These interests may influence ROCL’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.

ROCL has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to ROCL or our stockholders from a financial point of view.

The ROCL Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that our stockholders vote to approve the Business Combination. ROCL is not required to obtain a third party valuation or opinion that the price we are paying for NEH is fair to ROCL or our stockholders from a financial point of view. In analyzing the Business Combination, the ROCL Board and ROCL’s management conducted due diligence on NEH and researched the industry in which NEH operates and concluded that the Business Combination was in the best interest of ROCL and our stockholders. Accordingly, ROCL’s stockholders will be relying solely on the judgment of the ROCL Board in determining the value of NEH, and the ROCL Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may increase the number of our stockholders that vote against the Business Combination or demand redemption of their shares, which could adversely impact our ability to consummate the Business Combination.

We may be forced to close the Business Combination even if the ROCL Board determines it is no longer in our stockholders’ best interest.

Our public stockholders are protected from a material adverse event of NEH arising between the date of the BCA and the Closing primarily by the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account in accordance with the procedures described elsewhere in this proxy statement. If a material adverse event were to occur with respect to NEH prior to consummation of the Business Combination but after obtaining the requisite approvals of our stockholders at the ROCL Special Meeting (which would also be after the deadline for our public stockholders’ election to redeem their Public Shares), we may be forced to close the Business Combination even if we were to determine it is no longer in our stockholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

If the conditions to the BCA are not satisfied or waived, the Business Combination may not occur.

Even if the Business Combination is approved by our stockholders, the BCA contains specified conditions that must be satisfied or waived (to the extent any such condition can be waived) before ROCL and NEH are obligated to complete the Business Combination, which conditions are described in more detail in the sections titled “The BCA.” ROCL and NEH may not satisfy all of the closing conditions in the BCA, and in such event, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver. Any such delay could adversely impact some or all of the intended benefits of the Business Combination, and if such conditions are not satisfied or waived prior to the Outside Date, in certain circumstances, ROCL and NEH will be entitled to terminate the BCA.

The exercise of discretion by our directors and officers in agreeing to changes in the terms of the BCA, consenting to actions taken or proposed to be taken by NEH or waivers of the conditions to ROCL’s obligation to consummate the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in ROCL’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that would require ROCL to agree to amend the BCA, to consent to certain actions taken or proposed to be taken by NEH or to waive one or more rights of ROCL under the BCA, including waivers to the conditions to our obligation to consummate the Business Combination. In such event and subject to our Current Charter and applicable laws, the ROCL Board could determine to agree to such amendments, grant such consents or waive such rights. The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interest of ROCL and its stockholders and what he, she or they may believe is their own best interest in determining whether or not to ROCL agrees to such amendments, grants such consents or waives such rights or conditions. As of the date of this proxy statement/prospectus, we do not expect there will be any such amendments, consents or waivers prior to consummation of the Business Combination.

Past performance by any member or members of our management team, any of their respective affiliates, or our Sponsors may not be indicative of future performance of an investment in NEH or the Combined Company.

Past performance by any member or members of our management team or any of their respective affiliates, including our Sponsors, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, our Sponsors or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in NEH or the Combined Company or the returns NEH or the Combined Company will, or is likely to, generate going forward.

ROCL and NEH will incur significant transaction and transition costs in connection with the Business Combination.

ROCL and NEH have both incurred and expect to incur significant, non-recurring costs in connection with the Business Combination and the Combined Company’s operation as a public company following the consummation of the Business Combination. ROCL and NEH may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company upon consummation of the Business Combination.

The announcement of the proposed Business Combination could disrupt NEH’s relationships with its customers, business partners and others, as well as its (and consequently the Combined Company’s) operating results and business generally.

Whether or not the Business Combination is consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on NEH’s (and consequently the Combined Company’s) business include the following:

●	its employees may experience uncertainty about their future roles, which could adversely affect NEH’s ability to retain and hire key personnel and other employees;

●	customers, business partners and other parties with which NEH maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with NEH, or fail to extend an existing relationship with NEH; and
●	NEH has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact NEH’s (and consequently the Combined Company’s) results of operations and cash available to fund its business.

After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to NEH has identified all material issues or risks associated with NEH, its business or the industry in which it operates, or that factors outside of NEH’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against NEH under the BCA and substantially all of the merger consideration will be delivered at the Closing.

Accordingly, any ROCL stockholders or unit holders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such stockholders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.

There are risks to our public stockholders who are not affiliates of the Sponsors of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.

Our stockholders should be aware that there are risks associated with NEH becoming publicly traded through a business combination with ROCL (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of NEH’s finances and operations, including its projections.

Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.

There could also be more volatility in the near-term trading of the Combined Company’s securities following the consummation of the Business Combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors.

In addition, the Sponsors, certain members of the ROCL board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed transactions that are different from or are in addition to those of holders of the Combined Company’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the Combined Company’s securities. Such interests may have influenced the board of directors of ROCL in making their recommendation that ROCL shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See sections entitled “Management of ROCL — Conflicts of Interest,” “Interests of ROCL’s Sponsors, Directors and Officers in the Business Combination” and “Certain Relationships and Related Person Transactions — Sponsors, Directors, and Officers.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

The historical financial data for NEH and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The historical financial data for NEH included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone the Combined Company during the periods presented or those that the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in NEH’s historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in its and NEH’s historical financial statements included elsewhere in this proxy statement/ prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ROCL being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of NEH on the Closing Date and the number of ROCL common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance. The Combined Company’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of ROCL’s stockholders to exercise redemption rights with respect to a large number of common stock may make it more difficult for us to complete the Business Combination as contemplated and could increase the number of shares of the Combined Company common stock issuable in the Business Combination which would increase the dilution to ROCL’s stockholders as a result of the Business Combination.

NEH will be entitled to terminate the Business Combination if, among other things, ROCL shall not have executed Transaction Financing Agreements for at least $10,000,000, net of ROCL’s Transaction Expenses, by the Transaction Financing Date. This termination right is for the sole benefit of NEH, and if such right is exercised by NEH, then the BCA could terminate and the proposed Business Combination may not be consummated.

There can be no assurance that NEH would not terminate the BCA in the event that ROCL not have executed Transaction Financing Agreements for at least $10,000,000, net of Acquiror’s Transaction Expenses, of Transaction Financing by the Transaction Financing Date. If the Business Combination is consummated with less than such minimum amount, the aggregate cash held by the Combined Company after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, the exercise of redemption rights with respect to a large number of our Public Shares may prevent us from taking actions as may be desirable in order to optimize the capital structure of the Combined Company after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the

Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

In addition, if the Business Combination is consummated with less than such minimum amount, the number of shares of the Combined Company common stock issued to NEH shareholders in the Business Combination, and the dilution of the ROCL stockholders resulting from the Business Combination, would be greater than currently contemplated.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination during the Completion Window. If we are unable to effect an initial business combination during the Completion Window, we will be forced to liquidate and our warrants will expire worthless.

ROCL is a blank check company, and as ROCL has no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by December 4, 2024, the current expiration of the Completion Window. Unless ROCL amends their Current Charter and certain other agreements into which ROCL has entered to extend its life, and does not complete an initial business combination by December 4, 2024, ROCL will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to ROCL to fund its working capital requirements and taxes divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ROCL’s remaining stockholders and the ROCL Board, dissolve and liquidate, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the IPO. In addition, if ROCL fails to complete an initial business combination by December 4, 2024, as it may be extended, there will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless.

The Sponsors, NEH or their directors, officers, advisors or respective affiliates may elect to purchase shares from public stockholders prior to the consummation of the Business Combination and the other proposals described in this proxy statement/prospectus, which may influence the vote on the Business Combination and reduce the public “float” of our securities.

Subject to applicable securities laws, the Sponsors, NEH or their respective directors, officers, advisors or affiliates may purchase Public Shares in privately negotiated transactions or in the open market, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the ROCL Proposals, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of ROCL’s common stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsors, NEH or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of obtaining requisite stockholder approvals of the proposals to be voted on at the ROCL Special Meeting, including the Business Combination or to satisfy the conditions in the BCA, where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our securities.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision- making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes- Oxley Act particularly burdensome on us as compared to other public companies because NEH is not currently subject to Section 404 of the Sarbanes-Oxley Act (“Section 404”). The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of NEH as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Combined Company after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of the Combined Company common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that NEH did not previously incur. The Combined Company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Combined Company will incur significant legal, accounting and other expenses that Tempo did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Combined Company when the Combined Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Combined Company operates its business in ways it cannot currently anticipate.

The Combined Company expects the rules and regulations applicable to public companies to substantially increase the Combined Company’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of the Combined Company’s management and personnel from other business concerns, they could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The increased costs will decrease the Combined Company’s net income or increase the Combined Company’s net loss, and may require the Combined Company to reduce costs in other areas of the Combined Company’s business or increase the prices of the Combined Company’s services. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to incur substantial costs to maintain the same or similar coverage. The Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed our business combination within our Completion Window, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the ten dollars ($10.00) per public share initially held in the Trust Account, due to claims of such creditors.

In order to protect the amounts held in the Trust Account, certain of the Sponsors have agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or BCA, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with ROCL waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the ROCL’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked such Sponsors to reserve for such indemnification obligations, nor have we independently verified whether such Sponsors have sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the Sponsors would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than ten dollars ($10.00) per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after we distribute the proceeds in the Trust Account to our public stockholders, ROCL files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the ROCL Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, the ROCL Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If the Adjournment Proposal is not approved, the ROCL Board will not have the ability to adjourn the ROCL Special Meeting to a later date and, therefore, the Business Combination will not be approved and may not be consummated.

The ROCL Board is seeking approval to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason. If the Adjournment Proposal is not approved, the ROCL Board will not have the ability to adjourn the ROCL Special Meeting to a later date and, therefore, will not have more time to, among other things, solicit votes to approve the ROCL Proposals. In such event, the Business Combination would not be approved and may not be consummated.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of us more difficult.

The Proposed Certificate of Incorporation, the Proposed Bylaws and Delaware law contain or will contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Combined Company’s board of directors. Among other things, the Proposed Certificate of Incorporation and/or the Proposed Bylaws will include the following provisions:

●	limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;
●	a forum selection clause, which means certain litigation against us can only be brought in Delaware;
●	the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and
●	advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock, from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board of directors approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the common stock, or (iii) following board approval, such business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder at an annual or special meeting of stockholders.

Any provision of the Proposed Certificate of Incorporation, the Proposed Bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.]

The Proposed Certificate of Incorporation will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

The Proposed Certificate of Incorporation, which will become effective at the Effective Time, will provide that unless we consent in writing to the selection of an alternative forum, the (a) Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders arising pursuant to any provision of the DGCL or our Proposed Certificate of Incorporation or bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, or employees, agents or stockholders governed by the internal affairs doctrine; and (b) subject to the foregoing, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, such forum selection provisions shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As noted above, the Proposed Certificate of Incorporation will provide that the federal district courts of the United States of America shall have jurisdiction over any action arising under the Securities Act.

Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We may become subject to tax withholding and remittance obligations in the Business Combination based on NEH’s status as a United States real property holding corporation (“USRPHC”).

NEH believes that it is a USRPHC under FIRPTA. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). If NEH is unable to certify, proximate to the time of the Business Combination, that it has not been a USRPHC during the shorter of a Non-U.S. Holder’s holding period for its equity interests in NEH or the five-year period preceding a Non-U.S. Holder’s disposition in the Business Combination of such equity interests, we will be required to withhold and pay over to the Internal Revenue Service (the “IRS”) tax in an amount equal to 15% of the amount realized in the Business Combination on such disposition by Non-U.S. Holders (and will be liable for such tax if we do not withhold and pay it), unless certain exceptions apply. NEH has stated that it will not be able to provide the applicable certification, and we will therefore be required to withhold such tax from Combined Company Common Stock paid to any holders of NEH shares who are unable to provide IRS Form W-9 to overcome a presumption of non-U.S. status. Because we will be required to remit any amounts withheld under FIRPTA to the IRS in cash, we may withhold the tax in the form of Combined Company Common Stock and use our own cash to satisfy the tax payment obligation. This would reduce cash otherwise available to fund our business, which may impact our results of operations. We also may sell shares of Combined Company Common Stock to generate cash to satisfy our FIRPTA withholding and remittance obligations, which may impact the market price of Combined Company Common Stock. The application of the USRPHC rules to Non-U.S. Holders is complex and may require such Non-U.S. Holders to make determinations, immediately after the Merger, as to their liability for withholding. Accordingly, no assurances can be given as to the amount of our potential withholding and remittance obligations under FIRPTA as a result of the Business Combination.

Risks Relating to the Ownership of the Combined Company’s

common stock following the Business Combination.

The price of the Combined Company’s common stock and warrants may be volatile.

In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of NEH and trading in the shares of ROCL securities has not been active. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Combined Company’s securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
●	changes in the market’s expectations about the Combined Company’s operating results;
●	success of competitors;
●	operating results failing to meet the expectations of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in which the Combined Company operates in general;
●	operating and stock price performance of other companies that investors deem comparable to the Combined Company;
●	ability to market new and enhanced products and services on a timely basis;
●	changes in laws and regulations affecting our business;
●	commencement of, or involvement in, litigation involving the Combined Company;
●	changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of shares of the Combined Company’s common stock available for public sale;
●	any major change in the Combined Company’s board or management;
●	sales of substantial amounts of the Combined Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.

Following consummation of the Business Combination and subject to certain exceptions, the Sponsors, ROCL’s directors, and NEH will be contractually restricted from selling or transferring most of their shares of the Combined Company’s common stock. The aforementioned stockholders will have trading restrictions beginning at Closing and ending six months following the Closing Date; provided, that if (i) the closing price of the Combined Company Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period beginning 75 days following the Closing Date and (ii) all shares of Common Stock issued in any Transaction Financing Investment have been registered for resale pursuant to an effective registration statement or are otherwise freely tradeable, then twenty-five percent (25%) of the Lock-up Shares shall be released from the lock-up.

Following the expiration of such lockups, the stockholders will not be restricted from selling shares of the Combined Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Combined Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for the Combined Company common stock or the market price of the Combined Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Upon completion of the Business Combination, the stockholders subject to the lock-up will collectively beneficially own approximately [ ]% of the outstanding shares of the Combined Company common stock, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination. Assuming redemption of all Public Shares in connection with the Business Combination, the ownership of the stockholders subject to the lock-up would rise to 100.0% of the outstanding shares of the Combined Company’s common stock. For further information regarding the assumptions for the calculation of pro forma beneficial ownership of the Combined Company following the consummation of the Business Combination, see the section title “Security Ownership of Certain Beneficial Owners and Management of ROCL and the Combined Company.”

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.

Effective internal controls over financial reporting are necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by the Combined Company’s independent registered public accounting firm, may reveal deficiencies in the Combined Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Combined Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of the Combined Company’s stock.

For as long as the Combined Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of the Combined Company’s internal controls over financial reporting could detect problems that the Combined Company’s management’s assessment might not detect. Undetected material weaknesses in the Combined Company’s internal controls over financial reporting could lead to restatements of the Combined Company’s consolidated financial statements and require the Combined Company to incur the expense of remediation.

If the Combined Company is not able to comply with the requirements of Section 404 in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Combined Company’s investors could lose confidence in its reported financial information, the market price of the Combined Company’s stock could decline and the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.

Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have the Combined Company’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Combined Company’s securities are listed on Nasdaq, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, NEH would not be required to consummate the Business Combination. In the event that NEH elected to waive this condition, and the Business Combination was consummated without the Combined Company’s securities being listed on Nasdaq or on another national securities exchange, the Combined Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for the Combined Company’s securities;
●	reduced liquidity for the Combined Company’s securities;
●	a determination that the Combined Company common stock is a “penny stock” which will require brokers trading in the Combined Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.

If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.

Following the consummation of the Business Combination, the Combined Company will be a holding company and our only significant asset will be our ownership interest in NEH and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy the Combined Company’s other financial obligations, including taxes.

Following consummation of the Business Combination, the Combined Company will be a holding company with no material assets other than its ownership of NEH. As a result, the Combined Company will have no independent means of generating revenue or cash flow. The Combined Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of NEH and its subsidiaries and the distributions it receives from NEH. Deterioration in the financial condition, earnings or cash flow of NEH and its subsidiaries for any reason could limit or impair NEH’s ability to pay such distributions. Additionally, to the extent that the Combined Company needs funds and NEH and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or NEH is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s liquidity and financial condition.

Dividends on the Combined Company common stock, if any, will be paid at the discretion of the Combined Company Board, which will consider, among other things, the Combined Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Combined Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Combined Company is generally prohibited under Delaware law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Combined Company (with certain exceptions) exceed the fair value of its assets. If NEH does not have sufficient funds to make distributions, the Combined Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of the Business Combination, assuming no further redemptions by ROCL public stockholders, we will have on a fully diluted basis a total of 13,674,297 shares of common stock outstanding, consisting of (i) 8,180,000 shares issued to the holder of shares of NEH capital stock, (ii) 1,582,797 shares held by ROCL’s public stockholders (iii) 575,000 shares held by certain advisors of NEH and (iv) 3,336,500 shares held by the Sponsors (which includes the Founder Shares and the Private Units).

Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In addition, the shares of our common stock reserved for future issuance under the Management Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Management Equity Incentive Plan is expected to equal [1,500,000] shares (assuming no further redemptions).

We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

Warrants will become exercisable for the Combined Company common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 5,980,750 shares of the Combined Company common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase one share of Combined Company common stock at a price of $11.50 per full share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a holder of warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of warrants. To the extent such warrants are exercised, additional shares of the Combined Company common stock will be issued, which will result in dilution to the holders of the Combined Company common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of the Combined Company common stock.

Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, ROCL or, after the consummation of the Business Combination, the Combined Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although ROCL’s or, after the consummation of the Business Combination, the Combined Company’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of the Combined Company common stock, as applicable, purchasable upon exercise of a warrant.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ROCL or, after the Business Combination, the Combined Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.

After the completion of the Business Combination, the Combined Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the ROCL or Combined Company common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of the ROCL or Combined Company common stock, as applicable, issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or ROCL or the Combined Company, as applicable, has elected to require the exercise of the Warrants on a cashless basis. If and when the warrants become redeemable, ROCL or the Combined Company, as applicable, may not exercise such redemption right if the issuance of shares of the ROCL or Combined Company common stock, as applicable, upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or ROCL or the Combined Company, as applicable, is unable to effect such registration or qualification. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of ROCL might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

ROCL is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

ROCL is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the ROCL Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is ROCL’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than ROCL anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.

ROCL will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If ROCL requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, ROCL will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until ROCL has returned their securities to them. The market price for shares of our Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

The Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

If ROCL is able to complete a business combination within the required time period, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares, which were acquired prior to the ROCL IPO, even if ROCL’s public stockholders experience a negative return on their investment in ROCL Units after consummation of the Business Combination.

As of the date hereof, there are a total of 2,875,000 Founder Shares outstanding. ROCL’s Initial Stockholders each purchased the Founder Shares at a price of less than $0.01 per share. Accordingly, holders of Founder Shares will receive a positive rate of return so long as the market price of the ROCL Common Stock is at least $0.01 per share.

As of the date hereof, there are a total of 461,500 Private Units outstanding. Each of the holders purchased the Private Units at a price of $10.00 per Private Unit, which is equal to the price per Unit of the Public Units purchased by public stockholders in the IPO. The Private Units consist of one share of Common Stock and one-half of one Warrant. Holders of Private Units will receive a positive rate of return so long as the aggregate market price of the ROCL Common Stock and the Warrants are at least $10.01 per share, which is equal to the price per at which public stockholders would receive a positive return assuming such holders purchased their Units in the IPO. As of February 9, 2024, the closing price on the Nasdaq of Common Stock was $10.82 per share, and the closing price of the Warrants was $0.06 per Warrant.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our ROCL Common Stock after December 31, 2022.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on any publicly traded domestic corporation that repurchases its stock after December 31, 2022 (the “Excise Tax”). The Excise Tax is imposed on the fair market value of the repurchased stock, with certain exceptions. Because we are a Delaware corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our ROCL Public Shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Further, based on recently issued interim guidance from the IRS and Treasury, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the attachments hereto contain forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of ROCL and/or NEH, and may include statements for the period following the consummation of the Business Combination. In addition, any statements that refer to projections (including EBITDA, Adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ROCL and NEH, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by ROCL and, include, but are not limited to, the following:

●	expectations regarding NEH’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and NEH’s ability to invest in growth initiatives and pursue acquisition opportunities;
●	the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA;
●	the outcome of any legal proceedings that may be instituted against ROCL or NEH following announcement of the BCA and the transactions contemplated therein;
●	the inability to complete the proposed Business Combination due to, among other things, the failure to obtain ROCL stockholder approval or ROCL’s inability to obtain the financing necessary to consummate the Business Combination;
●	the risk that the announcement and consummation of the proposed Business Combination disrupts NEH’s current operations and future plans;
●	the ability to recognize the anticipated benefits of the proposed Business Combination;
●	unexpected costs related to the proposed Business Combination;
●	the amount of any redemptions by existing holders of ROCL’s common stock being greater than expected;
●	limited liquidity and trading of ROCL’s securities;
●	geopolitical risk and changes in applicable laws or regulations;
●	the possibility that ROCL and/or NEH may be adversely affected by other economic, business, and/or competitive factors;
●	operational risk;

●	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and
●	the risks that the consummation of the proposed Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ROCL and NEH prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Any financial projections in this proxy statement/prospectus and the attachments hereto are forward- looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ROCL’s and NEH’s control. While all projections are necessarily speculative, ROCL and NEH believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this proxy statement/prospectus or the attachments hereto should not be regarded as an indication that ROCL and NEH, or their representatives, considered or consider the projections to be a reliable prediction of future events. In particular, the projections set forth in “Proposal 1: The Business Combination Proposal — Certain Unaudited NEH Prospective Financial Information” were prepared solely by NEH for internal use and not with a view toward public disclosure, or in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and do not take into account any circumstances or events occurring after the date on which such projections were finalized, including the current expectation of NEH of lowered revenues for certain segments due to events occurring in the second quarter and first half of 2021 or any delay in the closing of the Business Combination. We encourage you to read in full the information set forth in “Proposal 1: The Business Combination Proposal — Certain Unaudited NEH Prospective Financial Information.”

Annualized, pro forma, projected and estimated numbers, including as to value, are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the proposed Business Combination or other matters addressed in this proxy statement/prospectus and attributable to ROCL, NEH or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, ROCL and NEH undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus to reflect the occurrence of unanticipated events.

In addition, statements that ROCL or NEH “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either ROCL or NEH has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

The PSLRA provides a safe harbor for forward-looking statements made with respect to certain securities offerings, but excludes such protection for statements made in connection with certain securities offerings, such as tender offers and initial public offerings. The term “initial public offering” is not defined in the PSLRA. Given the particular characteristics of mergers and business combinations completed by special purpose acquisition companies, there has been some question regarding whether such mergers and business combinations are “initial public offerings,” and therefore not subject to the protection of the PSLRA. There is currently no relevant case law on this matter, and accordingly, there can be no assurances that the safe harbor is applicable to forward-looking statements made by ROCL and NEH in connection with the Business Combination, and the protections of the safe harbor provided by the PSLRA to ROCL and NEH may not be available.

SPECIAL MEETING OF ROCL STOCKHOLDERS

General

ROCL is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [   ] and at any adjournment or postponement thereof. This proxy statement/prospectus provides ROCL’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on [   ], 2024, at 10:00 a.m. Eastern Time, via live webcast at the following address: [https://www.cstproxy.com/rothchacquisitionv/2024], or such other time, date and place to which the Special Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for ROCL and the ROCL’s stockholders. The virtual meeting format allows attendance from any location in the world. You will be able to attend via a live audio cast available at [https://www.cstproxy.com/rothchacquisitionv/2024] or by calling toll-free at 1-800-450-7155 in the United States or Canada or at 1-857-999-9155 from outside of the United States and Canada from any touch-tone phone (with Conference ID: []#).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ROCL Common Stock at the close of business on [   ], 2024 which is the Record Date. You are entitled to one vote for each share of ROCL Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [   ] shares of ROCL Common Stock outstanding, of which [   ] are ROCL Public Shares and [   ] are Founder Shares or Private Units held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the ROCL IPO and entering into the BCA, ROCL entered into agreements with the Initial Stockholders pursuant to which each agreed to vote any shares of ROCL Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the Founder Shares and shares of ROCL Common Stock underlying the ROCL Private Units and the requirement to vote such shares in favor of the Business Combination Proposal.

The Initial Stockholders have waived any redemption rights, including with respect to shares of ROCL Common Stock issued or purchased in the ROCL IPO or in the aftermarket, in connection with Business Combination. The Founder Shares and the Private Units held by the Sponsor have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected by ROCL during the Completion Window.

Quorum and Required Vote for Proposals

A quorum of ROCL stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the ROCL Common Stock outstanding and entitled to vote at the Special Meeting is represented in person by virtual attendance or by proxy at the Special Meeting.

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the issued and outstanding ROCL Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal, each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting.

If the Business Combination Proposal is not approved, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote. The approval of the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal are preconditions to the consummation of the Business Combination. The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the ROCL Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then ROCL will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2024, ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Abstentions and Broker Non-Votes

Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the ROCL Proposals. A failure to vote by proxy or to vote in person by virtual attendance will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the ROCL Director Election Proposal, the ROCL Management Equity Incentive Plan Proposal, and the ROCL Adjournment Proposal.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Recommendation of the ROCL Board

The ROCL Board has unanimously determined that each of the proposals is fair to and in the best interests of ROCL and its stockholders, and has unanimously approved such proposals. The ROCL Board unanimously recommends that stockholders:

●	vote “FOR” the Business Combination Proposal;
●	vote “FOR” the Charter Amendment Proposal;
●	vote “FOR” the Governance Proposal;
●	vote “FOR” the Nasdaq Proposal;
●	vote “FOR” the Director Election Proposal;
●	vote “FOR” the Management Equity Incentive Plan Proposal; and
●	vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the ROCL Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

●	the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock;
●	unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of February 9, 2024, no such reimbursable out-of-pocket expenses have been incurred;
●	with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
●	based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the ROCL IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;
●	the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected; the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;
●	the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $750,000 pursuant to a promissory note dated July 26, 2023 (the “July 2023 Note”). As of February 9, 2024, the principal balance of the July 2023 Note was $650,000;
●	the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of February 9, 2024, the Founder Shares had an aggregate market value of approximately $31.1 million and the Private Units had an aggregate market value of approximately $5.0 million, based on a market price of $10.82 per share of ROCL common stock on February 9, 2024 and a market price of $10.90 per Unit on February 9, 2024, respectfully;
●	the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;
●	the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

●	the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.

Voting Your Shares

Each ROCL Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of ROCL Common Stock at the Special Meeting:

●	You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.
●	If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Director Election Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.
●	You Can Attend the Special Meeting and Vote Through the Internet. You will be able to attend the Special Meeting online and vote during the Special Meeting by visiting [https://www.cstproxy.com/rothchacquisitionv/2024] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way ROCL can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify ROCL’s secretary in writing before the Special Meeting that you have revoked your proxy; or
●	you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your ROCL Common Stock, you may call Advantage Proxy, ROCL’s proxy solicitor, at 877-870-8565 or email Karen Smith at KSmith@advantageproxy.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal. Under ROCL’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the ROCL Current Charter, any holders of ROCL Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the ROCL IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay ROCL’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $17.16 million on February 9, 2024, the estimated per share redemption price would have been approximately $10.84.

You will be entitled to receive cash for any ROCL Public Shares to be redeemed only if you:

(i)	hold ROCL Public Shares, or hold ROCL Public Shares through ROCL Public Units and you elect to separate your ROCL Public Units into ROCL Public Shares and ROCL Public Warrants prior to exercising your redemption rights with respect to the ROCL Public Shares; and
(ii)	prior to 5:00 p.m., Eastern Time, on [ ], 2024, (x) submit a written request to Continental to redeem your ROCL Public Shares for cash and (y) deliver your ROCL Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding ROCL Public Units must separate the ROCL Public Units into their components prior to exercising redemption rights with respect to the ROCL Public Shares. If the ROCL Public Units are registered in a holder’s own name, such holder must deliver the certificate for its ROCL Public Units to Continental, with written instructions to separate the ROCL Public Units into their component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ROCL Public Units into the ROCL Public Shares and ROCL Public Warrants.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with ROCL’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to ROCL’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that ROCL’s transfer agent return the shares (physically or electronically). You may make such request by contacting ROCL’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of ROCL Common Stock as they may receive higher proceeds from the sale of their ROCL Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of ROCL Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in ROCL Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of ROCL Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust

Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and ROCL does not consummate an initial business combination during the Completion Window, ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Dissenter Rights

ROCL stockholders do not have dissenter rights in connection with the Business Combination or the other proposals. Holders of ROCL Warrants also do not have dissenter rights in connection with the Business Combination or the other proposals.

Proxy Solicitation

ROCL is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. ROCL and its directors, officers and employees may also solicit proxies in person. ROCL will file with the SEC all proxy soliciting materials. ROCL will bear the cost of the solicitation.

ROCL has hired Advantage Proxy to assist in the proxy solicitation process. ROCL will pay that firm a fee of $[8,500], plus disbursements.

ROCL will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ROCL will reimburse them for their reasonable expenses.

SELECTED HISTORICAL FINANCIAL DATA OF ROCL

The following tables present ROCL’s selected historical financial information derived from ROCL’s unaudited financial statements included elsewhere in this proxy statement/prospectus for the nine months ended September 30, 2023 and ROCL’s audited financial statements as of and for the years ended December 31, 2022 and 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “ROCL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. ROCL’s financial statements are prepared and presented in accordance with U.S. GAAP.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data:
Loss from operations	$(1,293,488)	$(541,229)	$(166,644)
Net income (loss)	$156,857	$722,115	$(166,644)
Basic and diluted weighted average common stock subject to possible redemption outstanding	7,482,720	11,500,000	882,192
Basic and diluted net income per common share, common stock subject to possible redemption	$0.13	$0.07	$2.78
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500	2,564,170
Basic and diluted net loss per share, non-redeemable common stock	$(0.24)	$(0.02)	$(1.02)

	September 30, 2023	December 31, 2022	December 31, 2021
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$26,711,906	$118,377,460	$116,725,000
Total assets	$26,901,613	$119,215,181	$117,961,822
Total liabilities	$2,116,385	$645,930	$114,686
Common stock subject to possible redemption	$26,591,561	$117,809,374	$116,725,000
Total stockholders’ (deficit) equity	$(1,806,333)	$759,877	$1,122,136

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of NEH have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of ROCL have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of ROCL common stock subject to possible redemption:

●Assuming No Additional Redemptions: This presentation assumes that, after the redemptions of 8,989,488 shares of common stock of ROCL in May 2023 (the “May Redemptions”) and the redemptions of 927,715 shares of common stock of ROCL in December 2023 (the “December Redemptions”), no additional public stockholders of ROCL exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 950,540 shares of ROCL common stock will exercise their redemption rights for $10.2 million upon consummation of the Business Combination at a redemption price of approximately $10.76 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and

(b) ROCL having a minimum cash of $5,000,000 after the effect of the payments to redeeming shareholders and the payment of ROCL transaction costs. Should ROCL not have a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of NEH on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:

	No Additional Redemptions Scenario	Maximum Redemptions Scenario
NEH stockholders	8,180,000	8,180,000
ROCL public stockholders	1,582,797	632,257
Sponsor Shares (1)	3,336,500	3,336,500
Advisor shares	575,000	575,000
Total	13,674,297	12,723,757
(1)	Includes 2,875,000 Founders Shares of which 167,234 shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 shares underlying the Private Units.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2023, gives effect to the Business Combination as if it had occurred on September 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, gives effect to the Business Combination as if it had occurred on January 1, 2022.

	Pro Forma Combined
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Nine Months Ended September 30, 2023
Net loss	$(910,490)	$(910,490)
Net loss per share – basic and diluted	$(0.07)	$(0.07)
Weighted average shares outstanding – basic and diluted
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2022
Net loss	$(7,388,372)	$(7,388,372)
Net loss per share – basic and diluted	$(0.54)	$(0.58)
Weighted average shares outstanding – basic and diluted
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2023
Total assets	$67,728,687	$57,505,527
Total liabilities	$51,874,783	$51,874,783
Total equity	$15,853,903	$5,630,743

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial statements presents the combination of financial information of ROCL and NEH, adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, has been derived from the historical unaudited balance sheet of NEH and ROCL as of September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred as of September 30, 2023.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, has been derived from the historical unaudited statement of operations of NEH and ROCL for the nine months ended September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from the historical audited statements of operations of Solis Partners LLC (“Solis”) and ROCL for the year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022. On February 6, 2023, NEH entered into a Reorganization Agreement and Plan Share Exchange Agreement (the “Agreement”) with Solis. Immediately prior to February 6, 2023, NEH was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in NEH shall be automatically converted and exchanged for shares of NEH’s common stock.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

●the historical unaudited financial statements of ROCL as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●the historical unaudited financial statements of NEH as of September 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●the historical audited financial statements of ROCL for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●the historical audited financial statements of Solis for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus;

●the related notes to the unaudited pro forma condensed combined financial statements; and

●the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ROCL”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH” and other financial information relating to ROCL and NEH included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,”as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. NEH and ROCL have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements.

This information should be read together with the financial statements and related notes, as applicable, of each of NEH and ROCL included in this proxy statement/prospectus and NEH’s and ROCL’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On January 3, 2024, ROCL entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ROCL, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ROCL (“Merger Sub”), and NEH. Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the NEH, with NEH surviving as a wholly owned subsidiary of ROCL (the “Merger”). Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.

Subject to the terms and conditions set forth in the Business Combination Agreement, in consideration of the Merger, the holders of shares of NEH Common Stock (including shares of NEH Common Stock resulting from the conversion of NEH Preferred Stock) will receive an aggregate of 9.0 million shares of ROCL’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the BCA) (which shares do not include the Earnout Shares (as defined below)) (the “NEH Merger Shares”). For purposes of the NEH Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the NEH Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the NEH Merger Shares will be decreased by 1/10 of one share.

The Business Combination Agreement also provides, among other things, that the holders of shares of NEH Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of ROCL’s common stock (the “Earnout Shares”), subject to the following contingencies:

(i)500,000 Earnout Shares, in the event that, based upon the audited financial statements of NEH for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by NEH; and

(ii)

500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which ROCL’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Special Meeting Redemptions

On May 7, 2023, ROCL held a special meeting of its stockholders at which stockholders approved extending the date by which ROCL must consummate its initial business combination from June 3, 2023 to December 4, 2023 (the “First Extensions”). In connection with the approval of the extension, ROCL’s public stockholders elected to redeem 8,989,488 shares of common stock at a redemption price of approximately $10.35 per share (the “May Redemptions”), for an aggregate redemption amount of approximately $93.0 million. On December 1, 2023, ROCL held a special meeting at which stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its initial business combination from December 4, 2023 to December 3, 2024 (the “Second Extension”). In connection with the meeting, stockholders holding 927,715 shares of ROCL common stock exercised their right to redeem such shares at a redemption price of approximately $10.66 per share (the “December Redemptions”), for an aggregate redemption amount of approximately $9.9 million.

First Extension Non-Redemption Agreements

In connection with the First Extension, ROCL entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of ROCL’s common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the First Extension. In consideration of such agreements, certain ROCL Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, ROCL entered into amendments to the non-

redemption agreements to provide that ROCL or certain Initial Stockholders, or their affiliates or designees, will pay such stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements.

Project Financing Debt

NEH is seeking $45,000,000 in project finance to further complete its plans to become vertically integrated within the Pecos Slope. These efforts are being led by the Roth Energy Capital Team and expect a closing by the second quarter of 2024. Use of proceeds from the financing will be used to finalize payment for the NEH’s 20,000 nameplate gas processing plant, additional gathering system infrastructure, as well as production optimization focused on both workovers and new drills.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer” This determination was primarily based on the assumption that:

●NEH’s current shareholders will hold a majority of the voting power of ROCL post Business Combination;

●Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including two of the existing directors from NEH, two (2) members who qualify as an independent director under the applicable SEC and Nasdaq rules and one (1) director designated by certain holders of ROCL common stock and warrants subject to the consent of NEH;

●NEH’s operations will substantially comprise the ongoing operations of ROCL;

●NEH’s senior management will comprise three members of the NEH senior management, and those other persons as mutually agreed by ROCL and NEH.

Another determining factor was that ROCL does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of ROCL will be stated at historical cost, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

ROCL has elected to provide the unaudited pro forma condensed combined financial statements under two different redemption scenarios of ROCL public shares into cash as more fully described below:

●Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the May Redemptions and the December Redemptions, no additional public stockholders of ROCL exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 950,540 shares of ROCL common stock will exercise their redemption rights for $10.2 million upon consummation of the Business Combination at a redemption price of approximately $10.76 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed

(a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming stockholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of NEH on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NEH stockholders	8,180,000	59.8%	8,180,000	64.3%
ROCL public stockholders	1,582,797	11.6%	632,257	5.0%
Sponsor Shares (1)	3,336,500	24.4%	3,336,500	26.2%
Advisor shares	575,000	4.2%	575,000	4.5%
Total shares outstanding	13,674,297		12,723,757
(1)	Includes 2,875,000 Founder Shares of which 167,234 shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022, are based on the historical financial statements of NEH and ROCL. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023(1)

			Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined	Transaction Accounting Adjustments		Pro Forma Condensed Combined
ASSETS
Current assets
Cash	$457,203	$112,941	$45,000,000	A	$60,159,269	$(10,223,160)	F	$49,936,109
			17,023,160	B
			(2,489,588)	C
			340,014	D
			(160,000)	J
			215,539	L
			121,841	M
			(461,841)	G
Cash and marketable securities held in Trust Account	—	26,711,906	(17,023,160)	B	—	—		—
			(9,889,573)	I
			90,000	K
			110,827	L

Accounts receivable, net	816,521	—	—		816,521	—		816,521
Restricted investments	1,266,270	—	—		1,266,270	—		1,266,270
Right-of-use assets, current	25,332	—	—		25,332	—		25,332
Prepaid expenses	121,103	76,766	—		197,869	—		197,869
Total current assets	2,686,429	26,901,613	32,877,219		62,465,261	(10,223,160)		52,242,101
Non-current assets
Deferred tax asset	427,471	—	—		427,471	—		427,471
Oil and natural gas properties, net (full cost)	4,803,823	—	—		4,803,823	—		4,803,823
Other property, plant and equipment, net	32,132	—	—		32,132	—		32,132
Total non-current assets	5,263,426	—	—		5,263,426	—		5,263,426
Total assets	$7,949,855	$26,901,613	$32,877,219		$67,728,687	$(10,223,160)		$57,505,527

LIABILITIES
Current liabilities
Accounts payable and accrued expenses	$1,456,776	$733,415	$(760,483)	C	$1,429,708	$—		$1,429,708
Notes payable - current	457,493	—	—		457,493	—		457,493
Due to related parties	725,264	—	—		725,264	—		725,264
Lease liabilities current	25,332	—	—		25,332	—		25,332
Other current liabilities	10,427	—	—		10,427	—		10,427
Due to Non-redeeming Stockholders	—	151,189	(151,189)	J	—	—		—
Promissory note - related party	—	250,000	90,000	K	—	—		—
			121,841	M
			(461,841)	G
Excise tax payable	—	930,108	(822,131)	O	107,977	—		107,977
Income taxes payable	—	51,673	—		51,673	—		51,673
Total current liabilities	2,675,292	2,116,385	(1,983,803)		2,807,874	—		2,807,874
Non-current liabilities
Asset retirement obligation	2,053,361	—	—		2,053,361	—		2,053,361
Notes payable non-current	2,013,548	—	45,000,000	A	47,013,548	—		47,013,548
Total non-current liabilities	4,066,909	—	45,000,000		49,066,909	—		49,066,909
Total liabilities	6,742,201	2,116,385	43,016,197		51,874,783	—		51,874,783

Common stock subject to possible redemption	—	26,591,561	(16,701,988)	F	—	—		—
			(9,889,573)	I

EQUITY
NEH Series X preferred stock	1	—	(1)	D	—	—		—
NEH common stock	6,108	—	(6,108)	D	—	—		—
ROCL common stock	-	334	11,182	D	13,674	(864)	F	12,810
			1,583	F
			575	H
Additional paid-in capital	347,358	—	(648,388)	C	20,161,042	(10,222,209)	F	9,938,833
			334,941	D
			(3,358,729)	E
			16,700,405	F
			788,900	N
			5,174,425	H
			822,131	O
Accumulated deficit	854,187	(1,806,667)	(1,080,717)	C	(4,320,813)	—		(4,320,813)
			3,358,729	E
			(788,900)	N
			(5,175,000)	H
			(8,811)	J
			326,366	L
Total equity	1,207,654	(1,806,333)	16,452,582		15,853,903	(10,223,160)		5,630,743
Total equity and liabilities	$7,949,855	$26,901,613	$32,877,219		$67,728,687	$(10,223,160)		$57,505,527
(1)

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical unaudited balance sheet of NEH as of September 30, 2023, with the historical unaudited balance sheet of ROCL as of September 30, 2023. See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023(1)

			Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined		Transaction Accounting Adjustments	Pro Forma Condensed Combined

Revenue	$438,205	$—	$—		$438,205		$—	$438,205

Costs and expenses
Lease operating expenses	(829,728)		—		(829,728)		—	(829,728)
Depletion, depreciation, amortization, and accretion	(672,774)		—		(672,774)		—	(672,774)
General and administrative expenses	(3,864,048)	(1,293,488)	—		(5,157,536)		—	(5,157,536)
Total costs and expenses	(5,366,550)	(1,293,488)	—		(6,660,038)		—	(6,660,038)

Income (loss) from operations	(4,928,345)	(1,293,488)	—		(6,221,833)		—	(6,221,833)

Other income (expense)
Gain on sale of assets	5,834,293	—	—		5,834,293		—	5,834,293
Interest income	29,869	—	—		29,869		—	29,869
Interest expense	(107,930)	—	—		(107,930)		—	(107,930)
Other, net	(314,541)	—	—		(314,541)		—	(314,541)
Change in the fair value of due to non-redeeming stockholders	—	(471,189)	—		(471,189)		—	(471,189)
Interest income on marketable securities held in Trust Account	—	2,641,366	(2,641,366)	AA	—		—	—
Total other income (expenses)	5,441,691	2,170,177	(2,641,366)		4,970,502		—	4,970,502

Income (loss) before income tax expense	513,346	876,689	(2,641,366)		(1,251,331)		—	(1,251,331)

Income tax benefit (expense)	340,841	(719,832)	719,832	BB	340,841		—	340,841

Net income (loss)	$854,187	$156,857	$(1,921,534)		$(910,490)		$—	$(910,490)

Basic and diluted net income per share, common stock subject to possible redemption	$—	$0.13

Basic and diluted net income (loss) per share, non-redeemable common stock	$0.15	$(0.24)

Pro forma weighted average number of shares outstanding - basic and diluted					13,674,297	(2)		12,726,757	(2)

Pro forma earnings per share - basic and diluted					$(0.07)			$(0.07)

(1)The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, combines the historical unaudited statement of operations of NEH for the nine months ended September 30, 2023, with the historical unaudited statement of operations of ROCL for the nine months ended September 30, 2023. See accompanying notes to the unaudited pro forma condensed combined financial statements.

(2)Please refer to Note 7 — “Net Loss per Share” for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022(1)

			Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Condensed Combined		Transaction Accounting Adjustments	Pro Forma Condensed Combined
Revenue	$4,223,354	$—	$—		$4,223,354		$—	$4,223,354
Costs and expenses
Lease operating expenses	(1,793,232)				(1,793,232)		—	(1,793,232)
Depletion, depreciation, amortization, and accretion	(916,983)				(916,983)		—	(916,983)
General and administrative expenses	(1,230,427)	(541,229)	(1,080,717)	CC	(2,852,373)		—	(2,852,373)
Stock-based compensation expense			(5,175,000)	DD	(5,963,900)		—	(5,963,900)
			(788,900)	EE
Total costs and expenses	(3,940,642)	(541,229)	(7,044,617)		(11,526,488)		—	(11,526,488)

Income (loss) from operations	282,712	(541,229)	(7,044,617)		(7,303,134)		—	(7,303,134)

Other income (expense)	—	—	—		—		—
Interest income	9,800	—	—		9,800		—	9,800
Interest expense	(111,038)	—	—		(111,038)		—	(111,038)
Other, net	16,000	—	—		16,000		—	16,000
Interest income on marketable securities held in Trust Account	—	1,684,555	(1,684,555)	AA	—		—	—
Total other income (expenses)	(85,238)	1,684,555	(1,684,555)		(85,238)		—	(85,238)

Income (loss) before income tax expense	197,474	1,143,326	(8,729,172)		(7,388,372)		—	(7,388,372)

Income tax expense	—	(421,211)	421,211	BB	—		—	—

Net income (loss)	$197,474	$722,115	$(8,307,961)		$(7,388,372)		$—	$(7,388,372)

Basic and diluted net income per share, common stock subject to possible redemption		$0.07

Basic and diluted net loss per share, non-redeemable common stock		$(0.02)

Pro forma weighted average number of shares outstanding - basic and diluted					13,674,297	(2)		12,723,757	(2)

Pro forma earnings per share - basic and diluted					$(0.54)			$(0.58)
(1)

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Solis for the year ended December 31, 2022, with the historical audited statement of operations of ROCL for the year ended December 31, 2022. See accompanying notes to the unaudited pro forma condensed combined financial statements.

(2)Please refer to Note 7 — “Net Loss per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On January 3, 2024, ROCL entered into the Business Combination Agreement, by and among ROCL, Merger Sub, and NEH. Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the NEH, with NEH surviving as a wholly owned subsidiary of ROCL (the “Merger”). Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.

Subject to the terms and conditions set forth in the Business Combination Agreement, in consideration of the Merger, the holders of shares of NEH Common Stock (including shares of NEH Common Stock resulting from the conversion of NEH Preferred Stock) will receive an aggregate of 9.0 million shares of ROCL’s common stock, which number will be subject to adjustment based upon the Net Debt (which shares do not include the Earnout Shares) (the “NEH Merger Shares”). For purposes of the NEH Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the NEH Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the NEH Merger Shares will be decreased by 1/10 of one share.

The Business Combination Agreement also provides, among other things, that the holders of shares of NEH Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of ROCL’s common stock (the “Earnout Shares”), subject to the following contingencies:

(i)500,000 Earnout Shares, in the event that, based upon the audited financial statements of NEH for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by NEH; and

(ii)

500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which ROCL’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The financial results may have been different had the companies always been combined and therefore the unaudited pro forma condensed combined financial statements may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that NEH will experience. NEH and ROCL did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023, has been derived from the historical unaudited balance sheet of NEH and ROCL as of September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred as of September 30, 2023.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023, has been derived from the historical unaudited statement of operations of NEH and ROCL for the nine months ended September 30, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been derived from the historical audited statements of operations of Solis Partners LLC (“Solis”) and ROCL for the year ended December 31, 2022, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2022. On February 6, 2023, NEH entered into a Reorganization Agreement and Plan Share Exchange Agreement (the “Agreement”) with Solis. Immediately prior to February 6,

2023, NEH was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in NEH shall be automatically converted and exchanged for shares of NEH’s common stock.

The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. ROCL has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

ROCL does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 3 – Accounting for the Business Combination for more details.

The historical financial statements of NEH and ROCL have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial statements reflect U.S. GAAP, the basis of accounting used by NEH.

ROCL has elected to provide the unaudited pro forma condensed combined financial statements under two different redemption scenarios of ROCL public shares into cash as more fully described below:

●Scenario 1 — Assuming No Additional Redemptions: This presentation assumes that, after the May Redemptions and the December Redemptions, no additional public stockholders of ROCL exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

●Scenario 2 — Assuming Maximum Redemptions: This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 950,540 shares of ROCL common stock will exercise their redemption rights for $10.2 million upon consummation of the Business Combination at a redemption price of approximately $10.76 per share. The maximum redemptions amount reflects the maximum number of the ROCL Public Shares that can be redeemed

(a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming stockholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following summarizes the pro forma shares of NEH common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NEH stockholders	8,180,000	59.8%	8,180,000	64.3%
ROCL public stockholders	1,582,797	11.6%	632,257	5.0%
Sponsor Shares (1)	3,336,500	24.4%	3,336,500	26.2%
Advisor shares	575,000	4.2%	575,000	4.5%
Total shares outstanding	13,674,297		12,723,757
(1)	Includes 2,875,000 Founder Shares of which 167,234 Founder shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer”. This determination was primarily based on the assumption that:

●	NEH’s current shareholders will hold a majority of the voting power of ROCL post Business Combination;
●	Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including two of the existing directors from NEH, two (2) members who qualify as an independent director under the applicable SEC and Nasdaq rules and one (1) director designated by certain holders of ROCL common stock and warrants subject to the consent of NEH;
●	NEH’s operations will substantially comprise the ongoing operations of ROCL;
●	NEH’s senior management will comprise three members of the NEH senior management, and those other persons as mutually agreed by ROCL and NEH.

Another determining factor was that ROCL does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of ROCL will be stated at historical cost, with no goodwill or other intangible assets recorded.

Note 4 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of September 30, 2023, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.Reflects proceeds to be received from the project financing. The Business Combination Agreement contains the condition that as of the Closing NEH obtain additional project financing of at least $45,000,000 to fund its new plant construction. NEH is still negotiating terms for its potential financing and deemed entering such financing as probable.

B.Reflects the liquidation and reclassification of $17.0 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.Represents preliminary estimated transaction costs deemed to be direct and incremental costs of the Business Combination expected to be incurred by ROCL and NEH of approximately $5.0 million for legal, accounting, and due diligence fees incurred as part of the Business Combination.

For the ROCL transaction costs of $1.8 million, $0.7 million have been accrued as of the pro forma balance sheet date. The remaining amount of $1.1 million is reflected as an adjustment to accumulated losses.

For the NEH transaction costs of $3.2 million, $0.04 million has been accrued, $2.5 million has been paid and $0.6 million is included as an adjustment to additional paid-in capital.

D.Represents (a) the conversion of 5,000 shares of NEH Series X preferred stock on a one-to-one basis at par value of $0.001 per share and the issuance of 97,147 shares of NEH common stock at par value of $0.001 per share that occurred after September 30, 2023 (b) the exchange of outstanding NEH shares into 8,180,000 shares of common stock at par value of $0.001 per share and (c) the conversion of ROCL common stock to par value $0.001 per share upon the consummation of the Business Combination.

E.Represents the elimination of ROCL’s historical accumulated losses after recording the transaction costs to be incurred by ROCL as described in (C) above, the reversal of the fair value adjustment of due to non-redeeming stockholders as described in (J) below, the stock-based compensation as described in (M) below, the advisor shares issued as described in (H) below and the recognition of interest earned in the Trust Account subsequent to September 30, 2023 as described in (L) below.

F. In Scenario 1, reflects the no additional redemptions scenario. In Scenario 2, reflects the maximum redemption of 950,540 ROCL shares for aggregate redemption payments of $10.2 million at a redemption price of approximately $10.76 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming shareholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

G.Reflects the repayment of the ROCL promissory note – related party.

H.	Reflects the issuance of 575,000 of ROCL common stock, par value $0.001 per shares, to advisors for services rendered in connection with the Business Combination valued at $5,175,000.
I.

Reflects the redemption of 927,715 Public Shares for a cash payment of $9.9 million, or $10.66 per share on December 11, 2023 to extend the date by which ROCL must consummate a business combination from December 4, 2023 to December 3, 2024 provided that an extension amount of the lesser of $37,500 or $0.025 per public share for each one-month extension is deposited into the Trust Account in connection with each extension.

J.Reflects the payment of $160,000 to stockholders who elected not to redeem their shares under the Non-Redemption Agreements in connection with the First Extension and the reversal of $8,811 of the fair value adjustment of the due to Non-Redeeming Stockholders.

K.Reflects the borrowings from the ROCL Initial Stockholders to fund extension payments into the Trust Account subsequent to September 30, 2023.

L.Reflects the interest earned in the Trust Account, net of interest withdrawn for certain tax obligations, subsequent to September 30, 2023.

MReflects receipt of amounts from the ROCL Initial Stockholders for working capital purposes subsequent to September 30, 2023.

N.Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the sale of 167,234 Founder Shares to certain ROCL Initial Stockholders and independent directors, valued at $4.72 per share, or an aggregate amount of approximately $788,900.

O.Reflects the adjustment to the amount of excise tax payable due to the issuance of shares as September 30, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined balance sheet.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for nine months ended September 30, 2023, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.
BB.	Reflects the elimination of the ROCL tax provision since the interest income generated from the investments held in the Trust account is eliminated in adjustment (AA) above.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2022, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2022.
BB.	Reflects the elimination of the ROCL tax provision since the interest income generated from the investments held in the Trust account is eliminated in adjustment (AA) above.
CC.

Reflects the estimated transaction costs of ROCL of approximately $1.1 million as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. See adjustment (C) of the unaudited pro forma condensed combined balance sheet.

DD.

Reflects the stock-based compensation issued to advisors for services rendered in connection with the Business Combination. See adjustment H of the unaudited pro forma condensed combined balance sheet.

EE.

Reflects the recognition stock-based compensation expense at the consummation of the Business Combination related to the sale of Founders Shares to certain ROCL Initial Stockholders and independent directors. See adjustment N of the unaudited pro forma condensed combined balance sheet.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of ROCL’s public shares:

	For the Nine Months Ended September 30, 2023 and for the Year Ended December 31, 2022
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
NEH shareholders	8,180,000	8,180,000
ROCL public shareholders	1,582,797	632,257
Sponsor shares (1)	3,336,500	3,336,500
Advisor shares	575,000	575,000
Total	13,674,297	12,723,757

(1)	Includes 2,875,000 Founder Shares of which167,234 Founder Shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

	Nine Months Ended September 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(910,490)	$(910,490)
Weighted average shares outstanding of common stock – basic and diluted	13,674,297	12,723,757
Net loss per share – basic and diluted	$(0.07)	$(0.07)
Excluded securities:(1)
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	230,750	230,750
Earnout Shares	1,000,000	1,000,000

	Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(7,388,372)	$(7,388,372)
Weighted average shares outstanding of common stock – basic and diluted
Net loss per share – basic and diluted	$(0.54)	$(0.58)
Excluded securities:(1)
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	230,750	230,750
Earnout Shares	1,000,000	1,000,000
(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

APPRAISAL OF CERTAIN OIL AND GAS INTERESTS

This is a summary of the Appraisal Report contained in Annex E. It includes estimates of the proved, probable, and possible helium reserves and certain forward-looking statements. This summary does not include all the information you should consider before investing in our shares. Before making an investment decision, you should read this prospectus in its entirety, including, but not limited to, the Appraisal Report, the sections “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH” as well as our consolidated financial statements and the respective explanatory notes, included elsewhere in this prospectus.

This Appraisal Report was prepared for New Era Helium Corp.’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of the Appraisal Report are appropriate for such purpose. Composite proved reserve estimates and economic forecasts are summarized below:

			Proved	Proved
			Developed	Non-	Proved
		Proved	Producing	Producing	Undeveloped
Net Reserves
Gas	MMcf	66,475.8	23,687.4	4,371.7	38,416.7
Helium*	MMcf	483.6	0.0	0.0	483.6
NGL	MBbl	4,766.0	0.0	.0.0	4,766.0
Oil	MBbl	46.2	3.3	42.9	0.0
Revenue
Gas	M$	237,491.3	84,796.8	15,598.0	137,096.5
Helium*	M$	217,626.3	0.0	0.0	217,626.3
NGL	M$	157,882.0	0.0	0.0	157,882.0
Oil	M$	6,777.6	2,763.3	4,014.3	0.0
Severance and
Ad Valorem Taxes	M$	52,617.6	6,126.6	1,902.4	44,588.6
Operating Expenses	M$	104,067.8	55,715.9	3,278.7	45,073.2
Investments	M$	90,177.0	0.0	8,000.0	82,177.0
Operating Income (BFIT)	M$	372,914.8	25,717.6	6,431.2	340,766.0
Discounted @ 10%	M$	91,700.4	11,716.3	-1,490.9	81,475.0

*The revenues and costs related to Helium is not compliant with the SEC requirements

Composite probable and possible reserve estimates and economic forecasts are summarized below:

			Probable		Possible
		Probable	Undeveloped	Possible	Undeveloped
Net Reserves
Gas	MMcf	139,967.0	139,967.0	85,509.4	85,509.4
Helium*	MMcf	934.4	934.4	612.0	612.0
NGL	MBbl	9,772.4	9,772.4	5,970.2	5,970.2
Revenue
Gas	M$	499,400.3	499,400.3	305,096.5	305,096.5
Helium*	M$	420,459.7	420,459.7	275,405.4	275,405.4
NGL	M$	323,727.3	323,727.3	197,773.3	197,773.3
Severance and Ad Valorem Taxes	M$	112,666.7	112,666.7	69,757.8	69,757.8
Operating Expenses	M$	161,674.1	161,674.1	88,569.8	88,569.8
Investments	M$	251,162.6	251,162.6	146,147.6	146,147.6
Operating Income (BFIT)	M$	718,083.9	718,083.9	473,800.0	473,800.0
Discounted @ 10%	M$	43,523.2	43,523.2	3,608.9	3,608.9

*The revenues and costs related to Helium is not compliant with the SEC requirements

Primary Economic Assumptions

Values of proved, probable, and possible reserves in the Appraisal Report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is that revenue which will accrue to the evaluated interests from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating expenses, capital costs, and abandonment costs from the future gross revenue. Operating expenses include field operating expenses, transportation expenses, compression charges, and an allocation of overhead that directly relates to production activities. Future income tax expenses were not taken into account in the preparation of these estimates. Present worth of future net revenue is calculated by discounting the future net future revenue at the arbitrary rate of 10 percent per year compounded annually over the expected period of realization. Present worth should not be construed as fair market value because no consideration was given to additional factors that influence the prices at which properties are bought and sold.

Future prices were estimated using guidelines established by the SEC and the Financial Account Standards Board (FASB). The assumptions used for estimating future prices and expense are as follows:

Gas Prices

Gas price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a Henry Hub price of $4.763 per million British thermal units (MMBtu) and were held constant for the lives of the properties. The Henry Hub gas price of $4.763 per MMBtu is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the last six months of 2022 and the first six months of 2023. British thermal unit factors were provided by Solis and used to convert prices from dollars per MMBtu to dollars per thousand cubic feet ($/Mcf). A gas price of $3.88 per thousand cubic feet of gas was used from July 2023 through July 2024. The volume-weighted average product price over the life of the properties was $3.57 per thousand cubic feet of gas.

Helium Prices

Helium price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a Helium price of $450.00 per thousand cubic feet ($/Mcf) and were held constant for the lives of the properties. The volume-weighted average product price over the life of the properties were $450.00 per thousand cubic feet of gas.

Natural Gas Liquid Prices

Natural Gas Liquid (NGL) price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing of $82.817 per barrel and were held constant for the lives of the properties. The WTI oil price of $82.817 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the last six months of 2022 and the first six months of 2023. The volume-weighted average product price over the life of the properties was $33.13 per barrel of oil.

Oil and Condensate Prices

Oil and condensate price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing price of $82.82 per barrel and were held constant for the lives of the properties. The WTI oil price of $82.82 per barrel and were held constant for the lives of the properties. The WTI oil price of $82.82 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the last six months of 2022 and the first six months of 2023. The volume-weighted average product price over the life of the properties was $82.82 per barrel of oil.

Production and Ad Valorem taxes

Production taxes were calculated using the tax rates for the state in which the property is located. Ad valorem taxes were calculated using average rates for each county in which the property is located.

Operating Expenses, Capital Costs and Abandonment Costs

Operating costs were based on operating expense records of Solis Partners, LLC and based on current expenses, were held constant for the lives of the properties. Development costs were furnished to MKM Engineering by Solis and are based on authorization for expenditures for the proposed work or actual costs of similar projects. The development costs furnished to MKM Engineering were accepted as factual data and reviewed by MKM Engineering for their reasonableness; however, MKM Engineering has not conducted an independent verification of these costs. Capital expenditures for plugging, abandonment, and reclamation of the properties at the end-of-project life were not included in the Appraisal Report.

The proved, probable, and possible reserve classifications conform to criteria of the Securities and Exchange Commission, except where noted in the Appraisal Report. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of the Appraisal Report, including consideration of changes in existing prices provided only by contractual arrangement but not including escalations based on future conditions. The reserves and economics are predicted on the regulatory agency classifications, rules, policies, laws, taxes, and royalties in effect on the date of the Appraisal Report as noted therein. In evaluating the information at our disposal concerning the Appraisal Report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geosciences. Therefore, the possible effects of changes in legislation nor other Federal or State restrictive actions have not been considered. An on-site field inspection of these properties has not been made nor have the wells been tested by MKM Engineering. Possible environmental liability related to the properties has not been investigated nor considered.

Methodology and Procedures

The reserves were estimated using a combination of the production performance, volumetric, and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein. All reserve estimates represent the best judgment of MKM Engineering based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom, and the actual cost incurred could be more or less than the estimated amounts.

The process of estimated reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.

For depletion type reservoirs or those whose performance disclosed a reliable decline in producing rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production decline curves, reserves were estimated only to the limits of economic production based on existing economic conditions. In certain cases, when the previously named method could not be used, reserves were estimated by analogy with similar wells or reservoirs for which more complex data were available.

As circumstances change and additional data become available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to change sin well performance, prices, economic conditions, and governmental restrictions.

Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information, and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance. Such revisions can be positive or negative.

Gas reserves estimated herein are expressed as sales gas. Sales gas is defined as the total gas to be produced from the reservoirs, measured at the point of delivery, after reduction for fuel use and shrinkage resulting from the field separation and processing. Gas reserves are expressed at a temperature base of 60 degrees Fahrenheit and at the pressure base of the state in which the resources are located. Gas reserves included herein are expressed in thousands of cubic feet (Mcf). Oil and condensate reserves estimated herein are those to be recovered by conventional lease separation. Natural Gas Liquids reserves included in the Appraisal Report are expressed in barrels (bbl) representing 42 United States gallons per barrel.

The reserve estimates were based on interpretations of factual data furnished by Solis Partners, L.L.C. Ownership interests were supplied by Solis Partners, LLC and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement this data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause MKM Engineering to believe that we are not justified in relying on such data.

MKM Engineering is independent with respect to Solis Partners, LLC, NEH Midstream, LLC, and New Era Helium Corp. as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (“SPE Standards”). Neither MKM Engineering nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties.

PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

General

Holders of ROCL Common Stock are being asked to approve and adopt the BCA and the transactions contemplated thereby, including the Business Combination. ROCL stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the BCA, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The BCA” below, for additional information and a summary of certain terms of the BCA. You are urged to read carefully the BCA in its entirety before voting on this proposal. Capitalized terms not defined in this section have the meanings ascribed to them in the BCA.

Because ROCL is holding a stockholder vote on the Business Combination, ROCL may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date for the Special Meeting.

Background of the Business Combination

The proposed business combination was the result of an extensive search by ROCL for a potential transaction using the network, investment and operating experience of its management team. With the assistance of the Sponsors, ROCL explored more than 20 potential targets as described in further detail in the following paragraphs. The terms of the proposed business combination with NEH were the result of extensive negotiations between ROCL and NEH over the course of approximately eight weeks. The following is a brief description of the background of this process.

ROCL is a blank check company formed under the laws of the State of Delaware on November 5, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.

In December 2020, certain of the Sponsors purchased an aggregate of 4,312,500 shares of ROCL common stock for an aggregate purchase price of $25,000. In September 2021, certain of the Sponsors sold an aggregate of 1,547,802 shares back to ROCL for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled and the remaining 110,302 shares were purchased by certain of ROCL’s officers and directors for an aggregate purchase price of $959.14, resulting in there being 2,875,000 Founder Shares outstanding. On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to ROCL’s independent directors for an aggregate purchase price of $495.05.

The registration statement for ROCL’s initial public offering was declared effective on November 30, 2021. On December 3, 2021, ROCL consummated the IPO of 11,500,000 Units at a price of $10.00 per unit, generating gross proceeds of $115,000,000, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units. Simultaneously with the closing of the IPO, ROCL consummated the sale of 461,500 Private Units at a price of $10.00 per unit in a private placement to certain of the Sponsors, generating gross proceeds of $4,615,000.

After deducting the underwriting discounts and offering expenses from the ROCL IPO and the sale of the Private Units, a total of $116,725,000 was deposited into the Trust Account established for the benefit of ROCL’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Following the pricing of the ROCL IPO, the respective banking teams at Roth and Craig-Hallum were asked, in their roles as advisors to ROCL under the Business Combination Marketing Agreement, to prepare lists of potential target companies for review by Byron Roth and John Lipman, ROCL’s Co-Chief Executive Officers and Co-Chairmen of the Board. Mr. Roth and Mr. Lipman asked the Roth and Craig-Hallum teams to focus on companies known to be active in strategic discussions, so that delays in negotiations would be minimized, and that were drawn from industry sectors that were known to the banking teams of Roth and Craig-Hallum from their platforms with capital markets and financial advisory expertise, so that transaction analyses could be developed quickly. In addition, the independent members of the ROCL Board were requested to approach their networks of business contacts (including venture capital funds, private equity funds and hedge funds, operating companies, and advisors) to identify any such opportunities for further review. Mr. Roth and Mr. Lipman also researched their own networks in this regard. While there are certain conflicts of interest related to ROCL’s officers and directors, as described in “Management of ROCL — Conflicts of Interest,” ROCL does not believe that such conflicts of interest materially impacted its search for an acquisition target.

ROCL and its directors and officers focused the search for potential targets using the general criteria and guidelines identified in the IPO prospectus which it believed would be important in evaluating a prospective target, including businesses:

●	with an enterprise value of approximately $400 million to $1.0 billion;
●	with a history of, or potential for, strong, stable cash flow generation, with predictable and recurring revenue streams;
●	facing complex situations that require creative solutions to lead to less competitive transactions where ROCL could combine with attractive businesses at reasonable valuations;
●	that would benefit from additional capital investment through a business combination;
●	with strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow;
●	that ROCL could grow both organically and through acquisitions;
●	that ROCL believed would benefit from being publicly traded and could effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company; and
●	that ROCL believed can offer attractive risk-adjusted return on investments for our stockholders.

In line with the ROCL IPO prospectus, ROCL additionally focused its search on businesses that had primary operations in the business services, consumer, healthcare, technology, wellness or sustainability sectors. The foregoing criteria and industries were not exhaustive and evaluations relating to the merits of each potential business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that ROCL’s management and the ROCL Board deemed relevant.

Background of ROCL’s Interactions with Initial Candidates

Since December 3, 2021 ROCL reviewed more than 50 potential targets for its initial business combination (“Initial Candidates”), including negotiating and executing routine non-disclosure agreements on customary terms with over 16 such companies. Of the approximately 16 Initial Candidates, ROCL submitted at least 12 preliminary proposals to certain of these potential targets. ROCL did not enter into any exclusive non-binding letters of intent with any targets other than Slacker. ROCL is in deep discussions with 4 of those targets and at least two additional targets where LOI proposals have not yet been submitted.

With regard to the 12 targets with which ROCL submitted proposals and did not pursue a business combination:

Target A, a restaurant ownership and management company, was introduced to ROCL through John Lipman. Between March 2022 and May 2022, ROCL and Target A’s management team had several calls and an in-person meeting to discuss Target A’s business and a potential business combination. ROCL sent a preliminary proposal on April 1, 2022 to Target A. The proposal included a pre-money equity valuation of $350 million. No letter of intent was signed between ROCL and Target A, and the parties ceased discussions in May 2022.

Target B, a private jet ownership company, was introduced to ROCL through ROCL’s management team. Between August 2022 and April 2023, ROCL and Target B’s management team had several calls and an in-person meeting to discuss Target B’s business and a potential business combination. ROCL sent a preliminary proposal on September 2, 2022 to Target B. The proposal included a pre-money equity valuation of $125 million. No letter of intent was signed between ROCL and Target B, and the parties ceased discussions in April 2023.

Target C, a home automation company, was introduced to ROCL through Aaron Gurewitz, ROCL’s Co-President. Between December 2022 and February 2023, ROCL and Target C’s management team had several calls to discuss Target C’s business and a potential business combination. ROCL sent a preliminary proposal on January 28, 2023 to Target C. The proposal included a pre-money equity valuation of $100 million. No letter of intent was signed between ROCL and Target C, and the parties ceased discussions in February 2023.

Target D, a restaurant ownership and management company, was introduced to ROCL by investment bankers on the consumer team at Roth. Between February 2023 and March 2023, ROCL and Target D’s management team had several calls and in-person meetings to discuss Target D’s business and a potential business combination. ROCL sent a preliminary proposal on February 8, 2023 to Target D. The proposal included a pre-money equity valuation of $420 million. No letter of intent was signed between ROCL and Target D, and the parties ceased discussions in March 2023.

Target E, a podcasting company, was introduced to ROCL through members of ROCL’s management team. Between February 2023 and March 2023, ROCL and Target E’s management team had several calls and an in-person meeting to discuss Target E’s business and a potential business combination. ROCL sent a preliminary proposal on March 8, 2023 to Target E. The proposal included a pre-money equity valuation of $110 million. No letter of intent was signed between ROCL and Target E, and the parties ceased discussions in March 2023.

Target F, a media company, was introduced to ROCL through members of ROCL’s management team. Between February 2023 and October 2023, ROCL and Target F’s management team had several calls and in-person meetings to discuss Target F’s business and a potential business combination. ROCL and Target F signed an LOI on April 26, 2023 with exclusivity through May 26, 2023. The LOI was terminated on October 30, 2023. The LOI included a pre-money equity valuation of $160 million. The parties ceased discussion on October 30, 2023.

Target G, a consumer products company, was introduced to ROCL through members of ROCL’s management team. Between April 2023 and March 2023, ROCL and Target G’s management team had several calls and an in-person meeting to discuss Target E’s business and a potential business combination. ROCL sent a preliminary proposal on August 9, 2023 to Target G. The proposal included a pre-money equity valuation of $160 million. No letter of intent was signed between ROCL and Target G. The parties are no longer in discussions regarding a potential merger.

Target H, an electric vehicle components company, was introduced to ROCL through members of Craig-Hallum’s management team. During the month of October 2023, ROCL and Target H’s management team had several calls to discuss Target H’s business and a potential business combination. ROCL sent a preliminary proposal on October 31, 2023 to Target H. The proposal included a pre-money equity valuation of $50 million. No letter of intent was signed between ROCL and Target G. The parties are no longer in discussions regarding a potential merger.

Target J, a healthcare company, was introduced to ROCL through members of Craig-Hallum’s management team. During the month of October 2023, ROCL and Target J’s management team had several calls to discuss Target J’s business and a potential business combination. ROCL sent a preliminary proposal on October 20, 2023 to Target J. The proposal included a pre-money equity valuation of $60 million. No letter of intent was signed between ROCL and Target J. The parties are no longer in discussions regarding a potential merger.

Target K, an additive manufacturing company, was introduced to ROCL through members of Craig-Hallum’s management team. Between September 2023 and November 2023, ROCL and Target K’s management team had several calls to discuss Target K’s business and a potential business combination. ROCL sent a preliminary proposal on November 3, 2023 to Target K. The proposal included a pre-money equity valuation of $45 million. No letter of intent was signed between ROCL and Target K. The parties are no longer in discussions regarding a potential merger.

Target L, a healthcare company, was introduced to ROCL through members of Craig-Hallum’s management team. Between the months of September 2023 and November 2023, ROCL and Target L’s management team had several calls to discuss Target L’s business and a potential business combination. ROCL sent a preliminary proposal on November 16, 2023 to Target L. The proposal included a pre-money equity valuation of $85 million. No letter of intent was signed between ROCL and Target L. The parties are no longer in discussions regarding a potential merger.

Each of these Initial Candidates were reviewed in light of indicative valuations discussed with target representatives and compared with similar companies identified through either internal experience by ROCL management or a review of transaction databases. No criteria were weighted more heavily than any other, but the focus on similar industry, relevant applicable multiples and how recently a comparable transaction had been executed by such comparable companies were important in this analysis. Valuation analyses were generally performed by Mr. Roth and Mr. Lipman in consultation with other members of the ROCL management team and involved the application of judgment in determining such inputs as comparable companies analysis, backlog analyses and a myriad of quantitative factors. These outputs were discussed and presented to the ROCL Board or internally and ultimately informed the purchase price used in the transaction model.

The decision not to pursue other Initial Candidates was generally the result of ROCL management or the ROCL Board’s determination that each business was not an attractive target due to one or more of a number of important factors, including an evaluation of business prospects based on non-public information made available to ROCL, strategy differences that became evident in the process of negotiation, ability to forge an effective working relationship with the relevant management teams, perception of financial performance in light of deeper analysis, structure and valuation differences that emerged in discussions and, in certain cases, unavailability of relevant audited financial statements.

Background of ROCL’s Interactions with NEH

Joe Tonnos of ROCL was initially introduced to Will Gray of NEH on September 13, 2023 in a business context unrelated to a business combination. During that initial conversation and in subsequent discussions, Mr. Tonnos and Mr. Gray discussed a variety of business matters, including the overall SPAC market and pros and cons of SPACs in general. Mr. Tonnos first broached the subject of a business combination between NEH and ROCL occurred during a phone call on November 3, 2023 with Will Gray.

On that date, Mr. Gray shared with Mr. Tonnos some initial information about NEH, including an investor presentation prepared by NEH for a project financing transaction, and Mr. Tonnos shared that information with the broader ROCL team The first meeting about a business combination occurred on November 9 , 2023 between ROCL & NEH with both full teams included.

On November 13, 2023, ROCL held an internal call to discuss moving forward with NEH as well as details around a structure of the proposed transaction.

On November 14, 2023, ROCL prepared a presentation illustrating the sources and uses and economics of a business combination and forwarded such presentation to NEH management.

On November 15, 2023, Byron Roth, John Lipman, Rick Hartfiel, Ryan Hultstrand and Joe Tonnos from ROCL and Mike Rugen and Will Gray from NEH met to further discuss the NEH business, growth prospects, and details around a potential SPAC merger.

On November 16, 2023, the parties entered into a Non-Disclosure Agreement with respect to the transaction.

On November 17, 2023 ROCL prepared and forwarded to NEH a letter of intent valuing NEH at a pre-merger enterprise value of $90 million. Also on November 17, 2023, ROCL received access to the NEH online dataroom.

On November 22, 2023, Joe Tonnos spoke with Will Gray regarding capital raising for NEH and they also discussed the pro forma ownership illustrated in the draft letter of intent.

On November 26, 2023, ROCL sent NEH a revised letter of intent and revised presentation in which the fee shares expenses were reduced from 547,500 shares to 350,000 shares.

On November 28, 2023, NEH sent ROCL a markup of the letter of intent that included legal changes, the addition of Schedule A (current share table), two way exclusivity, provisions with respect to certain related party transactions which are to be repaid at closing, and the inclusion of an earnout.

On November 30, 2023, ROCL management had a telephone call with its legal counsel, Loeb, to discuss the markup of the letter of intent and subsequently sent a revised letter of intent to NEH.

On December 1, 2023, ROCL and NEH executed the letter of intent.

On December 4, 2023 ROCL management was introduced to NEH’s auditor, Weaver and Tidwell, L.L.P., via email and exchanged email correspondence related to the timing for completion of PCAOB compliant audits.

On December 4, 2023, ROCL management and NEH management and their legal counsel had an introductory call to launch the BCA process and diligence.

On December 6, 2023, Loeb prepared and sent a due diligence request list to NEH and received access to the NEH online dataroom.

On December 7, 2023, ROCL and NEH held a call with EnXL to discuss NEH and the technology for its processing plant in South Eastern New Mexico. Participants from ROCL included Byron Roth, Joe Tonnos, Matt Day, John Lipman, Rick Hartfiel and Ryan Hultstrand. Participants form NEH included Will Gray, Mike Rugen and Joel Solis. Participants from EnXL included Bruce Johnson, Chris Johnson, Rey Muniz and Angie Montoya.

Also, on December 7, 2023, certain members of ROCL management, including Will Gray, Mike Rugen, Joe Tonnos and Ryan Hultstrand, had a call with NEH management to discuss NEH’s financial model.

On December 8, 2023, ROCL management and Loeb had a call with Burke Law Group to conduct environmental law diligence.

Also on December 8, 2023, SRFC sent an initial draft of the Business Combination Agreement to ROCL and Loeb which substantially reflected the terms set forth in the letter of intent. SRFC also circulated forms of the ancillary transaction documents other than support agreements.

On December 12, 2023, ROCL management and Loeb conducted a call to discuss the material terms of the Business Combination Agreement. Including the timing of stockholder approval and need for support agreements, status of diligence, the merger consideration, the required project financing, and the current status of financial statements of NEH.

Also on December 12, 2023, ROCL had a due diligence call with Arjae Design Solutions the company constructing the plant.

On December 14, 2023, Loeb sent a markup of the Business Combination Agreement which included the addition of NEH and ROCL support agreements, the requirement for certain key individuals to enter into employment agreements, details surrounding the adjustment to the merger consideration based upon the Net Debt of NEH, revisions to the representations and warranties, addition of details regarding the financing with which ROCL will assist prior to the closing of the Business Combination; and addition of a termination right in the event that NEH did not deliver financials prior to a certain date.

On December 14, 2023, Will Gray, Mike Rugen, Joe Tonnos, Byron Roth, John Lipman, Matt Day and Ryan Hultstrand of ROCL held a call with NEH management to further discuss the financial model.

On December 15, 2023, the board of directors of ROCL held a telephone meeting to discuss the merits of the NEH transaction and its current status.

On December 16, 2023, SRFC prepared and sent a redline of the Business Combination Agreement to Loeb.

On December 18, 2023, NEH and ROCL conducted an internal due diligence call to discuss NEH’s financial model. Ryan Hultstrand, Matt Day and Joe Tonnos participated.

On December 19, 2023, NEH sent a revised financial model to ROCL which primarily adjusted the plant “go-live” date from August 2024 to December 2024.

On December 20, 2023, NEH and ROCL conduct another due diligence call on the financial model. Will Gray and Mike Rugen represented NEH and Joe Tonnos represented ROCL.

On December 23, 2023, Loeb provided a revised Business Combination Agreement to SRFC.

On December 25, 2023, SRFC provided a revised Business Combination Agreement to Loeb.

On December 26, 2023, the Board of Directors of ROCL met to review the proposed transaction terms and approved the business combination transaction with NEH.

On December 27, 2023, Members of ROCL management conducted a call to discuss suggested changes to the NEH investor presentation.

On December 28, 2023, ROCL management and NEH management held another due diligence call regarding the financials of NEH.

On December 28, 2023, ROCL, NEH, Loeb and SRFC held a call concerning open items related to the Business Combination Agreement.

On January 2, 2024, Loeb sent a revised Business Combination Agreement to SRFC.

On January 2, 2024, NEH and ROCL held a call discussing the investor presentation

On January 3, 2024, NEH and ROCL signed the Business Combination Agreement.

On January 4, 2024, the signing of the BCA was announced to the public.

Recommendation of the ROCL Board of Directors and Reasons for the Business Combination

In reaching its unanimous resolution (i) determining that the BCA and the transactions contemplated thereby, including the Business Combination and the issuance of shares of common stock in connection therewith, are advisable and in the best interests of ROCL and its stockholders and (ii) recommending that the ROCL stockholders adopt the BCA and approve the Business Combination and the other transactions contemplated by the BCA, the ROCL Board consulted with ROCL’s legal and financial advisors in connection with its evaluation of the BCA and the Business Combination, reviewed the results of due diligence conducted by ROCL’s management, together with its legal and financial advisors and considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ROCL Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ROCL Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

In the prospectus for the ROCL IPO, ROCL identified general criteria and guidelines that ROCL believed would be important in evaluating prospective target businesses. ROCL indicated its intention to acquire companies using the following criteria and guidelines:

●	Middle-Market Business. Businesses with an enterprise value of approximately $400 million to $1 billion, determined in the sole discretion of our officers and directors according to reasonable accepted valuation standards and methodologies. We believe that middle-market segment provides the greatest number of opportunities for investment and where we believe we have the strongest network to identify opportunities.
●	Established Businesses. Businesses or assets that have a history of, or potential for, strong, stable cash flow generation, with predictable and recurring revenue streams.
●	Complex Proprietary Opportunities. Our management team has a proven track record of identifying companies that are under-performing their potential due to a temporary period of dislocation in the markets in which they operate, inefficient capital allocations, over-levered capital structures and/or excessive cost structures. Our management team’s focus on complex situations that require creative solutions lead to less competitive transactions where we can combine with attractive businesses at reasonable valuations. While our management team is focused on complex situations as a means to find attractively-priced transactions, we did not pursue turnarounds or situations that would not lend themselves to the public markets.
●	Growth opportunities through capital investment. Businesses that will benefit from additional capital investment through a business combination.
●	Strong management teams with a proven track record. Businesses who have strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow. We will seek to partner with potential target’s management team and expect that the operating and financial abilities of our management and board will help potential target company to unlock opportunities for future growth and enhanced profitability.
●	Opportunities for Add-On Acquisitions. Businesses that we can grow both organically and through acquisitions. In addition, we believe that our ability to source proprietary opportunities and execute such transactions will help the business we acquire grow through acquisition, and thus serve as a platform for further add-on acquisitions.

●	Benefit from Being a Public Company. Companies that we believe will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.
●	Risk-Adjusted Return. Companies that we believe can offer attractive risk-adjusted return on investments for our stockholders.

The ROCL Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the BCA and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	Helium is an undersupplied, mission critical element. Helium is a globally scarce industrial gas commodity that is utilized in rapidly growing high-tech markets. Helium is frequently used in mission critical applications including semiconductor manufacturing, space exploration, MRI scanners and other healthcare applications, and industrial uses such as gas leak detection.
●	New Era Helium is positioned to be effective in consolidating a fragmented industry. After this merger, New Era Helium will be the only Nasdaq listed sole-play helium processing company. The helium landscape in North America is highly fragmented with ample opportunities for consolidation.
●	New Era Helium has a highly experienced executive team and Board. Led by oil and gas executives, New Era Helium has a highly experienced team that has decades of experience in the Permian Basin. The addition of Phil Kornbluth to the Board of Directors adds an executive with decades of helium experience.
●	New Era Helium has proven, not prospective, reserves. New Era Helium has over 400 operated and producing wells, further evidenced by a reserve report published by a third-party. New Era Helium has over $1B of undiscounted net cash flow potential from its proved and probable reserves. Applying a 10% discount factor, the net present value of proved and probable reserves equates to approximately $135M.
●	Proved Reserves have a PV10 value of $92M and undiscounted cash flows of $373M.
●	Probable Reserves have a PV10 value of $43M and undiscounted cash flows of $718M.
●	New Era Helium has secured take or pay off-take agreements. New Era Helium has two 10 year off take agreements with international helium buyers estimated to be $113M of helium revenue generation. Prices have locked in floors at highly competitive prices.
●	Opportunity to be vertically integrated. With the addition of the proposed processing facility, New Era Helium will be a vertically integrated helium operation with a focus on producing Responsibly Sourced Gas (“RSG”) and Responsibly Sourced Helium (“RSH”)

The ROCL Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the Combined Company’s revenues.
●	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.
●	No Third-Party Valuation. The fact that the ROCL Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.
●	Liquidation of ROCL. The risks and costs to ROCL if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ROCL being unable to effect a business combination by the end of the Completion Window and force ROCL to liquidate.

●	Exclusivity. The fact that the BCA includes an exclusivity provision that prohibits ROCL from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts ROCL’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the BCA.
●	Redemption Risk. The potential risk that a significant number of ROCL’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to ROCL’s Current Charter, which would potentially make the Business Combination more difficult or impossible to complete.
●	Stockholder Vote. The risk that ROCL’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.
●	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within ROCL’s control.

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.
●	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the ROCL Board also considered other factors, including, without limitation:

●	Interests of Certain Persons. Some officers and directors of ROCL may have interests in the Business Combination (see “— Interests of ROCL’s Sponsors, Directors and Officers in the Business Combination”).
●	Merger Consideration. The purchase price to be paid as merger consideration was measured against the market value of comparable companies.
●	Other Risk Factors. Various other risk factors associated with the business of NEH, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus/ prospectus.

The ROCL Board concluded, in its business judgment, that the potential benefits that it expects ROCL and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the ROCL Board unanimously determined that the Business Combination and the transactions contemplated by the BCA are advisable and in the best interests of ROCL and its stockholders.

This explanation of ROCL’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Sponsors’ Prior SPAC Experience

The Sponsors of ROCL and our management team have extensive history in capital markets transactions and with special purpose acquisition companies. Our management team is led by partners of both Roth and Craig-Hallum who have over 100 years of combined operational, deal-making and investment experience.

Our mission is to unlock value for our stockholders by identifying an acquisition target in the business services, consumer, healthcare, technology, wellness or sustainability sectors. Given the experience of our management team in these sectors, we believe we have significant resources to identify, diligence, and structure transactions that could be favorable for stockholders.

We believe our management team’s backgrounds and experience working at Roth and Craig-Hallum’s unique sourcing infrastructure, provide us with the ability to identify transactions and target businesses that can succeed as publicly traded companies. Additionally, over the course of their careers, the members of our management team and our affiliates have developed extensive networks of contacts and corporate relationships that we believe provide us with an important source of initial business combination opportunities.

Given the experience and expertise of our team members and their affiliated firms, the Sponsors decided to sponsor its first special purpose acquisition company, Roth CH Acquisition I Co., in February of 2019, and have closed four business combinations by blank check special purpose acquisition companies sponsored and managed by substantially similar teams. The following is a brief summary of those business combinations and the post-closing trading activity of the combined companies.

Roth CH Acquisition I Co.

Roth CH Acquisition I Co. (NASDAQ: ROCH, ROCHU, ROCHW) was jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on May 4, 2020, raising approximately $76.5 million. On March 17, 2021, Roth CH Acquisition I Co. consummated its initial business combination with PureCycle Technologies, Inc. (“Purecycle”). PureCycle holds the exclusive global license to commercialize the only patented solvent-based purification recycling technology for restoring waste polypropylene into virgin-like resin. This process, developed by The Procter & Gamble Company, and commercialized by PureCycle, is both more cost-efficient and environmentally sustainable than the traditional manufacturing process of producing virgin polypropylene, utilizing approximately 75% less energy.

Roth CH Acquisition I Co. acquired PureCycle at a pro forma equity value of $1.2 billion and an enterprise value of approximately $826.0 million. The consideration paid consisted of approximately $835.0 million in new common stock of Roth CH Acquisition I Co. issued to then current holders of PureCycle at a value of $10.00 per share. The transaction included a $250.0 million PIPE transaction at $10.00 per share. The merger closed on March 17, 2021, and the combined company began trading on the Nasdaq Capital Markets on March 18, 2021, with an opening price of $31.64 per share for its common stock under the symbol “PCT” and $17.50 per warrant under the symbol “PCTTW” for its warrants, each to purchase one share of PCT common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 5,100 shares of Roth CH Acquisition I Co. common stock, 0.07% of the outstanding public shares, elected to redeem their shares. On June 15, 2021, ninety days following the closing of the business combination, the closing price of PCT common stock was $19.03 per share and the closing price of PCTTW warrants was $8.94 per warrant. On February 9, 2024 the closing price of PCT common stock was $4.76 per share and the closing price of PCTW warrants was $1.12 per warrant.

Roth CH Acquisition II Co.

Roth CH Acquisition II Co. (NASDAQ: ROCC, ROCCU, ROCCW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on December 15, 2020, raising approximately $115.0 million. On July 28, 2021, Roth CH Acquisition II Co consummated its initial business combination with Reservoir Media, Inc. (“Reservoir”). Founded in 2007, Reservoir is an award-winning independent music company. Reservoir’s music publishing catalog consists of more than 130,000 copyrights and is diverse across genre, geography, and time period with titles dating as far back as 1900, and hundreds of #1 releases worldwide. Reservoir’s music publishing catalog is complemented by its frontline creative business, a collection of songwriters and artists retained and fronted by Reservoir. Reservoir’s recorded music business consists of more than 26,000 sound recordings.

Roth CH Acquisition II Co. acquired Reservoir at a pro forma enterprise value of approximately $788.0 million. The consideration paid consisted of approximately $447.0 million in new common stock of Roth CH Acquisition II Co. issued to then current holders of Reservoir at $10.00 per share. The transaction additionally included a $150.0 million PIPE transaction at $10.00 per share. The merger closed on July 28, 2021, and the combined company began trading on the Nasdaq Capital Markets on July 29, 2021, with an opening price of $9.38 per share for its common stock under the symbol “RSVR” and $1.49 per warrant under the symbol “RSVRW” for its warrants, each to purchase one share of RSVR common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 10,295,452 shares of Roth CH Acquisition II Co. common stock, 89.5% of the outstanding public shares, elected to redeem their shares. On October 27, 2021, ninety days following the closing of the business combination, the closing price of RSVR common stock was $8.76 per share and the closing price of RSVRW warrants was $1.88 per warrant.

On February 9, 2024 the closing price of RSVR common stock was $6.41 per share and the closing price of RSVRW warrants was $1.23 per warrant.

Roth CH Acquisition III Co.

Roth CH Acquisition III Co. (NASDAQ: ROCR, ROCRU, ROCRW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on March 5, 2021, raising approximately $115.0 million.

On February 14, 2022, Roth CH Acquisition III Co. consummated its initial business combination with QualTek Services Inc. (“QualTek”). Founded in 2012, QualTek is a technology driven provider of infrastructure services to the 5G wireless, telecom, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the United States and Canada and a workforce of over 5,000 people.

Roth CH Acquisition III Co. acquired QualTek at a pro forma enterprise value of approximately $829.0 million. The consideration paid consisted of approximately $307.0 million in equity of a newly created subsidiary of Roth CH Acquisition III Co. exchangeable for shares of common stock of Roth CH Acquisition III Co. to then current holders of QualTek at an implied value of $10.00 per share. The transaction additionally included a $44.4 million pre-closing PIPE and a PIPE transaction that closed simultaneously with the business combination including the sale of approximately $41.4 million in common stock at $10.00 per share and $125 million in convertible notes with an initial conversion price of $10.00 per share. The merger closed on February 14, 2022, and the combined company began trading on the Nasdaq Capital Markets on February 15, 2022, with an opening price of $9.80 per share for its common stock under the symbol “QTEK” and $0.65 per warrant under the symbol “QTEKW” for its warrants, each to purchase one share of QTEK common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 11,399,591 shares of Roth CH Acquisition III Co. common stock, 99.1% of the outstanding public shares, elected to redeem their shares. On May 16, 2022, ninety days following the closing of the business combination, the closing price of QTEK common stock was $2.11 per share and the closing price of QTEKW warrants was $0.42 per warrant. Qulatek is no longer listed on Nasdaq.

Roth CH Acquisition IV Co.

Roth CH Acquisition IV Co. (NASDAQ: ROCG, ROCGU, ROCGW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on August 10, 2021, raising approximately $115.0 million. On May 23, 2023, Roth CH Acquisition IV Co. consummated its initial business combination with Tigo Energy, Inc. (“Tigo”). Founded in 2007, Tigo is a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems.

Roth CH Acquisition IV Co. acquired Tigo at a pro forma enterprise value of approximately $599 million. The consideration paid consisted of approximately $600 million in equity of a newly created subsidiary of Roth CH Acquisition IV Co. exchangeable for shares of common stock of Roth CH Acquisition IV Co. to then current holders of Tigo at an implied value of $10.00 per share. The merger closed on May 23, 2023, and the combined company began trading on the Nasdaq Capital Markets on May 24, 2023, with an opening price of $10.60 per share for its common stock under the symbol “TYGO” and $0.6101 per warrant under the symbol “TYGOW” for its warrants, each to purchase one share of TYGO common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 1,945,251 shares of Roth CH Acquisition IV Co. common stock, 81.8% of the outstanding public shares, elected to redeem their shares. On February 9, 2024 the closing price of TYGO common stock was $1.35 per share. On September 9, 2023, the closing price of TYGOW warrants was $0.0071 per warrant; this was the last day of trading for the warrants.

Certain Prospective Financial Information of New Era Helium

New Era Helium does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results of operations. However, in connection with the Business Combination, New Era Helium’s management has prepared and provided to ROCL, the ROCL Board and ROCL’s financial advisors certain internal unaudited prospective financial information set forth below (collectively, the “Projections”) to assist ROCL in its review and evaluation of New Era Helium and the Business Combination.

The Projections were prepared solely for internal use and not with a view toward public disclosure, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of the New Era Helium’s management, were prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of New Era Helium. The Projections are the complete set of Projections provided to and considered by the ROCL Board in connection with their review of New Era Helium and the Business Combination and include all of the material projections provided by New Era Helium to ROCL and the ROCL Board as part of their diligence review. The inclusion of the Projections in this proxy statement should not be regarded as an indication that New Era Helium, New Era Helium’s management or board of directors or New Era Helium’s affiliates, advisors or other representatives considered, or now consider, the Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The Projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections, as the Projections may be materially different from actual results. In addition, ROCL will not refer back to the Projections in its future periodic reports filed under the Exchange Act.

You are encouraged to read the Projections in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Era Helium,” “Selected Historical Consolidated Financial Information of New Era Helium,” “Selected Unaudited Pro Forma Condensed Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and New Era Helium’s consolidated financial statements, including the accompanying notes, contained elsewhere in this proxy statement and to not rely on any single financial measure.

The Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to New Era Helium’s business, all of which are difficult to predict and many of which are beyond New Era Helium’s and ROCL’s control. A bulleted list of the material estimates and assumptions underlying the Projections is set forth below. The Projections are forward-looking statements that are inherently subject to significant risks, uncertainties and contingencies, many of which are beyond New Era Helium’s and ROCL’s control. The various risks, uncertainties and contingencies include those set forth in the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Era Helium” sections of this proxy statement. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Projections cover multiple years, the information included in the Projections by its nature becomes less reliable with each successive year. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experiences and business developments. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were finalized, including changes in management’s plans or objectives.

New Era Helium is an early commercial stage emerging growth company that evaluates various strategies to achieve its financial goals on an ongoing basis.

Neither New Era Helium’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the Projections. The audit report of Weaver and Tidwell, L.L.P. contained in this proxy statement relates to historical consolidated financial information of New Era Helium and does not extend to the Projections and should not be read to do so.

Except to the extent required by applicable securities laws, by including in this proxy statement a summary of the Projections, New Era Helium undertakes no obligations and expressly disclaims any responsibility to update or revise, or publicly disclose any update or revision to, the Projections to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of the Projections, even in the event that any or all of the estimates and assumptions underlying the Projections are shown to be in error or change. Readers of this proxy statement are cautioned not to place undue reliance on the Projections.

The Projections were prepared by New Era Helium’s management using a number of estimates and assumptions, including the following estimates and assumptions that New Era Helium’s management believed to be material:

●	Helium processing plant online and fully operational in late FYQ4’2024.

●	Realized prices for oil ($/bbl), NGL ($/bbl), and gas ($/MMBtu) in 2024 of $70.41, $28.86, and $2.29, respectively.

●	Realized prices for oil ($/bbl), NGL ($/bbl), and gas ($/MMBtu) in 2025 of $68.10, $27.94, and $3.11, respectively.

●	For gaseous helium and liquid helium, an average realized price of $450.00 ($/Mcf) was used which is based on internal price assumptions derived from New Era Helium’s two 10 year take-or-pay contracts.

●	In order to project net production estimates, we relied upon estimated proven reserve volumes prepared by 3rd party MKM Engineering as of July 2023.

●	G&A assumption of $3.0 million per year.

The projections for FY2023E, FY2024E, FY2025E are pro forma for the Business Combination with illustrative $45 million in project financing.

(in millions, except percentages)	FY2023E	FY2024E	FY2025E
Income Statement Data:
Revenues:
Oil revenue	$0.05	$0.09	$0.14
NGL revenue	—	$0.59	$7.3
Gaseous Helium revenue	—	$0.61	$8.1
Liquid Helium revenue	—	$0.57	$7.6
Gas revenue	$0.89	$2.4	$11.3
Total revenue	$0.93	$4.3	$34.5

Total operating expenses	$(0.95)	$(1.98)	$(6.2)
Asset level OCF	$(0.02)	$2.3	$28.3
G&A expense	$(3.0)	$(3.0)	$(3.0)
Adjusted Operating Netback (1)	$(3.0)	$(0.7)	$25.3
(1)	Adjusted Operating Netback is a non-GAAP measure. New Era Helium defines Adjusted Operating Netback as net revenue less lease operating expenses, production & ad valorem taxes, and cash general administrative expenses. In the case of non-GAAP financial measures presented for future periods, New Era Helium advises that it is unable to provide reconciliations of such measures without unreasonable efforts. Accordingly, such measures should be considered in light of the fact that no GAAP measure of performance or liquidity is available as a point of comparison to such non-GAAP measures.

Satisfaction of 80% Test

It is a requirement under the Nasdaq Rules that the business or assets acquired in ROCL’s initial business combination have a fair market value equal to at least 80% of ROCL’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of January 3, 2024, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $17.0 million and 80% thereof represents approximately $13.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the equity value of NEH of approximately $90 million. In determining whether the equity value described above represents the fair market value of NEH, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — The BCA” and that the $90 million NEH equity value was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

The BCA

On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the BCA, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the BCA.

The Merger

Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”). Upon the closing of the Transactions, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.

Consideration

Subject to the terms and conditions set forth in the BCA, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the BCA) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share.

The BCA also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:

(i)	500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)	500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

Representations and Warranties

The BCA contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the BCA and their respective business operations and activities, including, with respect to the Company, its mineral properties, leases and contracts. The representations and warranties of the parties do not survive the Closing.

Covenants

The BCA contains customary covenants of the parties thereto, including: (a) conduct of business pending the Merger, (b) preparation and filing of a Form S-4 with respect to the shares of Acquiror’s common stock issuable under the BCA, which Form S-4 will contain a proxy statement for Acquiror’s stockholders, (c) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, and (d) the preparation and delivery of updated audited financial statements for the Company.

The BCA also contains mutual exclusivity provisions prohibiting the parties thereto and their respective representatives and subsidiaries from soliciting initiating, continuing or otherwise encouraging or participating in an Alternative Transaction (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith.

The parties to the BCA agreed to use commercially reasonable efforts to identify additional sources of financing from third party financing sources, on terms mutually agreed upon between Acquiror and the Company.

Conditions to Consummation of the Transactions

Consummation of the transactions contemplated by the BCA is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the BCA; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.

Acquiror has separate conditions to closing, including, among others, that (a) no material adverse effect having occurred with respect to the Company, (b) the Company having raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, and (c) certain indebtedness of the Company having been converted into shares of common stock of the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.

Termination

The BCA may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the BCA; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the BCA; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the BCA; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the BCA such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.

If the BCA is validly terminated, none of the parties will have any liability or any further obligation under the BCA with certain limited exceptions, including liability arising out of willful material breach of the BCA.

Governance

The executive management of the Company is expected to serve as the executive management of Acquiror following Closing. Pursuant to the BCA, for a period of three years following the Closing, Acquiror’s board of directors will consist of five members, with Acquiror’s current board of directors having the right to designate one director.

Employment Agreements

In connection with the BCA, prior to the filing of the definitive Proxy Statement, the Company agreed to amend and restate the employment agreements, or enter into new employment agreements, with certain key employees of the Company, in forms reasonably acceptable to Acquiror, the Company and such key employees and containing market terms for a public company of similar size and industry to the Company.

The foregoing description of the BCA and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the BCA, a copy of which is attached hereto as Annex A. The BCA contains representations, warranties and covenants that the parties to the BCA made to each other as of the date of the BCA or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the BCA. The BCA has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about ROCL, the Company or any other party to the BCA. In particular, the representations, warranties, covenants and agreements contained in the BCA, which were made only for purposes of the BCA and as of specific dates, were solely for the benefit of the parties to the BCA, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the BCA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the BCA. In addition, the representations, warranties, covenants and agreements and other terms of the BCA may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the BCA, which subsequent information may or may not be fully reflected in ROCL’s public disclosures.

Certain Related Agreements

Insider Support Agreement

Contemporaneously with the execution of the BCA, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with the Company and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the BCA and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Company Support Agreement

Contemporaneously with the execution of the BCA, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with the Company and certain shareholders of the Company (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any Company Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the BCA, and (iii) to vote against any Alternative Transaction with respect to the Company or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Registration Rights Agreement

The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Lock-up Agreement

The BCA contemplates that, prior to the Closing, certain shareholders of the Company (“Lock-up Holders”) will enter into lock-up agreements (each, a “Lock-up Agreement”) with the Company and Acquiror. Pursuant to the Lock-up Agreements, the Lock-up Holders will agree, among other things, that for a period of six (6) months following the Closing, not to transfer their shares received as Merger consideration or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock owned by such Lock-up Holders nor make any demand for or exercise any right with respect to the registration of such lock-up securities.

Termination of Business Combination Marketing Agreement

Concurrently with the execution of the BCA, Acquiror and the Company entered into a letter agreement (the “Advisor Agreement”) with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (together the “Advisors”) to terminate that certain Business Combination Marketing Agreement, dated as of November 30, 2021, by and among Acquiror and the Advisors (the “BCMA”).

Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, Acquiror and the Company mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to the Advisors an aggregate of 575,000 shares of Acquiror Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.

The Advisor Agreement will terminate and be of no force or effect if the BCA is terminated in accordance with its terms.

Board of Directors

The Combined Company’s Board of Directors will consist of Will E. Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director).

Interests of ROCL’s Directors and Officers and Others in the Business Combination

When you consider the recommendation of ROCL’s board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and ROCL’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●	the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock;
●	unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of February 9, 2024, no such reimbursable out-of-pocket expenses have been incurred;

●	with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
●	based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;
●	the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;
●	the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;
●	the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $750,000 pursuant to a promissory note dated July 26, 2023 (the “July 2023 Note”). As of February 9, 2024, the principal balance of the July 2023 Note was $650,000;
●	the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of February 9, 2024, the Founder Shares had an aggregate market value of approximately $31.1 million and the Private Units had an aggregate market value of approximately $5.0 million, based on a market price of $10.82 per share of ROCL common stock on February 9, 2024 and a market price of $10.90 per Unit on February 9, 2024, respectively;
●	the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;
●	the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and
●	the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.

The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. Appraisal rights also are not available to holders of Warrants in connection with the proposed Business Combination.

Name; Headquarters

The name of the Combined Company will be “New Era Helium Inc.” and its headquarters will be located at 4501 Santa Rosa Dr. Midland, TX 79707.

Anticipated Accounting Treatment

The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer.”

Vote Required for Approval

This Business Combination Proposal (and consequently, the BCA and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if a majority of the outstanding shares of ROCL Common Stock present and entitled to vote at the Special Meeting are voted “FOR” the Business Combination Proposal and each of the Charter Amendment Proposal, and the Nasdaq Proposal are approved by the requisite stockholder vote at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

The Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Business Combination, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.

Recommendation of the ROCL Board

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 2: THE CHARTER AMENDMENT PROPOSAL

Overview

If the Business Combination is to be consummated, the Combined Company’s charter will be the second Amended and Restated Certificate of Incorporation of ROCL in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of ROCL’s board of directors, is necessary to adequately address the needs of the Combined Company.

See the section titled “Comparison of Stockholder Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Certificate of Incorporation which is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders and other interested parties are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

In the judgment of ROCL’s Board of Directors, the Charter Amendment Proposal is desirable because it provides flexibility for future issuances of common shares if determined by the ROCL Board to be in the best interests of the combined company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Vote Required for Approval

The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of Common Stock outstanding vote “FOR” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, then the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Charter Amendment Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the ROCL Board

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 3: THE GOVERNANCE PROPOSAL

In connection with the Business Combination, ROCL will replace the ROCL Current Charter with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B.

In addition to the approval of the Proposed Certificate of Incorporation as a whole pursuant to the Charter Amendment Proposal, ROCL’s stockholders are being asked to separately approve certain material amendments to the ROCL’s Current Charter that will be effected by the Proposed Certificate of Incorporation pursuant to the four Governance Proposals described below.

ROCL is requesting that its stockholders vote upon the Governance Proposals on a non-binding advisory basis. Approval of the Governance Proposals is not otherwise required by Delaware law separate and apart from the approval of the Charter Amendment Proposal.

However, approval of each of the Governance Proposals is a condition to the completion of the Business Combination. If each of the Governance Proposals are not approved, the Business Combination will not occur.

Set forth below under Proposals 3A to 3D is a summary of each material amendment, as well as the ROCL Board’s reasons for proposing each amendment. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation. The Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the Governance Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Governance Proposals in their entirety for a more complete description of their terms.

Proposal 3A — to change the name of the Combined Company to “New Era Helium Inc.”;

Proposal 3B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares;

Proposal 3C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

Proposal 3D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

In the judgment of ROCL’s board of directors, the Governance Proposals are desirable for the following reasons:

●	Amending Article First of the Current Charter to change the name of the Combined Company to “New Era Helium Inc.” This amendment is desirable because it reflects the effective name of the Combined Company following consummation of the Business Combination.
●	Amending Article Fifth of the Current Charter to (i) authorize an increase in the aggregate number of capital stock of the Combined Company to 75,000,000 and (ii) authorize an increase in the amount of common stock of the Combined Company to 70,000,000. This amendment is desirable because it provides flexibility for future issuances of common shares if determined by the ROCL Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
●	Amending Article Fifth of the Current Charter to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000. This amendment is desirable to create flexibility for future financing of the Combined Company and for the Combined Company to leverage voting control.

Removing any and all provisions from the Current Charter which relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination. This amendment is desirable because the Combined Company will no longer be a special purpose acquisition corporation upon consummation of the Business Combination.

Vote Required for Approval

The Governance Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” all the proposals set forth in 3A to 3D above. The Governance Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Governance Proposal will have no effect even if approved by our stockholders. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of each of the proposals set forth in 3A to 3D above, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the Governance Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If each of the Governance Proposals are not approved, the Business Combination will not occur.

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL 4: THE NASDAQ PROPOSAL

Background and Overview

We are proposing the ROCL Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

We are also proposing the ROCL Nasdaq Proposal in order to comply with Nasdaq Listing

Rules 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

ROCL currently has 4,919,297 shares of ROCL Common Stock outstanding. Pursuant to the BCA, we will issue to the NEH stockholder as consideration in the Business Combination approximately 9,000,000 shares of ROCL Common Stock. In addition, pursuant to, and in accordance with the terms and subject to the conditions of, the Transaction Financing Agreements, we expect to issue 1,000,000 shares of ROCL Common Stock to the Transaction Financing Investors. Because the number of shares of ROCL Common Stock we anticipate issuing as consideration in the Business Combination and because of the transactions contemplated by the Transaction Financing Agreements (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of ROCL, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Because the shares of ROCL Common Stock to be issued or issuable, as applicable, in connection with the Transaction Financing (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, and (2) will constitute more than 20% of ROCL’s outstanding common stock and more than 20% of outstanding voting power prior to such issuance, ROCL is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the ROCL Nasdaq Proposal is adopted, up to an aggregate of 10 million shares of ROCL Common Stock may be issued in connection with the Business Combination and the Transaction Financing, as compared to 4,919,297 shares outstanding as of February 9, 2024. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of ROCL.

If the ROCL Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, ROCL would be in violation of Nasdaq Listing Rules 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity with respect to our securities;

●	a determination that ROCL Common Stock is a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;
●	a limited amount of news and analyst coverage for the post-transaction company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of ROCL and NEH to consummate the Business Combination that ROCL Common Stock remains listed on Nasdaq. As a result, if the ROCL Nasdaq Proposal is not approved and adopted, the Business Combination may not be consummated.

Vote Required for Approval

The ROCL Nasdaq Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the ROCL Special Meeting vote “FOR” the ROCL Nasdaq Proposal. The ROCL Nasdaq Proposal is conditioned upon the approval of the ROCL Business Combination Proposal and Closing of the Business Combination. If the ROCL Business Combination Proposal is not approved, the ROCL Nasdaq Proposal will have no effect even if approved by our stockholders.

Approval of the ROCL Nasdaq Proposal is a condition to the Closing of the Business Combination. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the ROCL Nasdaq Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.

If the ROCL Nasdaq Proposal is not approved, the Business Combination will not occur.

Recommendation of the ROCL Board

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ROCL NASDAQ PROPOSAL.

PROPOSAL 5: THE DIRECTORS ELECTION PROPOSAL

At the Special Meeting, three directors will be elected to be the directors of the Combined Company upon the closing of the Business Combination. If the nominees are elected, the members of ROCL’s board of directors will consist of the following members: E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director), serving until their respective successors are elected and qualified. Biographical information about the nominees can be found in “Executive Officers and Directors of NEH” below.

Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Vote Required for Approval and Board Recommendation

Under Delaware law, the election of a director requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Abstentions and broker non-votes will have no effect with respect to the election of directors. Following the closing of the Business Combination, the election of directors of the Combined Company will be governed by its Proposed Certificate of Incorporation and the laws of the State of Delaware.

The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Director Election Proposal will have no effect even if approved by our stockholders.

If the Director Election Proposal is not approved, the Business Combination will not occur.

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL 6: THE MANAGEMENT EQUITY INCENTIVE PLAN PROPOSAL

Background

The Combined Company’s 2024 Stock Incentive Plan (the “Plan”) has been approved by ROCL’s board of directors and will take effect upon consummation of the Business Combination, provided that it is approved by the stockholders at the Special Meeting. We are submitting the Plan to the ROCL stockholders for their approval so that options granted under the Plan may qualify for treatment as incentive stock options and awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code.

The Plan reserves [1,500,000] shares of the Combined Company’s Common Stock for issuance in accordance with the Plan’s terms, subject to annual increases as provided in the Plan. The purpose of the Plan is to enable the Combined Company to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to the Combined Company have been, are or will be important to the success of the Combined Company, an opportunity to acquire a proprietary interest in the Combined Company. The various types of incentive awards that may be provided under the Plan are intended to enable the Combined Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement/prospectus as Annex D

Administration

The Plan will be administered by the compensation committee of the board of directors of the Combined Company. Subject to the provisions of the Plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the Plan

If any shares are subject to an award that is forfeited, settled in cash, or expires, any such unissued shares covered by such award will be available for issuance under the Plan. Shares not issued as a result of the net exercise of a stock appreciation right, shares tendered by a participant or retained by the Combined Company as full or partial payment for the purchase of an award or to satisfy tax withholding obligations in connection with an award, or shares repurchased on the open market with the proceeds from the payment of an exercise price of a stock option will not again be available for issuance under the Plan.

In the event of any Business Combination, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares or other securities of the Combined Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of shares available for awards under the Plan.

Duration of Plan

The Plan will become effective upon the date the stockholders of ROCL first approve the Plan. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the stockholders’ approval. After the Plan is terminated, no awards will be granted under the Plan, but awards previously granted will remain outstanding.

Eligibility

Awards may be granted under the Plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to the Combined Company and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options. The Plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the Plan. The committee determines the exercise price per share of Common Stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of Common Stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000.

A stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of Common Stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Except as otherwise permitted by the compensation committee, stock options granted under the Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative.

Stock Appreciation Rights. The Plan permits the committee to grant stock appreciation rights. A stock appreciation right entitles the holder to receive a number of shares of Common Stock having a fair market value equal to the excess fair market value of one share of Common Stock over the exercise price, multiplied by the number of shares subject to the stock appreciation rights. The committee determines the exercise price per share, which may not be less than 100% of the fair market value on the day of the grant. A stock appreciation right may only be exercised within ten years from the date of the grant.

Restricted Stock. Under the Plan, shares of restricted stock may be awarded either alone or in addition to other awards granted under the Plan. The committee determines the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Performance Awards. Under the Plan, awards may be granted that are vest upon the achievement of specified performance goals during a performance period. Performance awards may consist of shares of restricted stock (Performance Shares) or units having a dollar value. Performance Shares may, in the committee’s discretion, be intended to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code.

If the Committee intends for a performance award to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the IRS, payment will be contingent upon the achievement of one or more performance goals, as certified by the committee. Such performance goals will be based on one or more of the following performance measures:

(a)Net earnings or net income (before or after taxes);
(b)Earnings per share;
(c)Net sales or revenue growth;

(d)Net operating profit;
(e)Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)Gross or operating margins;
(i)Productivity ratios;
(j)Share price (including, but not limited to, growth measures and total shareholder return);
(k)Expense targets;
(l)Margins;
(m)Operating efficiency;
(n)Market share;
(o)Customer satisfaction;
(p)Working capital targets; and
(q)Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).

Any performance measure(s) may be used to measure the performance of the Combined Company and/or an affiliate as a whole or any business unit of the Combined Company and/or affiliate or any combination thereof, as the committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparable companies, or published or special index that the committee, in its sole discretion, deems appropriate, or the Combined Company may select performance measure (j) above as compared to various stock market indices.

Other Stock Awards. Under the Plan, other stock-based awards may be granted, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed consistent with the purposes of the Plan.

Withholding Taxes

Upon the exercise of any award granted under the Plan, the holder may be required to remit to the Combined Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock.

Amendments

Subject to the approval of the Board, where required, the committee may at any time, and from time to time, amend the Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the Plan without the holder’s consent (except to the extent necessary to comply with Section 409A of the Code). In addition, the committee may not increase the shares available under the Plan, increase the individual limits on awards, allow for an exercise price below fair market value, permit the repricing of options or stock appreciation rights, or adopt any other amendment that would require stockholder approval.

Federal Income Tax Consequences

The material U.S. federal income tax consequences of awards under the Plan, based on the current provisions of the Code and the regulations thereunder, with respect to employees who are subject to U.S. income tax are as follows:

The grant of an option to an employee will have no tax consequences to the employee or to the Combined Company or its subsidiaries or affiliates. In general, upon the exercise of an incentive stock option (“ISO”), the employee will not recognize income, and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax. When an employee disposes of ISO shares, the difference between the exercise price and the amount realized by the employee will, in general, constitute capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, (i) the portion of any gain realized by the employee upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, (ii) the balance of any gain or any loss will be treated as a capital gain or loss, and (iii) the employer generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee. If an employee exercises an ISO more than three months after his termination of employment with the Combined Company and any subsidiary in which the Combined Company owns at least 50% of the voting power (or one year after his termination of employment if the reason for the termination is disability), the option will be treated for tax purposes as a non-qualified stock option, as described below.

In general, upon the exercise of a non-qualified stock option, the employee will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the employer generally will be entitled to a tax deduction in the same amount.

With respect to other awards that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the employee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

In the case of an award to an employee that is settled in shares that are nontransferable and subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.

An employee whose shares are both nontransferable and subject to a substantial risk of forfeiture may elect under Section 83(b) of the Code to recognize income when the shares are received, rather than upon the expiration of the transfer A participant may make a Section 83(b) election, within 30 days of the transfer of the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

Vote Required for Approval

The Management Equity Plan Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Management Equity Plan Proposal. The Management Equity Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Management Equity Plan Proposal will have no effect even if approved by our stockholders. Approval of the Management Equity Plan Proposal is a condition to the Closing of the Business Combination. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Management Equity Plan Proposal.

If the Management Equity Plan Proposal is not approved, the Business Combination will not occur, unless the corresponding condition to Closing is waived by the parties to the BCA.

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MANAGEMENT EQUITY PLAN PROPOSAL.

PROPOSAL 7: THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the ROCL Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to ROCL’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal or the Management Equity Incentive Plan Proposal. In no event will the ROCL Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the ROCL Current Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by ROCL’S stockholders, the ROCL Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

Recommendation of the ROCL Board

THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ROCL

In this section “we,” “us,” “our” or the “Company” refer to ROCL prior to the Business Combination and to the Combined Company following the Business Combination.

Introduction

We are a blank check company incorporated on November 5, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the BCA, our efforts were limited to organizational activities, completion of our IPO and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Company History

The Registration Statement for our IPO was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the IPO of 11,500,000 units (the “Units”), including 1,500,000 issued upon the exercise in full by the underwriters in the IPO of their over-allotment option. Each Unit consists of one share of common stock, $0.0001 par value, and one-half of one warrant (“Warrants”) entitling the holder of each whole Warrant to purchase one share of ROCL common stock at a price of $11.50 per whole share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring transaction costs of approximately $1.65 million, consisting of $1.15 million of underwriting fees and approximately $0.5 million of other offering costs of the Initial Public Offering in accordance with Staff Accounting Bulletin Topic 5A and 5T.

Simultaneously with the closing of the IPO, we completed the private sale of 461,500 Private Units at a purchase price of $10.00 per Private Unit (the “Private Placement”), to certain initial stockholders of the Company, generating gross proceeds of $4,615,000. Except with respect to certain registration rights and transfer restrictions, the Private Units are identical to the Units sold as part of the public units in the IPO.

As of December 3, 2021, a total of $116,725,000 ($10.15 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of one hundred eighty-five (185) days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 under the Investment Company Act, as determined by the Company. None of the funds held in trust will be released from the Trust Account, other than to pay our income or other tax obligations until the earlier of (i) the consummation of the Company’s initial business combination, (ii) the Company’s failure to consummate a business combination within the Completion Window, and (iii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to affect the substance or timing of our obligation to redeem all public shares if we cannot complete an initial business combination within the Completion Window and such amendment is duly approved.

If we are unable to complete our initial business combination within the Completion Window, we will cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of our remaining holders of common stock and our Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.

On May 17, 2023, our stockholders approved a proposal to amend our amended and restated certificate of incorporation, giving us the right to extend the date by which we have to consummate a business combination up to six times, each such extension for an additional one-month period, from June 3, 2023 to December 4, 2023. On May 17, 2023, we filed the approved amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholder vote to approve the extension, 8,989,488 shares of ROCL common stock were tendered for redemption and approximately $93 million was withdrawn from the Trust Account to pay for such redemptions, leaving approximately $26.5 million in our Trust Account to complete a business combination.

On May 3 and 4, 2023, we entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of the Company's common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with our May 2023 extension. In consideration of such agreements, certain of our Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, we entered into amendments to the non-redemption agreements to provide that we or certain Initial Stockholders, or their affiliates or designees, will pay such stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, we issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023.

On December 1, 2023, our stockholders approved a proposal to amend our amended and restated certificate of incorporation, giving us the right to extend the date by which we have to consummate a business combination up to twelve (12) times, each such extension for an additional one-month period, from December 4, 2023 to December 3, 2024. On December 1, 2023, we filed the approved amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholder vote to approve the extension, 927,715 shares of ROCL common stock were tendered for redemption and $9.9 million was withdrawn from the Trust Account to pay for such redemptions, leaving approximately $17.16 million in our Trust Account as of February 9, 2024 to complete a business combination.

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act). We will remain an emerging growth company until the earlier of the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Competitive Strengths

Our management team is led by Byron Roth, our Chairman and Co-Chief Executive Officer, John Lipman, our Co-Chief Executive Officer, Gordon Roth, our Chief Financial Officer, our independent directors and partners of both Roth and Craig-Hallum who have over 100 years of combined operational, deal- making and investment experience. Our mission is to unlock value for our stockholders by identifying an acquisition target in the business services, consumer, healthcare, technology, wellness or sustainability sectors. Given the experience of our management team in these sectors, we believe we have significant resources to identify, diligence, and structure transactions that could be favorable for all stockholders.

We believe our management team’s backgrounds, and Roth and Craig-Hallum’s unique sourcing infrastructure, provide us with the ability to identify transactions and target businesses that can thrive as publicly-traded companies. Additionally, over the course of their careers, the members of our management team and our affiliates have developed extensive networks of contacts and corporate relationships that we believe will provide us with an important source of initial business combination opportunities. These networks have provided our management team and our affiliates with deal flow that has resulted in numerous transactions. We anticipate that target business candidates will also be brought to our attention from various unaffiliated sources, including family offices, investment market participants, private equity groups, investment banks, consultants, accounting firms and large business enterprises.

Management team

Our management team, through its members’ shared experience at Roth and Craig-Hallum, has a history of identifying targets and making strategic investments, acquisitions and raising capital. Roth and Craig-Hallum are small-cap growth investment banks with deep expertise and relationships in the business services, consumer, healthcare, technology, wellness and sustainability sectors. Since inception in 1992, Roth has raised over $50 billion in equity and debt offerings for small cap growth companies; Craig-Hallum has raised over $25 billion for small cap growth companies since its inception in 1997. Together, Roth and Craig- Hallum have approximately 40 senior research analysts covering approximately 550 companies, and over 40 sales people servicing approximately 1,000 institutional investors. Combined, the two firms have been underwriters on approximately 60 IPOs and completed over 400 M&A and advisory assignments. Roth and Craig-Hallum sponsor over 15,000 meetings with institutional clients annually. On March 17, 2021, Roth CH Acquisition I Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with PureCycle Technologies, Inc. (NASDAQ: PCT). On July 28, 2021, Roth CH Acquisition II Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with Reservoir Media, Inc. (NASDAQ: RMI). On February 14, 2022, Roth CH Acquisition III Co., a SPAC co- sponsored by Roth and Craig-Hallum, consummated its business combination with QualTek Services Inc. (NASDAQ: QTEK). On May 23, 2023, Roth CH Acquisition IV Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with QualTek Services Inc. (NASDAQ: TYGO).

Effecting a Business Combination

On January 3, 2024, we entered into the BCA. As a result of the transactions contemplated under the BCA, the Combined Company would succeed to ROCL as registrant and public company pursuant to the federal securities laws, and will change its name to “New Era Helium Inc.” The Special Meeting to which this filing relates is to solicit your approval of the Business Combination Proposal. Holders of Public Shares are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then holders of Public Shares who elected to exercise their redemption rights will not be entitled to receive such payments.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of ROCL common stock present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. ROCL has entered into the Acquiror Support Agreement with certain ROCL stockholders, pursuant to which each agreed to vote all shares of ROCL common stock owned by them in favor of the Business Combination Proposal and certain other proposals presented at the Special Meeting. The Sponsors are entitled to vote an aggregate of 67.83 % of the outstanding shares of ROCL common stock. As a result, we would not need any of our Public Shares to be voted in favor of any of the Business Combination Proposal or any other Proposals to have such Proposal approved.

Purchases of ROCL Shares

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ROCL or its securities, the Sponsors, NEH and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ROCL common stock or vote their shares in favor of the Business Combination Proposal. In such transactions, the purchase price for the ROCL common stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the ROCL common stock they acquire in such transactions. However, any ROCL common stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met or to provide additional equity financing. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with NEH’s consent, the transfer to such investors or holders of shares owned by the Sponsors for nominal value.

Entering into any such arrangements may have a depressive effect on ROCL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsors, NEH or any of their respective affiliates. ROCL will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons prior to the Special Meeting.

Any such report will include (i) the amount of ROCL common stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of ROCL common stock for which ROCL has received redemption requests.

Redemption Rights for Holders of Public Shares

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that ROCL redeem such shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with NEH is consummated, ROCL will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares without the consent of ROCL. Accordingly, all Public Shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of ROCL.

The Sponsors and ROCL’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.

ROCL public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders that wish to demand redemption must, prior to the second business day preceding the scheduled vote on the Business Combination Proposal (i) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that ROCL redeem their Public Shares for cash and (ii) deliver their Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal, and thereafter, with ROCL’s consent, until the Closing. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). If the Business Combination is not approved or completed for any reason, then ROCL’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, ROCL will promptly return any shares delivered by public stockholders.

Liquidation of Trust Account if No Business Combination

If we do not complete a business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any redemptions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. It is our intention to redeem our public shares as soon as reasonably possible following the Completion Window and, therefore, we do not intend to comply with the above procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to seeking to complete an initial business combination, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We have sought to have all third parties and any prospective target businesses, including NEH, enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to our public stockholders.

There is no guarantee that, even if third parties executed such agreements with us, they will not seek recourse against the Trust Account. Certain of our initial stockholders have agreed that they will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our initial stockholders will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our initial stockholders have sufficient funds to satisfy their indemnity obligations. We have not asked our initial stockholders to reserve for such obligations. We therefore cannot assure you that they will be able to satisfy their indemnification obligations if they are required to do so.

If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding public shares for a portion of the funds held in the Trust Account, we anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of our public shares. Our insiders have waived their rights to participate in any redemption with respect to any shares owned by them. We will pay the costs of any subsequent liquidation from interest accrued in the Trust Account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.

Our public stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete our initial business combination in the required time period or if the stockholders seek to have us convert their respective shares of common stock upon a business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.15.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.

Employees

We currently have nine executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full- time employees prior to the consummation of our initial business combination.

Facilities

We currently maintain our executive offices at 888 San Clemente Drive, Newport Beach, CA 92660. Roth is making this space available to us free of charge. We consider our current office space adequate for our current operations.

Legal Proceedings

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

EXECUTIVE OFFICERS AND DIRECTORS OF ROCL

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to ROCL before the Business Combination.

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Byron Roth	60	Co-Chief Executive Officer and Co-Chairman of the Board
John Lipman	46	Co-Chief Executive Officer and Co-Chairman of the Board
Gordon Roth	68	Chief Financial Officer
Rick Hartfiel	59	Co-President
Aaron Gurewitz	54	Co-President
Andrew Costa	34	Co-Chief Operating Officer
Matthew Day	49	Co-Chief Operating Officer
Ryan Hultstrand	34	Co-Chief Operating Officer
Joe Tonnos	36	Chief Investment Officer
Adam Rothstein	51	Director
Sam Chawla	48	Director
Pamela Ellison	56	Director

Byron Roth has served as our Co-Chief Executive Officer since our inception in November 2020, Chairman of the Board since our inception in November 2020 until November 2021, when he became Co-Chairman of the Board alongside Mr. Lipman. Mr. Roth has been the Chairman and Chief Executive Officer of Roth since 1998. Under his management the firm has helped raise over $75 billion for small-cap companies, as well as advising on many merger and acquisition transactions. Mr. Roth is a co-founder and General Partner of three private investment firms: Rx3, LLC, an influencer fund focused on consumer brands, Rivi Capital, concentrated in the mining sector, and Aceras Life Sciences, LLC, an in-house incubator focused on funding the development of novel medical innovations. He also co-founded two long only asset management firms: Cortina Asset Management, recently acquired by Silvercrest Asset Management (NASDAQ: SAMG), and EAM Investors. Mr. Roth was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2019 until March 2021, when Roth CH Acquisition I Co. closed its business combination with PureCycle Technologies LLC. He was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition II Co. (NASDAQ: ROCC) from February 2019 until July 2021, when Roth CH Acquisition II Co. closed its business combination with Reservoir Holdings, Inc. Mr. Roth was the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition III Co. (NASDAQ: ROCL) from February 2019 until February 2022, when Roth CH Acquisition III Co. closed its business combination with QualTek HoldCo, LLC. He is also the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition IV Co. (NASDAQ: ROCG), a special purpose acquisition company. Mr. Roth is a member of the Advisory Council, Executive Committee, and serves as the Chairman on the Nominating Committee for the Cornell SC Johnson College of Business. He is a founding member of the University of San Diego Executive Cabinet for the Athletic Department, and former member of the Board of Trustees where he served on the Investment Committee for the university’s endowment and athletic department for nine years. Mr. Roth also sits on the Executive Board of SMU’s Cox School of Business. Mr. Roth serves as Chair of the Pacific Region Board of Trustees and a National Trustee for the Boys and Girls Club of America, and served as the Co-Chair for the 2019 Boys and Girls Club Pacific Youth of the Year Competition. He is also the 2021 annual honoree for the Elephant Cooperation, a non-profit devoted to raising awareness of the African elephant crisis and supporting educational causes in Africa. Mr. Roth also sits on the Board of Directors for the Lott IMPACT Foundation, whose Lott IMPACT Trophy is presented annually to the college football defensive IMPACT player of the year for their contribution on and off the field. He was also the honoree at the Challenged Athletes Foundation (CAF) 2015 Celebration of Heroes, Heart and Hope Gala and the 2018 Athletes First Classic Golden Heart Award benefitting the Orangewood Foundation. Mr. Roth earned his BBA from the University of San Diego in 1985 and his MBA from the Cornell SC Johnson College of Business in 1987. Mr. Byron Roth is the brother of Gordon Roth, the Company’s Chief Financial Officer.

John Lipman has served as our Co-Chief Executive Officer since our inception in November 2020 and as Co-Chairman of the Board since November 2021. Mr. Lipman is a Partner and Managing Director of Investment Banking at Craig-Hallum. Mr. Lipman joined Craig-Hallum in 2012 and has more than 17 years of investment banking experience advising growth companies in the healthcare, industrial, and technology sectors. Mr. Lipman has completed over 200 equity, convertible, and debt offerings and advisory assignments for growth companies — including over 150 since joining Craig-Hallum. Prior to joining Craig-Hallum, Mr. Lipman was a Managing Director at Rodman & Renshaw LLC from 2011 to 2012, a Managing Director at Hudson Securities, Inc. from 2010 to 2011, and Carter Securities LLC, a firm he founded that specialized in raising equity, equity-linked, and debt capital for growth companies, from 2005 to 2009. Mr. Lipman has over 20 years investing experience in small capitalization companies, and started his career in venture capital and investor relations. Mr. Lipman is the Co-Chief Executive Officer and a member of the board of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Lipman was the Chief Operating Officer and a member of the board of directors of Roth CH Acquisition I Co. (NASDAQ: ROCH) from December 2019 until its merger with PureCycle Technologies, Inc. (NASDAQ: PCT) in March 2021 and Roth CH Acquisition II Co. (NASDAQ: ROCC) from August 2020 until its merger with Reservoir Media, Inc. (NASDAQ: RSVR) in July 2021 and the Co-Chief Executive Officer from February 2021 and a director from August 2020 of Roth CH Acquisition III Co. (NASDAQ: ROCL) until its merger with QualTek Services, Inc. (NASDAQ: QTEK) in February 2022. Mr. Lipman earned his B.A. in Economics in 1999 from Rollins College in Winter Park, FL.

Gordon Roth has served as our Chief Financial Officer since our inception in November 2020. Mr. Roth has been the Chief Financial Officer and Chief Operating Officer of Roth since 2000. From 1990 to 2000, Mr. Roth was the Co-Chairman and Founder of Roth and Company, P.C., a thirty-five person public accounting firm in Des Moines, Iowa. Prior to that Mr. Roth spent thirteen years with Deloitte & Touche, most recently serving as a Tax Partner and the Partner-in-Charge of the Des Moines office Tax Department. Mr. Roth is a CPA and a member of the American Institute of CPA’s. Mr. Roth is the Chief Financial Officer of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Roth was the Chief Financial Officer of Roth CH Acquisition I Co. (NASDAQ: ROCH) from December 2019 until March 2021, Roth CH Acquisition II Co. (NASDAQ: ROCC) from February 2019 until July 2021 and Roth CH Acquisition III Co. (NASDAQ: ROCL) from February 2019 until February 2022. Mr. Roth used to serve on the Board of Trustees of JSerra Catholic High School, and was the Chair of the Budget & Finance Committee. Mr. Roth has served on several other non-profit boards in the past including Boys & Girls Club, Special Olympics, Camp Fire and St Anne School. Mr. Roth was also a founding partner of the Iowa Barnstormers of the Arena Football League. Mr. Roth earned his B.A. from William Penn University in 1976, where he also served as a member of their Board of Trustees and was inducted into their Athletic Hall of Fame. Mr. Roth also earned a Master of Science in Accounting from Drake University in 1977. Mr. Gordon Roth is the brother of Mr. Byron Roth.

Rick Hartfiel has served as our Co-President since August 2020. Mr. Hartfiel is a Managing Partner and has been the Head of Investment Banking at Craig-Hallum since 2005. Mr. Hartfiel brings over 30 years of investment banking experience focused on emerging growth companies. Since joining Craig-Hallum in 2005, Mr. Hartfiel has managed over 300 equity offerings (IPOs, follow-on offerings, registered direct offerings and PIPEs) and M&A transactions. Prior to joining Craig-Hallum, Mr. Hartfiel was an investment banker at Dain Rauscher Wessels and Credit Suisse First Boston. Mr. Hartfiel is the Co-President of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Hartfiel was the President from December 2019 to February 2020 and the Co-President from February 2020 until March 2021 of Roth CH Acquisition I Co. (NASDAQ: ROCH), the Co-President from August 2020 until July 2021 of Roth CH Acquisition II Co. (NASDAQ: ROCC) and the Co-President from August 2020 until February 2022 of Roth CH Acquisition III Co. (NASDAQ: ROCL). Mr. Hartfiel has a B.A. from Amherst College, and an MBA from Harvard Business School.

Aaron Gurewitz has served as our Co-President since August 2020. Mr. Gurewitz has been a Managing Director and the Head of Roth’s Equity Capital Markets Department since January 2001. Mr. Gurewitz brings over 25 years of investment banking experience focused on growth companies. Since joining Roth in 1999, Mr. Gurewitz has managed over 1,000 public offerings including, but not limited to, IPOs and follow-on offerings. Prior to joining Roth in 1999, Mr. Gurewitz was a Senior Vice President in the Investment Banking Group at Friedman Billings Ramsey from May 1998 to August 1999. From 1995 to April 1998, Mr. Gurewitz was a Vice President in the Corporate Finance Department at Roth, and from 1999 to 2001, Mr. Gurewitz served as a Managing Director in Roth’s Investment Banking Department. Mr. Gurewitz is the Co-President of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Gurewitz was the Co-President of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2020 until March 2021, Roth CH Acquisition II Co. (NASDAQ: ROCC) from August 2020 until July 2021 and Roth CH Acquisition III Co. (NASDAQ: ROCL) from August 2020 until February 2022. Mr. Gurewitz graduated cum laude from San Diego State University with a B.S. in Finance.

Andrew Costa has served as our Co-Chief Operating Officer since July 2021. Mr. Costa is a Partner at RX3 Growth Partners, responsible for managing all aspects of the fund’s investment process, including sourcing, diligence, investment committee and portfolio management. Prior to RX3, Mr. Costa was the Chief Investment Officer at Roth Capital Partners, LLC where he oversaw Roth’s holding company investment activity, including many early stage venture investments. Prior to joining Roth, Mr. Costa was a Vice President in the Investment Banking Division at Morgan Stanley where he led numerous landmark M&A and equity transactions in the retail, marketplace and eCommerce sectors. Prior to Morgan Stanley, Mr. Costa was an Investment Banker at J.P. Morgan, and prior to that, served as a Captain in the U.S. Air Force. Mr. Costa is the Co-Chief Operating Officer of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Costa is a Board member of Kroma Wellness PBC and a serial SPAC sponsor under the RothCH franchise. Mr. Costa graduated from the U.S. Air Force Academy with a B.S. in Systems Engineering Management and earned an MBA from USC’s Marshall School of Business.

Matthew Day has served as our Co-Chief Operating Officer since July 2021. Mr. Day is a Managing Director in the Investment Banking department at Roth Capital Partners, LLC with a focus on Business Services and Technology. Prior to joining Roth in 2019, Mr. Day spent 12 years as a senior equity analyst at Sagard Capital Partners, an investment firm that built and managed large minority positions in U.S. and Canadian publicly traded companies. At Sagard, Mr. Day focused primarily on businesses in the business services, industrial and consumer sectors. Prior to this role, he was a senior equity analyst and private equity associate at Xylem Investments from 2002 to 2006, where he served on boards of three private forestry companies in New Zealand, Chile and Venezuela. From 2000 to 2002, Mr. Day was an investment banking associate at Lehman Brothers in the global technology group. He also worked as an associate and analyst at Barclays Capital from 1995 to 1999, where he focused on the telecom, media and transportation industries. Mr. Day is the Co-Chief Operating Officer of Roth CH Acquisition IV Co. (NASDAQ: ROCG). Mr. Day has a B.S. in Finance from Boston College and an MBA from the University of California Berkeley Haas School of Business.

Ryan Hultstrand has served as our Co-Chief Operating Officer since he was appointed by the Board of Directors of the Company in February 2022. Mr. Hultstrand is a Managing Director in the Investment Banking department at Craig-Hallum Capital Group LLC. Mr. Hultstrand was previously a Vice President of Craig-Hallum Capital Group LLC from January 2018 until January 2022. Mr. Hultstrand has over 10 years of experience in investment banking and consulting in the healthcare, consumer, industrial and technology sectors, with a focus on SPACs. Mr. Hultstrand has a B.A. from Carleton College.

Joseph Tonnos has served as Chief Investment Officer since November 2023 and has been a Managing Director at Roth Capital Partners since April of 2023. Mr. Tonnos has over 13 years of experience investing in and advising acquisition candidates, completing due diligence, financial modeling and deal structuring. Mr. Tonnos also serves as Chief Investment Officer of Roth CH Acquisition Co. From 2021 to 2023, Mr. Tonnos served as a Principal and Associate Portfolio Manager at Meteora Capital, an investment adviser specializing in SPAC-related, structured and illiquid investments and was the Chief Financial Officer of GSR II Meteora Acquisition Corp., a SPAC sponsored by Meteora which completed a business combination with Bitcoin Depot, Inc. During 2021, Mr. Tonnos also served as an Associate Portfolio Manager at Glazer Capital. From 2017 until 2021, Mr. Tonnos worked at Mistral Equity Partners, a consumer & retail focused investment group as a Principal. From 2017 until 2022, Mr. Tonnos served as the Senior Vice President of Haymaker I, II, and III, three special purpose acquisition companies affiliated with Mistral Equity Partners. Haymaker I, II and III all successfully completed business combinations with OneSpaWorld Ltd., ARKO Holdings Ltd. and Biote Corp. respectively. His experience spans evaluating, executing, structuring and monitoring public, private and venture capital investments. He has advised companies and shareholders on capital raising, mergers, acquisitions, divestitures, leveraged buyouts and capital structure alternatives. Mr. Tonnos is also the Co-Founder of Ketch Ventures, an early-stage consumer investment syndicate. In the last five years he served or continues to serve on the several boards, including Worldwise, Inc., a privately held pet products company, Los Sundays Tequila, a lifestyle beverage company, and Aether Diamonds, a carbon-negative diamond producer, among others. Mr. Tonnos has also been a board observer of The Lovesac Company, Inc. (NASDAQ: LOVE) from 2017 until 2021 and serves on the Board of Advisors at Niagara University. Prior to Mistral, Mr. Tonnos served as an investment banker at Bank of America Merrill Lynch and Lazard and as a foreign exchange trader at CIBC Capital Markets. Mr. Tonnos received his B.S. and M.B.A. from Niagara University, graduating magna cum laude.

Adam Rothstein became a member of our Board of Directors on November 30, 2021. Mr. Rothstein is a Co-Founder and General Partner of Disruptive Technology Partners, an Israeli technology-focused early- stage investment fund, and Disruptive Growth, a collection of late-stage investment vehicles focused on Israeli technology, which he co-founded in 2013 and 2014, respectively. Since 2014, Mr. Rothstein has also been the Managing Member of 1007 Mountain Drive Partners, LLC, which is a consulting and investment vehicle. Mr. Rothstein was the Executive Chairman of 890 5th Avenue Partners, Inc. (NASDAQ: ENFA), a special purpose acquisition company, from September 2020 until December 2021 when 890 5th Avenue Partners, Inc. completed its business combination with BuzzFeed, Inc. (NASDAQ: BZFD). Mr. Rothstein joined the Board of BuzzFeed, Inc. upon closure. Mr. Rothstein was a director of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2020 until March 2021. Roth CH Acquisition I Co. was a special purpose acquisition company that merged with PureCycle Technologies LLC and is now publicly listed on NASDAQ as PureCycle Technologies, Inc. (NASDAQ: PCT). Mr. Rothstein was a director of Roth CH Acquisition II Co. (NASDAQ: ROCC) from December 2020 until July 2021. Roth CH Acquisition II Co. was a special purpose acquisition company that merged with Reservoir Holdings, Inc. and is now publicly listed on NASDAQ as Reservoir Media, Inc. (NASDAQ: RMI). In July 2021, Mr. Rothstein was named a director of Reservoir Media, Inc. Mr. Rothstein was also a director of Roth CH Acquisition III Co.

(NASDAQ: ROCL) from March 2021 until February 2022. Roth CH Acquisition III Co. was a special purpose acquisition company that completed a business combination with QualTek HoldCo, LLC and is now publicly listed on NASDAQ as QualTek Services Inc. (NASDAQ: QTEK). Mr. Rothstein has also served as a director of Roth CH Acquisition IV Co. (NASDAQ: ROCG), a special purpose acquisition company, since November 2021. Previously, from July 2019 until January 2021, Mr. Rothstein was a director of Subversive Capital Acquisition Corp. (NEO: SVC.A.U) (OTCQX: SBVCF), a special purpose acquisition company that partnered with Shawn “JAY-Z” Carter and Roc Nation in January 2021 to acquire CMG Partners Inc. and Left Coast Ventures, Inc., and which now trades as TPCO Holding Corp. (NEO: GRAM.U) (OTCQX: GRAMF). Mr. Rothstein has over 25 years of investment experience, and currently sits on the boards of directors of several early- and mid-stage technology and media companies both in the US and in Israel and is on the Advisory Board for the Leeds School of Business at the University of Colorado, Boulder. Mr. Rothstein graduated summa cum laude with a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania and has a Master of Philosophy (MPhil) in Finance from the University of Cambridge.

Sam Chawla became a member of our Board of Directors on November 30, 2021. Mr. Chawla has served as a member of the board of directors of Roth CH Acquisition IV Co. (NASDAQ: ROCG) since August 2021. Mr. Chawla was a director of Roth CH Acquisition III Co. (NASDAQ: ROCL) from April 2021 until February 2022. Roth CH Acquisition III Co. was a special purpose acquisition company that completed a business combination with QualTek HoldCo, LLC and is now publicly listed on NASDAQ as QualTek Services Inc. (NASDAQ: QTEK). In February 2022, Mr. Chawla was named a director of QualTek Services Inc. Mr. Chawla has been a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector, since 2013. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS in the Global Healthcare Group. Mr. Chawla’s investment banking experience centered on strategic advisory work for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse, which Mr. Chawla originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University.

Pamela Ellison became a member of our Board of Directors on November 30, 2021. Ms. Ellison has held multiple strategy, operational and sales positions during her career in finance, technology and philanthropy. Most recently, from September 2010 until October 2020, Ms. Ellison was a Managing Director at Robin Hood Foundation (“Robin Hood”) where she focused on nurturing and developing major donors and their gifts, and where she spearheaded and managed large special projects and initiatives. Prior to Robin Hood, Pamela had a diversified career in financial services. She ran investor relations and business development at Jerusalem Venture Partners. Previously, she was a Managing Director at Geller & Company (in their family office division) and Foundation Source after working in investment banking at Wit Soundview and at Bear Stearns & Co., Inc. Ms. Ellison received a B.A. from Northwestern University and an M.B.A. from Columbia University.

Executive Compensation

No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, but they are subject to review of our Board of Directors and audit committee.

Director Independence

Nasdaq requires that a majority of our Board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Adam Rothstein, Sam Chawla, and Pamela Ellison are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms that our Board believes are no less favorable to us than could be obtained from independent parties.

Audit Committee

We have established an audit committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Sam Chawla is the chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of independent directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Sam Chawla qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC.

Corporate Governance and Nominating Committee

We have established a corporate governance and nominating committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Pamela Ellison is the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•

should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

We have established a compensation committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Adam Rothstein is the chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	if required, producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a code of conduct and ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.

Conflicts of Interest

In general, Investors should be aware of the following potential conflicts of interest:

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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•

In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any fiduciary or contractual obligation will be honored before we are presented with the opportunity.

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The securities owned by our officers and directors will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the Trust Account with respect to any of their Founder Shares, warrants underlying the Private Units and shares underlying the Private Units if we do not complete a business combination. In addition, our officers and directors may loan funds to us and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

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Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, ROCL and NEH mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;
•	the opportunity is within the corporation’s line of business; and
•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) 24 months from the date of this proxy statement/prospectus. This agreement is, however, subject to any fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has a fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.

Other clients of either Roth or Craig-Hallum may also compete with us for investment opportunities meeting our investment objectives. If either Roth or Craig-Hallum is engaged to act for any such clients, we may be precluded from pursuing opportunities that such clients are pursuing. In addition, investment ideas generated within Roth and Craig-Hallum may be suitable for both us and for an investment banking client or a current or future Roth or Craig-Hallum internal investment vehicle, including other blank check companies in which Roth or Craig-Hallum may participate, and may be directed to such client or investment vehicle rather than to us. Either Roth or Craig-Hallum may be engaged to advise the seller of a company, business or assets that would qualify as an investment opportunity for us. In such cases, we may be precluded from participating in the sale process or from purchasing the company, business or assets. If we are permitted to pursue the opportunity, Roth’s or Craig-Hallum’s interests or its obligations to the seller may diverge from our interests. Neither Roth, Craig-Hallum nor members of either management have any obligation to present us with any opportunity for a potential business combination of which they become aware unless such opportunity was expressly offered in writing to our management solely in their capacity as an officer or director of the company. Roth and Craig-Hallum and/or our management, in their capacities as officers or managing directors of Roth or Craig-Hallum or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future Roth or Craig- Hallum internal investment vehicles, including other blank check companies in which Roth or Craig- Hallum may participate, or third parties, including clients of Roth or Craig-Hallum, before they present such opportunities to us. In addition, our independent directors may have duties or obligations that prevent them from presenting otherwise suitable target businesses to us. Our independent directors are under no obligation to present opportunities of which they become aware to the company, unless such opportunity was expressly offered to the independent director solely in his capacity as a director of ROCL.

In connection with the vote required for any business combination, all of our Sponsors, including all of our officers and directors, have agreed to vote their respective Founder Shares, shares underlying the Private Units and any Public Shares in favor of any proposed business combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to the IPO. If they purchased shares of common stock in the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert such shares (or sell their shares in any tender offer) in connection with the consummation of our initial business combination or an amendment to our Current Charter relating to pre-business combination activity.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our disinterested independent directors, or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or initial stockholders, unless we have obtained (i) an opinion from an independent investment banking firm, or other firm that commonly provides valuation opinions, that the business combination is fair to our stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will any of our initial stockholders, officers, directors or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination except as described in this proxy statement/prospectus.

Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

Below is a table summarizing the entities to which our executive officers and non-independent directors currently have fiduciary duties or similar contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Byron Roth	Roth Capital Partners, LLC	Investments and Advisory	Chairman and Chief Executive Officer
	Rx3, LLC	Investments and Advisory	Co-founder and General Partner
	Rivi Capital	Investments and Advisory	Co-founder and General Partner
	Aceras Life Sciences, LLC	Investments and Advisory	Co-founder and General Partner
John Lipman	Craig-Hallum Capital Group LLC	Investments and Advisory	Partner and Managing Director
Gordon Roth	Roth Capital Partners, LLC	Investments and Advisory	Chief Financial Officer and Chief Operating Officer
Rick Hartfiel	Craig-Hallum Capital Group LLC	Investments and Advisory	Managing Partner
Aaron Gurewitz	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Equity Capital Markets Department
Andrew Costa	Roth Capital Partners, LLC	Investments and Advisory	Chief Investment Officer and Managing Director
	RX3, LLC	Investments and Advisory	Partner
Matthew Day	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Investment Banking
Ryan Hultstrand	Craig-Hallum Capital Group LLC.	Investments and Advisory	Managing Director
Adam Rothstein	Disruptive Technology Partners	Investments and Advisory	General Partner
	Disruptive Growth Technology Partners	Investments and Advisory	General Partner
	Disruptive Technologies Opportunity Fund	Investments and Advisory	Managing Member
	1007 Mountain Drive Partners, LLC	Investments and Advisory	Managing Member
	890 Fifth Avenue Partners, LLC	Investments and Advisory	Managing Member
	177A Bleecker Street Partners, LLC	Investments and Advisory	Managing Member
	1013 Parkthorne Avenue Partners, LLC	Investments and Advisory	Managing Member
	BuzzFeed, Inc.	Internet media, news and entertainment	Director
	Reservoir Media Inc.	Independent music company
	Deepwell DTX	Therapy-focused game studio
	CoreMap, Inc.	Medical diagnostic technology
	Summit Junto, LLC	Personal advisory services	Director
	Summit Group Endeavors, LLC	Personal advisory services	Director
	Summit Revolution, LLC	Personal advisory services	Director
	Jackpocket, Inc.	On-line lottery ticket sales	Director
	CaptainUp!	User engagement software	Director
	No Way Entertainment, LLC	Entertainment	Director
Sam Chawla	QualTek Services Inc.	Renewable energy project solutions	Director
	Perceptive Advisors LLC	Investments and Advisory	Portfolio Manager
Joe Tonnos	Roth CH Acquisition Co.	Investments and Advisory	Chief Investment Officer

ROCL does not believe that the conflicts of interest with its officers and directors impacted its search for an acquisition target. See also “Proposal 1: The Business Combination Proposal — Background of the Business Combination.”

Limitation on Liability and Indemnification of Officers and Directors

Our Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.

We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the ROCL IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification (although our officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROCL

Overview

We are a blank check company formed under the laws of the State of Delaware on November 5, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering (as defined below) and the sale of the Private Units (as defined below), our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of our stock in an initial business combination:

•	may significantly reduce the equity interest of our stockholders;
•	may subordinate the rights of holders of common stock if we issue preferred shares with rights senior to those afforded to our shares of common stock;
•

will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;
•

acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and
•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Recent Developments

On May 17, 2023, we held a special meeting of stockholders (the “May 2023 Special Meeting”), at which our stockholders approved an amendment (the “May 2023 Extension Amendment”) to our amended and restated certificate of incorporation to give us the right to extend the date by which we have to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023.

On May 3 and 4, 2023, we entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of ROCL Common Stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the May 2023 Extension Amendment. Certain initial stockholders of ROCL agreed to pay the stockholders that entered into such agreements $0.04 per share for each one-month extension in connection with such agreements. On July 20, 2023, we entered into amendments to the non-redemption agreements to provide that ROCL or certain initial stockholders of ROCL, or their affiliates or designees, will pay such stockholders that entered into such non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, we issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023. ROCL also recorded a liability due to Non-redeeming Stockholders related to the remaining one-month extension periods and determined that the fair value of the liability as of September 20, 2023 was $151,189.

On December 1, 2023, we held a special meeting of stockholders (the “December 2023 Special Meeting”), at which our stockholders approved, among other things, an amendment (the “December 2023 Extension Amendment”) to our amended and restated certificate of incorporation to give us the right to extend the date by which we have to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 4, 2024. In connection with the stockholders’ vote at the December 2023 Special Meeting, 927,715 shares of ROCL Common Stock were tendered for redemption.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through March 31, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering described below, and subsequent to the Initial Public Offering, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our an initial business combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended September 30, 2023, we had a net loss of $646,092, which consisted of interest earned on marketable securities held in Trust Account of $343,491 and change in fair value of due to non-redeeming stockholders of $8,811, offset by of operating costs of $908,357 and provision for income taxes of $90,037.

For the three months ended September 30, 2022, we had a net income of $304,331, which consisted of interest earned on marketable securities held in Trust Account of $526,853, offset by of operating costs of $122,934 and provision for income taxes of $99,588.

For the nine months ended September 30, 2023, we had a net income of $156,857, which consisted of interest earned on marketable securities held in Trust Account of $2,641,366, offset by of operating costs of $1,293,488, provision for income taxes of $719,832 and finance costs for non-redemption agreements of $471,189.

For the nine months ended September 30, 2022, we had a net income of $163,259, which consisted of interest earned on marketable securities held in Trust Account of $697,289, offset by of operating costs of $416,559 and provision for income taxes of $117,471. For the year ended December 31, 2022, we had a net income of $722,115, which consists of interest earned on marketable securities held in Trust Account of $1,684,555, offset by operating costs of $541,229 and provision for income taxes of $421,211.

For the year ended December 31, 2021, we had a net loss of $166,644, which consists of operating costs.

Liquidity and Capital Resources

On December 3, 2021, we consummated our initial public offering (the “Initial Public Offering”) of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 461,500 units (the “Private Units”), at a price of $10.00 per Private Unit, in a private placement to certain of the holders of ours shares prior to the Initial Public Offering (the “Initial Stockholders”), generating gross proceeds of $4,615,000.

Following the Initial Public Offering, including the full exercise of the over-allotment option by the underwriters, and the sale of the Private Units, a total of $116,725,000 was placed in a trust account located in the United States (the “Trust Account”). We incurred $1,625,220 in transaction costs, consisting of $1,150,000 of underwriting fees and $475,220 of other offering costs.

For the nine months ended September 30, 2023, cash used in operating activities was $1,800,678. Net income of $156,857 was affected by interest earned on marketable securities held in the Trust Account of $2,641,366 offset by fair value of due to non-redeeming shareholders of $471,189, and changes in operating assets and liabilities, which provided $212,642.

For the nine months ended September 30, 2022, cash used in operating activities was $214,324. Net income of $163,259 was affected by interest earned on marketable securities held in the Trust Account of $697,289 and changes in operating assets and liabilities, which provided $319,706. For the year ended December 31, 2022, cash used in operating activities was $243,519. Net income of $722,115 was affected by interest earned on marketable securities held in Trust Account of $1,684,555 and changes in operating assets and liabilities, which provided $718,921.

For the year ended December 31, 2021, cash used in operating activities was $390,885. Net loss of $166,644 was affected by changes in operating assets and liabilities, which used $224,241.

On May 31, 2023, in connection with the stockholders’ vote at the Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock and $93,010,772 was released from the Trust account in connection with the share redemption. In connection with the share redemption, we recorded $930,108 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023. As of September 30, 2023, we had cash and marketable securities held in the Trust Account of $26,368,415. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. We may withdraw interest to pay taxes. Through September 30, 2023, we withdrew $1,328,243 of interest income from the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2023, we had $112,941 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to finance transaction costs in connection with an initial business combination, the Initial Stockholders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete an initial business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of an initial business combination, without interest. As of September 30, 2023, there were $250,000 of Working Capital Loans outstanding.

On July 26, 2023, we issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes.

If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Going Concern

We will need to raise additional capital through loans or additional investments from the Initial Stockholders and our officers and directors. The Initial Stockholders and our officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. If an initial business combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about our ability to continue as a going concern one year from the date that these financial statements are issued. We plan to address this uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. There is no assurance that working capital loans will be available to us or that our plans to consummate an initial business combination will be successful.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

We had initially entered into a business combination marketing agreement on November 30, 2021, with Roth Capital Partners, LLC (“Roth”) and Caig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering, as advisors in connection with our initial business combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the initial business combination, hold meetings with the stockholders to discuss the initial business combination, and assist with financial analysis, presentations, press releases and filings related to the initial business combination. Under the business combination marketing agreement, the Roth and Craig Hallum were to be paid a fee for such services upon consummation of an initial business combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering (or $5,175,000 in the aggregate). As a result, Roth and Graig-Hallum would not be entitled to such fee unless we consummated an initial business combination. On January 2, 2024, the Company entered into a side letter agreement with Roth and Craig-Hallum where the Company and Roth and Craig-Hallum mutually agreed that the business combination marketing agreement entered into on November 30, 2021 is no longer of any force or effect and that on the date of the closing of the Business Combination the Company will issue to the Roth and Craig-Hallum a total of 575,000 shares of common stock of the post-Business Combination company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) Per Common Share

We have two types of common stock — redeemable common stock and non-redeemable common stock. We calculate our earnings per share to allocate net income (loss) pro rata to redeemable and non- redeemable common stock. This presentation contemplates an initial business combination as the most likely outcome, in which case, both classes of common stock share pro rata in our income (loss). Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. In order to determine the net income (loss) attributable to both the redeemable and non-redeemable common stock, we first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For the purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption was considered to be dividends paid to the holders of the redeemable common stock. Subsequent to calculating the total income (loss) allocable to both sets of shares, we split the amount to be allocated pro rata between redeemable and non-redeemable common stock for the year ended December 31, 2022 and 2021.

INFORMATION ABOUT NEH

All references to “we,” “us,” the “Company” in this Information About NEH section are to NEH.

Overview

NEH is a corporation formed in Nevada on February 2, 2023. It is an exploration and production company that sources helium produced in association with natural gas reserves in North America. Our business model centers on providing helium to various parties in the supply chain, namely helium refiners, non-refiners, Tier 1 multinational distributors, and smaller Tier 2 gas companies. We currently own and operate over 137,000 acres in Southeast New Mexico and have over 2 BCF of proved, probable, and possible helium reserves, according to the Appraisal Report. We believe our reliable helium supply distinguishes us from our competitors in the helium exploration and production space.

Presently, we operate through two subsidiaries, (i) Solis Partners, L.L.C., a Texas limited liability company (“Solis Partners”) formed on May 5, 2020, wholly owned by the Company and engaged in the oil and gas producing business, and (ii) (iii) NEH Midstream LLC, a Texas limited liability company (“NEH Midstream”) wholly owned by the Company which will own and operate the Pecos Slope Plant and gathering system located in Chaves County, New Mexico.

We aim to eventually capture one percent of all North American helium production and become a major consolidation for distribution across the continent.

To date, we have sold raw, natural gas extracted from its reserves to a third-party processor to produce helium and purified natural gas. Under current contractual arrangements, we do not retain revenue generated from the processed helium and natural gas produced by this third party.

We expect to generate revenue from the future operation of our own natural gas processing plant. We recently began construction of our Pecos Slope Plant, our own processing plant from the Pecos Slope Field, a gas field and gathering system in New Mexico. The Pecos Slope Plant is expected to commence operations by June 1, 2024. We believe that the operation of our own plant will significantly increase production rates of helium and natural gas and lower costs, thereby generating much more revenue. Under ideal circumstances, we believe the Pecos Slope Plant can conceivably produce a sizeable revenue stream for decades to come and allow us to achieve our desired market share.

Aside from helium production, we currently plan on diversifying our resources through providing natural gas as feedstock for energy transition sources such as net zero energy, blue hydrogen, and blue ammonia. Additionally, we plan to engage in the MPC market by seeking designation of our natural gas production as “responsibly sourced gas” and subsequently trading the MPCs.

History And Background

We believe that current market conditions present a favorable opportunity for us to enter the U.S. helium market as a public company. The global helium market has experienced waves of supply shortages in the last 16 years. The most recent wave of helium shortage, Helium Shortage 4.0, was brought on by multiple supply disruptions, chief amongst them the explosion at the gas processing plant at Amur, Russia, one of the world’s largest natural gas processing plants. This explosion delayed an anticipated worldwide transition to ample helium supply in 2022. Helium Shortage 4.0 is expected to continue until at least late 2023, and has driven up the worldwide demand as well as price of helium. Geopolitical risks such as the war in Ukraine and sanctions have also heightened the uncertainty of helium supplies. Demand for helium is also expected to increase in certain fields, particularly in electronics, which is anticipated to surpass MRIs as the leading application of helium.

Products

We supply helium and natural gas extracted from our reserves in Southeast New Mexico to various parties in the helium supply chain. We also supply natural gas liquids extracted from these same reserves.

In the future, we anticipate diversifying our revenue stream by providing the natural gas we source as feedstock for net zero energy, blue hydrogen, and blue ammonia production.

Customers

Under that certain Gas Purchase Agreement, we sell our natural gas to a third party processor, which processes our gas for natural gas liquids and other usable components in its facilities.

In anticipation of securing future revenue and establishing a more robust market position in the helium industry following the establishment of the Pecos Slope Plant, through our operating subsidiary NEH Midstream, we recently entered into certain sales agreements with various purchasers for the helium anticipated to be generated by the Pecos Slope Plant. We agreed to sell fifty percent (50%) of the helium generated from the Pecos Slope Plant each month to Air Life Gases USA, Inc., in the form of liquefied helium, pursuant to that certain Contract for Sale and Purchase of Liquid Helium dated August 25, 2023, and its amendment dated October 1, 2023. We also agreed to sell fifty percent (50%) of the gaseous helium generated monthly at the Pecos Slope Plant to an international gas supplier, pursuant to a certain gaseous helium sales agreement entered into in the third fiscal quarter of 2023.

We entered into that certain Helium Tolling Agreement with Keyes Helium Company (“KHC”) dated September 1, 2023 (the “Tolling Agreement”), pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. KHC agreed to provide tolling services to us on a firm basis, for a volume equivalent to the quantities sold under our Helium Sales Agreement with KHC’s affiliate, Badger Midstream Energy, LP (“Helium Sales Agreement”).

Our prospective customers include helium processors, refiners, and other gas companies and distributors, whether Tier 1 or smaller (Tier 2 and local).

We currently sell our natural gas and natural gas liquids to a single purchaser, who is also our processor, under a purchase agreement (the “Gas Purchase Agreement”) at a price based on an index price from the purchaser, which expires on May 31, 2024. The Gas Purchase Agreement will continue on a month-to-month basis thereafter, unless and until terminated by us or the purchaser with a 30-day advance notice.

Facilities and Properties

We currently own and operate over 137,000 acres in Southeast New Mexico and have over 2 BCF of proved, probable, and possible helium reserves, comprised of 0.5 BCF of proved helium reserves, all of which are currently categorized as proved undeveloped reserves. In addition, there were found to be 1.5 BCF of probable and possible helium reserves. These reserves are strategically located, just 20 miles north of Roswell, New Mexico and no more than 550 miles away from six out of the seven helium liquefication plants in the United States. The reserves are also located next to El Paso National Gas Facility, a pipeline system owned by Kinder Morgan that transports for natural gas suppliers to end users. This suitable location creates efficiency for the Company’s supply of natural gas to various players in the helium production space.

The Pecos Slope Plant mentioned above is expected to commence operations by June 1, 2024, and is located in the Pecos Slope Field of New Mexico.

We currently lease office space at 4501 Santa Rosa Drive, Midland, Texas 79707 and 200 Pier Avenue, Unit # 224, Hermosa Beach, California

On May 27, 2022, the Company entered into a 12-month lease agreement for office space at 200 Pier Avenue, Unit # 224 in Hermosa Beach, California 90254. We intend to continue leasing this space until May 31, 2024.

Distribution

We source helium from natural gas reserves located within the 137,000 acres we own in Southeast New Mexico. Under current contractual arrangements with a third-party processor, we sell and deliver the natural gas we gather using our own equipment, labor, and pipelines.

After our Pecos Slope Plant commences operations in the second quarter of 2024, we will independently gather and process the helium sourced from our natural gas fields and supply our helium to different industry parties, including refiners, major helium distributors, smaller industrial gas companies and various end users.

Competition

Currently, our direct competitors are helium exploration and production companies which source helium from natural gas reserves prior to supplying it to refiners, non-refiners, major distributors and smaller gas companies further down the supply chain.

Following the commencement of the Pecos Slope Plant, we anticipate competing directly with helium processors and refiners.

Government Regulations

The sale, distribution, and handling of our helium is subject to federal and state regulation, including the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Clean Water Act, and the National Environmental Policy Act, amongst others.

Intellectual Property

We rely on trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products.

As of the date of this prospectus, we have the following trademarks:

Trademark	Country	Date of registration	Registration No.
RSH	United States	N/A – trademark application pending, submitted 6/30/2023.	N/A – application pending.
	United States	N/A – trademark application pending, submitted 6/30/2023.	N/A – application pending.

We believe that the trademarks that we use in our business are important for building our brand image and brand recognition. Therefore, we will develop marketing strategies, including advertising and branding campaigns, accordingly.

Industry Overview

The Helium Market

The helium industry is one that has historically been affected by uncontrollable market factors, which may affect the profitability of our helium exploration and production business. The global helium market has witnessed periods of varying shortage, supply, and equilibrium within the last 16 years, which has accompanied price fluctuations. Helium supply has been disrupted by events such as outages at crucial helium storage and pipelines systems, including that of the BLM’s Crude Helium Enrichment Unit, or trade embargoes in major world suppliers like Qatar. Supply has also been replenished or stabilized with the discovery of new sources in different parts of the world and normal operations of major world suppliers. Supply has also correspondingly decreased with unexpected delays in the start of prominent gas processing facilities such as those in Amur, Russia.

Helium Shortage 4.0, the current wave of helium shortage worldwide, has driven up contract prices for helium, which gives us a unique business opportunity in entering the helium market. However, we cannot control the market factors which influence demand and supply of helium as well as the profitability of our business.

The Helium Supply Chain

The helium supply chain is comprised of various players. First are production and exploration companies such as our own, which supply helium-containing natural gas to processors, which extract LNG and other valuable components from the natural gas. Crude helium is recovered from LNG and is then sold to helium refiners, which purify the helium and generate either gaseous helium or liquify the helium to produce LHe in bulk. Mostly, LHe is produced due to end user requirements and economic reasons, but smaller plants located in North America may also generate gaseous helium and transport it to liquefaction plants to be sold as crude helium or directly into the balloon grade helium market. LHe is sold to helium distributors. Currently, the helium industry is dominated by six major multinational industrial “Tier 1” gas companies, Linde, Air Liquide, Air Products, Messer, Matheson, and Iwatini. These Tier 1 companies distribute helium to smaller, local “Tier 2” gas companies pursuant to long-term contracts, and some of such Tier 1 companies have combined capacities in helium liquefaction (Air Products, Linde, and Messer), while the others do not. End users then purchase LHe or gaseous helium from distributors for various applications.

The Helium Exploration and Production Sector

The helium exploration and production industry is a very competitive one. In recent years, an unprecedented number of helium exploration companies have entered the market, encouraged in large part by increased attention to the helium shortage and surge in prices. However, these companies have not been reported to produce reliable amounts of helium.36 We are unique in our substantial inventory of reliable drilling locations37 and associated reserves as well as a management team that understands the global helium business on a deep level.

Employees

As of February 1, 2024, we had six employees primarily based in our Midland, Texas office.

The table below breaks down our full-time personnel by function as of February 1, 2024:

Function	Number of Employees	% of Total
Executive	2	33.3
General and Administrative	1	16.7
Engineering	1	16.7
Operations	1	16.7
Geology	1	16.7
Total	6	100.0%

None of our employees are affiliated with the labor unions.

36 Kornbluth Market Report, Summer 2023.

37 Appraisal of Certain Oil and Gas Interests Owned by Solis Partners, LLC Located in Chaves County, New Mexico, as of July 1, 2023, prepared for Solis Partners, LLC by MKM Engineering for use in filing with the SEC. The Company owns these reserves wholly through Solis Partners.

Legal Proceedings

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. We recognize provisions for legal proceedings in our financial statements, in accordance with accounting rules, when we are advised by independent outside counsel that (i) it is probable that an outflow of resources will be required to settle the obligation, and (ii) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition, except as described below.

Property

We lease and maintain our primary office through Solis Partners at 4501 Santa Rosa Drive, Midland, TX 79707. We also lease a commercial space through Solis Partners at 200 Pier Avenue, Unit # 224, Hermosa Beach, CA 90254. We do not currently own any real estate.

EXECUTIVE OFFICERS AND DIRECTORS OF NEH AND

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMBINED COMPANY

Executive Officers and Directors

Set forth below are the names, ages and positions as of the date hereof of NEH’s current executive officers and directors as well as the names, ages and positions as of the date hereof of the executive officers and director nominees of the Combined Company after the Business Combination:

Name	Age	NEH Position(s)	Combined Company Position
E. Will Gray II	48	Chief Executive Officer, Director	Chief Executive Officer, Chairman
Mike Rugen	63	Chief Financial Officer	Chief Financial Officer
Phil Kornbluth	68	N/A	Independent Director
Ondrej Sestak	38	N/A	Independent Director

Executive Officers

Will Gray

Will Gray has served as NEH’s Chief Executive Officer and Director since inception.  Previously, he was the managing member of Solis Partners, LLC beginning in 2020, which is now a wholly owned subsidiary of NEH.  Mr. Gray is the former CEO and founder of Remnant Oil Company, an upstream energy company that acquired and operated both secondary (water) and tertiary (CO2) floods within the Permian Basin. Operations also included management of an 18.5-mile CO2 pipeline that interconnects with the Kinder Morgan Cortez main trunk line. Remnant Oil Company filed for Chapter 11 bankruptcy protection in July 2019 and such petition was later changed to a Chapter 7 bankruptcy filing.

Mr. Gray was formerly an Executive Vice President of Resaca Exploration (a Torch Energy Portfolio Company) He also served as past Chairman & CEO of Cross Border Resources and Dala Petroleum. He has ESG experience and a track record for protecting freshwater rights within Southeast New Mexico, renewable energy development on owned acreage, and the reduction of carbon footprints for certain Permian Basin oilfield service providers. Mr. Gray served as a former Trustee of the Texas State Development Foundation from September 2017 to August 2023.  He is currently on the Texas State University’s Development Foundation Emeritus Council. He is also a former board member of the United Way Fund in Midland. Will received his B.S. in Business Management from Texas State University in 1998.

Mike Rugen

Mike Rugen has served as the Company’s Chief Financial Officer since November 1, 2023. He worked as a contractor for the Company since April of 2023. Mr. Rugen is a certified public accountant with over 40 years of experience primarily in exploration, production, and oilfield services. From September 2009 through February 2021, Mr. Rugen served as Chief Financial Officer for Tengasco, Inc., an exploration and production company publicly traded on the NYSE American Exchange. In June 2013, Mr. Rugen also was named interim Chief Executive Officer and continued in the role until February 2021. In February 2021, Tengasco merged with Riley Exploration Permian with Mr. Rugen continuing in the role of Chief Financial Officer through August 2021.

Mr. Rugen received his Bachelor of Science in Business from Indiana University in 1982.

Directors

Phil Kornbluth

Phil Kornbluth will serve as Director of the Combined Company upon consummation of the Business Combination. He currently also serves as President of Kornbluth Helium Consulting, LLC, a consulting firm which offers services related to all commercial aspects of the global helium business. Mr. Kornbluth has previously developed supply agreements with ExxonMobil, Encana, Polish Oil & Gas Company, Rasgas, Gazprom & ConocoPhillips.

Ondrej Sestak

Ondrej Sestak will serve as an Independent Director of the Combined Company and will take office upon completion of the Merger. Mr. Sestak is the Head of Engineering at ZeroSix, Reservoir Engineer with Aurivos Permian LLC, and Director of Operations for GLT Trading LLC, which sources Helium and other key commodities for a network of Asian clients. Mr. Sestak has over a decade of technical experience across the resource industry. Before moving into his current roles, Mr. Sestak worked with INEXS cultivating unique investment opportunities and performing evaluations of resource projects, including Helium development, blue hydrogen generation, enhanced oil recovery, and carbon capture and utilization. Prior to venturing into the independent investment and operator space of the resource industry, Mr. Sestak was a reservoir engineer at Shell where he worked the Haynesville shale and Vaca Muerta basin.

Mr. Sestak holds a BS degree in Petroleum Engineering from the University of Texas at Austin, and a MS degree in Energy Resource Engineering from Stanford University.

Director Independence

Nasdaq requires that a majority of the Combined Company’s Board of Directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Phil Kornbluth and Ondrej Sestak are anticipated to be the Combined Company’s independent directors. The Combined Company’s independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms that the Combined Company’s Board of Directors will believe are no less favorable to us than could be obtained from independent parties.

Audit Committee

The Combined Company will establish an audit committee of the Board of Directors, which is anticipated to consist of [   ], [   ], and [   ], who are independent directors under Nasdaq’s listing standards.

[  ] will be the chairperson of the audit committee. The audit committee’s duties, which are specified in the Combined Company’s Audit Committee Charter, include, but are not limited to:

•

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;
•

determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee

Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of independent directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Combined Company must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors of the Combined Company will elect a Board member to the Audit Committee who qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC.

Corporate Governance and Nominating Committee

The Combined Company will establish a corporate governance and nominating committee of the Board of Directors, which is anticipated to consist of [  ], [   ], and [  ]. [   ] is anticipated to be the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Combined Company’s Board of Directors. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;
●	should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

The Combined Company will establish a compensation committee of its Board of Directors, which is anticipated to consist of [   ], [   ], and [  ]. [   ] is anticipated to be the chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;
●	reviewing and approving the compensation of all of our other executive officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;
●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
●	if required, producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

Compensation Committee Interlocks and Insider Participation

None of the Combined Company’s officers will serve, at the time of listing, or in the year prior to the time of listing, as a member of the compensation committee of any entity that has one or more officers serving on the Combined Company’s Board of Directors.

Code of Ethics

The Combined Company will adopt a code of conduct and ethics that applies to all of its executive officers, directors and employees. The code of ethics will codify the business and ethical principles that govern all aspects of the Combined Company’s business.

Management Agreements

The CEO and CFO Employment Agreements

Currently, NEH’s Chief Executive Officer, Mr. E. Will Gray II, receives an annual base salary of $348,000, plus benefits. He was named Chief Executive Officer of NEH on February 6, 2023 in the context of the Reorganization Agreement and Plan Share Exchange between the NEH and Solis Partners LLC dated February 6, 2023.

Currently, NEH’s Chief Financial Officer, Mr. Michael J. Rugen, receives an annual base salary of $240,000 plus benefits. He was named Chief Financial Officer of NEH effective November 1, 2023.

It is anticipated that Mr. Gray and Mr. Rugen will be the Chief Executive Officer and Chief Financial Officer of the Company after the Merger, respectively. NEH is negotiating employment agreements with Mr. Gray and Mr. Rugen, which agreements shall become effective upon the closing of the Merger. The compensation package to be offered to Mr. Gray and Mr. Rugen shall reflect their functions and responsibilities at the Company as a public company listed at the Nasdaq, and may include, among others, increase in the base salary, annual bonuses, stock grants and participation in the Company’s equity incentive plan.

Compensation of Executive Officers and Directors of NEH

				All Other
			Salary	Compensation (1)	Total
Name and Pricipal Position	Year		($)	($)	($)
Will Gray	2023	(2)	$319,000	$28,138	$347,138
Chief Executive Officer	2023	(3)	$29,000	$2,558	$31,558
	2022	(4)	$273,000	$20,312	$293,312
Mike Rugen	2023		$132,032		$132,032
Chief Financial Officer
(1)	Represents health insurance for Mr. Gray paid by the Company
(2)	This compensation was paid to Mr. Gray after the February 6, 2023 Reorganization Agreement and Plan Share Exchange between the Company with Solis Partners. LLC.
(3)	This compensation was paid to Mr. Gray prior the February 6, 2023 Reorganization Agreement and Plan Share Exchange between the Company with Solis Partners. LLC.
(4)	On April 13, 2022, Mr. Gray become a member of Solis Partners LLC. Prior to this time, Mr. Gray performed contract and consulting services for Solis Partners LLC.

Outstanding Equity Awards at Fiscal Year-End

None.

Retirement Benefits

None.

Equity Compensation Plan Information

None.

Director and Officer Indemnification Agreements

NEH intends to enter into employment agreements whereby NEH will agree to indemnify the CEO and the CFO to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out of pocket attorneys’ fees) incurred or paid by the CEO or the CFO in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by the CEO and the CFO of services for, or the acting by the CEO and the CFO as a director, officer or executive of, NEH, or any subsidiary of NEH. Any fees or other necessary expenses incurred by the CEO and the CFO in defending any such action, suit, investigation or proceeding shall be paid by NEH in advance, subject to NEH’s right to seek repayment from the CEO and the CFO if a determination is made that the CEO and the CFO were not entitled to indemnification.

Potential Payments Upon Termination or Change in Control

None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEH

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risks, uncertainties, and assumptions, such as our plans, objectives, expectations, intentions, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Some of the numbers included herein have been rounded for convenience of presentation. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section “Risk Factors” included elsewhere in this prospectus. References to “we,” “us,” “our,” and “Company” within this section are to NEH.

Risks Relating to Forward-Looking Statements

This discussion and analysis contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the fact that they do not strictly relate to historical or current facts. They use words such as “anticipate”, “believe”, “continue”, “could”, “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” the negative version of these words, or other comparable words or phrases. Such forward-looking statements are subject to various risks and uncertainties. In particular, these include statements relating to future actions, statements regarding future performance or results and anticipated services or products, sales efforts, expenses, the outcome of contingencies, trends in operations and financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements.

Overview

The Company was formed in Nevada on February 2, 2023. We are an exploration and production company that sources helium produced in association with natural gas reserves in North America. We currently own and operate over 137,000 acres in Southeast New Mexico and have over 2.0 billion cubic feet (“BCF”) of proved, probable, and possible helium reserves according to the Appraisal Report.

On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.

Presently, we operate through two subsidiaries, (i) Solis Partners, LLC, a Texas limited liability company (“Solis Partners”), wholly owned by the Company and engaged in the oil and gas producing business, and (ii) NEH Midstream LLC, a Texas limited liability company (“NEH Midstream”) wholly owned by the Company which will own and operate the Pecos Slope Plant and gathering system located in Chaves County, New Mexico.

Recent Developments

In anticipation of securing future revenue and establishing a more robust market position in the helium industry following the establishment of the Pecos Slope Plant, through our operating subsidiary NEH Midstream, we recently entered into certain sales agreements with various purchasers for the helium anticipated to be generated by the Pecos Slope Plant. We agreed to sell fifty percent (50%) of the helium generated from the Pecos Slope Plant each month to Air Life Gases USA, Inc., in the form of liquefied helium, pursuant to that certain Contract for Sale and Purchase of Liquid Helium dated August 25, 2023, and its amendment dated October 1, 2023. We also agreed to sell fifty percent (50%) of the gaseous helium generated monthly at the Pecos Slope Plant to an international gas supplier, pursuant to a certain gaseous helium sales agreement entered into in the third fiscal quarter of 2023.

We entered into that certain Helium Tolling Agreement with Keyes Helium Company (“KHC”) dated September 1, 2023 (the “Tolling Agreement”), pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. KHC agreed to provide tolling services to us on a firm basis, for a volume equivalent to the quantities sold under our Helium Sales Agreement with KHC’s affiliate, Badger Midstream Energy, LP (“Helium Sales Agreement”).

Principal Components of Results of Operations

Revenues, net

The Company sells its oil to a single purchaser on a monthly basis, pursuant to a purchase agreement (the “Oil Purchase Agreement”), at a price based on an index price from the purchaser. The Oil Purchase Agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company sells its natural gas and natural gas liquids to a single purchaser, who is also the processor, under the Gas Purchase Agreement, at a price based on an index price from the purchaser. The Gas Purchase Agreement expires on May 31, 2024 and will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice.

Under our natural gas and natural gas liquid contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.

The Company has no unsatisfied performance obligations at the end of each reporting period.

Lease operating expenses

Lease operating expenses represent costs incurred in operations of producing properties and workover costs. The majority of these costs are comprised of labor costs, production taxes, compression, workover, and repair costs.

Depletion, depreciation, amortization, and accretion

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. The Company records depletion expense for oil and natural gas properties on a units of production basis over the life of the full cost pool’s reserves. The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over a useful life of five to fifteen years.

General and administrative costs

General and administrative costs primarily include costs incurred for overhead, consisting of payroll and benefits for the Company’s corporate staff, contractor and consulting costs, stock compensation expenses, accounting and legal costs, and office rent.

Other income and expense

Other income and expenses primarily include income and expenses associated with interest and gains or losses recorded on transactions. Our interest expenses are primarily associated with interest due on notes outstanding. Our other income primarily consists of gains and losses recorded on significant acquisitions or sales of oil and natural gas properties. Disposition of oil and natural gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of September 30, 2023, and December 31, 2022.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized. See Note 12 for additional information.

The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.

The Company is also subject to Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.

The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Results of Operations

For the year ended December 31, 2022 compared to the year ended December 31, 2021

The following table sets forth key components of our results of operations during the years ended December 31, 2022, and 2021:

MD&A Tables

Key Components — Results of Operations

	Year Ended 12/31/2022	Year Ended 12/31/2021	Variance ($)	Variance (%)
Revenues:
Natural gas	$6,183,080	$5,453,654	$729,426	13.4%
Natural gas liquids (NGL)	$265,507	$—	$265,507	100.0%
Oil	$132,709	$22,849	$109,860	480.8%
	$6,581,296	$5,476,503	$1,104,793	20.2%
Less transportation and processing	$(2,357,942)	$(1,914,393)	$(443,549)	23.2%
Total Revenues, net	$4,223,354	$3,562,110	$661,244	18.6%
Costs and expenses:
Lease operating expenses	$1,793,232	$1,933,942	$(140,710)	-7.3%
Depletion, depreciation, amortization, and accretion	$916,983	$655,497	$261,486	39.9%
General and administrative costs	$1,230,427	$1,087,801	$142,626	13.1%
Total costs and expenses	$3,940,642	$3,677,240	$263,402	7.2%
Income (loss) from operations	$282,712	$(115,130)	$397,842	-345.6%
	$1,199,695	$540,367	$659,328	122.0%
Other income (expenses):
Interest income	$9,800	$2,171	$7,629	351.4%
Other income	$16,000	$24,450	$(8,450)	-34.6%
Interest expense	$(111,038)	$(65,304)	$(45,734)	70.0%
Total other income (expenses)	$(85,238)	$(38,683)	$(46,555)	120.4%
Net income (loss)	$197,474	$(153,813)	$351,287	-228.4%

Net revenues were $4,223,354 for the year ended December 31, 2022, compared to $3,562,110 for the year ended December 31, 2021, representing an increase of $661,244 or 18.6%. This increase was primarily related to an $890,000 increase in natural gas revenues related to an $0.81 per mcf increase in realized natural gas prices and a $266,000 increase in NGL sales, partially offset by a $444,000 increase in processing and transportation costs.

Lease operating expenses were $1,793,232 for the year ended December 31, 2022, compared to $1,933,942 for the year ended December 31, 2021, representing a decrease of $140,710 or 7.3%. This decrease was primarily related to a decrease in repair and workover costs, partially offset by an increase in compressor rental costs.

Depletion, depreciation, amortization and accretion was $916,983 for the year ended December 31, 2022, compared to 655,497 for the year ended December 31, 2021, representing an increase of $261,486 or 39.9%. This increase was primarily a result of an increase in the depletion due to inclusion of future development costs in the calculation of depletion expense in quarter ended December 31, 2022.

General and administrative expenses were $1,230,427 for the year ended December 31, 2022, compared to $1,087,801 for the year ended December 31, 2021, representing an increase of $142,626 or 13.1%. This increase was primarily related to a $79,000 increase related to the establishment of an allowance for expected credit losses in 2022, an increase in consulting and legal costs, and an increase in office rent.

Interest expense was $111,038 for the year ended December 31, 2022, compared to $65,304 for the year ended December 31, 2021, representing an increase of $45,734 or 70%. This increase was primarily related to interest expense on a secured promissory note entered into by the Company on December 17, 2021.

For the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022

The following table sets forth key components of our results of operations during the nine months ended September 30, 2023, and 2022, both in dollars and as a percentage of our revenues:

	9 Months Ended 9/30/2023	9 Months Ended 9/30/2022	Variance ($)	Variance (%)
Revenues:
Natural gas	$1,122,187	$5,204,536	$(4,082,349)	-78.4%
Natural gas liquids (NGL)	$102,784	$184,964	$(82,180)	100.0%
Oil	$113,675	$106,364	$7,311	6.9%
	$1,338,646	$5,495,864	$(4,157,218)	-75.6%
Less transportation and processing	$(900,441)	$(1,702,091)	$801,650	-47.1%
Total Revenues, net	$438,205	$3,793,773	$(3,355,568)	-88.4%
Costs and expenses:
Lease operating expenses	$829,728	$1,338,292	$(508,564)	-38.0%
Depletion, depreciation, amortization, and accretion	$672,774	$525,233	$147,541	28.1%
General and administrative costs	$3,864,048	$861,142	$3,002,906	348.7%
Total costs and expenses	$5,366,550	$2,724,667	$2,641,883	97.0%
Income (loss) from operations	$(4,928,345)	$1,069,106	$(5,997,451)	-561.0%
Other income (expenses):
Interest income	$29,869	$4,923	$24,946	506.7%
Gain on sale of assets	$5,834,293	$—	$5,834,293
Interest expense	$(107,930)	$(69,750)	$(38,180)	54.7%
Other, net	$(314,541)	$16,000	$(330,541)	-2065.9%
Total other income (expenses)	$5,441,691	$(48,827)	$5,490,518	-11244.8%
Net income (loss) before income taxes	$513,346	$1,020,279	$(506,933)	-49.7%
Provision for income taxes	$340,841	$5	$340,836	6816720.0%
Net income (loss)	$854,187	$1,020,284	$(166,097)	-16.3%

Net revenues were $438,205 for the nine months ended September 30, 2023, compared to $3,793,773 for the nine months ended September 30, 2022, representing a decrease of $3,355, 568 or 88.4%. Approximately $2,698,678 of the decrease was related to a $4.43 decrease in realized natural gas prices and $76,000 of the decrease was related to lower NGL and oil prices. Approximately $1.4 million of the decrease was related to lower natural gas volumes primarily due to dropping compression, periodic shut in of certain wells, and sale of certain properties on July 1, 2023, These decreases were partially offset by an $801,560 decrease in transportation and processing costs.

Lease operating expenses were $829,727 for the nine months ended September 30, 2023, compared to $1,338,292 for the nine months ended September 30, 2022, representing a decrease of $508,565 or 38.0%. Approximately $295,000 of the decrease related to lower production taxes as a result of lower revenues. Approximately $142,000 of the decrease related to the sale of certain assets on July 1, 2023. The remaining decrease was primarily due to a decrease in gas testing costs and lower compression costs.

Depletion, depreciation, amortization, and accretion was $672,774 for the nine months ended September 30, 2023, compared to 525,233 for the nine months ended September 30, 2022, representing an increase of $147,541 or 28.1%. This increase was primarily a result of an increase in the depletion due to inclusion of future development costs in the calculation of depletion expense for the nine months ended September 30, 2023, which were not included in the depletion calculation for the nine months ended September 30,2022. This increase was partially offset by a $293,000 decrease in in accretion expense.

General and administrative expenses were $3,864,048 for the nine months ended September 30, 2023, compared to $861,142 for the nine months ended September 30, 2022, representing an increase of $3,002,906 or 348.7%. This increase was primarily related to the issuance of $2.5 million in stock compensation expense. The remaining increase was primarily related to an increase in consulting and legal costs.

Other income (expense) was $5,441,691 for the nine months ended September 30, 2023, compared to $16,000 for the nine months ended September 30, 2022, representing an increase of $5,490,518. Approximately $5.8 million of this gas was related to a gain on the sale of certain assets on July 1, 2023, partially offset by a $317,000 loss on the exchange of debt owed by Melius Energy for overriding royalty interests in Howard County, Texas.

Interest expense was $181,284 for the nine months ended September 30, 2023, compared to $69,750 for the nine months ended September 30, 2022, representing an increase of $111,534 or 159.9%. This increase was primarily related to increase in interest expense for the State of New Mexico and Office of Natural Resources and an increase related to interest on a promissory note with AirLife Gases entered into by the Company on August 28, 2023.

The Company recorded a an income tax benefit for the nine months ended September 30, 2024. Prior to the Reorganization Agreement and Plan Share Exchange between the Company and Solis Partners, Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

Liquidity and Capital Resources

We measure our liquidity in a number of ways, including cash balances on hand, working capital, and operating cash flows.

The Company had a cash balance of $457,203 and $405 as of September 30, 2023 and December 31, 2022, respectively. The Company also had working capital of $11,137 and $(665,003) as of September 30, 2023, and December 31, 2022, respectively.

Since our inception, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings. The Company is in the process of securing a project financing arrangement to fund construction of a processing plant, the construction or acquisition of a gather system, and a production enhancement program that will consist of workovers, recompletions, new drilling, or acquisition of properties. The Company estimates the capital requirements during 2024 and 2025 to be approximately $40 million to $45 million. The Company anticipates that cash flows from operations during 2024 and 2025 will increase as a result of this capital spending. While there can be no assurances that the Company will be able to secure the financing required to fund its capital programs, the Company also intends to raise additional capital through additional equity raises. The equity raises will be effectuated via a private placement, as well as the potential go-public process.

If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition, and liquidity would be materially and adversely affected and may impact the Company’s ability to continue as a going concern. See RISK FACTORS – Risks Related to NEH

The implementation of our business plan, as discussed in “Business,” will require the receipt of sufficient grant, equity and/or debt financing to purchase necessary technology and materials, fund our research and development efforts, and otherwise fund our operations. We anticipate our business plan will require approximately $46 to $51 million to fund our anticipated operations for the next 18 to 24 months.

Cash Flow

The following table summarizes the Company’s cash flows for years ended December 31, 2022, and 2021:

	Year Ended 12/31/2022	Year Ended 12/31/2021	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by operating activities	$763,904	$1,937,973	$(1,174,069)	-60.6%
Net cash used in investing activities	$(505,725)	$(462,649)	$(43,076)	9.3%
Net cash used in financing activities	$(744,006)	$(989,092)	$245,086	-24.8%

For the year ended December 31, 2022, compared to the year ended December 31, 2021

Net cash provided by operating activities was $763,904 for the year ended December 31, 2022, compared to $1,937,973 for the year ended December 31, 2021, representing a decrease in cash provided of $1,174,069 or 60.6%. This decrease was primarily due to a $1.7 million decrease in cash provided by working capital, partially offset by $661,000 of cash provided by net revenues.

Net cash used in investing activities was $505,725 for the year ended December 31, 2022, compared to $462,649 for the year ended December 31, 2021, representing a decrease in cash provided of $43,076 or 9.3%. This decrease was primarily due to an increase in the purchase of CDs, partially offset by a decrease in spending on oil and natural gas properties and equipment.

Net cash used in financing activities was $744,006 for the year ended December 31, 2022, compared to $989,092 for the year ended December 31, 2021, representing an increase in cash provided of $245,086 or 24.8%. This increase was primarily related to a $1.2 million change in net cash provided by related parties, partially offset by a $1.0 change in net cash used related to net member’s withdrawals. These member withdrawals and contributions occurred prior to the Company’s reorganization in February 2023.

The following table summarizes the Company’s cash flows for the nine months ended September 30, 2023, and 2022:

	9 Months Ended 9/30/2023	9 Months Ended 9/30/2022	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by (used in) operating activities	$(2,234,192)	$1,127,491	$(3,361,683)	-298.2%
Net cash used in investing activities	$(1,093,845)	$(505,788)	$(588,057)	116.3%
Net cash provided by (used in) financing activities	$3,784,835	$(685,704)	$4,470,539	-652.0%

For the nine months ended September 30, 2023, compared to the nine months ended September 30, 2022

Net cash used in operating activities was $2,234,192 for the nine months ended September 30, 2023, compared to $1,127,491 provided by operating activities for the nine months ended September 30, 2022, representing a decrease in cash provided of $3,361,683 or 298.2%. This decrease was primarily due to a $3.4 million decrease net revenues.

Net cash used in investing activities was $1,093,845 for the nine months ended September 30, 2023, compared to $505,788 for the nine months ended September 30, 2022, representing a decrease in cash provided of $588,057 or 116.3%. This decrease was primarily due to $3.8 million of costs associated with studies and construction of a gathering system and a processing plant, partially offset by $2.5 million received from the sale of certain oil and gas properties located in Chavez County, New Mexico, $495,000 related to the purchase of CDs in 2022 and $193,000 proceeds from the redemption of CDs in 2023.

Net cash provided by financing activities was $3,784,835 for the nine months ended September 30, 2023, compared to $685,704 used in financing activities for the nine months ended September 30, 2022, representing an increase in cash provided of $4,470,539 or 652.0%. This increase was primarily related to receipt $2.0 increase from AirLife Gases related to promissory note entered into by the Company on August 28, 2023, a $1.4 million increase related sale of common stock, a $883,000 reduction of member withdrawals, and a $320,5000 members’ contribution. These member withdrawals and contributions occurred prior to the Company’s reorganization in February 2023.

Indebtedness

As of September 30, 2023, we had $2.7 million in outstanding loans and financing, excluding accounts payable. The following is a description of our material indebtedness as of the date of this prospectus. These descriptions are only summaries and do not purport to describe all of the terms of the financing arrangements that may be important.

The table below reflects the Company indebtedness as of September 30, 2023:

	Principal Amount	Maturity Date	Interest Rate
Beaufort Acquisitions., Inc.	$457,493	12/1/2023	14.5%
AirLife Gases	$2,000,000	(1)	8.0%
Joel Solis	$155,000	(2)	N/A
Will Gray	$80,000	(2)	N/A
(1)	The earlier of May 30, 2027 or 18 months after commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2024.
(2)	These amounts are not subject to interest and as of September 30, 2023, there is no due date for repayment of these funds.

On December 1, 2023, the balance of $465,000 of the secured Note was renewed requiring payment of $15,718.75 upon renewal and maturing on June 1, 2024. The Note carries an interest rate of 14.5%.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray $45,000. The company agreed to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray $35,000. The company agreed to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray $90,000. The company agreed to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On January 22, 2024, NEH received loans from Joel G. Solis in the amount of $150,000 and from Adrian Beeston in the amount of $50,000. Such loans bear no interest and shall be repaid by no later than April 1, 2024.

Tabular Disclosure of Contractual Obligations

The following is a summary of our contractual obligations as of September 30, 2023:

	Less than
	1 Year	1-3 Years	3-5 Years	Total
Notes Payable - AirLife (1)	$475,100.00	$2,000,000.00		$2,475,100.00
Notes Payable - Beaufort Acqusitions (2)	$475,100.00	$2,000,000.00		$2,475,100.00
Interest expenses related to Notes Payable	$211,764.00	$193,708.00		$405,472.00
Office Lease	$25,501.00			$25,501.00
	$1,187,465.00	$4,193,708.00	$—	$5,381,173.00
(1)	Assumes monthly payments will begin in January 2025 and last payment made June 2026. This note carries an annual interest rate of 8%.
(2)	Note matures June 1, 2024. This note carries an annual interest rate of 14.5%.
(3)	The Company leases office space in Midland, Texas terminating November 1, 2023, with the abililty to remain in the space on a month-to-month basis.

The Company leases office space in Hermosa Beach, California. This lease terminate on May 31, 2023. It is the Company’s intention to remain in this space on a month-to-month basis until May 31, 2024.

Off-Balance Sheet Arrangements

During the fiscal year ended December 31, 2023, the Company did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

The Company does not currently have exposure to the foreign exchange risk arising from foreign currency exposures, primarily in relation to the US dollar.

Interest Rate Risk

Interest rate risk is the risk that changes in market interest rates affect our revenues or the fair value of our financial instruments. Our exposure to the risk of changes in market interest rates arises primarily from short-term investments and long-term borrowings. Each of the Company borrowings are subject to fixed interest rates (see Indebtedness above). The Company has no variable rate instruments and all instruments are subject to fixed interest rates.

Credit Risk

Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from our receivables from customers. The carrying amounts of financial assets and contract assets represent the maximum credit exposure. We believe we are not exposed to significant credit risk concentration, whether through exposure to individual customers, specific industry sectors and/or regions.

Liquidity Risk

We manage liquidity risk by monitoring cash balances on hand, working capital, and operating cash flows. When operating cash flows are not sufficient to fund the company’s operations, the Company will need to raise additional financing. The Company intends to raise such capital through additional equity and debt raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction with ROCL, or other transactions. See “Liquidity and Capital Resources.”

Cyber-Security Risk

The Company relies heavily on its information systems, and the availability and integrity of these systems is essential to conducting its business and operations. As a producer of oil and natural gas, the Company faces various security threats, including cybersecurity threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, and pipelines. This risk may be heightened as a result of an increased remote working environment, similar to the one created by the COVID-19 outbreak in 2020. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

As the Company implements various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure it may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.

Significant Changes in Accounting Policies

On February 6, 2023, the Company entered into a Reorganization Agreement and Plan Share exchange with Solis Partners. Subject to the terms of the agreement, all issued and outstanding member interest in Solis LLC was automatically converted and exchanged for 5 million shares of the Company’s common stock. Prior to the Reorganization Agreement and Plan Share Exchange, Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company did not experience a material impact upon implementation of the standard.

Critical Accounting Estimates

The Company prepares its consolidated financial statements for inclusion in this Annual Report in accordance with GAAP. See Note 2 of Notes to Consolidated Financial Statements. The following is a discussion of the Company’s most critical accounting estimates, judgments and uncertainties that are inherent in the Company’s application of GAAP.

Reserves. The Company’s proved reserve information as of December 31, 2022 and 2021 was prepared by the Company’s independent petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions, positively or negatively, to the estimate of proved reserves. The Company’s estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which the Company records DD&A expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of the Company’s ceiling test calculations of its proved properties for impairment.

Asset Retirement Obligations. The Company has significant obligations to remove tangible equipment and facilities and to restore the land at the end of oil and natural gas production operations. The Company's removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments because most of the removal obligations are many years in the future and in some cases have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property balance.

Deferred Tax Asset Valuation Allowance. The Company continually assesses both positive and negative evidence for recoverability of its deferred tax assets and, if necessary, may establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. There can be no assurance that facts and circumstances will not materially change and require the Company to establish deferred tax asset valuation allowances or revise an existing allowance in a future period.

Stock-based Compensation. The Company calculates the fair value of stock-based compensation using various valuation methods. The Company determination on the appropriate valuation method requires the use of estimates to derive the inputs necessary to determine fair value. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable.

DESCRIPTION OF SECURITIES OF ROCL

As of February 9, 2024 Roth CH Acquisition V Co. (“ROCL,” “we,” “us,” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ROCL’s common stock, $0.0001 par value (“common stock”), warrants to purchase common stock (“warrants”), and units comprised of one share of common stock and one-half of one redeemable warrant.

The following description of ROCL’s capital stock and provisions of ROCL’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to ROCL’s amended and restated certificate of incorporation and bylaws and the text of the Delaware General Corporation Law. Copies of these documents have been filed with the SEC as exhibits to our most recent Annual Report on Form 10-K.

General

Our certificate of incorporation currently authorizes the issuance of 50,000,000 shares of common stock. As of February 9, 2024, 4,919,297 shares of common stock are issued and outstanding and no preferred shares are issued or outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to our Annual Report on Form 10-K.

Units

Each unit consists of one share of common stock and one half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder thereof owns a multiple of two units, the number of warrants issuable upon separation of the units will be rounded down to the nearest whole number of warrants. Each warrant will become exercisable 30 days after the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption.

Except with respect to certain registration rights and transfer restrictions, the private units are identical to the units sold as part of the public units in our initial public offering.

Common Stock

Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them, including both the insider shares and any shares acquired in our initial public offering or following our initial public offering in the open market, in favor of the proposed business combination.

Pursuant to our certificate of incorporation, if we do not consummate our initial business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares or shares underlying the private units.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the Trust Account if they vote on the proposed business combination and the business combination is completed. If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the

Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Warrants

As of February 9, 2024, 5,980,750 warrants are outstanding. Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder thereof owns a multiple of two units, the number of warrants issuable upon separation of the units will be rounded down to the nearest whole number of warrants. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 120 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the shares of common stock for the ten (10) trading days ending on the trading day prior to the date of exercise. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our Board of Directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our shares of common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

We may call the outstanding warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:

●	at any time after the warrants become exercisable,
●	upon not less than 30 days prior written notice of redemption to each warrant holder,
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders, and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.

Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
●	an affiliate of an interested stockholder; or
●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
●	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum for Certain Lawsuits

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our bylaws, (4) action asserting a claim as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (5) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine, except for, as to each of (1) through (5) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination). Notwithstanding the foregoing, the inclusion of such provision in our amended and restated certificate of incorporation will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but unissued shares

Our authorized but unissued common stock is available for future issuances without stockholder approval, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES

If the Business Combination is consummated, ROCL will replace its Current Charter with the Proposed Certificate of Incorporation in the form attached to this prospectus/proxy statement as Annex B, which, in the judgment of the ROCL Board, is necessary to adequately address the needs of the Combined Company.

The following table sets forth a summary of the principal proposed changes and the differences between ROCL stockholders’ rights under the Current Charter and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this prospectus/proxy statement as Annex B. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combination.

For more information on the Charter Amendment Proposals, see the sections entitled “Proposal No. 2—The Charter Amendment Proposal.”

	Current Charter	Proposed Certificate of Incorporation
Number of Authorized Shares

The Current Charter provides that the total number of authorized shares of all classes of capital stock is 50,000,000 shares of common stock, par value $0.0001.
See Article Fifth of the Current Charter.

The Proposed Certificate of Incorporation increases the total number of authorized shares of all classes of capital stock to 75,000,000 shares, consisting of (a) 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock.
See Article Fifth of the Proposed Certificate of Incorporation.

Preferred Stock	The Current Charter does not authorize preferred stock.

The Proposed Certificate of Incorporation provides that preferred stock may be authorized from time to time and in one or more series, as determined by the Combined Company’s Board of Directors

See Article Fifth of the Proposed Certificate of Incorporation.

Voting Power

The Current Charter grants exclusive voting power to the holders of common stock, each entitled to one vote per share, and requires for the removal of directors from the Board the affirmative vote of more than 60% of the voting power of all then outstanding shares of capital stock of ROCL entitled to vote generally in the election of directors, voting together as a single class.

See Article Fifth and Section E, Article Seventh of the Current Charter.

Unchanged.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY

Ticker Symbol and Market Price

ROCL Common Stock, Units and Warrants are currently listed on the Nasdaq under the symbols “ROCL,” “ROCLU” and “ROCLW,” respectively. The closing price of the ROCL Common Stock, Units and Warrants on January 2, the last trading day before announcement of the execution of the BCA, was $10.61, $10.62 and $0.04, respectively. As of February 9, 2024, the closing price for the ROCL Common Stock, Units and Warrants was $10.82, $10.90 and $0.06, respectively.

Dividend Policy

We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ROCL AND THE COMBINED COMPANY

The following table sets forth information regarding the beneficial ownership of shares of ROCL Common Stock as of February 9, 2024, the Record Date (pre-Business Combination) and of ROCL Common Stock immediately after the consummation of the Business Combination (post-Business Combination), assuming that no Public Shares are redeemed and, alternatively, that the maximum number of Public Shares is redeemed, by:

●	each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by ROCL to be the beneficial owner of more than 5% of shares of ROCL Common Stock or of the Combined Company Common Stock;
●	each of ROCL’s current executive officers and directors;
●	each person who will (or is expected to) become an executive officer or director of the Combined Company upon the closing of the Business Combination;
●	all of our current executive officers and directors as a group; and
●	all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, ROCL believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of ROCL Common Stock that they beneficially own, subject to applicable community property laws. Any shares of ROCL Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of ROCL Common Stock pre-Business Combination is based on 4,919,297 issued and outstanding shares of ROCL Common Stock as of February 9, 2024. The beneficial ownership of shares of ROCL Common Stock post-Business Combination assumes (i) the issuance of the shares as merger. The beneficial ownership of shares of Common Stock post-Business Combination is based on [ ] shares to be outstanding.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assumes none of our Public Shares are redeemed has been determined based upon the following: (i) no ROCL stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its ROCL Common Stock and we have not issued any additional ROCL Common Stock and (ii) there will be an aggregate of [] shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of shares as merger consideration).

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assuming the maximum of [] Public Shares have been redeemed has been determined based on the following: (i) ROCL stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to [] Public Shares, and (ii) there will be an aggregate of [] shares of Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of the shares as merger consideration).

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Management Equity Incentive Plan.

The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Shares having been redeemed.

			After the Business Combination
	Before the Business Combination		Assuming No Further Redemptions		Assuming Maximum Redemption of Public Shares
	Number of ROCL Shares		Number of Shares of the Combined Company		Number of Shares of the Combined Company
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Percentage of Class	Beneficially Owned(2)(3)	Percentage of Class	Beneficially Owned(2)(3)	Percentage of Class
Directors and Executive Officers of ROCL:
Byron Roth(3)	1,244,910
John Lipman	802,232
Gordon Roth(3)	862,566
Rick Hartfiel	—
Aaron Gurewitz(4)	128,570
Andrew Costa	17,791
Matthew Day	35,582
Ryan Hultstrand	--
Adam Rothstein	42,523
Sam Chawla	42,523
Pamela Ellison	42,523
All Directors and Executive Officers of ROCL as a Group (10 Individuals)(3)	3,257,839
Five Percent Holders ROCLR
CR Financial Holdings, Inc.(5)	763,615
CHLM Sponsor-5 LLC(6)	802,234
Saba Capital Management, L.P.(7)	937,186
Shaolin Capital Management LLC(8)	900,000
Fir Tree Capital Management LP(9)	834,296
Directors and Executive Officers of Combined Company After Consummation of the Business Combination:
E. Will Gray II
Phil Kornbluth
Ondrej Sestak
All Directors and Executive Officers of Combined Company as a Group (Three (3) Individuals)
E. Will Gray II
Phil Kornbluth
Ondrej Sestak
Five Percent Holders of Combined Company After Consummation of the Business Combination:
*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the stockholders is c/o Roth CH Acquisition V Co., 888 San Clemente Drive, Newport Beach, CA 92660.
(2)	Excludes shares issuable pursuant to warrants issued in connection with the IPO, as such warrants are not exercisable until 30 days after the consummation of the Company’s initial business combination.
(3)	Includes shares owned by CR Financial Holdings, Inc., over which Byron Roth and Gordon Roth have voting and dispositive power.

(4)	Consists of shares owned by the AMG Trust Established January 23, 2007, for which Aaron Gurewitz is trustee.
(5)	Byron Roth and Gordon Roth have voting and dispositive power over the shares owned by CR Financial Holdings, Inc.
(6)	Steve Dyer, Chief Executive Officer and Managing Partner of Craig-Hallum Capital Group LLC, has voting and dispositive shares owned by CHLM Sponsor-5 LLC.
(7)	The information reported is based on a Schedule 13G/A filed on February 14, 2023. According to the Schedule 13G, as of December 31, 2022, Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Management GP, LLC (“Saba GP”), and Boaz R. Weinstein shared voting and dispositive power with respect to 937,186 shares of our common stock. The address for Saba Capital, Saba GP and Mr. Weinstein is 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(8)	The information reported is based on a Schedule 13G filed on February 14, 2023. According to the Schedule 13G, as of December 31, 2022, Shaolin Capital Management LLC (“Shaolin Capital”) had sole voting and dispositive power with respect to 900,000 shares of our common stock. The address for Shaolin Capital is 230 NW 24th Street, Suite 603, Miami, FL 33127.
(9)	The information reported is based on a Schedule 13G filed on February 14, 2023. According to the Schedule 13G, as of December 31, 2022, Fir Tree Capital Management LP (“Fir Tree”) had sole voting and dispositive power with respect to 834,296 shares of our common stock. The address for Fir Tree is 500 5th Avenue, 9th Floor, New York, New York 10110.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions — ROCL

Founder Shares

In December 2020, CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, CHLM Sponsor-5 LLC, an entity affiliated with Craig-Hallum Capital Group LLC, and certain of our directors, officers and affiliates of our management team purchased an aggregate of 4,312,500 shares of common stock from us for an aggregate purchase price of $25,000. In September 2021, certain of our initial stockholders sold an aggregate of 1,547,802 shares back to us for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled and the remaining 110,302 shares were purchased by certain of our officers and directors from us for an aggregate purchase price of $959.14, resulting in there being 2,875,000 shares outstanding. On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to our independent directors for an aggregate purchase price of $495.05.

All of the insider shares issued and outstanding prior to our initial public offering have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the insider shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the insider shares, six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, we completed the private sale of 461,500 Units (the “Private Units”) at a purchase price of $10.00 per Private Unit (the “Private Placement”), to certain initial stockholders of the Company, generating gross proceeds of $4,615,000. Except with respect to certain registration rights and transfer restrictions, the Private Units are identical to the Units sold as part of the public units in the Initial Public Offering.

Upon the closing of the Initial Public Offering and the private placement (including the exercise of the over-allotment option), a total of $116,725,000 ($10.15 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of one hundred eighty-five (185) days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 under the Investment Company Act, as determined by the Company. None of the funds held in trust will be released from the Trust Account, other than to pay our income or other tax obligations until the earlier of the consummation of the Company’s initial business combination and the distribution of the Trust Account as otherwise permitted under our amended and restated certificate of incorporation and the trust agreement.

If we are unable to complete our initial business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of our remaining holders of common stock and our Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.

Related Party Loans

On August 9, 2021, we issued an unsecured promissory note to CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. The promissory note was repaid at the closing of the IPO on December 3, 2021.

Working Capital Loans

If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, our initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would be paid upon consummation of our initial business combination, without interest. If we do not complete a business combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.

On July 26, 2023, we issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “July 2023 Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which ROCL consummates an initial business combination or (ii) the date ROCL liquidates if a business combination is not consummated. The Note will be repaid only from amounts remaining outside of Trust Account, if any. The proceeds will be used by ROCL to pay various expenses of ROCL, including the extension payments, and for general corporate purposes. As of September 30, 2023 and December 31, 2022, there were Working Capital Loans outstanding of $250,000 and $0, respectively.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related- party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our disinterested independent directors, or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or initial stockholders, unless we have obtained (i) an opinion from an independent investment banking firm, or other firm that commonly provides valuation opinions, that the business combination is fair to our stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will any of our initial stockholders, officers, directors or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination.

Registration Rights

The holders of our Founder Shares, as well as the holders of the Private Units (and all underlying securities), are entitled to registration rights under a registration rights agreement entered into on November 30, 2021. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the IPO and may not exercise demand rights on more than one occasion in respect of all registrable securities.

We will reimburse our initial stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to the IPO, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is) except as described in this prospectus.

We have entered into indemnity agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our disinterested independent directors (to the extent we have any) or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested independent directors (or, if there are no independent directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).

Limitation on Liability and Indemnification of Directors and Officers

Our Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages resulting from breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Notwithstanding the foregoing, as set forth in our Current Charter, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us as described in this proxy statement/prospectus.

Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in accordance with the terms of such policy and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act (and is, therefore, unenforceable.).

Certain Relationships and Related Person Transactions — NEH

E. Will Gray II has loaned, in the aggregate, $170,000 to NEH, which NEH anticipates repaying prior to the consummation of the Business Combination.

NEH has issued a convertible promissory note to Joel G. Solis in the principal amount of $155,000, which note will be converted to equity prior to the consummation of the Business Combination.

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Private Units for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock or Private Units for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●	1% of the total shares of the Class A Common Stock then outstanding; or
●	the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of ROCL under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about ROCL.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 5,847,012 shares of ROCL Common Stock outstanding. Of these shares, the 2,482,012 shares sold in the ROCL IPO (and which we were not redeemed) are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,366,500 shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the Charter Amendment Proposal is approved, the Proposed Certificate of Incorporation will amend and replace the Current Charter.

The following table sets forth a summary of the principal proposed changes and the differences between ROCL’S stockholders’ rights under the Current Charter and under the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the securities of Company Entity.

For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Number of Authorized Shares

The Current Charter provides that the total number of authorized shares of all classes of capital stock is 50,000,000 shares, consisting entirely of common stock, par value $0.0001 per share.

See Article Fifth of the Current Charter.

The total number of stock shall be 75,000,000 million (75,000,000) shares, par value $0.001 per share. See Article Third of the Proposed Certificate of Incorporation.
Common Stock

Under the Current Charter and the DGCL, holders of ROCL Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of ROCL Common Stock redeemed in connection with a business combination.

See Articles Fifth and Sixth of the Current Charter.

Unchanged.
Preferred Stock	None authorized.	Preferred Stock. The total number of authorized shares of Preferred Stock shall be 5,000,000 million (5,000,000) shares. See Article Third of the Proposed Certificate of Incorporation
Voting Power

Except as otherwise required by law, the holders of ROCL Common Stock possess all voting power for the election of ROCL’s directors and all other matters requiring stockholder action. Holders of ROCL Common Stock are entitled to one vote per share on matters to be voted on by stockholders. There is no cumulative voting in the election of directors.

See Article Fifth of the Current Charter.

Unchanged.

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Director Elections	Currently, the entire ROCL board of directors is elected each year.	Unchanged.
Dividends

Subject to applicable law, holders of ROCL Common Stock are entitled to receive dividends and other distributions (payable in cash, property or capital stock) when, as and if declared thereon by the ROCL board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. ROCL has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Unchanged.
Supermajority Voting Provisions

Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of ROCL entitled to vote generally in the election of directors, voting together as a single class.

See paragraph E of Article Seventh of the Current Charter.

Unchanged.
Corporate Opportunity Doctrine

Under the Current Charter, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ROCL or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and ROCL renounces any expectancy that any of the directors or officers of ROCL will offer any such corporate opportunity of which he or she may become aware to ROCL, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of ROCL with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of ROCL and (i) such opportunity is one ROCL is legally and contractually permitted to undertake and would otherwise be reasonable for ROCL to pursue and (ii) the director or officer is permitted to refer that opportunity to ROCL without violating any legal obligation.

See Article Tenth of the Current Charter.

Unchanged.

	Current Charter	Proposed Bylaws or Certificate of Incorporation
Exclusive Forum

The Current Charter provides that unless ROCL consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware generally shall be the sole and exclusive forum the following claims or causes of action under the Delaware statutory or common law (A) any derivative claim or cause of action brought on behalf of ROCL; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of ROCL, to ROCL or ROCL’s stockholders, or any claim or cause of action for aiding and abetting any such breach; (C) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, arising out of or pursuant to any provision of the DGCL, the Current Charter or the bylaws of ROCL (as each may be amended from time to time); (D)any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Current Charter or the bylaws of ROCL (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E)any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, governed by the internal-affairs doctrine. The exclusive forum selection shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

See Article Tenth of the existing charter.

Unchanged.
Liquidation, Dissolution and Winding Up

Subject to applicable law, in the event of ROCL’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of ROCL Common Stock shall be entitled to receive all the remaining assets of ROCL available for distribution to its stockholders, ratably in proportion to the number of shares of ROCL Common Stock held by them.

Unchanged.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of ROCL Public Shares, and (ii) of the Business Combination to U.S. Holders and Non-U.S. Holders of NEH common stock, and (iii) following the Business Combination, of the ownership and disposition of Combined Company Common Stock received in the Business Combination

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of ROCL Public Shares or NEH common stock. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold ROCL Public Shares or NEH common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

●	banks or other financial institutions, underwriters, or insurance companies;
●	traders in securities who elect to apply a mark-to-market method of accounting;
●	real estate investment trusts and regulated investment companies;
●	tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;
●	expatriates or former long-term residents of the United States;
●	subchapter S corporations, partnerships or other pass-through entities or investors in such entities;
●	dealers or traders in securities, commodities or currencies;
●	grantor trusts;
●	persons subject to the alternative minimum tax;
●	U.S. persons whose “functional currency” is not the U.S. dollar;
•

persons who received shares of ROCL Public Shares or NEH common stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

●	persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of ROCL Public Shares or NEH common stock, or, after the business combination, the issued Combined Company Common Stock (excluding treasury shares);

●	holders holding ROCL Public Shares or NEH common stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;
●	controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
●	the Sponsor or its affiliates.

As used in this proxy statement/consent solicitation statement/prospectus, the term “U.S. Holder” means a beneficial owner of ROCL Public Shares or NEH common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•

a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•

a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of ROCL Public Shares or NEH common stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds ROCL Public Shares or NEH common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of Combined Company Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ROCL PUBLIC SHARES OR NEH COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF NEH COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of Exercising Redemption Rights

U.S. Federal Income Tax Consequences to U.S. Holders

In the event that a U.S. Holder elects to redeem its ROCL Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the ROCL Public Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the ROCL Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in ROCL Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the ROCL Public Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the ROCL Public Shares may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange

Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of ROCL Public Shares treated as held by the U.S. Holder (including any ROCL Public Shares constructively owned by the U.S. Holder as a result of owning ROCL Warrants) relative to all of the shares of ROCL Public Shares outstanding both before and after the redemption. The redemption of ROCL Public Shares generally will be treated as a sale or exchange of the ROCL Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in ROCL or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only ROCL Public Shares actually owned by the U.S. Holder, but also shares of ROCL Public Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include ROCL Public Shares which could be acquired pursuant to the exercise of ROCL Warrants.

In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of ROCL Public Shares must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the ROCL Public Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the ROCL Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other ROCL Public Shares. The redemption of the ROCL Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ROCL. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ROCL will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed ROCL Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining ROCL Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its ROCL Warrants or possibly in other ROCL Public Shares constructively owned by it.

Redemption Treated as Corporate Distribution

If the redemption does not qualify as a sale or exchange of ROCL Public Shares, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from ROCL’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the ROCL Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of ROCL Public Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends”

that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the ROCL Public Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their ROCL Public Shares pursuant to an exercise of redemption rights.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s ROCL Public Shares as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s ROCL Public Shares, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange

Any gain realized by a Non-U.S. Holder on the redemption of ROCL Public Shares that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such ROCL Public Shares redeemed, and either (A) shares of ROCL Public Shares are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of ROCL Public Shares. There can be no assurance that shares of ROCL Public Shares will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of ROCL Public Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, ROCL will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the ROCL Public Shares and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

U.S. Federal Income Tax Consequences of the Business Combination

U.S. Federal Income Tax Consequences to U.S. Holders of NEH Shares

The following is a discussion of the tax consequences of the Merger to an owner of NEH shares who is a U.S. Holder.

Shares received on the closing of the Merger

NEH intends that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a). Accordingly, except as discussed below with respect to the “Earn Out shares”, the consequences of the Merger exchange to U.S. Holders are as follows:

A U.S. Holder will not recognize a gain or loss on the exchange of his NEH shares for Combined Company Common Stock.

The U.S. Holder’s aggregate adjusted tax basis in his shares of Combined Company Common Stock received as a result of the Merger will be the same as his aggregate adjusted tax basis in the NEH shares surrendered in the exchange as of the date of the Merger.

The U.S. Holder’s holding period in his shares of Combined Company Common Stock received in the exchange will include the period during which he held his NEH shares surrendered in the exchange.

Earn Out shares

Generally, the tax consequences of the receipt of Earn Out shares will be the same as those described above under “Shares received on the closing of the Merger.” However, a portion of each Earn Out share will be treated as imputed interest and taxable as interest. Since Earn Out shares will not be delivered (if at all) until significantly after the closing of the Merger, the Merger is treated as a deferred payment sales contract subject to Code Section 483. Under Code Section 483, when a deferred payment sales contract does not provide for interest, a portion of the deferred payments are treated as interest income rather than as part of the stock consideration. The amount of interest imputed to an Earn Out payment will be determined by the total value of the payment, the time that elapses before the payment is made, and the IRS-prescribed interest rates in effect for the period following the closing and prior to the delivery of the Earn Out shares.

Reporting Requirements

If the Merger is a “reorganization” within the meaning of Code Section 368(a), each U.S. Holder who receives shares of Combined Company Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of NEH are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s NEH Common Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of NEH and ROCL. U.S. Holders are urged to consult with their tax advisors to comply with these rules.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of NEH Shares

The following is a discussion of the tax consequences of the Merger to an owner of NEH shares who is a Non-U.S. Holder.

Shares delivered at closing

As a general rule the gain or loss of a Non-U.S. Holder from the disposition of a “United States real property interest” is taken into account, and taxable, as if the Non-U.S. Holder were engaged in a trade or business within the United States and as if such gain or loss were effectively connected with that trade or business. A United States real property interest includes an interest in a domestic corporation that is or has been a USRPHC at any time during the shorter of (i) the five-year period ending on the date that the Non-U.S. Holder disposes of his interest in the USRPHC or (ii) the Non-U.S. Holder’s holding period in the interest disposed of. NEH is a USRPHC because the value of its U.S. real property assets (which includes the value of its mineral rights) equals or exceeds 50% of the total value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) its other assets used or held for use in its business. Accordingly, except as set forth below, a Non-U.S. Holder will be taxable on any gain from the disposition of his NEH shares.

A Non-U.S. Holder who disposes of his NEH shares is subject to U.S. federal income withholding tax at a rate of 15% of the amount realized from the disposition of his NEH shares. The amount realized from the disposition is generally the value of the consideration received in the disposition which, for a Non-U.S. Holder of NEH shares, is the value of the Combined Company Common Stock received in the Merger.

The general rule – that the sale of stock in a USRPHC by a Non-U.S. Holder is taxable and is subject to a 15% withholding tax on the amount realized – does not apply if a non-recognition provision applies to the exchange, but only if, in the exchange, the Non-U.S. Holder receives an interest the disposition of which would itself be taxable.

If, following the Merger, Combined Company Common Stock is regularly traded on an established securities market, any interest in Combined Company Common Stock will not be treated as an interest in a USRPHC (regardless of the composition of the company’s assets) for any Non-U.S. Holder who owns 5% or less of Combined Company Common Stock. Since such a 5%-or-less Non-U.S. Holder would not be taxable on the subsequent sale of his Combined Company Common Stock (except as discussed below), such 5%-or-less Non-U.S. Holder will be taxed on the exchange and subject to a 15% withholding tax on his exchange of NEH shares for shares of Combined Company Common Stock.

A Non-U.S. Holder who owns more than 5% of Combined Company Common Stock after the Merger will be treated as owning an interest in a USRPHC if the Combined Company constitutes a USRPHC immediately after the Merger. Since such an interest would be taxable upon its eventual disposition, a more-than-5% Non-U.S. Holder will not be taxable on the Merger exchange or subject to tax withholding, provided that such Non-U.S. Holder provides information about the transaction to the IRS in a manner required by Treasury Regulation Section 1.897-5T. However, if the Combined Company does not constitute a USRPHC immediately after the Merger, a more-than-5% Non-U.S. Holder will be taxable on the exchange and subject to a 15% withholding tax at the time of the exchange because, except as discussed below, he would not be subject to tax on the subsequent disposition of his Combined Company Common Stock. The Combined Company is unable to determine until the Merger occurs whether it will be a USRPHC immediately after the Merger. A more-than-5% Non-U.S. Holder will therefore be unable to determine whether he is subject to withholding until the Merger is concluded.

The rules described above may not apply to a Non-U.S. Holder if the gain realized on the exchange is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder) or if the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met. Such a Non-U.S. may be subject to tax under other provisions of U.S., tax law. Any such Non-U.S. Holder should consult his own tax advisor about the tax consequences of the Merger to him and about IRS filing requirements that arise as a result of the Merger transaction.

Earn Out Shares

The tax consequences of the receipt of Earn Out shares by a Non-U.S. Holder will be the same as those described above under “Shares received on the closing of the Merger”. However, under applicable Treasury Regulations, the Combined Company is required to satisfy its withholding obligation with respect to the entire amount realized in the exchange, regardless of the amount actually paid at the closing. Therefore, the Combined Company is required to withhold 15% of the total value of the Combined Company Common Stock potentially payable under the Merger agreement, whether paid on the date of transfer or (as in the case of the Earn Out shares) to be paid on a later date. (No withholding is required upon the eventual transfer of the Earn Out shares to the Non-U.S. Holder.) Since a portion of each Earn Out share will be treated as imputed interest, such portion may be subject to a higher rate of withholding.

An IRS Revenue Procedure (Rev. Proc. 2000-35) states that the Combined Company may request a withholding certificate that permits it to withhold on the Earn Out shares only as they are delivered. There is no assurance that the Combined Company will request such a withholding certificate.

If the amount of any tax withheld exceeds the amount of tax that the Non-U.S. Holder would have paid (determined under generally applicable U.S. federal income tax rates) on the actual amount of gain realized in the exchange, the Non-U.S. Holder may file with the IRS a request for the IRS to determine the Non-U.S. Holder’s maximum tax liability and may claim a refund of any excess. Non-U.S. Holders may be able to reduce any gain on the exchange by losses which they have incurred in other transactions. Non-U.S. Holders should consult their own tax advisors about requesting the IRS to determine their maximum tax liability.

An otherwise taxable disposition of NEH shares by a Non-U.S. Holder may not be taxable, or may be subject to withholding at a lower rate, if a Non-U.S. Holder is subject to an applicable tax treaty.

Mechanics of withholding

While the withholding tax is a tax liability imposed on the Non-U.S Holder, the obligation to withhold the tax and remit it to the IRS is imposed on the Combined Company and such obligation must be met by the 20th day after the date of transfer. The Combined Company can meet its withholding obligation by retaining from the Non-U.S. Holder a number of shares of Combined Company Common Stock with a value sufficient to meet its withholding obligation with respect to the Non-U.S. Holder and use cash to satisfy the withholding obligation. This would reduce cash otherwise available to fund the business, which may impact operations. Alternatively, a Non-U.S. Holder may receive all of the stock due him in the exchange by first providing the Combined Company with an amount of cash sufficient to enable the Combined Company to meet its withholding obligations with respect to him. Non-U.S. Holders who desire to provide cash to enable the Combined Company to meet its withholding obligations should discuss such an arrangement with the Combined Company. The Combined Company also may sell shares of Combined Company Common Stock to generate cash to satisfy the withholding and obligation, which may impact the market price of Combined Company Common Stock.

The application of the USRPHC rules to non-U.S. Holders is complex and may require such Non-U.S. Holders to make determinations, immediately after the Merger, as to their liability for withholding. Moreover, to avoid withholding, such Non-U.S. Holders may have to (i) notify the Combined Company, in a manner prescribed by applicable Treasury Regulations, that by virtue of a non-recognition provision of the Code or a tax treaty, they are not required to recognize any gain on the exchange subject to withholding and (ii) request the Combined Company to notify the IRS, in a manner also prescribed by applicable Treasury Regulations, that they are taking the position that they are not required to recognize any gain subject to withholding (such notice must be sent to the IRS by the Combined Company by the 20th day after the date of the exchange). Accordingly, no assurances can be given as to the amount of the potential withholding and remittance obligations under FIRPTA as a result of the Business Combination. Non-U.S. Holders should consult their own tax counsel concerning the taxation of the disposition of their NEH shares, applicable withholding taxes, applicable tax treaties, and IRS filing requirements that may arise as result of the disposition.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Combined Company Common Stock

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Combined Company Common Stock to U.S. Holders.

Distributions on Combined Company Common Stock

The gross amount of any distribution on Combined Company Common Stock that is made out of the Combined Company’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Code Section 163(d)(4) (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by the Combined Company on Combined Company Common Stock exceeds the Combined Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Combined Company Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Combined Company Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Combined Company Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Combined Company Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Combined Company Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Combined Company Common Stock to Non-U.S. Holders.

Distributions on Combined Company Common Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Combined Company Common Stock received in the Merger will generally constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Combined Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Combined Company Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock.”

Dividends paid to a Non-U.S. Holder of Combined Company Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Combined Company Common Stock who wishes to claim the benefit of an applicable tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Combined Company Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Combined Company Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Combined Company Common Stock will not be subject to U.S. federal income tax unless:

●	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);
●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
●	in the case of a Non-U.S. Holder who did not own stock in NEH prior to the Merger, the Combined Company is or has been a United States Real Property Holding Corporation (“USRPHC”) at any time during the shorter of (i) the five-year period ending on the date of disposition or(ii) the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Combined Company Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period, more than 5% of the outstanding shares of Combined Company Common Stock. There can be no assurance that the Combined Company will not be a USRPHC during the periods described above. Nor can there be any assurance that, if the Combined Company is a USRPHC, shares of Combined Company Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates.

An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Combined Company Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Combined Company Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Combined Company will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. There can be no assurance that the Combined Company will not be classified as a USRPHC following the Merger.

A Non-U.S. Holder who owned NEH shares prior to the Merger will generally be subject to tax in the same manner as a Non-U.S. Holder who did not own NEH shares prior to the Merger and to whom the last bullet point immediately above applies, but such Non-U.S. Holder’s liability for any such tax may depend on the manner in which the disposal of his NEH shares was taxed as a result of the Merger. Any such Non-U.S. Holder should consult his own tax advisor about the tax ramifications to him of the disposal of his Combined Company Common Stock.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE DISPOSITION OF COMBINED COMPANY COMMON STOCK.

Information Reporting and Backup Withholding

The Combined Company generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Combined Company Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Combined Company Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Combined Company Common Stock and adjustments to that tax basis and whether any gain or loss with respect to such Combined Company Common Stock is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Combined Company Common Stock to, and the proceeds from sales and other dispositions of such Combined Company Common Stock by, a U.S. Holder (other than an exempt recipient) who:

●	fails to provide an accurate taxpayer identification number;
●	is notified by the IRS that backup withholding is required; or
●	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Combined Company Common Stock (including Combined Company Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Combined Company Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Combined Company Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Combined Company Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of Combined Company Common Stock (including Combined Company Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Combined Company Common Stock.

THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF NEH COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

ADDITIONAL INFORMATION

Appraisal Rights

Appraisal rights are not available to holders of shares of ROCL Common Stock in connection with the proposed Business Combination. Appraisal rights also are not available to holders of Warrants in connection with the proposed Business Combination.

Submission of Stockholder Proposals

The ROCL Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

Stockholder proposals, including director nominations, for the 2024 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2024 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2024 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2024 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Stockholder Communications

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of the proxy solicitor at:

Advantage Proxy PO Box 10904

Yakima, WA 98909

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

Following the Business Combination, such communications should be sent to the Company’s Chief Executive Officer, c/o E.Will Gray II,will@newerahelium.com. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, ROCL and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, ROCL will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify ROCL of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:

Advantage Proxy PO Box 10904

Yakima, WA 98909

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

Transfer Agent and Registrar

The registrar and transfer agent for the shares of ROCL Common Stock is Continental Stock Transfer & Trust Company. ROCL has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

ROCL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read such SEC filings, including this proxy statement/ prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at Special Meeting, you should contact ROCL by telephone or in writing:

Gordon Roth Chief Financial Officer

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

(949) 720-5700

You may also obtain these documents by requesting them in writing or by telephone from ROCL’s proxy solicitation agent at the following address and telephone number:

Advantage Proxy PO Box 10904

Yakima, WA 98909

Toll Free: 877-870-8565

Collect: 206-870-8565

Email: KSmith@advantageproxy.com

If you would like to request documents, please do so by [   ], 2024, in order to receive them before the Special Meeting. If you request any documents from ROCL, ROCL will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to ROCL has been supplied by ROCL, and all such information relating to NEH has been supplied by NEH.

Information provided by either of ROCL or NEH does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of ROCL for the Special. Neither ROCL nor NEH has authorized anyone to give any information or make any representation about the Business Combination, ROCL or NEH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

LEGAL MATTERS

The validity of the shares of ROCL Common Stock to be issued pursuant to the BCA will be passed upon by Loeb & Loeb LLP, counsel to ROCL.

EXPERTS

The audited financial statements of ROCL as of December 31, 2022 and 2021 included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Solis Partners, LLC as of December 31, 2022 and 2021 and for each of the two years then ended, included in this proxy statement/prospectus have been so included in reliance upon the report (which contains explanatory paragraphs relating to substantial doubt regarding Solis' ability to continue as a going concern as described in Note 2 to the financial statements and Solis' adoption of ASC 842 as of January 1, 2022 as described in Note 8 to the financial statements) of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

APPRAISAL REPORT

MKM Engineering, a firm providing consulting services in the oil and gas industry, prepared the Appraisal Report, which contains estimates of Solis Partner’s proved, provable, and possible reserves and forecasts of the resulting economics attributable to Solis Partner’s properties in Chaves County, New Mexico. The Appraisal Report was prepared for the NEH’s use in filing with the SEC and contains such assumptions, data, methods and procedures determined by MKM Engineering as appropriate for the purpose of preparing the Appraisal Report. MKM Engineering is independent with respect to Solis Partners, as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Neither MKM Engineering nor any of its employees has any interest in the properties subject to the Appraisal Report. Neither MKM Engineering’s engagement to generate the Appraisal Report nor its compensation in connection thereto is contingent on the results of the Appraisal Report or future production rates for the properties subject to the Appraisal Report.

INDEX TO FINANCIAL STATEMENTS

ROTH CH ACQUISITION V CO.

ROTH CH ACQUISITION V CO.

CONDENSED BALANCE SHEETS

(UNAUDITED)

	September 30,	December 31,
	2023	2022

ASSETS
Current assets
Cash	$112,941	$687,471
Prepaid expenses	76,766	150,250
Cash and marketable securities held in Trust Account	26,711,906	118,377,460
Total Current Assets	26,901,613	119,215,181

Total Assets	$26,901,613	$119,215,181

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$733,415	$224,719
Due to Non-redeeming Stockholders	151,189	—
Promissory note – related party	250,000	—
Excise taxes payable	930,108	—
Income taxes payable	51,673	421,211
Total Current Liabilities	2,116,385	645,930

Commitments and Contingencies

Common stock subject to possible redemption, $0.0001 par value; 2,510,512 and 11,500,000 shares at $10.59 per share and $10.24 per share redemption value as of September 30, 2023 and December 31, 2022, respectively	26,591,561	117,809,374

Stockholders’ (Deficit) Equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding (excluding 2,510,512 and 11,500,000 shares subject to possible redemption) as of September 30, 2023 and December 31, 2022, respectively	334	334
Additional paid-in capital	—	205,072
Accumulated (deficit) earnings	(1,806,667)	554,471
Total Stockholders’ (Deficit) Equity	(1,806,333)	759,877

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$26,901,613	$119,215,181

The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
General and administrative expenses	$908,357	$122,934	$1,293,488	$416,559
Loss from operations	(908,357)	(122,934)	(1,293,488)	(416,559)

Other income (expense)
Interest earned on marketable securities held in Trust Account	343,491	526,853	2,641,366	697,289
Change in fair value of due to non-redeeming stockholders	8,811	—	(471,189)	—
Total other income, net	352,302	526,853	2,170,177	697,289

(Loss) Income before provision for income taxes	(556,055)	403,919	876,689	280,730
Provision for income taxes	(90,037)	(99,588)	(719,832)	(117,471)
Net (loss) income	$(646,092)	$304,331	$156,857	$163,259

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	2,510,512	11,500,000	7,482,720	11,500,000
Basic and diluted net (loss) income per common share, common stock subject to possible redemption	$(0.07)	$0.03	$0.13	$0.02

Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500	3,336,500	3,336,500
Basic and diluted net (loss) income per share, non-redeemable common stock	$(0.14)	$(0.00)	$(0.24)	$(0.02)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2023	3,336,500	$334	$205,072	$554,471	$759,877

Accretion of carrying value to redemption value	—	—	(205,072)	(669,501)	(874,573)

Net income	—	—	—	708,556	708,556

Balance — March 31, 2023	3,336,500	334	—	593,526	593,860

Accretion of carrying value to redemption value	—	—	—	(729,454)	(729,454)

Excise taxes on stock redemption	—	—		(930,108)	(930,108)

Net income	—	—	—	94,393	94,393

Balance — June 30, 2023	3,336,500	334	—	(971,643)	(971,309)

Accretion of carrying value to redemption value	—	—	—	(188,932)	(188,932)

Net loss	—	—	—	(646,092)	(646,092)

Balance — September 30, 2023	3,336,500	$334	$—	$(1,806,667)	$(1,806,333)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

				Stock
				Subscription
			Additional	Receivable		Total
	Common Stock		Paid-in	from	Accumulated	Stockholders’
	Shares	Amount	Capital	Stockholder	Deficit	Equity
Balance — January 1, 2022	3,336,500	$334	$1,289,446	$—	$(167,644)	$1,122,136

Net loss	—	—	—	—	(151,738)	(151,738)

Balance – March 31, 2022	3,336,500	334	1,289,446	—	(319,382)	970,398

Accretion of carrying value to redemption value	—	—	(72,983)	—	—	(72,983)

Net income	—	—	—	—	10,666	10,666

Balance — June 30, 2022	3,336,500	334	1,216,463	—	(308,716)	908,081

Accretion of carrying value to redemption value	—	—	(369,382)	—	—	(369,382)

Net income	—	—	—	—	304,331	304,331

Balance — September 30, 2022	3,336,500	$334	$847,081	$—	$(4,385)	$843,030

The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the
	Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$156,857	$163,259
Adjustment to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,641,366)	(697,289)
Change in fair value of due to non-redeeming stockholders	471,189
Changes in operating assets and liabilities:
Prepaid expenses	73,484	130,158
Accrued expenses	508,696	72,077
Income taxes payable	(369,538)	117,471
Net cash used in operating activities	(1,800,678)	(214,324)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	1,296,148	—
Cash withdrawn from Trust Account in connection with redemption	93,010,772	—
Net cash provided by investing activities	94,306,920	—

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	250,000	—
Payments to non-redeeming stockholders	(320,000)	—
Redemption of common stock	(93,010,772)	—
Net cash used in financing activities	(93,080,772)	—

Net Change in Cash	(574,530)	(214,324)
Cash – Beginning of period	687,471	898,895
Cash – End of period	$112,941	$684,571

Non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$1,792,959	$442,365
Excise taxes on stock redemption	$930,108	$—

Supplemental information
Income taxes paid	$1,089,370	$—

The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Roth CH Acquisition V Co. (the “Company”) was incorporated in Delaware on November 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 4.

Transaction costs amounted to $1,625,220, consisting of $1,150,000 of underwriting fees, and $475,220 of other offering costs.

Following the closing of the Initial Public Offering on December 3, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the proceeds from the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of how or whether they vote on the proposed transaction or do not vote at all.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 4, 2023 (unless the Company extends the period of time it has to complete an initial business combination) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and liquidation expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On May 17, 2023, the Company held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved an amendment (the “Extension Amendment”) to the Amended and Restated Certificate of Incorporation to give the Company the right to extend the date by which the Company has to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with the Special Meeting stockholders exercised their right to redeem 8,989,488 shares of common stock for an aggregate price of approximately $10.36 per share, for an aggregate redemption amount of $93,010,772. After the satisfaction of such redemptions, the balance in the Company’s Trust account on June 2, 2023, was $27,077,077 (including interest not previously released to the Company).

On May 3 and 4, 2023, the Company entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of the Company’s common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. In consideration of such agreements, certain of our Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, the Company entered into amendments to the non-redemption agreements to provide that the Company or certain Initial Stockholders, or their affiliates or designees, will pay such

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, the Company issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023. The payments were presented as finance costs in the accompanying condensed statements of operations. The Company evaluated the classification and accounting of the payments to the Non-redeeming shareholders under ASC 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity”. ASC 815-40 states that if an instrument is not considered indexed to a reporting entity’s own stock, it should be classified as an asset or liability and recorded at fair value with changes in fair value recorded in the income statement. The Company determined that as of September 30, 2023, a liability due to non-redeeming stockholders should be recorded at a fair value of $151,189 and is included in the accompanying unaudited condensed balance sheets. The Company recognized $8,811 of income and $471,189 of expense for the fair value of due to non - redeeming shareholders in the accompanying unaudited condensed statement of operations for the three and nine months ended September 30, 2023, respectively. The Company recognized no expense for the fair value of due to non - redeeming shareholders in the accompanying unaudited condensed statement of operations for the three and nine months ended September 30, 2022.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account ($10.15).

In order to protect the amounts held in the Trust Account, the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of September 30, 2023, the Company had $112,941 in its operating bank account and a working capital deficit of $1,926,678.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.

On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non - interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. At September 30, 2023, there was $250,000 outstanding under the Note.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders or its officers, directors or their affiliates. The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If an initial business combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. The Company plans to address this uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

In connection with the stockholders’ vote at the Special Meeting, public stockholders exercised their right to redeem 8,989,488 shares of common stock for a total of $93,010,772. Excise tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, that occurs within

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of September 30, 2023, the Company recorded $930,108 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

Marketable Securities Held in Trust Account

At September 30, 2023 and December 31, 2022, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U. S. Treasury securities.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2023 and December 31, 2022, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital to the extent possible, and when additional paid-in capital is reduced to zero, to retained earnings.

At September 30, 2023 and December 31, 2022, the common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Common stock issuance costs	(1,625,220)
Plus:
Accretion of carrying value to redemption value	3,350,220
Common stock subject to possible redemption, December 31, 2021	116,725,000
Plus:
Accretion of carrying value to redemption value	1,084,374
Common stock subject to possible redemption, December 31, 2022	117,809,374
Less:
Shares Redeemed	(93,010,772)
Plus:
Accretion of carrying value to redemption value	1,792,959
Common stock subject to possible redemption, September 30, 2023	$26,591,561

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of September 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 16.19% and 24.66% for the three months ended September 30, 2023 and 2022, respectively, (82.11%) and 41.84% for the nine months ended September 30, 2023 and 2022. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2023 and 2022, due to the valuation allowance on the deferred tax assets and the change in fair value of due to non - redeeming stockholders.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net (Loss) Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two types of common stock – redeemable common stock and non-redeemable common stock. The Company calculates its earnings per share to allocate net (loss) income pro rata to redeemable and non-redeemable common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the (loss) income of the Company. In order to determine the net (loss) income attributable to both the redeemable and non-redeemable common stock, the Company first considered the total (loss) income allocable to both sets of shares. This is calculated using the total net (loss) income less any dividends paid. For the purposes of calculating net (loss) income per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption and the excise tax calculated on the redemption of shares are considered to be dividends paid to the holders of the redeemable common stock.

The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.

The following tables reflect the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):

	For the		For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net (loss) income	$(646,092)	$304,331	$156,857	$163,259
Accretion of redeemable common stock to redemption amount	(188,932)	(369,382)	(1,792,959)	(442,365)
Excise taxes on stock redemption	—	—	(930,108)	—
Net loss including accretion of temporary equity to redemption value and excise taxes on stock redemption	$(835,024)	$(65,051)	$(2,566,210)	$(279,106)

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	September 30,				September 30,
	2023		2022		2023		2022
	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable	Redeemable	Non-redeemable
	Common stock	Common stock	Common stock	Common stock	Common stock	Common stock	Common stock	Common stock
Basic and diluted net (loss) income per common share
Numerator:
Allocation of net loss including accretion of temporary equity to redemption value	$(358,531)	$(476,493)	$(50,422)	$(14,629)	$(1,774,826)	$(791,384)	$(216,339)	$(62,767)
Accretion of common stock to redemption value	188,932	—	369,382	—	$1,792,959	—	442,365	—
Excise taxes on stock redemption	—	—	—	—	930,108	—	—	—
Net (loss) income	$(169,599)	$(476,493)	$318,960	$(14,629)	$948,241	$(791,384)	$226,026	$(62,767)
Denominator:
Basic and diluted weighted average shares outstanding	2,510,512	3,336,500	11,500,000	3,336,500	7,482,720	3,336,500	11,500,000	3,336,500
Basic and diluted net (loss) income per common share	$(0.07)	$(0.14)	$0.03	$(0.00)	$0.13	$(0.24)	$0.02	$(0.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Warrant Classification

The Company accounts for warrants as either equity-classified instruments or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification(“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company’s has analyzed the Public Warrants and Private Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480 or ASC 815.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

On December 3, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased from the Company an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2020, certain of the Initial Stockholders purchased an aggregate of 4,312,500 shares of common stock from the Company for an aggregate purchase price of $25,000. In September 2021, certain of the Initial Stockholders sold an aggregate of 1,547,802 shares back to the Company for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled, and the remaining 110,302 shares were purchased by certain of the Initial Stockholders from the Company for an aggregate purchase price of $959.14, resulting in an aggregate of 2,875,000 shares of common stock being held by the Initial Stockholders (the “Founder Shares”). On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to the Company’s independent directors for an aggregate purchase price of $495.05.

The sale of the Founder Shares to certain of the Company’s Initial Stockholders and independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 167,234 shares sold to the Company’s Initial Stockholders and independent directors was approximately $788,900, or $4.72 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of September 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. As of September 30, 2023 and December 31, 2022, there were Working Capital Loans outstanding of $250,000 and $0, respectively.

Underwriting Agreement and Business Combination Marketing Agreement

The Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company. See Note 6 for a discussion of the business combination marketing agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 30, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. They can elect to exercise these registration rights (i) at any time commencing three months prior to the date of release from escrow with respect to the Founder Shares or (ii) at any time after the Company consummates a Business Combination with respect to the Private Units (and the underlying securities). In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.

Underwriting Agreement

The underwriters received an underwriting discount of 1.0% of the gross proceeds of the Initial Public Offering, or $1,150,000.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement entered into on November 30, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. The Company will pay Roth and Craig-Hallum a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering (or $5,175,000 in the aggregate). As a result, Roth and Craig-Hallum will not be entitled to such fee unless the Company consummates a Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. On May 31, 2023, in connection with the stockholders’ vote at the Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock. At September 30, 2023 and December 31, 2022, there were 3,336,500 shares of common stock issued and outstanding, excluding 2,510,512 and 11,500,000 shares of common stock subject to possible redemption which are presented as temporary equity, respectively.

Warrants — At September 30, 2023 and December 31, 2022, there were 5,750,000 Public Warrants outstanding and 230,750 Private Warrants outstanding.

The Company will not issue fractional warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which the prospectus for the Company’s Initial Public Offering forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.

The Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time after the warrants become exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At September 30, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $26,711,906 and $118,377,460 in mutual funds, respectively. Through September 30, 2023, the Company withdrew $1,328,243 of interest earned on the Trust Account to pay for its tax obligations and $93,010,772 for redemption of shares in connection with the stockholders’ vote at the Special Meeting.

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Level 1 instruments include investments in money market funds. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

		September 30,	December 31,
Description	Level	2023	2022
Assets:
U.S. Mutual Funds Held in Trust Account	1	$26,711,906	$118,377,460

Liabilities:
Due to non-redeeming stockholders	3	$151,189	$—

Due to Non-redeeming Stockholders

The payments due to the Non-redeeming Stockholders in connection with the non-redemption agreements are accounted for as liabilities in accordance with ASC 815-40 and are presented within due to Non-redeeming Stockholders on the accompanying balance sheets. The liability due to Non-redeeming Stockholders was initially valued based on the terms of the non-redemption agreements in which the Company and certain of our Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. The fair value was determined using a probability weighted expected return model that fair values the extension payment.

The following table presents the changes in the fair value of Level 3 liability due to Non-redeeming Stockholders:

Fair value as of December 31, 2022	$—
Initial value	480,000
Payments to Non-redeeming Stockholders	(320,000)
Change in fair value of due to Non-redeeming Stockholders	(8,811)
Fair value as of September 30, 2023	$151,189

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no other transfers to/from Levels 1, 2, and 3 during the three-month period ending September 30, 2023.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On October 2, 2023 and November 6, 2023, the Company paid an aggregate of $240,000 to the Non - redeeming Stockholders in connection with the one - month extensions of the Combination Period from October 3, 2023 to December 4, 2023.

On October 2, 2023, October 3, 2023, October 10, 2023, and October 11, 2023, the Company drew additional amounts in the aggregate of $149,859 on the Note.

On October 9, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company no longer complies with Nasdaq’s continued listing rules on The Nasdaq Global Market due to the Company not having maintained a minimum of 400 total holders for continued listing, as required pursuant to Nasdaq Listing Rule 5450(a)(2). In accordance with the Nasdaq listing rules, the Company has 45 calendar days to submit a plan to regain compliance and, if Nasdaq

ROTH CH ACQUISITION V CO.

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2023

(Unaudited)

accepts the plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the letter to evidence compliance. The Company plans to submit a compliance plan within the specified period.

On November 8, 2023, the Company filed a preliminary proxy statement in connection with a special meeting of stockholders, at which the Company’s stockholders will consider and vote upon (i) a proposal to allow the Company, without further stockholder approval, to amend (the “Second Extension Amendment”) the Company’s amended and restated certificate of incorporation (the “Charter”), to extend the date by which the Company has to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 3, 2024 (i.e., for a period of time ending 36 months after the consummation of the Company’s initial public offering); (ii) a proposal to amend the Charter to expand the methods that the Company may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission, and (iii) a proposal to allow the Company, without further stockholder approval, to amend (the “Trust Liquidation Amendment”) the Charter to delete the various provisions applicable only to special purpose acquisition corporations and provide for the liquidation of the trust account established in connection with the Company’s initial public offering. If the Second Extension Amendment proposal and the Trust Liquidation Amendment proposal are both approved by the stockholders, the Company’s board of directors reserves the right to determine, in its sole discretion, which charter amendment to implement following the special meeting. In the event the Second Extension Amendment is implemented, the Trust Liquidation Amendment will not be implemented and will be abandoned, and vice versa.

ROTH CH ACQUISITION V CO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Roth Ch Acquisition V Co.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Roth Ch Acquisition V Co. (a Delaware corporation) (the “Company”) as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Grant Thornton LLP

We have served as the Company’s auditor since 2021.

Minneapolis, Minnesota

March 31, 2023

ROTH CH ACQUISITION V CO.

BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS
Current assets
Cash	$687,471	$898,895
Prepaid expenses	150,250	337,927
Cash and marketable securities held in Trust Account	118,377,460	—
Total Current Assets	119,215,181	1,236,822

Cash and marketable securities held in Trust Account	—	116,725,000
Total Assets	$119,215,181	$117,961,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$224,719	$114,686
Income taxes payable	421,211	—
Total Current Liabilities	645,930	114,686

Commitments and Contingencies

Common stock subject to possible redemption, $0.0001 par value; 11,500,000 shares at $10.24 per share and $10.15 per share redemption value as of December 31, 2022 and 2021, respectively	117,809,374	116,725,000

Stockholders’ Equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) as of December 31, 2022 and 2021	334	334
Additional paid-in capital	205,072	1,289,446
Accumulated earnings (deficit)	554,471	(167,644)
Total Stockholders’ Equity	759,877	1,122,136

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$119,215,181	$117,961,822

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
General and administrative expenses	$541,229	$166,644
Loss from operations	(541,229)	(166,644)

Other income:
Interest earned on marketable securities held in Trust Account	1,684,555	—
Other income	1,684,555	—

Income (loss) before provision for income taxes	1,143,326	(166,644)
Provision for income taxes	(421,211)	—
Net income (loss)	$722,115	$(166,644)

Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	11,500,000	882,192
Basic and diluted net income per common share, common stock subject to possible redemption	$0.07	$2.78

Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	2,564,170
Basic and diluted net (loss) per share, non-redeemable common stock	$(0.02)	$(1.02)

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

				Stock
			Additional	Subscription		Total
	Common Stock		Paid-in	Receivable from	Accumulated	Stockholders’
	Shares	Amount	Capital	Stockholder	Deficit	Equity (Deficit)
Balance – December 31, 2020	2,875,000	$288	$24,712	$(25,000)	$(1,000)	$(1,000)

Receipt of subscription receivable	—	—	—	25,000	—	25,000

Sale of 461,500 Private Units	461,500	46	4,614,954	—	—	4,615,000

Accretion of common stock to redemption amount	—	—	(3,350,220)	—	—	(3,350,220)

Net loss	—	—	—	—	(166,644)	(166,644)

Balance – December 31, 2021	3,336,500	$334	$1,289,446	$—	$(167,644)	$1,122,136

Accretion of common stock to redemption amount	—	—	(1,084,374)	—	—	(1,084,374)

Net income	—	—	—	—	722,115	722,115

Balance – December 31, 2022	3,336,500	$334	$205,072	$—	$554,471	$759,877

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.

STATEMENTS OF CASH FLOWS

	For The	For The
	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$722,115	$(166,644)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,684,555)	—
Changes in operating assets and liabilities:
Prepaid expenses	187,677	(337,927)
Income taxes payable	421,211	—
Accrued expenses	110,033	113,686
Net cash used in operating activities	(243,519)	(390,885)

Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise taxes	32,095	—
Investment of cash into Trust Account	—	(116,725,000)
Net cash provided by (used in) investing activities	32,095	(116,725,000)

Cash Flows from Financing Activities:
Proceeds from collection of stock subscription receivable from Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	113,850,000
Proceeds from sale of Private Units	—	4,615,000
Proceeds from promissory note - related party	—	200,000
Repayment of promissory note - related party	—	(200,000)
Payment of offering costs	—	(475,220)
Net cash provided by financing activities	—	118,014,780

Net Change in Cash	(211,424)	898,895
Cash – Beginning of period	898,895	—
Cash – End of period	$687,471	$898,895

Non-Cash financing activities:
Accretion of common stock to redemption amount	$1,084,374	$3,350,220

The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Roth CH Acquisition V Co. (the “Company”) was incorporated in Delaware on November 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).

The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 4.

Transaction costs amounted to $1,625,220, consisting of $1,150,000 of underwriting fees, and $475,220 of other offering costs.

Following the closing of the Initial Public Offering on December 3, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the proceeds from the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

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NOTES TO FINANCIAL STATEMENTS

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering, to the extent permitted by law, (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of how or whether they vote on the proposed transaction or do not vote at all.

The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until June 3, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and liquidation expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account ($10.15).

In order to protect the amounts held in the Trust Account, the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, (except the Company’s independent

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2022, the Company had $687,471 in its operating bank account and working capital of $759,877, after deducting the balance in the Trust Account, accrued Delaware franchise taxes and income taxes payable.

The Company may need to raise additional capital through loans or additional investments from the Initial Stockholders or its officers, directors or their affiliates. The Company’s officers and directors and the Initial Stockholders may but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient working capital and borrowing capacity from the Initial Stockholders or an affiliate of the Initial Stockholders, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or at least one year from the date that the financial statements were issued.

Risks and Uncertainties

The Company continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.

Marketable Securities Held in Trust Account

At December 31, 2022 all of the assets held in the Trust account were held in money market funds which are invested primarily in U. S. Treasury Securities. At December 31, 2021, all of the assets in the Trust account were held in U.S. Treasury Bills.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital.

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

At December 31, 2022 and 2021, the common stock subject to possible redemption reflected in the balance sheet is reconciled in the following table:

Gross proceeds	$115,000,000
Less:
Common stock issuance costs	(1,625,220)
Plus:
Accretion of carrying value to redemption value	3,350,220
Common stock subject to possible redemption, December 31, 2021	$116,725,000
Plus:
Accretion of carrying value to redemption value	1,084,374
Common stock subject to possible redemption, December 31, 2022	$117,809,374

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2022 and December 31, 2021, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 36.84% and 0.00% for the year ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2022 and 2021, due state taxes, net of federal tax benefit and the valuation allowance on the deferred tax assets.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two types of common stock – redeemable common stock and non-redeemable common stock. The Company calculates its earnings per share to allocate net income (loss) pro rata to redeemable and non-redeemable common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both types of common stock share pro rata in the income (loss) of the Company. In order to determine the net income (loss) attributable to both the redeemable and non-redeemable common stock, the Company first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For the purposes of calculating net income (loss) per share, any remeasurement of the

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

accretion to redemption value of the redeemable common stock subject to redemption is considered to be dividends paid to the holders of the redeemable common stock.

The calculation of diluted income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following tables reflect the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Year	For the Year
	Ended	Ended
	December 31, 2022	December 31, 2021
Net income (loss)	$722,115	$(166,644)
Accretion of redeemable common stock to redemption amount	(1,084,374)	(3,350,220)
Net loss including accretion of temporary equity to redemption value	$(362,259)	$(3,516,864)

	For the Year Ended		For the Year Ended
	December 31,		December 31,
	2022		2021
	Redeemable	Non-redeemable	Redeemable	Non-redeemable
	Common stock	Common stock	Common stock	Common stock
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net loss, including accretion of temporary equity to redemption value	$(280,793)	$(81,466)	$(900,239)	$(2,616,625)
Accretion of common stock to redemption value	1,084,374	—	3,350,220	—
Net income (loss)	$803,581	$(81,466)	$2,449,981	$(2,616,625)
Denominator:
Basic and diluted weighted average shares outstanding	11,500,000	3,336,500	882,192	2,564,170
Basic and diluted net income (loss) per common share	$0.07	$(0.02)	$2.78	$(1.02)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Warrant Classification

The Company accounts for warrants as either equity-classified instruments or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification(“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the Public Warrants and Private Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480 or ASC 815.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On December 3, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In December 2020, certain of the Initial Stockholders purchased an aggregate of 4,312,500 shares of common stock from the Company for an aggregate purchase price of $25,000. In September 2021, certain of the Initial Stockholders sold an aggregate of 1,547,802 shares back to the Company for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled, and the remaining 110,302 shares were purchased by certain of the Initial Stockholders from the Company for an aggregate purchase price of $959.14, resulting in an aggregate of 2,875,000 shares of common stock being held by the Initial Stockholders (the “Founder Shares”). On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to the Company’s independent directors for an aggregate purchase price of $495.05.

The sale of the Founder Shares to certain of the Company’s Initial Stockholders and independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 167,234 shares sold to the Company’s Initial Stockholders and independent directors was approximately $788,900, or $4.72 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of December 31, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.

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NOTES TO FINANCIAL STATEMENTS

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note

On August 9, 2021, the Company issued an unsecured promissory note to a related party, pursuant to which the Company could borrow an aggregate principal amount of $200,000. The promissory note was non-interest bearing and payable promptly after consummation of the Initial Public Offering or the date on which the Company determined not to conduct the Initial Public Offering. The outstanding balance under the Promissory Note of $200,000 was repaid at the closing of the Initial Public Offering on December 13, 2021. Borrowings under Promissory Note are no longer available.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. As of December 31, 2022 and 2021, there are no Working Capital Loans outstanding.

Underwriting Agreement and Business Combination Marketing Agreement

The Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company. See Note 6 for a discussion of the underwriting agreement and the business combination marketing agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on November 30, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. They can elect to exercise these registration rights (i) at any time commencing three months prior to the date of release from escrow with respect to the Founder Shares or (ii) at any time after the Company consummates a Business Combination with respect to the Private Units (and the underlying securities). In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

(5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.

Underwriting Agreement

The underwriters received an underwriting discount of 1.0% of the gross proceeds of the Initial Public Offering, or $1,150,000.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement entered into on November 30, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. The Company will pay Roth and Craig-Hallum a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering (or $5,175,000 in the aggregate). As a result, Roth and Craig-Hallum will not be entitled to such fee unless the Company consummates a Business Combination.

NOTE 7. STOCKHOLDERS’ EQUITY

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 3,336,500 shares of common stock issued and outstanding, excluding 11,500,000 shares of common stock subject to possible redemption.

Warrants — At December 31, 2022 and 2021, there were 5,750,000 Public Warrants outstanding and 230,750 Private Warrants outstanding.

The Company will not issue fractional warrants. The Public Warrants will become exercisable on 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which this prospectus forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time after the warrants become exercisable;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Initial Stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.

NOTE 8. INCOME TAX

The Company’s net deferred tax assets at December 31, 2022 and 2021 were as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets
Net operating loss carryforward	$—	$3,844
Startup/Organizational expenses	147,861	31,151
Total deferred tax assets	147,861	34,995
Valuation allowance	(147,861)	(34,995)
Deferred tax assets, net of valuation allowance	$—	$—

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

The income tax provision for the years ended December 31, 2022 and 2021 consisted of the following:

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Federal
Current	$421,211	$—
Deferred	(75,979)	(34,995)

State and Local
Current	—	—
Deferred	(36,886)	—

Change in valuation allowance	112,865	34,995

Income tax provision	$421,211	$—

As of December 31, 2022 and 2021, the Company had $0 and $18,306 of U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2022 and 2021, the change in the valuation allowance was $112,865 and $34,995, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 was as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	6.98%	0.0%
Valuation allowance	8.86%	(21.0)%
Income tax provision	36.84%	0.0%

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

ROTH CH ACQUISITION V CO.

NOTES TO FINANCIAL STATEMENTS

Level 2:Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022, assets held in the Trust Account were comprised of $118,377,460 in mutual funds. At December 31, 2021, assets held in the Trust Account were comprised of $7,289 in cash and $116,717,711 in U.S. Treasury securities.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2021 were as follows:

		Amortized	Gross
	Held-To-Maturity	Cost	Holding Loss	Fair Value
December 31, 2021	U.S. Treasury Securities (Mature on 4/14/2022)	$116,717,711	$—	$116,717,711

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Level 1 instruments include investments in money markets and Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

		December 31,	December 31,
Description	Level	2022	2021
Assets:
U.S. Treasury Securities (Matured on 4/14/2022)	1	$—	$116,717,711
U.S. Mutual Funds Held in Trust Account	1	$118,377,460	$—

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

NEW ERA HELIUM CORP.

NEW ERA HELIUM CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$457,203	$405
Accounts receivables, net	816,521	835,173
Prepaid expenses and other current assets	121,103	104,638
Right of use asset - current	25,332	80,561
Restricted investments	1,266,270	1,446,400
Total current assets	2,686,429	2,467,177
Oil and natural gas properties, net (full cost)	4,803,823	1,127,338
Other property, plant and equipment, net	32,132	39,835
Deferred tax asset	427,471	—
Right of use asset - noncurrent	—	12,690
Due from related parties	—	1,196,796
TOTAL ASSETS	$7,949,855	$4,843,836
LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	1,164,831	1,547,146
Accrued expenses	291,945	388,765
Notes payable - current	457,493	550,075
Due to related parties	725,264	403,316
Lease liabilities - current	25,332	80,561
Other current liabilities	10,427	162,317
Total current liabilities	$2,675,292	$3,132,180
Asset retirement obligation	2,053,361	5,485,915
Lease liabilities - noncurrent	—	12,690
Notes payable - noncurrent	2,013,548	—
Total liabilities	$6,742,201	$8,630,785
Commitments and Contingencies (Note 14)
Stockholders’ Equity and Members’ Equity
Preferred stock, 10,000,000 shares authorized:
Series X Preferred stock, $0.0001 par value, 5,000 shares issued and outstanding	1	—
Common stock, $0.001 par value, authorized 190,000,000 shares, 6,108,359 shares issued and outstanding	6,108	—
Additional paid-in capital	347,358	—
Retain earnings	854,187	—
Total Stockholders’ Equity	$1,207,654	—
Total Members’ Equity	—	$(3,786,949)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY	$7,949,855	$4,843,836

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2023	2022
Revenues, net
Oil, natural gas, and product sales, net	$438,205	$3,793,773
Total Revenues, net	438,205	3,793,773
Costs and expenses
Lease operating expenses	829,728	1,338,292
Depletion, depreciation, amortization, and accretion	672,774	525,233
General and administrative expenses	3,864,048	861,142
Total Costs and expenses	5,366,550	2,724,667
Income (loss) from operations	(4,928,345)	1,069,106
Other income (expenses)
Interest income	29,869	4.923
Gain on sale of assets	5,834,293	—
Interest expense	(107,930)	(69,750)
Other, net	(314,541)	16,000
Total other income (expenses)	5,441,691	(48,827)
Income before provision for income taxes	513,346	1,020,279
Provision for income taxes	340,841	5
Net income	$854,187	$1,020,284

Net income per share – basic and diluted
Basic and diluted	$0.15	$0.20

Weighted-average shares outstanding – basic and diluted per share
Basic and diluted	5,847,020	5,000,000

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY

(unaudited)

Nine Months Ended September 30, 2023:

	Members’ Equity		Shareholders’ Equity
	Units		Common Stock			Retained
	Outstanding	Amount	Shares	Amount	Paid-in Capital	Earnings	Total
Balance, December 31, 2022	5,000,000	$(3,786,949)					$—
Pre-Reorganization:
Members’ contributions		320,500
Member’s withdrawals		(59,294)
Common shares issued in exchange for common units	(5,000,000)	3,525,743	5,000,000	5,000	(3,530,743)		(3,525,743)
Post Reorganization:
Common shares issued for services			714,000	714	2,498,286		2,499,000
Issuance of preferred stock*			5,000	1			1
Sale of common stock			394,359	394	1,379,815		1,380,209
Net income						854,187	854,187
Balance, September 30, 2023*	—	—	6,108,359	$6,108	$347,358	$854,187	$1,207,654

*The issuance of preferred shares is not included in the amounts reflected in Balance, September 30, 2023.

Nine Months Ended September 30, 2022:

	Members’ Units	Members’ Equity
Balance, December 31, 2021	5,000,000	$(3,181,103)

Members’ withdrawals		(771,295)
Net income		1,020,284

Balance, September 30, 2022	5,000,000	$(2,932,114)

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended
	September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$854,187	$1,020,284
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization, and accretion	672,774	525,233
Deferred income tax benefit	(427,471)
Accrued interest expense on note payable and other current liabilities	13,548	—
Interest income on investments	(13,282)	(4,923)
Gain on asset sales	(5,834,293)	—
Stock based compensation	2,498,286	—
Loss on exchange of debt for ORRI	316,531	—
Changes in operating assets and liabilities:
Accounts receivables	18,652	928,367
Prepaid and other current assets	(16,465)	(3,656)
Accounts Payable	(382,316)	(755,162)
Accrued Expenses	(99,401)	126,777
Due to related parties	316,948	—
Asset retirement obligations settled	—	(297,244)
Other current liabilities	(151,890)	(412,185)
Net cash provided by (used in) operating activities	(2,234,192)	1,127,491
Cash Flows from Investing Activities:
Purchase of restricted investments	—	(495,000)
Proceeds from sale of restricted investments	193,412	—
Purchase of property, plant and equipment, net	—	(7,141)
Purchase of interest in oil and natural gas properties	(3,787,177)	(3,647)
Proceeds from sale of interest in oil and natural gas properties	2,499,920	—
Net cash used in investing activities	(1,093,845)	(505,788)
Cash Flows from Financing Activities:
Members’ contributions prior to reorganization	320,500	—
Members’ withdrawals prior to reorganization	(59,294)	(942,362)
Issuance of common stock	1,380,924	—
Proceeds from note payable	2,000,000	—
Repayment of note payable	(20,000)	—
Advances to related party	—	(38,342)
Repayment from related party	—	85,000
Proceeds from related party	322,705	260,000
Repayment to related party	(160,000)	(50,000)
Net cash provided by (used in) financing activities	3,784,835	(685,704)
Net Change in Cash and cash equivalents	456,798	(64,001)
Cash and cash equivalents, beginning of period	405	486,232
Cash and cash equivalents, end of period	$457,203	$422,231
Supplemental cash flow information:
Cash interest payments	$92,495	$58,738
Supplemental Non-Cash Investing and Financing Activities:
Asset retirement obligations sold recorded as a reduction of oil and natural gas properties	$3,407,818	$—
ORRI interest acquired through an exchange of debt	$652,560	$—
Partial purchase of note payable by related party	$70,000	$70,000

The accompanying notes are an integral part of these consolidated financial statements.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Nature of Operations

New Era Helium Corp. (the “Company”) is a Nevada corporation. The Company was formed on February 6, 2023, through a Reorganization Agreement and Plan Share Exchange (the ‘Agreement’) with Solis Partners. LLC (“Solis Partners”) as described further in the paragraph below. The Company’s primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids (“NGLs”). The Company’s producing oil and gas assets and non - producing acreage are primarily located in Chaves County, New Mexico. The Company also owns overriding royalty interests located in Howard County, Texas.

On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.

The Company’s wholly owned subsidiary Solis Partners is a Texas limited liability company. Solis Partners owns and operates the Company’s producing oil and gas assets and non - production acreage. The Company’s wholly owned subsidiary NEH Midstream LLC (“NEH Midstream”) is a Texas limited liability company, formed August 4, 2023. NEH Midstream is the owner of the helium offtake and tolling agreements. NEH Midstream is in the process of constructing a natural gas processing facility in which NEH Midstream will be the owner and operator.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company as of September 30, 2023, and September 30, 2022, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) issued by the Financial Accounting Standards Board (“FASB”) on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. The balance sheet as December 31, 2022, is derived from the audited financial statements. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals, considered necessary for a fair presentation for the periods presented have been included. Management has made certain estimates and assumptions that affect reported amounts in the unaudited consolidated financial statements and disclosures. Actual results may differ from those estimates. Operating results for the nine months ended September 30, 2023, are not necessarily indicative of the results that may be expected for the year ended December 31, 2023 or thereafter.

These interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting, and the Company believes that the disclosures made are adequate to make the information not misleading. Certain disclosures have been condensed or omitted from the consolidated financial statements. Accordingly, they do not include all the information and notes required by US GAAP for complete consolidated financial statements and should be read in conjunction with the Solis Partners’ financial statements and footnotes for the year ended December 31, 2022.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exemptions emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered un the Securities and Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non - emerging growth companies by any such election to opt our is irrevocable. The Company has elected not to opt of such extended transition period which means that when a standard is issued or revised and it has different applications dates for public or private companies, the Company as an emerging grow company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the company may elect to early adopt a new or revised standard.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Risks and Uncertainties

As a producer of helium, natural gas, NGLs and oil, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for helium, natural gas, NGLs and oil, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for helium, natural gas, NGLs or oil will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for helium, natural gas, NGLs and oil could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of natural gas, helium, NGL and oil reserves that may be economically produced and the Company’s access to capital.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions and balances.

Segments

Based on the company’s organization structure, the Company has one operating segment, which is the development, exploration and production of natural gas, helium, NGLs and oil. In addition, the Company has a single company - wide management team that allocates capital resources to maximize profitability and measures financial performance as a single enterprise.

Functional and reporting currency

The functional and reporting currency of the Company is the United States dollar.

Liquidity and Going Concern

The Company recorded net income of $854,187 for the nine months ended September 30, 2023, and $197,474 for the year ended December 31, 2022. As of September 30, 2023, the Company had a working capital $11,137 and a cash balance of $457,203.

Historically, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings.

Management’s assessment of the entity’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions.

Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made. Management have taken into account the following:

a.	The Company’s financial position; and
b.	The risks facing the Company that could impact liquidity and capital adequacy.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity raises. The equity raises will continue be effectuated via a private placement, continuation of business combination transaction as disclosed in Subsequent Events (see Note 16), or other transaction. If additional financing is required from outside sources, the

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014 - 15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include, but are not limited to, inputs used to calculate asset retirement obligations (“AROs”) (see Note 10) and the estimate of proved natural gas, oil, helium, and natural gas liquids reserves and related present value estimates of future net cash flows therefrom (see Note 5). These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. As of September 30, 2023, and December 31, 2022, the Company did not hold any cash equivalents other than cash on deposit.

Restricted Investments

Restricted investments related to Certificates of Deposit (“CDs”) held at West Texas National Bank. These CDs are used as collateral for operating and plugging bonds for the New Mexico Oil Conservation Division, New Mexico State Land Office, and the Bureau of Land Management.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Receivables and Allowance for Expected Losses

The Company’s receivables result primarily from the sale of oil, natural gas and NGLs as well as billings to joint interest owners for properties in which the Company serves as the operator. Receivables from product sales are generally due within 30 to 60 days after the last day of each production month and do not bear any interest. Receivables associated with joint interest billings are regularly reviewed by Management for collectability, and they establish or adjust an allowance for expected losses as necessary. The Company determines its allowance for each type of receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the company, the condition of the general economy and the industry as a whole. Management has determined that an allowance for expected losses was required for the nine months ended September 30, 2023, and year ended December 31, 2022.

	September 30, 2023	December 31, 2022
Oil, natural gas and NGL sales	$70,772	$263,804
Less: Electrical cost recovery	—	(179,336)
Oil, natural gas and NGL sales, net of electrical cost recovery	70,772	84,468
Joint interest accounts receivable	693,809	445,953
Unbilled joint interest expense	130,752	371,737
Total joint interest related receivables	895,333	817,690
Other accounts receivable	—	11,827
Allowance for expected losses	(78,812)	(78,812)
Total Accounts receivable, net	$816,521	$835,173

The accounts receivable balance at December 31, 2021 was $863,749.

The electricity cost recovery noted in the table above represented unbilled electric costs from the Purchaser related to compression in the field for the period May 2021 through September 2022. This billing issue was discovered by the Purchaser during the fourth quarter of 2022 and then notified Solis Partners of these unbilled electricity charges. Solis Partners and their Purchaser agreed to allow Solis Partners to pay these charges over a four - month period beginning with November 2022 sales. The amounts reflected in the above table represent the remaining electricity costs to be recovered as of December 31, 2022. No remaining electricity costs to be recovered existed as of September 30, 2023.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Depreciation and amortization expense is calculated using the straight - line method over the estimated useful lives of the related assets, which results in depreciation and amortization being incurred evenly over the life of an asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service.

Management performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Management periodically reviews long - lived assets, other than oil and gas property, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount. The Company recorded no impairment charges during the nine months ended September 30, 2023, and 2022.

Oil and Gas Properties

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and excluding unevaluated and unproved properties, are amortized as depletion expense using the units - of - production method based on estimated proved recoverable oil and gas reserves.

The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10)%, plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the un - weighted arithmetic average of the first day of the month price for each month within the 12 - month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves. The Company recorded no ceiling test impairment charges during the nine months ended September 30, 2023 and 2022.

Accounts Payable

The Company’s payables and accrued expenses result primarily from the operation of its oil and natural gas properties as well as the administration of the Company. On properties in which the Company is operator, the Company pays 100% of most operating costs, then bills the non - operating partners for their share of the costs. The Company records the Company’s share these costs in a statement of operations. Accounts payables are generally due within 30 of receipt of the invoices by the Company and do not bear any interest.

	September 30, 2023	December 31, 2022
Trade payable	$501,428	$363,574
Suspense payable	663,403	1,134,051
Other	—	49,521
Total accounts payable	$1,164,831	$1,547,146

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are recorded in operating lease right-of-use asset, operating lease liability, current, and operating lease liability, long-term on the consolidated balance sheets.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate used at adoption was 2.37%. Significant judgement is required when determining the incremental borrowing rate. Rent expense for lease payments is recognized on a straight-line basis over the lease term.

Asset retirement obligations

The Company records a liability for asset retirement obligations (“ARO”) associated with its oil and gas wells when the well has been completed. The ARO is recorded at its estimated fair value, measured by the expected future cash outflows required to satisfy the abandonment and restoration discounted at our credit-adjusted risk-free interest rate. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Financial Instruments and Concentrations of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. The Company maintains its cash in accounts with major financial institutions within the United States. The Company’s cash balances can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with significant purchasers. One purchaser accounted for all of the Company’s oil sales revenues for the nine months ended September 30, 2023, and 2022. A separate purchaser accounted for all the natural gas and NGL revenues for nine months ended September 30, 2023, and 2022. The Company does not require collateral. While the Company believes its recorded receivables will be collected, in the event of default the Company will follow normal collection procedures. The Company does not believe the loss of either purchaser would materially impact its operating results as oil, natural gas and NGLs are fungible products with a well-established market and numerous purchasers.

Revenue recognition

The Company records revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”), which uses a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which includes (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue as each performance obligation is satisfied.

Revenue from contracts with customers

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or the processor of the product. Revenue is measured based on the consideration the Company expects to receive in exchange for those products.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Performance obligations and significant judgments

The Company sells oil and natural gas products in the United States through a single reportable segment. The Company enters into contracts that generally include oil, natural gas, and associated liquids in variable quantities and priced based on a specific index related to the type of product.

The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. The Company recognizes revenue at a point in time when control of the oil or natural gas passes to the customer or processor, as applicable, discussed below.

The Company sells its oil to a single purchaser under a month-to-month purchase agreement at a price based on an index price from the purchaser. This agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company sells its natural gas and NGLs to a single purchaser, who is also the processor, under a purchase agreement at a price based on an index price from the purchaser which expires on May 31, 2024. This agreement will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Under our natural gas and NGL contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.

The Company has no unsatisfied performance obligations at the end of each reporting period.

Management does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing, adjusted for transportation and other related deductions, which are based on contractual or historical data. Additionally, any variable consideration identified is not constrained.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:

●	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;
●	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and
●	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Our asset retirement obligation liabilities are measured at fair value on a non-recurring basis and estimated as follows:

	Level 1	Level 2	Level 3	Total
September 30, 2023
ARO liabilities	$—	$—	$2,053,361	$2,053,361
December 31, 2022
ARO liabilities	$—	$—	$5,485,915	$5,485,915

The carrying value of cash and cash equivalents, trade receivable, prepaid and other current assets, due from related parties, accounts payable, accrued expenses, due to related party, and other current liabilities, as reflected in the balance sheets, approximate fair value, due to the short-term maturity of these instruments. The carrying value of notes payable approximates their fair value due to immaterial changes in market interest rates.

Related parties

Management approves all material related party transactions. Management considers the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and the relevant related party. In determining whether to approve a related party transaction, the following factors are considered: (1) if the terms are fair to the Company, (2) if there are business reasons to enter into the transaction, or (3) if the transaction would present an improper conflict of interest for any officer.

Income taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of September 30, 2023, and December 31, 2022.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized. See Note 12 for additional information.

The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.

The Company is also subject to Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.

Stock-based compensation

The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.

Recent accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company did not experience a material impact upon implementation of the standard.

NOTE 3: PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table presents the components of prepaid expenses and other current assets as of the dates indicated:

	September 30, 2023	December 31, 2022
Prepaid expense	$98,681	$81,069
Prepaid interest	5,417	5,417
Deferred closing costs	4,280	4,280
Security deposit	5,050	5,050
Other	7,675	8,822
Total prepaid expenses and other current assets	$121,103	$104,638

NOTE 4. OTHER PROPERTY, PLANT AND EQUIPMENT

The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over the lessor of their estimated useful lives or the underlying terms of the associated leases.

	September 30, 2023	December 31, 2022
Computer equipment – cost	$9,820	$9,820
Furniture and fixtures – cost	22,101	22,101
Leasehold improvements - cost	23,006	23,006
	$54,927	$54,927

Computer equipment – accumulated depreciation	$(4,419)	$(2,946)
Furniture and fixtures – accumulated depreciation	(10,529)	(7,430)
Leasehold improvements – accumulated depreciation	(7,847)	(4,716)
	$(22,795)	$(15,092)

Computer equipment – net	$5,401	$6,874
Furniture and fixtures – net	11,572	14,671
Leasehold improvements - net	15,159	18,290
Total Other property, plant and equipment	$32,132	$39,835

The Company recorded depreciation expense in the amounts of $7,703 during the nine months ended September 30, 2023, and 2022.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 5. OIL AND NATURAL GAS PROPERTIES

Total
Cost:
As of January 1, 2022	$5,592,028
Additions	3,647
Asset retirement obligations – incurred and changes in estimates	190,750
As of December 31, 2022	$5,786,425
Additions	4,439,737
Sale of assets	(73,445)
Asset retirement obligations – sale of assets	(103,148)
As of September 30, 2023	$10,049,569
Accumulated depletion and impairment:
As of January 1, 2022	$4,285,858
Depletion	373,229
As of December 31, 2022	$4,659,087
Depletion	586,659
As of September 30, 2023	$5,245,746
Oil and natural gas properties, net:
December 31, 2022	$1,127,338
September 30, 2023	$4,803,823

The Company had no unevaluated properties at September 30, 2023 and December 31, 2022.

Additions

Effective April 1, 2023, Melius Energy, LLC conveyed to the Company an overriding royalty interests equivalent to 2.5% of oil, gas and associated hydrocarbons produced in leases on 3,469 acres of land located in Howard County, Texas. The additions to oil and natural gas properties were valued at $652,560. The consideration for the assignment of the overriding interest was $969,091 of debt owed by Melius Energy LLC to the Company. This transaction resulted in a loss on the exchange of $316,531, which is recorded in Other, net on the Company’s consolidated statements of operations.

During the nine months ended September 30, 2023, the Company incurred costs associated with studies and construction of a gathering system and a processing plant. The costs incurred for the gathering system and processing plant were $208,177 and $3,579,000, respectively.

Sale of assets

The amounts recorded in Sale of assets during the nine months ended September 30, 2023, were related to the sale by the Company of its interest in certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. This sale was effective on July 1, 2023. The Company recognized a gain on the sale of the oil and natural gas assets in the amount of $5,834,293, which is recorded under Gain on sale of assets in the Company’s consolidated statements of operations as of September 30, 2023. The sale was considered significant to the Company, so while the Company uses the full cost method of accounting, it was necessary to record a gain on the sale. Of the gain recognized, $3,407,818 was related to the relief of asset retirement obligations associated with the assets sold. (See Note 10)

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 6. NOTES PAYABLE

On December 17, 2021, the Company entered into a secured Promissory Note (“the Note”) in the amount of $500,000, with an interest rate of 13% per annum and a maturity date of December 1, 2022. The proceeds from this borrowing were used to working capital and operations bonding requirements. On December 1, 2022, the Note was amended. The amended Note in the amount of $500,000 carried an interest rate of 14% and matures on June 1, 2023. On June 1, 2023, the balance of $475,000 of the secured Note was renewed requiring payment of $10,000 upon renewal and maturing on December 1, 2023. The Note carries an interest rate of 14.5%. As of September 30, 2023, and December 31, 2022, there was $457,493 and $480,075, respectively, payable on the Note which included accrued interest. These amounts were recorded as Notes payable – current on the Company’s consolidated balance sheets.

On October 27, 2021, the Company entered into unsecured Promissory Note in the amount of $200,000, payable on December 31, 2021. The proceeds from this borrowing were used to fund lease bonds in New Mexico. This note was non-interest bearing. As of September 30, 2023, and December 31, 2022, the balance of the note was $0 and $70,000, respectively. (see Note 8)

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Promissory Note (“AirLife Note”) with AirLife Gases USA Inc. (“AirLife”). Under the AirLife Note, NEH Midstream agreed to pay AirLife the principal sum of $2,000,000 or such lesser amount as shall equal the outstanding principal amount of the Advance made to NEW Midstream by AirLife. The entire balance will be due on the earlier of (i) the date that is 18 months after the commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023, or (ii) May 30, 2027. Interest shall accrue at 0.0211%, compounded daily, equivalent to an annual interest rate of 8%, commencing on the date the advance was made and continuing until repaid. This amount, including accrued interest, was recorded as Notes payable– noncurrent on the Company’s consolidated balance sheets.

NOTE 7. LEASE LIABILITIES

The Company adopted Topic 842 Leases effective January 1, 2022, through a cumulative effect adjustment.

On November 1, 2022, the Company entered into a new lease agreement for its existing office space in Midland, Texas. The lease had a base monthly rent of approximately $5,101 expired on October 31, 2023. As of December 31, 2022, the Company capitalized this operating lease on the Company’s consolidated balance sheets as a right of use asset and a corresponding lease liability in the amount of $50,714.

On May 27, 2022, the Company entered into a 12-month lease agreement for office space in Hermosa Beach, California. The lease had a base monthly rent of approximately $2,550 expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis. It is the Company’s intention to remain at this location though May 31, 2024. As of December 31, 2022, the Company capitalized this operating lease on its consolidated balance Sheets as a right of use asset and a corresponding lease liability in the amount of $42,537.

Other information related to leases as of September 30, 2023, is as follows:

Weighted-average remaining lease term
Operating leases	0.38	years
Weighted-average discount rate
Operating leases	2.71%

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

The future minimum rental payments required under the operating leases as of September 30, 2023, are as follows:

2023	$12,751
2024	12,750
Total future minimum lease payments	25,501
Less imputed interest	(169)
Total	$25,332

A reconciliation of current lease liabilities as recognized in the consolidated balance sheets as of September 30, 2023, are as follows:

Lease liabilities current	$25,501
Total future minimum lease payments	25,501
Less imputed interest	(169)
Total	$25,332

NOTE 8. RELATED PARTY TRANSACTIONS

Balance outstanding of related parties:

Name of Party	Receivable / Payable	September 30, 2023	December 31, 2022
Will Gray	Receivable	$—	$157,292
Melius Energy LLC	Receivable	—	988,809
High Desert Resources, LLC	Receivable	—	50,695
		$—	$1,196,796
Will Gray	Payable	$80,000	$160,000
Joel Solis	Payable	155,000	70,000
Liberty Pump & Supply, Co.	Payable	373,648	158,821
Tall City Well Service	Payable	116,616	14,495
		$725,264	$403,316

NOTE 9: OTHER CURRENT LIABILITIES

The following table presents the components of other current liabilities as of the dates indicated:

	September 30, 2023	December 31, 2022
Royalty payable - ONRR	10,427	36,047
Royalty payable – ONRR – installment agreement	—	126,270
Total other current liabilities	$10,427	$162,317

NOTE 10. ASSET RETIREMENT OBLIGATIONS

The Company has a number of oil and gas wells in production and will have AROs that will be settled once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

AROs associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The fair value of AROs is recognized at the date a new well is completed or the acquisition date of the working interest. The cost of the tangible asset, including the asset retirement cost, is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment. The Company used the following inputs in its calculation of its asset retirement obligations.

	Nine Months Ended		Year Ended
	September 30, 2023		December 31, 2022
Inflation rate	2.10%		2.10%
Discount factor	10.0%		10.0%
Estimated asset life	11 - 100	years	11 - 100	years

The following table shows the change in the Company’s ARO liability for the year ended December 31, 2022, and the nine months ended September 30, 2023:

Total
Asset retirement obligations, January 1, 2022	$5,097,225
Liabilities incurred	50,419
Liabilities settled or sold	(297,244)
Change in estimates	140,331
Accretion expense	495,184
Asset retirement obligations, December 31, 2022	$5,485,915
Liabilities settled or sold	(3,510,966)
Accretion expense	78,412
Asset retirement obligations, September 30, 2023	$2,053,361

The amounts recorded in liabilities settled or sold during the nine months ended September 30, 2023, were related to the sale by the Company of its interest in certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. This sale was effective on July 1, 2023.

NOTE 11. EQUITY

Reorganization Agreement and Plan Share Exchange and Issuance of Shares

On February 6, 2023, the Company entered into the Agreement (see Note 1).

Common Shares Issued for Services

On February 6, 2023, the Company issued a total of 714,000 shares of its common stock for services rendered. These shares were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date. The Company recognized stock-based compensation expense of $2,499,000 during the nine months ended September 30, 2023. This amount was recorded by the Company in general and administrative expenses in the Company’s consolidated statements of operations.

On February 7, 2023, the Board approved the designation of 5,000 shares of preferred stock as Series X Preferred Stock. These shares will not be entitled to receive dividends, shall not be entitled to any liquidation preference, shall not have any rights to convert to common stock, and will not be subject to redemption. The holders of the Series X Preferred Stock will have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

The Board approved the issuance of the Series X Preferred shares as follows:

●	2,000 to Joel G. Solis (Chairman)
●	1,000 to Pecos Slope Holdings (controlled by Will Gray – CEO and Director)
●	1,000 to Casey J. Solis (investor)
●	1,000 to Robert C. Solis (investor)

During the period March 2023 through September 30, 2023, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:

Month	Number of Common Shares	Price Per Share	Proceeds
March 2023	108,642	$3.50	$380,250
April 2023	42,858	3.50	150,000
May 2023	57,143	3.50	200,000
June 2023	42,858	3.50	150,000
July 2023	85,715	3.50	300,000
August 2023	57,143	3.50	200,000
Total	394,359		$1,380,250

On October 3, 2023, the Board approved the Company’s sale and issuance of up to 750,000 shares of common stock. On November 14, 2023, the Board authorized the sale and issuance of an additional 650,000 of common stock.

NOTE 12. INCOME TAXES

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA 2022”). The IRA 2022, among other tax provisions, imposes a 15% corporate alternative minimum tax based on financial statement income, effective for tax years beginning after December 31, 2022. The IRA 2022 also establishes a 1% excise tax on stock repurchases made by publicly traded U.S. corporations, effective for stock repurchases after December 31, 2022. The IRA 2022 did not impact the Company’s current year tax provision or the Company’s consolidated financial statements.

The Company files a consolidated federal income tax return and various state income tax returns. The amount of income taxes the Company records requires the interpretation of complex rules and regulations of federal and state taxing jurisdictions.

The components of the Company’s consolidated provision for income taxes from operations are as follows:

Nine Months Ended
September 30, 2023
Current income tax expense:
Federal	$69,858
State	16,773
Total current income tax expense	$86,631
Deferred income tax expense:
Federal	$(362,089)
State	(65,383)
Total deferred income tax expense	$(427,472)
Total income tax expenses	$(340,841)

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

A reconciliation of the statutory federal income tax rate to the Company’s effect income tax rate is as follows:

Nine Months Ended
September 30, 2023
Tax at statutory rate	21%
Income tax expense/benefit at the statutory federal rate of 21%	$107,803
Change in entity tax status *	(1,088,171)
Nondeductible expenses	620,061
State taxes, net of federal benefit	13,250
Other	6,216
Income tax benefit	$(340,841)
Effective income tax rate	(66.4)%

*See Note 1 for further information.

GAAP requires deferred income tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Significant components of net deferred tax assets (liabilities) at September 30, 2023 are as follows:

Nine Months Ended
September 30, 2023
Deferred assets:
Depreciation and depletion on oil and gas assets	$418,805
Bad debt allowance	19,539
Total deferred tax asset	$438,344
Deferred liability:
Prepaid expenses	$(2,907)
Other PPE depreciation	(7,966)
Total deferred tax liability	$(10,873)
Net deferred tax asset (liability)	$427,471
Valuation allowance	—
Net	$427,471

A valuation allowance for deferred tax assets, including net operating losses, is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, and we consider the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry.

Prior to the Reorganization Agreement and Plan Share Exchange (See Note 1), Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 13. EARNINGS PER SHARE AND MEMBERS’ UNIT

The Company calculated net income per share using the treasury stock method. The table below sets for the computation of basic and diluted net income per share for the period presented below.

	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022
Net income	$854,187	$1,020,284
Basic weighted average common shares outstanding	5,847,020	5,000,000
Diluted weighted average common shares outstanding	—	—
Basic and diluted weighted average common shares outstanding	5,847,020	5,000,000
Basic and diluted net income per share	$0.15	$0.20

NOTE 14. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company, as a lessee of oil and gas properties, is subject to various federal, provincial, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

Irrevocable Standby Letter of Credit and Promissory Note

On September 24, 2020, the Company entered into an irrevocable standby letter of credit (“LOC”) and a promissory note with West Texas National Bank in the amount of $25,000 with variable interest initially of 4.25% per annum and maturing on December 24, 2021. No amount was drawn down under this LOC up to the date it was amended on October 29, 2021.

On October 29, 2021, the Company entered into an amendment of the LOC a new promissory note, increasing the amount to $425,000 with variable interest initially of 4.25% per annum and maturing on September 29, 2025. On January 1, 2022 and March 29, 2022, the LOC was amended and new promissory notes were executed increasing the amount to $650,000 and $920,000, respectively. As of September 30, 2023, and December 31, 2022, no amounts were drawn down under the LOC.

NOTE 15: REVENUES

The following table presents the revenue by type as of the dates indicated:

	Nine Months Ended	Nine Months Ended
	September 30, 2023	September 30, 2022
Natural gas	$1,122,187	$5,204,536
Natural gas liquids	102,784	184,964
Oil	113,675	106,364
	$1,338,646	$5,495,864
Less transportation and processing	(900,441)	(1,702,091)
Total Revenue, net	$438,205	$3,793,773

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

NOTE 16. SUBSEQUENT EVENTS

Issuance of Shares

During the period October 2023 through February 2024, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:

Month	Number of Common Shares	Price Per Share ($)		Proceeds
October 2023	22,856	3.50		80,000
November 2023	30,005	3.50		105,019
December 2023	44,286		(1)		(1)
Total	97,147			$185,019
(1)	These shares represent the conversion of the Solis Note (see Loans From Related Parties below)

Election of Officer

On November 14, 2023, the Company determined to elect and appoint Michael Rugen as the Company’s Chief Financial Officer, effective as of November 1, 2023.

Loans From Related Parties

On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray $45,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray $35,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray $90,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

Modification and Renewal of Note

On December 1, 2023, the balance of $465,000 of the secured Note was renewed requiring payment of $15,718.75 upon renewal and maturing on June 1, 2024. The Note carries an interest rate of 14.5%.

New Era Helium Corp.

Notes to Unaudited Consolidated Financial Statements

Helium Related Agreements

On October 1, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into an amendment to the Purchase and Sale Agreement with AirLife Gases USA Inc. (“AirLife”) dated August 25, 2023 (the “Amendment”). The Amendment incorporated the sale by NEH Midstream of additional quantities of liquid helium by the Company to AirLife that were not originally included in the between NEH Midstream and AirLife dated August 25, 2023.

Business Combination Agreement

On January 3, 2024, the Company entered into a Business Combination Agreement and Plan of Reorganization with Roth CH Acquisition V Co., a publicly-traded special purpose acquisition company (the “BCA”). The BCA is a definitive agreement for a business combination at a pre-money valuation of $90 million, that is expected to result in NEH becoming a public company. Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Inc.” and is expected to list on NASDAQ. Current NEH Chairman, Joel Solis, and CEO, E. Will Gray II, will continue to lead the combined company, and existing NEH shareholders will roll 100% of their equity into the combined company. The transaction is expected to close in the first half of 2024.

SOLIS PARTNERS, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Solis Partners, LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Solis Partners, LLC (the Company) as of December 31, 2022 and 2021, and the related statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Board of Directors and Members

Solis Partners, LLC

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses for the years ended December 31, 2022, 2021, and 2020. The Company will also need to raise capital to fund future operations. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected. Management’s evaluation of the events and conditions and management’s plans regarding these matters are described in Note 2. Due to these factors described in Note 2, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

As discussed in Note 7 to the financial statements, effective January 1, 2022, the Company adopted the Financial Accounting Standard Board’s (FASB) Accounting Standards Update (ASU) 2016-02, Leases (Topic 842). Our opinion is not modified with respect to this matter.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

We have served as the Company’s auditor since 2023.

Midland, Texas

January 8, 2024, except for the effects of net income (loss) per members’ unit discussed in Note 12, subsequent events discussed in Note 15, and the addition of Supplemental Oil and Natural Gas Reserves Disclosures (Unaudited) in Note 16, to the financial statements, as to which the date is February 12, 2024.

SOLIS PARTNERS, LLC

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$405	$486,232
Accounts receivables, net	835,173	863,749
Prepaid expenses and other current assets	104,638	122,053
Right of use asset - current	80,561	—
Restricted investments	1,446,400	941,663
Total current assets	2,467,177	2,413,697
Oil and natural gas properties, net (full cost)	1,127,338	1,306,170
Other property, plant and equipment, net	39,835	42,965
Right of use asset - noncurrent	12,690	—
Due from related parties	1,196,796	1,238,454
TOTAL ASSETS	$4,843,836	$5,001,286
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	1,547,146	1,319,800
Accrued expenses	388,765	341,462
Notes payable	550,075	702,493
Due to related parties	403,316	90,739
Lease liabilities current	80,561	—
Other current liabilities	162,317	479,146
Total current liabilities	$3,132,180	$2,933,640
Asset retirement obligation	5,485,915	5,097,225
Lease liabilities non-current	12,690	—
Other non-current liabilities	—	151,524
Total liabilities	$8,630,785	$8,182,389
Commitments and Contingencies (Note 13)
Total Members’ (Deficit)	$(3,786,949)	$(3,181,103)
TOTAL LIABILITIES AND MEMBERS’ EQUITY	$4,843,836	$5,001,286

The accompanying notes are an integral part of these financial statements.

SOLIS PARTNERS, LLC

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Revenues, net
Oil, natural gas, and product sales, net	$4,223,354	$3,562,110
Total Revenues, net	4,223,354	3,562,110

Costs and expenses
Lease operating expenses	1,793,232	1,933,942
Depletion, depreciation, amortization, and accretion	916,983	655,497
General and administrative expenses	1,230,427	1,087,801
Total Costs and expenses	3,940,642	3,677,240
Income (loss) from operations	282,712	(115,130)

Other income (expenses)
Interest income	9,800	2,171
Other income	16,000	24,450
Interest expense	(111,038)	(65,304)
Total other income (expenses)	(85,238)	(38,683)
Income (loss) before provision for income taxes	197,474	(153,813)
Provision for income taxes	—	—
Net income (loss)	$197,474	$(153,813)

Net income (loss) per members’ unit – basic and diluted
Basic and diluted	$0.04	$(0.03)
Weighted-average members’ units outstanding – basic and diluted
Basic and diluted	5,000,000	5,000,000

The accompanying notes are an integral part of these financial statements.

SOLIS PARTNERS, LLC

STATEMENTS CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Members’ Units	Member’s Equity
Balance January 1, 2021	5,000,000	$(3,088,873)

Members’ contributions		1,160,358
Members’ withdrawals		(1,098,775)
Net loss		(153,813)
Balance December 31, 2021	5,000,000	$(3,181,103)

Members’ contributions		329,920
Members’ withdrawals		(1,133,240)
Net income		197,474
Balance December 31, 2022	5,000,000	$(3,786,949)

The accompanying notes are an integral part of these financial statements.

SOLIS PARTNERS, LLC

STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$197,474	$(153,813)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depletion, depreciation, amortization, and accretion	916,983	658,881
Accrued interest expense on note payable and other current liabilities	23,727	62,978
Interest income on investments	(9,800)	(2,171)
Changes in operating assets and liabilities:
Accounts receivables	28,576	(628,964)
Prepaid and other current assets	(20,884)	(88,101)
Accounts Payable	367,267	1,410,987
Accrued Expenses	26,158	124,226
Asset retirement obligations settled	(297,244)	—
Other current liabilities	(316,829)	402,426
Other non-current liabilities	(151,524)	151,524
Net cash provided by operating activities	763,904	1,937,973

Cash Flows from Investing Activities:
Purchase of restricted investments	(526,146)	(433,080)
Proceeds from sale of restricted investments	31,209	29,122
Purchase of property, plant and equipment, net	(7,141)	(34,011)
Purchase of interest in oil and natural gas properties	(3,647)	(24,680)
Net cash used in investing activities	(505,725)	(462,649)

Cash Flows from Financing Activities:
Members’ contribution	190,000	1,160,358
Members’ withdrawal	(1,133,241)	(1,098,775)
Proceeds from note payable	—	700,000
Repayment of note payable	(85,000)	(850,000)
Advances to related party	(46,342)	(1,025,414)
Repayment from related party	88,000	34,000
Proceeds from related party	242,577	90,739
Net cash used in financing activities	(744,006)	(989,092)

Net Change in Cash and cash equivalents	(485,827)	486,232
Cash and cash equivalents – Beginning of period	486,232	—
Cash and cash equivalents – End of period	$405	$486,232

Supplemental cash flow information:
Cash interest payments	$86,276	$1,096
Supplemental Non-Cash Investing and Financing Activities:
Asset retirement obligations incurred	$50,419	$654
Revisions to asset retirement obligations	$140,331	$(131,865)
Establishment of right to use asset	$93,251	$—
Partial purchase of note payable by related party	$70,000	$—

The accompanying notes are an integral part of these financial statements.

Solis Partners, LLC

Notes to Financial Statements

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION

Organization and Nature of Operations

Solis Partners, LLC. (the “Company”) is a Texas limited liability company and was formed May 5, 2020. The Company’s primary operations include the exploration, development, and production of natural gas, oil, and natural gas liquids (“NGLs”). The Company’s producing oil and gas assets and non-producing acreage are located in Chaves County, New Mexico.

The financial statements of the Company for the year ended December 31, 2022 and 2021 have been prepared in accordance with accounting principles general accepted in the United States of America (“US GAAP”) issued by the Financial Accounting Standards Board (“FASB”) on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company has selected December 31 as its fiscal year end. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exemptions emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered un the Securities and Exchange Act of 1934, as amended ) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies by any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different applications dates for public or private companies, the Company as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Risks and Uncertainties

As a producer of helium, natural gas, NGLs and oil, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for helium, natural gas, NGLs and oil, which are dependent upon numerous factors beyond its control such as economic, political and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for helium, natural gas, NGLs or oil will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for helium, natural gas, NGLs and oil could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of natural gas, helium, NGL and oil reserves that may be economically produced and the Company’s access to capital.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Segments

Based on the Company’s organization structure, the Company has one operating segment, which is the development, exploration and production of natural gas, helium, NGLs and oil. In addition, the Company has a single company-wide management team that allocates capital resources to maximize profitability and measures financial performance as a single enterprise.

Functional and reporting currency

The functional and reporting currency of the Company is the United States dollar.

Solis Partners, LLC

Notes to Financial Statements

Liquidity and Going Concern

The Company recorded net income of $197,474 for the year ended December 31, 2022. The Company incurred losses of $153,813 and $4,122,192 for the years ended December 31, 2021, and 2020, respectively. The loss in 2020 is related primarily to a $3.9 million impairment of oil and gas properties. As of December 31, 2022, the Company had a working capital deficit of $665,003 and a cash balance of $405.

Historically, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings.

Management’s assessment of the entity’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions.

Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made. Management have taken into account the following:

a.The Company’s financial position; and
b.The risks facing the Company that could impact liquidity and capital adequacy.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction as disclosed in Subsequent Events (see Note 15), or other transaction. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include, but are not limited to inputs used to calculated asset retirement obligations (“AROs”) (Note 10), and the estimate of proved natural gas, oil, helium, and natural gas liquids reserves and related present value estimates of future net cash flows therefrom (Note 5). These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. As of December 31, 2022, and 2021, the Company did not hold any cash equivalents other than cash on deposit.

Solis Partners, LLC

Notes to Financial Statements

Restricted Investments

Restricted investments related to Certificates of Deposit (“CDs”) held at West Texas National Bank. These CDs are used as collateral for operating and plugging bonds for the New Mexico Oil Conservation Division, New Mexico State Land Office, and the Bureau of Land Management.

Receivables and Allowance for Doubtful Accounts

The Company’s receivables result primarily from the sale of oil, natural gas and NGLs as well as billings to joint interest owners for properties in which the Company serves as the operator. Receivables from product sales are generally due within 30 to 60 days after the last day of each production month and do not bear any interest. Receivables associated with joint interest billings are regularly reviewed by Management for collectability, and they establish or adjust an allowance for uncollectible amounts as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Management has determined that a reserve for uncollectible amounts was required for the year ended December 31, 2022, but was not required for the year ended December 31, 2021.

	December 31,2022	December 31, 2021
Oil, natural gas and NGL sales	$263,804	$469,737
Less: Electrical cost recovery	(179,336)	—
Oil, natural gas and NGL sales, net of electrical cost recovery	84,468	469,737

Joint interest accounts receivable	445,953	394,012
Unbilled joint interest expense	371,737	—
Total joint interest related receivables	817,690	394,012

Other accounts receivable	11,827	—
Allowance for doubtful accounts	(78,812)	—
Total Accounts receivable, net	$835,173	$863,749

The accounts receivable balance at December 31, 2020 was $234,785.

The electricity cost recovery noted in the table above represented unbilled electric costs from the Purchaser related to compression in the field for the period May 2021 through September 2022. This billing issue was discovered by the Purchaser during the fourth quarter of 2022 and then notified the Company of these unbilled electricity charges. The Company and their Purchaser agreed to allow the Company to pay these charges over a four-month period beginning with November 2022 sales. The amounts reflected in the above table represent the remaining electricity costs to be recovered as of December 31, 2022.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred.

Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the related assets, which results in depreciation and amortization being incurred evenly over the life of an asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service.

Management performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Management periodically reviews long-lived assets, other than oil and gas property, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

Solis Partners, LLC

Notes to Financial Statements

The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount. The Company recorded no impairment charges during the years ended December 31, 2022, and 2021.

Oil and Gas Properties

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.

The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and excluding unevaluated and unproved properties, are amortized as depletion expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the un-weighted arithmetic average of the first day of the month price for each month within the 12 month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.

Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves. The Company recorded no ceiling test impairment charges during the years ended December 31, 2022, and 2021.

Accounts Payable

The Company’s payables and accrued expenses result primarily from the operation of it oil and natural gas properties as well as administration of the Company. On properties in which the Company is operator, the Company pays 100% of most operating costs, then bills the non-operating partners for their share of the costs. The Company records the Company’s share these costs in a statement of operations. Accounts payables are generally due within 30 of receipt of the invoices by the Company and do not bear any interest.

Solis Partners, LLC

Notes to Financial Statements

	December 31,2022	December 31, 2021
Trade payable	$363,574	$637,298
Suspense payable	1,134,051	340,474
Other	49,521	342,028
Total Accounts payables	$1,547,146	$1,319,800

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are recorded in operating lease right-of-use asset, operating lease liability, current, and operating lease liability, long-term on the consolidated balance sheets.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate used at adoption was 2.37%. Significant judgement is required when determining the incremental borrowing rate. Rent expense for lease payments is recognized on a straight-line basis over the lease term.

Asset retirement obligations

The Company records a liability for asset retirement obligations (“ARO”) associated with its oil and gas wells when the well has been completed. The ARO is recorded at its estimated fair value, measured by the expected future cash outflows required to satisfy the abandonment and restoration discounted at our credit-adjusted risk-free interest rate. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Financial Instruments and Concentrations of Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. The Company maintains its cash in accounts with major financial institutions within the United States. The Company’s cash balances can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.

The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with significant purchasers. One purchaser accounted for all of the Company’s oil sales revenues for 2022 and 2021. A separate purchaser accounted for all the natural gas and NGL revenues for 2022 and 2021. The Company does not require collateral. While the Company believes its recorded receivables will be collected, in the event of default the Company will follow normal collection procedures. The Company does not believe the loss of either purchaser would materially impact its operating results as oil, natural gas and NGLs are fungible products with a well-established market and numerous purchasers.

Solis Partners, LLC

Notes to Financial Statements

Revenue recognition

The Company records revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”) which uses creates a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which includes (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue as each performance obligation is satisfied. The Company adopted this standard on a modified retroactive basis on January 1, 2021. No financial statement impact occurred upon adoption.

Revenue from contracts with customers

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or the processor of the product. Revenue is measured based on the consideration the Company expects to receive in exchange for those products.

Performance obligations and significant judgments

The Company sells oil and natural gas products in the United States through a single reportable segment. The Company enters into contracts that generally include oil, natural gas, and associated liquids in variable quantities and priced based on a specific index related to the type of product.

The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. The Company recognizes revenue at a point in time when control of the oil or natural gas passes to the customer or processor, as applicable, discussed below.

The Company sells its oil to a single purchaser under a month-to-month purchase agreement at a price based on an index price from the purchaser. This agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.

The Company sells its natural gas and NGLs to a single purchaser, who is also the processor, under a purchase agreement at a price based on an index price from the purchaser which expires on May 31, 2024. This agreement will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Under our natural gas and NGL contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.

The Company has no unsatisfied performance obligations at the end of each reporting period.

Management does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing adjusted for transportation and other related deductions, which are based on contractual or historical data. Additionally, any variable consideration identified is not constrained.

Income Taxes

The Company is a limited liability company, and therefore will be treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, are deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have

Solis Partners, LLC

Notes to Financial Statements

actually been distributed. Accordingly, no tax provision has been made in the financial statements of the Company since the federal income tax is an obligation of the Investor Group.

The Company implemented the provisions of FASB ASC Topic 740, Income Taxes (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 clarifies the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC Topic 740 requires that the Company recognize in their financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to the Company’s pass-through status and those taken in determining their state income tax liability, including deductibility of expenses, have been reviewed and management is of the opinion that material positions taken by the Company would more likely than not be sustained by examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax benefits. The tax returns for fiscal years 2020 through 2022 remain subject to examination by appropriate taxing authorities.

The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2022 and 2021.

Under the new centralized partnership/LLC audit rules effective for tax years beginning after 2017, the Internal Revenue Service (IRS) assesses and collects underpayments of tax from the partnership/LLC instead of from each partner/member. The partnership/LLC may be able to pass the adjustments through to its members by making a push-out election or, if eligible, by electing out of the centralized partnership/LLC audit rules.

The collection of tax from the partnership/LLC is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on the partnership/LLC’s income, regardless of who pays the tax or when the tax is paid, is attributed to the members. Any payment made by the partnership/LLC as a result of an IRS examination will be treated as a distribution from the partnership/LLC to the members in the financial statements.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:

●	Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;
●	Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and
●	Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Solis Partners, LLC

Notes to Financial Statements

Our asset retirement obligation liabilities are measured at fair value on a non-recurring basis and estimated as follows:

	Level 1	Level 2	Level 3	Total
December 31, 2021
ARO liabilities	$—	$—	$5,097,225	$5,097,225
December 31, 2022
ARO liabilities	$—	$—	$5,485,915	$5,485,915

The carrying value of cash and cash equivalents, trade receivable, prepaid and other current assets, due from related parties, accounts payable, accrued expenses, due to related party, and other current liabilities, as reflected in the balance sheets, approximate fair value, due to the short-term maturity of these instruments. The carrying value of notes payable approximates their fair value due to immaterial changes in market interest rates.

Related parties

Management approves all material related party transactions. Management considers the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and the relevant related party. In determining whether to approve a related party transaction, the following factors are considered: (1) if the terms are fair to the Company, (2) if there are business reasons to enter into the transaction, or (3) if the transaction would present an improper conflict of interest for any officer.

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. As opposed to previous GAAP pronouncements, this update includes the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. The update is effective for financial statements with fiscal years beginning after December 15, 2019 for public entities and for financial statements with fiscal years beginning after December 15, 2021 for all other entities, with early adoption permitted. The Company adopted Topic 842 effective January 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company does not expect a material impact upon implementation of the standard.

NOTE 3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table presents the components of prepaid expenses and other current assets as of the dates indicated:

	December 31,2022	December 31, 2021
Prepaid expense	$81,069	$75,182
Prepaid interest	5,417	5,417
Deferred closing costs	4,280	37,229
Security deposit	5,050	2,500
Other	8,822	1,725
Total prepaid expenses and other current assets	$104,638	$122,053

Solis Partners, LLC

Notes to Financial Statements

NOTE 4. OTHER PROPERTY, PLANT AND EQUIPMENT

The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over the lesser of their estimated useful lives or the underlying terms of the associated leases.

	December 31, 2022	December 31, 2021
Computer equipment – cost	$9,820	$9,820
Furniture and fixtures – cost	22,101	19,216
Leasehold improvements – cost	23,006	18,750
	$54,927	$47,786

Computer equipment – accumulated depreciation	$(2,946)	$(982)
Furniture and fixtures – accumulated depreciation	(7,430)	(3,299)
Leasehold improvements – accumulated depreciation	(4,716)	(540)
	$(15,092)	$(4,821)

Computer equipment – net	$6,874	$8,838
Furniture and fixtures – net	14,670	15,917
Leasehold improvements – net	18,290	18,210
Total Other property, plant and equipment	$39,835	$42,965

The Company recorded depreciation expense in the amounts of $10,271 and $4,821 during the year ended December 31, 2022, and 2021, respectively.

NOTE 5. OIL AND NATURAL GAS PROPERTIES

Cost:	Total
As of January 1, 2021	$5,698,559
Additions	24,680
Asset retirement obligations – incurred and changes in estimates	(131,211)
As of December 31, 2021	$5,592,028
Additions	3,647
Asset retirement obligations – incurred and changes in estimates	190,750
As of December 31, 2022	$5,786,425

Accumulated depletion and impairment:
As of January 1, 2021	$4,110,519
Depletion	175,339
As of December 31, 2021	$4,285,858
Depletion	373,229
As of December 31, 2022	$4,659,087

Oil and natural gas properties, net:
December 31, 2021	$1,306,170
December 31, 2022	$1,127,338

The Company had no unevaluated properties at December 31, 2022 and 2021.

Solis Partners, LLC

Notes to Financial Statements

Additions

The additions during the year ended December 31, 2021, were primarily related to the purchase of a pumping units for certain wells. The remaining additions during the year ended December 31, 2022, were due to the acquisition of an interest in new leases.

NOTE 6. NOTES PAYABLE

On December 17, 2021, the Company entered into a secured Promissory Note (“the Note”) in the amount of $500,000, with an interest rate of 13% per annum and a maturity date of December 1, 2022. The proceeds from this borrowing were used to working capital and operations bonding requirements. On December 1, 2022, the Note was amended. The amended Note in the amount of $500,000 carried an interest rate of 14% and matures on June 1, 2023. As of December 31, 2022, and 2021, there were $480,075 and $502,493 payable on the Note which includes accrued interest.

On October 27, 2021, the Company entered into unsecured Promissory Note in the amount of $200,000, payable on December 31, 2021. The proceeds from this borrowing were used to fund lease bonds in New Mexico. This note was non-interest bearing. As of December 31, 2022, and 2021, the balance of the note was $70,000 and $200,000, respectively.

NOTE 7. LEASE LIABILITIES

The Company adopted Topic 842 Leases effective January 1, 2022, through a cumulative effect adjustment. As the Company adopted this standard on January 1, 2022, there was no impact on the Company’s financial statements for the year ended December 31, 2021.

On November 1, 2022, the Company entered into a new lease agreement for its existing office space in Midland, Texas. The lease had a base monthly rent of approximately $5,101 expired on October 31, 2023. As of December 31, 2022, the Company capitalized this operating lease on the Company’s balance sheet as a right of use asset and a corresponding lease liability in the amount of $50,714.

On May 27, 2022, the Company entered into a 12-month lease agreement for office space in Hermosa Beach, California. The lease had a base monthly rent of approximately $2,550 expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis. It is the Company’s intention to remain at this location though May 31, 2024. As of December 31, 2022, the Company capitalized this operating lease on the Company’s balance sheet as a right of use asset and a corresponding lease liability in the amount of $42,537.

Other information related to leases as of December 31, 2022, is as follows:

Weighted-average remaining lease term
Operating leases	1.13	years
Weighted-average discount rate
Operating leases	2.37%

The future minimum rental payments required under the operating leases as of December 31, 2022, are as follows:

Year ending December 31, 2022
2023	$81,610
2024	12,750
Total future minimum lease payments	94,360
Less imputed interest	(1,109)
Total	$93,251

Solis Partners, LLC

Notes to Financial Statements

A reconciliation of current and noncurrent lease liabilities as recognized in the balance sheet as of December 31, 2022, are as follows:

As of December 31, 2022
Lease liabilities current	$81,610
Lease liabilities noncurrent	12,750
Total future minimum lease payments	94,360
Less imputed interest	(1,109)
Total	$93,251

NOTE 8. RELATED PARTY TRANSACTIONS

List of related parties:

Name of related party	Relationship
Will Gray	Member
Joel Solis	Member
Casey Solis	Member
Robert Solis	Member
Pecos Slope Holdings, LLC	Member, entity under the control of Will Gray
Melius Energy LLC	Entity under the control of Joel Solis, Casey Solis and Robert Solis
High Desert Resources, LLC	Entity under the control of Will Gray
Solis Partners, LLC	Entity under the control of Joel Solis, Casey Solis, Robert Solis and Pecos Slope Holdings LLC

Liberty Pump & Supply, Co.	Entity under the control of Joel Solis
Tall City Well Service	Entity under the control of Joel Solis
Virtus Oil Tools, LLC	Entity under the control of Joel Solis

Transactions with related parties:

Name of Party	Nature of transactions	Year Ended December 31, 2022	Year Ended December 31, 2021
Will Gray	Advance to Related party, net of repayment	8,342	148,950
Will Gray	Advance from related party, net of repayment	160,000	—
Will Gray	Consulting fees and associated costs	339,047	266,075
Joel Solis	Reassignment of liability	70,000	—
Melius Energy LLC	Advance to Related party, net of repayment	(50,000)	810,519
High Desert Resources, LLC	Advance to Related party, net of repayment	—	57,426
High Desert Resources, LLC	Consulting fees and associated costs	12,230	6,731
Liberty Pump & Supply, Co.	Oilfield services	116,893	41,928
Tall City Well Service	Oilfield services	136,954	4,565
Virtus Oil Tools, LLC	Oilfield services	—	34,747

Solis Partners, LLC

Notes to Financial Statements

Balance outstanding of related parties:

		As of	As of
Name of Party	Receivable / Payable	December 31, 2022	December 31, 2021
Will Gray	Receivable	$157,292	$148,950
Melius Energy LLC	Receivable	988,809	1,038,809
High Desert Resources, LLC	Receivable	50,695	50,695
		$1,196,796	$1,238,454

Will Gray	Payable	$160,000	$9,500
Joel Solis	Payable	70,000	—
Liberty Pump & Supply, Co.	Payable	158,821	41,927
Tall City Well Service	Payable	14,495	4,565
Virtus Oil Tools, LLC	Payable	—	34,747
		$403,316	$90,739

NOTE 9. OTHER CURRENT LIABILITIES

The following table presents the components of other current liabilities as of the dates indicated:

	December 31, 2022	December 31, 2021
Royalty payable - ONRR	36,047	201,352
Royalty payable – ONRR – installment agreement	126,270	277,794
Total other current liabilities	$162,317	$479,146

NOTE 10. ASSET RETIREMENT OBLIGATIONS

The Company has a number of oil and gas wells in production and will have AROs that will be settled once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration.

AROs associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The fair value of AROs is recognized at the date a new well is completed or the acquisition date of the working interest. The cost of the tangible asset, including the asset retirement cost, is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment. The Company used the following inputs in its calculation of its asset retirement obligations.

	Year Ended		Year Ended
	December 31, 2022		December 31, 2021
Inflation rate	2.10%		2.06%
Discount factor	10.0%		10.0%
Estimated asset life	11 - 100	years	11 - 100	years

Solis Partners, LLC

Notes to Financial Statements

The following table shows the change in the Company’s ARO liability for the years ended December 31, 2022, and 2021:

Total
Asset retirement obligations, January 1, 2020	$4,753,099
Liabilities incurred	654
Change in estimates	(131,865)
Accretion expense	475,337
Asset retirement obligations, December 31, 2021	$5,097,225
Liabilities incurred	50,419
Liabilities settled	(297,244)
Change in estimates	140,331
Accretion expense	495,184
Asset retirement obligations, December 31, 2022	$5,485,915

NOTE 11. EQUITY

The Company’s Operating Agreement (“LLC Agreement”) authorizes an initial contribution of capital by each member based on specific ownership interests and upon the Board’s approval, additional capital contributions in the proportion of each member’s ratio. During the year ended December 31, 2022, total member withdrawals net of contributions was $(803,320). During the year ended December 31, 2021, total member contributions net of withdrawals was $61,583.

NOTE 12. NET INCOME (LOSS) PER MEMBERS’ UNIT

The Company calculated net income per share using the treasury stock method. The table below sets for the computation of basic and diluted net income per share for the period presented below.

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Net income (loss)	$197,474	$(153,813)

Basic weighted average members’ units outstanding	5,000,000	5,000,000
Diluted weighted average members’ units outstanding	—	—
Basic and diluted weighted average members’ units outstanding	5,000,000	5,000,000

Basic and diluted net income (loss) per member’s unit	$0.04	$(0.03)

NOTE 13. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company, as a lessee of oil and gas properties, is subject to various federal, provincial, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.

Solis Partners, LLC

Notes to Financial Statements

Irrevocable Standby Letter of Credit and Promissory Note

On September 24, 2020, the Company entered into an irrevocable standby letter of credit (“LOC”) and a promissory note with West Texas National Bank in the amount of $25,000 with variable interest initially of 4.25% per annum and maturing on December 24, 2021. No amount was drawn down under this LOC up to the date it was amended on October 29, 2021.

On October 29, 2021, the Company entered into an amendment of the LOC a new promissory note, increasing the amount to $425,000 with variable interest initially of 4.25% per annum and maturing on September 29, 2025. On January 1, 2022 and March 29, 2022, the LOC was amended and new promissory notes were executed increasing the amount to $650,000 and $920,000, respectively. As of December 31, 2022, and 2021, no amount was drawn down under the LOC.

Back Office Solutions

On February 10, 2021, the Company entered into a service agreement with a vendor which will provide the Company with Back Office Services. For the years ended December 31, 2022, and 2021, the Company incurred $112,200 and $107,850 for these services. As of December 31, 2022, and 2021, there were $12,414 and $21,365 included in Accounts Payable for these services.

NOTE 14. REVENUES

The following table presents the revenue by type as of the dates indicated:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Gas	$6,183,080	$5,453,654
NGL	265,507	—
Oil	132,709	22,849
	$6,581,296	$5,476,503

Less transportation and processing	(2,357,942)	(1,914,393)
Total Revenue, net	$4,223,354	$3,562,110

NOTE 15. SUBSEQUENT EVENTS

Sale of Property

On June 30, 2023, the Company entered into Agreements where the Company sold its interest in certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. The Company received total sales proceeds of $2.5 million for the sale of these assets.

Reorganization Agreement and Plan Share Exchange and Issuance of Shares

On February 6, 2023, the Company entered into a Reorganization Agreement and Plan Share exchange (the ‘Agreement’) with New Era Helium Corp (the “Holding Company”). Immediately prior to February 6, 2023, Holding Company was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the agreement, all issued and outstanding member interest in Solis LLC was automatically converted and exchanged for 5 million shares of Holding Company’s common stock.

On February 6, 2023, the Board authorized the Company to issue 714,000 shares of Common Stock, including 57,000 to the Company’s attorney, at a par value of $0.001.

Solis Partners, LLC

Notes to Financial Statements

On October 3, 2023, the Board approved the Company’s sale and issuance of up to 750,000 shares of common stock. On November 14, 2023, the Board authorized the sale and issuance of an additional 650,000 of common stock.

On February 7, 2023, the Board approved the designation of 5,000 shares of preferred stock as Series X Preferred Stock. These shares will not be entitled to receive dividends, shall not be entitled to any liquidation preference, shall not have any rights to convert to common stock, and will not be subject to redemption. The holders of the Series X Preferred Stock will have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock

During the period March 2023 through February 2024, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:

Month	Number of Common Shares	Price Per Share		Proceeds
March 2023	108,642	$3.50		$380,250
April 2023	42,858	3.50		150,000
May 2023	57,143	3.50		200,000
June 2023	42,858	3.50		150,000
July 2023	85,715	3.50		300,000
August 2023	57,143	3.50		200,000
October 2023	22,856	3.50		80,000
November 2023	30,005	3.50		105,019
December 2023	44,286		(1)		(1)
Total	491,506			$1,565,269
(1)	These shares represent the conversion of the Solis Note (see Loans From Related Parties below)

As of February 10, 2024, a total of 6,205,506 shares of the Company’s common stock were approved to be issued and outstanding.

Election of Officer

On November 14, 2023, the Company determined to elect and appoint Michael Rugen as the Company’s Chief Financial Officer, effective as of November 1, 2023.

Assignment of Overriding Royalty Interest

On April 1, 2023, Melius Energy, LLC conveyed to the Company an overriding royalty interest equivalent to 2.5% of oil, gas and associated hydrocarbons produced in leases on 3,469 acres of land located in Howard County, Texas. The consideration for the assignment of the overriding interest was a total of $951,857 in debt owed by Melius Energy LLC.

Loans From Related Parties

On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray $45,000. The Company

Solis Partners, LLC

Notes to Financial Statements

promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray $35,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

On December 28, 2023, the Company entered into an agreement with E. Will Gray II, the Company’s CEO and Director. This agreement has an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray $90,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no interest and shall be repaid by the Company no later than April 1, 2024.

Modification and Renewal of Note

On June 1, 2023, the balance of $475,000 of the secured Note was renewed requiring payment of $10,000 upon renewal and maturing on December 1, 2023. The Note carries an interest rate of 14.5%.

On December 1, 2023, the balance of $465,000 of the secured Note was renewed requiring payment of $15,718.75 upon renewal and maturing on June 1, 2024. The Note carries an interest rate of 14.5%.

Helium and Plant Related Agreements

On July 1, 2023, the Company executed a purchase order for the construction of a helium recovery facility for the Pecos Slope Field. The total amount of this purchase order was approximately $18 million to be paid based on the achievement of various milestones.

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Purchase and Sale Agreement with AirLife Gases USA Inc. (“AirLife”). This agreement involves the sale of liquid helium by the Company to AirLife for an initial term of ten years. The commencement date of this agreement will begin once the Company has completed construction of a processing facility (“the Plant”) which is expected to occur in December 2024. The anticipated commencement date may be updated as needed. The Company shall be obligated to sell and deliver approximately 50% of the helium produced by the Plant each month. In addition, AirLife agreed to make an advance to NEH Midstream in the amount of $2,000,000 (the “Advance”).

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Promissory Note (“Note”) with AirLife Gases USA Inc. (“AirLife”). Under the Note, NEH Midstream agreed to pay AirLife the principal sum of $2,000,000 or such lesser amount as shall equal the outstanding principal amount of the Advance made to NEH Midstream by AirLife. The entire balance will be due on the earlier of (i) the date that is 18 months after the commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023, or (ii) May 30, 2027.

On October 1, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into an amendment to the Purchase and Sale Agreement with AirLife Gases USA Inc. (“AirLife”) dated August 25, 2023 (the “Amendment”). The Amendment incorporated the sale by NEH Midstream of additional quantities of liquid helium by the Company to AirLife that were not originally included in the between NEH Midstream and AirLife dated August 25, 2023.

Solis Partners, LLC

Notes to Financial Statements

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Purchase and Sale Agreement with Badger Midstream Energy, LP (“Badger”). This agreement involves the purchase of crude helium by the Company from Badger commencing January 1, 2024 and continuing through an initial term through June 30, 2027.

On September 1, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Helium Tolling Agreement with Keyes Helium Company, LLC (“KHC”). This agreement involves the conversion by KHC of crude helium into liquid helium. This agreement commences June 1, 2024, with a primary term of five years. This agreement will automatically renew for an additional five years unless terminated by either party after the primary term upon six months prior written notice.

On September 1, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Sales Agreement with Matheson Tri-Gas, Inc. (“Matheson”). This agreement involves the sale of gaseous helium by the Company to Matheson for an initial term of ten years. The commencement date of this agreement will begin once the Company has completed construction of a processing facility (“the Plant”) which is expected to occur in December 2024. The anticipated commencement date may be updated as needed. The Company shall be obligated to sell and deliver approximately 50% of the helium produced by the Plant each month.

Business Combination Agreement

On January 3, 2024, the Company entered into a Business Combination Agreement and Plan of Reorganization with Roth CH Acquisition V Co., a publicly-traded special purpose acquisition company (the “BCA”). The BCA is a definitive agreement for a business combination at a pre-money valuation of $90 million, that is expected to result in NEH becoming a public company. Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Corp.” and is expected to list on NASDAQ. Current NEH Chairman, Joel Solis, and CEO, E. Will Gray II, will continue to lead the combined company, and existing NEH shareholders will roll 100% of their equity into the combined company. The transaction is expected to close in the first half of 2024.

Series X Preferred Stock

On February 7, 2024, the company’s Board of Directors approved to amend the Certificate of Designation of New Era Helium Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series X Preferred Stock. Due to the amendment, the shares of Series X Preferred Stock shall be automatically converted into shares of common stock of the Company upon the closing of the BCA (as it may be amended, supplemented or otherwise modified from time to time), with each share of Series X Preferred Stock convertible or exchangeable for one (1) share of common stock of the Company.

NOTE 16. SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)

The Company only has one reportable operating segment, which is oil and natural gas development, exploration and production in the United States. See the Company’s accompanying consolidated statements of operations for information about results of operations for oil and natural gas producing activities. Natural gas includes gas, helium and NGLs.

Net Capitalized Costs

The table below reflects the capitalized costs of the Company’s oil and natural gas properties and the related accumulated depletion:

Solis Partners, LLC

Notes to Financial Statements

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021

Proved oil and natural gas properties	$5,786,425	$5,592,028
Unproved oil and natural gas properties	—	—
Total proved and unproved oil and natural gas properties	5,786,425	5,592,028

Less accumulated depletion	(4,659,087)	(4,285,858)
Net capitalized cost	$1,127,338	$1,306,170

Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development

The following table reflects costs incurred in oil and natural gas property acquisition, development, and exploratory activities:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Acquisition costs:
Property acquisitions - proved	$—	$—
Property acquisitions - unproved	—	—
Exploration costs	—	—
Development costs	3,647	24,680
ARO, net	190,750	(131,211)
Total	$194,397	$(106,531)

Results of Operations From Oil and Natural Gas Producing Activities

The follow table reflects the Company’s results of operations for oil and natural gas producing activities:

	Year Ended	Year Ended
	December 31, 2022	December 31, 2021
Revenues, net	$4,223,354	$3,562,110

Lease operating expense	1,793,232	1,933,942
Depletion	373,229	175,339
Accretion of discount on asset retirement obligations	495,184	475,337

Results of operations from oil and natural gas producing activities	$1,561,709	$977,492

Oil and Natural Gas Reserves

Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months prior to the end of the reporting period. These prices as of December 31, 2022, 2021, and 2020 were $93.67, $66.56 and $39.57 per barrel for oil and $6.36, $3.60 and $1.99 per MMBtu for natural gas, respectively. The estimated realized prices used in computing the Company’s reserves as of December 31, 2022, were as follows: (i) $93.67 per barrel of oil, (ii) $37.47 per barrel of NGL, (iii) $5.23 per Mcf of natural gas, (iv) $450.00 per Mcf of helium. As there is no first-day-of-the-month posted price for helium, the Company used a floor contract price for its helium reserves. The estimated realized prices used in computing the Company’s reserves as of December 31, 2021, were as follows: (i) $66.56 per barrel of oil, (ii) $1.84 per Mcf of natural gas. The estimated realized prices used in computing the Company’s reserves as of December 31, 2020, were as follows: (i) $39.57 per barrel of oil, (ii) $0.77 per Mcf of natural gas. The prices were held constant and adjusted for gravity, heating value, quality, transportation, and marketing.

Solis Partners, LLC

Notes to Financial Statements

The proved reserve estimates as of December 31, 2022, 2021, and 2020 were prepared by MKM Engineering, independent reservoir engineers, and reflect the Company’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time the estimates were made. These rules require that the standard of “reasonable certainty” be applied to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.

Reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Estimating quantities of proved oil and gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation.

The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and gas properties the Company owns declines as reserves are depleted. Except to the extent the Company conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Company’s proved reserves will decline as reserves are produced.

The following table reflects changes in proved reserves during the periods indicated:

	Helium	NGL*	Gas
	(Mcf)	(Bbl)	(Mcf)	(Mcfe)
Proved reserves on December 31, 2020	—	—	10,172,830	10,172,830

Discoveries and extensions	—	—	—	—
Purchase of reserves in place	—	—	198,350	198,350
Sale of reserves in place	—	—	—	—
Revisions of previous estimates	—	—	6,827,110	6,827,110
Production	—	—	(559,180)	(559,180)
Proved reserves on December 31, 2021	—	—	16,639,110	16,639,110

Discoveries and extensions	594,630	4,654,370	41,189,590	69,710,440
Purchase of reserves in place	—	—	—	—
Sale of reserves in place	—	—	—	—
Revisions of previous estimates	—	—	12,676,670	12,676,670
Production	—	—	(819,690)	(819,690)
Proved reserves on December 31, 2022	594,630	4,654,370	69,685,680	98,206,530

Proved developed reserves at:
December 31, 2020	—	—	10,172,830	10,172,830
December 31, 2021	—	—	16,639,110	16,639,110
December 31, 2022	—	—	32,867,740	32,867,740

Proved undeveloped reserves at:
December 31, 2020	—	—	—	—
December 31, 2021	—	—	—	—
December 31, 2022	594,630	4,654,370	36,817,940	65,338,790

*  Includes oil volumes

Solis Partners, LLC

Notes to Financial Statements

The Company’s Proved Undeveloped Reserves at December 31, 2022 included 890 drilling locations, and no locations at December 31, 2021 and 2020. All of the locations at December 31, 2022 were added primarily due to the planned acquisition, construction, and installation of a gas processing facility and a gathering system which made these wells economic. In addition, through the Company’s efforts to raise capital through project and equity financing, the Company expects to be able to fund the drilling of these locations.

Standardized Measure of discounted Future Net Cash Flows

The following table reflects the Company’s standardized measure of discounted future net cash flows relating from its proved oil and natural gas reserves:

	December 31,	December 31,	December 31,
	2022	2021	2020
Future cash inflows	$811,006,510	$30,589,040	$7,861,560
Future production costs	(187,763,260)	(11,930,520)	(4,074,470)
Future development costs *	(112,654,270)	(24,518,170)	(3,787,090)
Future income tax expense	—	—	—
Future net cash flows	510,588,980	(5,859,650)	—

Discount to present value at 10% annual rate	(372,188,130)	8,164,460	—
Standardized measure of discounted future net cash flows	$138,400,850	$2,304,810	$—

*   Includes all estimated future costs that will be incurred to settle our asset retirement obligations

The amount included in the above table for Discount to present value at 10% annual rate in 2021 was a result of timing of settlements of asset retirement obligations as compared to timing of future cash inflows. The timing of the settlements of the asset retirement obligations primarily occurred much later in the reserve life and therefore are significantly discounted, while the high cash inflows occurred in the reserve life.

Solis Partners, LLC

Notes to Financial Statements

The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves:

	December 31,	December 31,	December 31,
	2022	2021	2020
Standardized measure of discounted future net cash flows, beginning of year	$2,304,810	$—	$—
Sales of oil and gas, net of production costs and taxes	(964,740)	(246,940)	—
Net changes in prices and production costs	7,843,090	2,671,190	—
Changes in future development costs	(384,330)	(3,019,620)	—
Discoveries and extensions	117,750,970	—	—
Revision in previous quantity estimates	11,385,780	2,832,770	—
Previously estimated development costs incurred	—	—	—
Purchase of minerals in place	—	91,680	—
Sales of minerals in place	—	—	—
Net change in income taxes	—	—	—
Accretion of discount	547,360	127,060	—
Changes in timing and other	(82,090)	(151,330)	—
Standardized measure of discounted future net cash flows, end of year	$138,400,850	$2,304,810	$—

The amounts included in Discoveries and Extensions during 2022 were related to drilling locations that were added as described in the Oil and Natural Gas Reserves section above.

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROTH CH ACQUISITION V CO.

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Roth CH Acquisition V Co., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Co-Chief Executive Officer, hereby certifies as follows:

1.	The name of the Corporation is “Roth CH Acquisition V Co.”
2.

The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 5, 2020 under the name of “Roth CH Acquisition V Co.” and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on November 12, 2020 and a Certificate of Amendment to the Certificate of Incorporation on November 22, 2021. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 30, 2021 and thereafter amended by a Certificate of Amendment to the Certificate of Incorporation on May 17, 2023 and a Certificate of Amendment on December 1, 2023 (as amended, the “Amended and Restated Certificate”).

3.	This Second Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.
4.

This Second Amended and Restated Certificate of Incorporation was duly adopted by the directors and stockholders of the Corporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“GCL”).

5.	The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is “New Era Helium Inc.” (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 614 N DuPont Highway, Suite 210, in the City of Dover, in the County of Kent, in the State of Delaware, 19901. The name of its registered agent at that address is Corp1, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH: The name and mailing address of the incorporator is: Jaszick Maldonado, c/o Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.

FIFTH: The total number of shares which the Corporation shall have authority to issue is seventy five million (75,000,000) shares of capital stock, which shall consist of: (i) seventy million (70,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”) and (ii) five million (5,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

A.

The Preferred Stock may be issued from time to time and in one or more series, as determined from time to time by the Board of Directors. The Board of Directors is authorized to determine or alter the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

B.The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

C.The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

E.Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

SEVENTH:

A.A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

C.Notwithstanding the foregoing provisions of this Article Seventh, no indemnification nor advancement of expenses will extend to any claims made by the Corporation’s officers and directors to cover any loss that such individuals may sustain as a result of such individuals’ agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by the Corporation for services rendered or contracted for or products sold to the Corporation, as described in the Registration Statement.

EIGHTH:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation, to the Corporation or the Corporation’s stockholders, or any claim or cause of action for aiding and abetting any such breach; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the GCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the GCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Article Eighth shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

A.If any action the subject matter of which is within the scope of paragraph A of this Article Eighth immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A of this Article Eighth immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

If any provision or provisions of this Article Eighth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Eighth (including, without limitation, each portion of any sentence of this Article Eighth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

NINTH: To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Amended and Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the        day of February, 2024.

Byron Roth
Co-CEO and Chairman of the Board

Annex D

NEW ERA HELIUM CORP.

2024 EQUITY INCENTIVE PLAN

1.Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,
●	to provide additional incentives to Employees, Directors and Consultants, and
●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2.Definitions. As used herein, the following definitions will apply:

2.1“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5“Board” means the Board of Directors of the Company.

2.6“Change in Control” means the occurrence of any of the following events:

(a)Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b)Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c)Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7“Clawback Policy” has the meaning set forth in Section 24.

2.8“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.9“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

2.10“Common Stock” means the common stock of the Company.

2.11“Company” means New Era Helium Corp., a Nevada corporation, or any successor thereto.

2.12“Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.13“Director” means a member of the Board.

2.14“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.15“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.16“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.17“Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.18“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:

(a)if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)for purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock; or

(d)in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.19“Fiscal Year” means the fiscal year of the Company.

2.20“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.21“Legal Representative” has the meaning set forth in Section 6.6.4.

2.22“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.23“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.24“Option” means a stock option granted pursuant to the Plan.

2.25“Outside Director” means a Director who is not an Employee.

2.26“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.27“Participant” means the holder of an outstanding Award.

2.28“Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

2.29“Performance Period” has the meaning set forth in Section 10.1.

2.30“Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.31“Person” has the meaning set forth in Section 2.6(a).

2.32“Plan” means this New Era Helium Corp. 2024 Equity Incentive Plan, as may be amended from time to time.

2.33“Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.

2.34“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.35“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.36“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.37“Section 16b” means Section 16(b) of the Exchange Act.

2.38“Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.39“Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.40“Service Provider” means an Employee, Director or Consultant.

2.41“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

2.42“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.43“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.44“Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

2.45“U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3.Stock Subject to the Plan.

3.1Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan and the automatic increase set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to [1,500,000] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

3.2Automatic Share Reserve Increase. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2024 Fiscal Year, in an amount equal to (a) a number of Shares equal to three percent (3%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, less the amount of shares of common stock of the Company available for grant under any of the other equity incentive plans of the Company, or (b) such number of Shares determined by the Board/Administrator no later than the last day of the immediately preceding Fiscal Year.

3.3Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.

3.4Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.Administration of the Plan.

4.1Procedure.

4.1.1Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan. The Compensation Committee of the Board initially will be the Administrator of the Plan.

4.1.2Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3Other Administration. Other than as provided above, the Plan will be administered by (i) the Board or (ii) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a)to determine the Fair Market Value;

(b)to select the Service Providers to whom Awards may be granted hereunder;

(c)to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(d)to approve forms of Award Agreements for use under the Plan;

(e)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(f)to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;

(g)to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(h)to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;

(i)to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j)to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;

(k)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l)to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m)to make all other determinations deemed necessary or advisable for administering the Plan.

4.3Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5.Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.Stock Options.

6.1Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such Options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5Option Exercise Price and Consideration.

6.5.1Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6Exercise of Option.

6.6.1Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of such cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a)if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b)if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7.Stock Appreciation Rights.

7.1Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a)The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8.Restricted Stock.

8.1Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.

8.3Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

8.8Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9.Restricted Stock Units.

9.1Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10.Performance Awards.

10.1Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11.Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of such individual’s initial service as an Outside Director. Any Awards granted or other compensation provided to an individual (a) for such individual’s services as an Employee, or for such individual’s services as a Consultant (other than as an Outside Director), or (b) prior to the Registration Date, will be excluded for purposes of this Section 11.

12.Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

13.Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6.4), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or successor corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the acquiring or successor corporation (or an affiliate thereof) does not assume the Award (or portion thereof) as described below or substitute for the Award (or portion thereof) as described above, then the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each

Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 15.3 will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.

16.Tax Withholding.

16.1    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.

18.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.Effective Date; Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect until terminated under Section 20, but no Incentive Stock Options may be granted after 10 years from the date adopted by the Board and Section 3.2 will operate only until the 10th anniversary of the date the Plan is adopted by the Board.

20.Amendment and Termination of the Plan.

20.1    Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.

20.2    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.Conditions Upon Issuance of Shares.

21.1    Legal Compliance. Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

21.2    Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.Inability to Obtain Authority. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, or return to the Company, or reimburse the Company for, all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*          *          *

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, ROCL’s Current Charter provides that a director will not be personally liable to ROCL or ROCL’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to ROCL or ROCL’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

ROCL’s Existing Charter provides that ROCL will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

ROCL has entered into indemnification agreements with each of its current directors and executive officers. These agreements require ROCL to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to ROCL, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. ROCL also intends to enter into indemnification agreements with future directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules.

(a)	The following exhibits are filed as part of this Registration Statement:
		Incorporated by Reference

Exhibit	Description	Schedule/Form	File Number	Exhibit	File Date

2.1*	BCA (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).	8-K	001-41105	2.1	January 5, 2024
3.1	Amended and Restated Certificate of Incorporation of ROCL	8-K	001-41105	3.1	December 3, 2021
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ROCL	8-K	001-41105	3.1	December 4, 2023
3.3	Bylaws of ROCL	S-1/A	333-260907	3.4	November 24, 2021
3.4	Proposed Second Amended and Restated Certificate of Incorporation of the Combined Company (Included as Annex B to the proxy statement/ prospectus forming a part of this Registration Statement).
4.1	Specimen Unit Certificate.	S-1/A	333-260907	4.1	November 24, 2021
4.2	Specimen Common Stock Certificate.	S-1	333-260907	4.2	November 29, 2021
4.3	Specimen Warrant Certificate.	S-1	333-260907	4.3	November 29, 2021
4.4	Warrant Agreement, dated November 30, 2021, by and between ROCL and Continental Stock Transfer & Trust Company, LLC.	8-K	001-41105	4.1	December 3, 2021
4.5**	Specimen Common Stock Certificate of the Combined Entity.
5.1**	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of ROCL.
10.1	Letter Agreement, dated November 30, 2021, by and among ROCL and each of the Company’s officers, directors and initial stockholders.	8-K	001-41105	10.1	December 3, 2021
10.2	Investment Management Trust Agreement, dated November 30, 2021, by and between ROCL and Continental Stock Transfer & Trust Company, LLC	8-K	001-41105	10.2	December 3, 2021
10.3	Registration Rights Agreement, dated November 30, 2021, by and among ROCL and certain security holders	8-K	001-41105	10.4	December 3, 2021
10.4	Indemnity Agreements, each dated as of November 30, 2021, by and between ROCL and each of the officers and directors of the Registrant	8-K	001-41105	10.6	December 3, 2021

		Incorporated by Reference

Exhibit	Description	Schedule/Form	File Number	Exhibit	File Date

10.5	Stock Escrow Agreement, dated November 30, 2021, by and among the Company, Continental Stock Transfer & Trust Company and the initial stockholders of the Company	8-K	001-41105	10.3	December 3, 2021
10.6	Subscription Agreement, dated November 30, 2021, by and among the Company and the initial stockholders of the Company party thereto	8-K	001-41105	10.5	December 3, 2021
10.7	Insider Support Agreement, dated as of January 3, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp. and certain stockholders of Roth CH Acquisition V Co.	8-K	001-41105	10.1	January 5, 2024
10.8	Company Support Agreement, dated as of January 3, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp. and certain shareholders of New Era Helium Corp.		001-41105	10.2	January 5, 2024

10.9	Form of Amended and Restated Registration Rights Agreement.		001-41105	10.3	January 5, 2024
10.10	Form of Lock-up Agreement.		001-41105	10.4	January 5, 2024
10.11	Letter Agreement, dated January 2, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp., Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC.		001-41105	10.5	January 5, 2024
10.8†	Stock Plan (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement)
21.1**	List of Subsidiaries.
23.1	Consent of Grant Thornton, independent registered public accounting firm of ROCL
23.2	Consent of Weaver, independent registered public accounting firm of New Era Helium Corp.
23.3**	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).
23.4	Consent of MKM Engineering
24.1	Power of Attorney (contained on signature page to the registration statement).
99.1**	Form of Proxy Card.
99.2	Consent of E. Will Gray II to be named as a director
99.3	Consent of Phil Kornbluth to be named as a director

Incorporated by Reference

Exhibit	Description	Schedule/Form	File Number	Exhibit	File Date

99.4	Consent of Ondrej Sestak to be named as a director
99.5	Appraisal of Certain Oil and Gas Interests Owned and operated by Solis Partners, LLC located in Chaves County, New Mexico, dated as of July 1, 2023, prepared by MKM Engineering
101.INS	INS XBRL Instance Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.DEF	DEF XBRL Taxonomy Extension Definition Linkbase Documents
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107	Filing Fee Table
*

The annexes, schedules, and certain exhibits to the BCA have been omitted pursuant to Item 601(b)(2) of Regulation S-K. ROCL hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

**	To be filed by amendment.
†	Indicates a management contract or compensatory plan.

Item 22. Undertakings

a.	The undersigned registrant hereby undertakes:
i.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
ii.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
iii.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
iv.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
v.	That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.
vii.	The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
viii.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
b.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
c.	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 14th day of February, 2024.

ROTH CH ACQUISITION IV CO.

By:	/s/ Byron Roth
Name: Byron Roth
Title: Co-Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Byron Roth and Gordon Roth his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ M. Byron Roth	Co-Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 14, 2024
Byron Roth

/s/ Gordon Roth	Chief Financial Officer	February 14, 2024
Gordon Roth

/s/ John Lipman	Co-Chief Executive Officer and Director	February 14, 2024
John Lipman

/s/ Adam Rothstein	Director	February 14, 2024
Adam Rothstein

/s/ Sam Chawla	Director	February 14, 2024
Sam Chawla

/s/ Pamela Ellison	Director	February 14, 2024
Pamela Ellison